As filed with the Securities and Exchange Commission on May 21, 2007

Registration No. 333-141987

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

AMENDMENT NO. 2

TO

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

FBR CAPITAL MARKETS CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	6211	20-5164223
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 312-9500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William J. Ginivan

Executive Vice President and General Counsel

FBR Capital Markets Corporation

1001 Nineteenth Street North, 18th Floor

Arlington, Virginia 22209

(703) 469-1040

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel M. LeBey, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 East Byrd Street Richmond, Virginia 23219 (804) 788-8200 (804) 788-8218 (Facsimile)	J. Warren Gorrell, Jr., Esq. Stuart A. Barr, Esq. Hogan & Hartson LLP 555 Thirteenth Street, NW Washington, DC 20004 (202) 637-5600 (202) 637-5910 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)(4)
Common Stock, $.001 par value per share	13,915,000	$250,470,000	$7,690

(1)	Includes an aggregate of 13,518,370 shares of common stock (including up to 1,815,000 shares subject to an underwriters’ over-allotment option) to be offered and sold by FBR TRS Holdings, Inc. and up to 396,630 shares of common stock to be offered and sold by the other selling shareholders.
(2)	Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(o) of the Securities Act of 1933, as amended (the “Securities Act”).
(3)	Calculated in accordance with Rule 457(o) under the Securities Act.
(4)	In connection with the initial filing of this Registration Statement (Registration No. 333-141987) on April 10, 2007, the Registrant previously paid a registration fee of $7,467. On May 10, 2007, the Registrant paid an additional filing fee of $140 in connection with the filing of Amendment No. 1 to this Registration Statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), shall determine.

The information in this prospectus is not complete and may be changed. Neither we nor the selling shareholders named in this prospectus may sell the securities described in this document until the registration statement filed with the Securities and Exchange Commission is declared effective. This prospectus is not an offer to sell these securities and neither we nor the selling shareholders are soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED MAY 21, 2007

PRELIMINARY PROSPECTUS

FBR Capital Markets Corporation

12,100,000 Shares of Common Stock

We are a full-service investment banking, institutional sales, trading and research and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. In addition, we make principal investments, including merchant banking investments, with our own capital.

We are an indirect taxable REIT subsidiary of Friedman, Billings, Ramsey Group, Inc., or FBR Group. We were formed in June 2006 to be the holding company for FBR Group’s capital markets business, including investment banking and institutional sales, trading and research, and asset management business. Prior to completion of this offering, FBR Group, through FBR TRS Holdings, Inc., or FBR TRS Holdings, a wholly-owned taxable REIT subsidiary of FBR Group and a selling shareholder in this offering, beneficially owns approximately 71.2% of our outstanding shares of common stock. FBR Group, FBR TRS Holdings and our company are affiliates of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.

This is the initial public offering of our common stock. FBR TRS Holdings, an affiliate of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering, is offering 11,703,370 shares, and the other selling shareholders named in this prospectus are offering 396,630 shares. We will not receive any proceeds from the sale of the shares in this offering by the selling shareholders named in this prospectus.

Upon completion of this offering, FBR Group, through FBR TRS Holdings, is expected to own beneficially approximately 53.1% of our outstanding shares of common stock.

We currently expect the initial public offering price to be between $16 and $18 per share.

Prior to this offering there has been no public market for our common stock. Our common stock has been approved for listing on the Nasdaq Global Select Market, or Nasdaq, under the symbol “FBCM.”

Investing in our common stock involves risks. See “ Risk Factors” beginning on page 17 of this prospectus for a discussion of those risks.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholders	$	$

FBR TRS Holdings will grant the underwriters an option to purchase up to 1,815,000 shares of common stock to cover over-allotments, if any.

The underwriters expect to deliver the shares on or about                 , 2007.

FRIEDMAN BILLINGS RAMSEY	LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC

BEAR, STEARNS & CO. INC.

JEFFERIES & COMPANY

THINKEQUITY PARTNERS LLC

BNY CAPITAL MARKETS, INC.	DRESDNER KLEINWORT SECURITIES LLC

The date of this prospectus is                         , 2007.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering made by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us, FBR TRS Holdings, Inc., the selling shareholders named in this prospectus or any of the underwriters. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of our securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person whom it is unlawful to make such offer or solicitation. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the information set forth in this prospectus or in the affairs of our company since the date hereof.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus. It is not complete and may not contain all of the information that you should consider before making an investment in our common stock. You should read carefully the more detailed information contained elsewhere in this prospectus, including the information set forth under “Risk Factors” beginning on page 17 of this prospectus.

Except where the context suggests otherwise, “we,” “us” and “our” refer to FBR Capital Markets Corporation and its subsidiaries, including Friedman, Billings, Ramsey & Co., Inc., which we sometimes refer to as “FBR & Co.,” Friedman, Billings, Ramsey Investment Management, Inc., which we sometimes refer to as “FBRIM,” FBR Fund Advisers, Inc., which we sometimes refer to as “FBR Fund Advisers,” Friedman, Billings, Ramsey International, Ltd., which we sometimes refer to as “FBRIL,” and FBR Capital Markets Merchant Banking Co., which we sometimes refer to as “FBR Merchant Banking Co.” Except where the context suggests otherwise, “FBR Group” refers to Friedman, Billings, Ramsey Group, Inc. and its subsidiaries, including FBR TRS Holdings, Inc., which we sometimes refer to as FBR TRS Holdings, us, FBR & Co., FBRIM, FBR Fund Advisers, FBRIL and FBR Merchant Banking Co. Unless indicated otherwise: (i) the data in this prospectus with respect to rankings within the investment banking industry have been obtained from Dealogic, an independent information provider to the investment banking industry; and (ii) the information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 1,795,500 shares of common stock from FBR TRS Holdings to cover over-allotments, if any.

Overview

We are a full-service investment banking, institutional sales, trading and research and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. In addition, we make principal investments, including merchant banking investments, with our own capital. Since the founding of FBR Group, we have grown from a boutique investment bank with primary expertise in financial institutions into a top-ranking U.S. investment bank with broad industry coverage in the following sectors of the economy: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology, media and telecommunications, or TMT. We refer to these eight sectors as our core sectors.

We are an indirect taxable REIT subsidiary of FBR Group. We were formed in June 2006 as a Virginia corporation to be the holding company for FBR Group’s capital markets business, including investment banking and institutional sales, trading and research, and asset management business. Upon completion of this offering, FBR Group, through FBR TRS Holdings, a wholly-owned taxable REIT subsidiary of FBR Group, is expected to own beneficially approximately 53.1% of our outstanding shares of common stock. FBR Group, FBR TRS Holdings and our company are affiliates of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.

In July 2006, FBR Group contributed these businesses to us and we completed a private offering of our common stock to qualified institutional buyers, non-United States persons and institutional and individual accredited investors. We also completed a concurrent private placement of our common stock to two affiliates of Crestview Partners, or Crestview, a New York-based private equity firm. These two concurrent transactions, which we refer to collectively as our 2006 private offering, in the aggregate resulted in the sale of $270.0 million of our common stock. Net proceeds to us from our 2006 private offering were approximately $259.7 million. We have used the proceeds from our 2006 private offering primarily for general corporate purposes and to fund certain principal investments.

Subsequent to our July 2006 private offering, we acquired certain assets from, and integrated with, a team of investment banking professionals from Legacy Partners Group, LLC, or Legacy Partners, and also expanded the number of investment banking professionals in our consumer and healthcare industry groups. In addition, we have identified additional investment banking professionals to expand our international operations in London and Australia.

By separating the capital markets and asset management businesses contributed to us from FBR Group’s principal investing and mortgage finance businesses, we believe we have made it easier for shareholders to meet their desired specific investment objectives of investing in either a capital markets business by investing in us or a REIT by investing in FBR Group. In addition, we believe that our shareholders will benefit from our ability to better align employee incentives with the areas of the business in which they have the greatest impact. Our employees will be able to participate in our 2006 Long-Term Incentive Plan and FBR Group employees participate in a similar plan offered by FBR Group. Operationally, the executive management team of FBR Group and our company is similar and the business activities conducted by FBR Group and our company will continue to operate as they have previously.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory, restructuring and strategic alternative assessment and implementation services;

•

Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage through which we communicate our unique perspectives and in-depth knowledge to our clients;

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Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

Our Market Position

For the year ended December 31, 2006, we achieved the following rankings:

•	# 1 book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion based on transaction value; and

•

# 3 book-running manager for U.S. issuers with a market capitalization of less than $2 billion of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value.

For the two- and three-year periods ending December 31, 2006, we achieved the following rankings:

•

# 1 book-running manager on a gross fee per capital raising transaction basis (i.e., the total amount of fees earned by us as a book-running manager in public and private equity offerings across all industries divided by the total number of public and private equity offerings across all industries); and

•	# 1 on a net revenue per capital raising transaction basis (i.e., gross fee per capital raising transaction basis less our total expenses).

For the five-year period ending December 31, 2006, we raised approximately $54.4 billion in equity for our clients and completed approximately $5.2 billion of merger and acquisition, or M&A, transactions. Our eight core sectors represented approximately 79% of all U.S. equity capital raised and 76% of equity securities traded in the United States in 2006.

Based on transaction value and number of transactions completed, we believe we are currently a leading underwriter in the financial services, real estate and energy sectors. Using the same expertise and discipline that led to our successes in these sectors, we expect to be successful in growing our existing equity underwriting franchises in consumer, diversified industrials, healthcare, insurance and TMT, to develop leading positions in those sectors as well.

We believe two fundamental characteristics of our firm have contributed meaningfully to our success:

•	Our adherence to a highly disciplined analytical underwriting process that is the basis for the investment banking advice we provide our corporate clients; and

•	Our highly effective, differentiated distribution capability based on long-standing relationships with a broad cross-section of institutional capital markets clients.

Our Strategy and Growth Opportunities

Our strategy is to foster and maintain relationships with our corporate clients by serving their capital and advisory needs, beginning with their initial access to the institutional capital markets and continuing through their existence as a public company, and to provide insight from our knowledgeable institutional sales, trading and research professionals to investors active in our core sectors.

We believe that we are positioned to expand our business by pursuing a number of the following initiatives:

•	Opportunistically invest in or acquire businesses with strengths in identified strategic sectors such as M&A advisory, asset management and private wealth management;

•	Further build out key investment banking industry groups, such as our consumer and healthcare industry groups, and expand our investment banking business internationally;

•	Add new institutional brokers and additional capital to our sales and trading businesses in order to further expand our secondary trading market share;

•	Invest seed capital in new and existing alternative investment vehicles in order to grow our alternative assets under management; and

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Undertake new merchant banking activities to capitalize on our proprietary investment opportunities, enabling our shareholders to participate in the potential growth and value creation of our corporate clients.

Our Acquisition of Legacy Partners

In the first quarter of 2007, we enhanced our M&A advisory platform by hiring a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC, or Legacy Partners, an independent investment banking and advisory firm, specializing in providing M&A advisory services and raising private capital to growth-oriented, middle market companies. We also acquired certain assets from Legacy Partners for a nominal amount of up-front cash and other consideration. In addition, we granted a total of 415,220 stock options and awarded or agreed to award a total of 217,299 restricted shares of common stock to certain investment banking professionals that joined our investment banking team upon completion of this transaction. We believe this is a significant step in implementing our strategy to invest opportunistically in or acquire businesses with strengths identified in strategic areas such as M&A advisory, among others, and to build out our capital markets platform.

Legacy Partners was co-founded in 2003 by Jack Maier and Jim Frawley. Prior to founding Legacy Partners, Messrs. Maier and Frawley, who joined our company as Co-Heads of our M&A Group, were senior investment bankers with Credit Suisse First Boston and previously worked for Donaldson, Lufkin & Jenrette. The investment banking professionals that joined our company have a substantial amount of expertise in consumer products, energy, healthcare, business services, and diversified industrials and have worked closely with many corporate and private equity clients. Since Legacy Partners was founded in 2003, the firm has closed numerous middle market advisory and private finance transactions.

Our growth strategy includes the further development of our capital markets M&A advisory platform. We believe the hiring of a team of more than two dozen investment banking professionals with substantial M&A advisory experience allows us to provide our clients a more complete array of investment banking services and enhances our resources and M&A advisory expertise. We believe that our position as a leading equity underwriter for companies with market capitalizations of less than $2 billion and the additional execution capacity provided by the investment banking professionals from Legacy Partners will lead to the development of new client relationships as well as the ability to identify and capitalize on untapped investment banking opportunities.

Our Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	Detailed industry knowledge in our core sectors combined with capital markets expertise and in-depth research coverage;

•	Innovative approaches to capital markets solutions combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	Significant senior level involvement with corporate and investor clients;

•	An investment banking business focused on middle market companies but with lead-managing capital markets expertise and experience typically associated with much larger firms; and

•

Strong relationships with both investment banking clients and institutional investors and a solid track record of success that has been developed over a period of nearly two decades by our broker-dealer subsidiaries.

We believe that an important new strength of our company will be our relationship with Crestview, a New York-based private equity firm, whose senior members have extensive experience and relationships in the investment banking and private equity industries. Thomas S. Murphy, Jr. and Richard M. DeMartini, each of whom is a Managing Director of Crestview, serve on our board of directors. We believe that Messrs. Murphy and DeMartini bring a strategic perspective and insight to our board of directors which we believe will add significant value to our business.

Our Principal Businesses

Our business comprises the following three business segments: (i) capital markets, including investment banking and institutional sales, trading and research, (ii) asset management and (iii) principal investing, including merchant banking. We sometimes refer to institutional sales and trading as “institutional brokerage.”

Capital Markets. Our capital markets business is conducted by our investment banking and institutional brokerage and research professionals through FBR & Co. and FBRIL, our broker-dealer subsidiaries. These professionals provide investment banking services, including capital raising and strategic advisory services, and institutional brokerage and research services to our institutional clients across our core sectors. We believe the capital markets transactions sourced by our investment banking professionals create the types of investment opportunities that our institutional brokerage clients seek, while our institutional brokerage clients provide demand for the Company’s investment banking clients’ capital, thus helping to provide these corporate issuers with the ability to meet their corporate financing needs.

Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and strategic advisory services across our core sectors.

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Capital Raising. We have developed a strong market presence, primarily in a lead-managing role, as a top-ranking underwriter of equity securities in the United States. We maintain dominant market share in the Rule 144A equity market as a function of our distribution capability and experienced, client-focused investment bankers. During 2005, we were the lead or sole book-running manager of 41 equity offerings and co-managed 32 other equity offerings, raising proceeds of approximately $18.6 billion. During 2006, we lead-managed 32 equity offerings and co-managed 13 other equity offerings, raising aggregate proceeds of approximately $10.9 billion.

•

Strategic Advisory Services. Our strategic advisory practice builds on our capital markets expertise and focuses on assisting clients to assess strategic alternatives, including advice on M&A, mutual conversions, financial restructuring, and strategic partnering transactions. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis and other strategic advice, including advice with respect to dividend policies and evaluations of stock repurchase programs.

We focus on providing research and institutional sales and trading services to equity and high-yield investors in North America, Europe and elsewhere. We execute securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires the special market making and trading expertise that we provide.

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Institutional Brokerage. We believe our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and strive to consistently provide exceptional trade execution and sales and trading services to our client base of more than 700 institutional investor accounts. Many of our institutional clients have been long-standing investors in transactions that we have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

•

Research. We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. Our research analysts perform independent research on over 580 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight and our ability to uncover industry trends. We believe our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Asset Management. Our asset management services include private wealth advisory services, private investment partnerships and mutual funds. We seek to leverage our firm’s intellectual capital and the expertise of our portfolio managers to develop and implement investment strategies on behalf of institutional and high net worth investors who have entrusted us with the management of their assets.

We provide private wealth advisory services, including access to our proprietary asset management products, institutional research and new securities issuances, to high net worth individuals and families through FBRIM, an SEC registered adviser. Total gross assets under management were $2.8 billion as of March 31, 2007.

Principal Investing. Our principal investing activity consists primarily of investments in merchant banking investments and investments in hedge and venture funds. Subject to maintaining our exemption from the registration requirements of the 1940 Act, we expect to invest our excess capital from time to time in highly liquid investments. We intend to redeploy any invested excess capital into new and supporting endeavors in capital markets, asset management and merchant banking opportunities.

We believe our ability to invest alongside our investor clients enables us to build significant value for our shareholders. Upon completion of our 2006 private offering, we began evaluating and making merchant banking investments alongside FBR Group in potential or existing investment banking clients. These investments were made directly by us and not by any of our subsidiaries. In the future, we intend to make merchant banking investments through FBR Merchant Banking Co., a recently formed, wholly-owned merchant banking subsidiary of our company. In connection with our 2006 private offering, we agreed to allocate each merchant banking investment opportunity 50% to FBR Group and 50% to us, subject to the approval of each of our investment committees and, in the case of FBR Group, maintaining its REIT qualification, and, in the case of both FBR Group and our company, maintaining our respective exemptions from the registration requirements of the 1940 Act. Potential merchant banking investments that we expect to evaluate include, among others, preferred or common equity, senior secured and mezzanine loans and interests in proprietary funds. We intend to be long-term investors but typically do not intend to control the companies in which we invest. In most cases, we intend to hold our merchant banking investments for greater than 12 months.

Our Structure

We are an indirect taxable REIT subsidiary of FBR Group. We were formed in June 2006 to be the holding company for FBR Group’s capital markets and asset management businesses. See “—Our Status as a Taxable REIT Subsidiary of FBR Group.” The following chart illustrates the structure and ownership of our company upon completion of this offering:

(1)	Excludes 2,600,000 shares of common stock issuable upon exercise of outstanding options granted to the Crestview affiliates that purchased shares of common stock in our 2006 private offering. These options are fully vested but unexercised as of the date of this prospectus.

(2)	Includes 18,158 shares of common stock purchased by employees of Friedman, Billings, Ramsey & Co., Inc. or its affiliates in our 2006 private offering.

Summary Risk Factors

You should carefully consider the matters discussed under the heading “Risks Factors” beginning on page 17 of this prospectus prior to deciding whether to invest in shares of our common stock. Some of the most significant risks that we face, include, among others, the following:

•	our financial results may fluctuate substantially from quarter to quarter, which may impair our stock price;

•

we encounter intense competition for qualified professionals from other investment banking firms and businesses outside the investment banking industry, such as hedge, private equity and venture capital funds, and our failure to hire qualified professionals and retain our existing professionals may materially impede the success and growth of our business;

•

we depend on relatively few industries to generate a significant percentage of our revenue, which may limit our revenues and net income and may adversely affect our operating results and negatively impact the market price of our common stock;

•	we have incurred losses in recent periods and may incur losses in the future;

•	we face strong competition from larger firms, some of which have greater resources and name recognition, which may impede our ability to grow our business;
•	strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business;

•

if we become subject to the registration requirements of the 1940 Act as a result of our principal investing activities, our ability to operate our business as contemplated would be impaired, our operating results would be adversely affected and our stock price would likely decline;

•

we are dependent on FBR Group to provide us with our executive management team, and we may not be able to execute our business plan in the event that FBR Group terminates our management services agreement or members of our executive management team are no longer available to us and we are unable to find suitable replacements for them or the members of our executive management team do not dedicate a sufficient amount of their professional time to our endeavors;

•

we have substantial conflicts of interest in our relationship with FBR Group, its affiliates and our executive officers and directors which may impose certain limitations on our ability to pursue corporate opportunities;

•	because FBR Group controls a majority of the voting power of our common stock, investors will not be able to affect the outcome of any shareholder vote;

•

because FBR Group beneficially owns a majority of the outstanding shares of our common stock, we will be a “controlled company” within the meaning of the Nasdaq Marketplace Rules and, as a result, we will not be subject to all of the Nasdaq corporate governance requirements;

•

our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses;

•

currently, there is no public market for our common stock and, although our common stock has been approved for listing on The Nasdaq Global Select Market, an active trading market may never develop, which could result in our shareholders being unable to monetize their investment; and

•	certain provisions of Virginia law, our amended and restated articles of incorporation and amended and restated bylaws make a takeover of our company by a third party difficult.

Our Relationship with Friedman, Billings, Ramsey Group, Inc.

We are an indirect taxable REIT subsidiary of FBR Group. We were formed in June 2006 to be the holding company for FBR Group’s capital markets and asset management businesses. Upon completion of this offering, FBR Group, through FBR TRS Holdings, a wholly-owned taxable REIT subsidiary of FBR Group, is expected to own beneficially approximately 53.1% of our outstanding shares of common stock. All of our executive officers, two of whom also serve on our board of directors, are also executive officers of FBR Group. See “Management” for more information.

In connection with our 2006 private offering, our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved the inter-company agreements and other arrangements between our company and FBR Group, the direct 100% owner of FBR TRS Holdings, our majority stockholder, the material terms of which are discussed below. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering. For additional information, see “Certain Relationships and Related Party Transactions—Agreements and Arrangements with FBR Group.”

Corporate Agreement. We entered into a corporate agreement with FBR Group pursuant to which, among other things, we granted to FBR Group a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. Prior to completion of this offering, we amended the corporate agreement to specify that FBR Group’s option will not apply and will not be exercisable in connection with our issuance of any shares of common stock or securities exercisable for or convertible into shares of common stock pursuant to any stock option or other director, executive or employee benefit or compensation plan maintained by us unless the issuance would cause FBR Group and its affiliates to own less than a majority of our common stock on a fully-diluted basis as a result of such issuance. FBR Group also agreed in the corporate agreement to indemnify us against any and all liabilities and claims relating to the businesses that were contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to such contribution. FBR Group’s agreement to indemnify us includes indemnification for claims related to existing litigation to which we are a party.

Management Services Agreement. We entered into a management services agreement with FBR Group pursuant to which FBR Group provides us with our executive management team. Prior to completion of this offering, we amended the management services agreement. Prior to the amendment, we paid FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of our investment banking unit, in each case before deducting the amount payable to FBR Group. Pursuant to the amendment to the management services agreement, we now pay FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, before deducting the amount payable to FBR Group, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. The 8% amount will represent our share of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom comprise the members of our executive management team and two of whom are members of our board of directors. The $1.5 million amount will represent our share of the base salaries payable by FBR Group to the members of FBR Group’s executive management team. The amendment to the management services agreement is expected to reduce the amount we will pay to FBR Group under this agreement.

Services Agreement. We entered into a services agreement with FBR Group pursuant to which we have agreed to provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services. In addition, we also agreed to perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group, certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees. We perform these services for fees based on our actual costs incurred. Under the same services agreement, FBR Group has agreed to provide, or causes to be provided, to us corporate business development services and asset management services for merchant banking and other principal investments for fees based on actual costs incurred.

Trademark License Agreement. We entered into a trademark license agreement with FBR Group, pursuant to which FBR Group granted to us a non-exclusive, royalty-free license to use the names “Friedman Billings Ramsey” and “FBR” and the related trademarks in the operation of our business.

Tax Sharing Agreement. We entered into a tax sharing agreement with FBR TRS Holdings with respect to tax periods ending prior to the completion of our 2006 private offering, or a prior tax period, pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods.

Option Grants to Key Employees and Members of Management in Connection With Our 2006 Private Offering. Upon completion of our 2006 private offering, our board of directors granted to certain key employees options to purchase a total of 3,385,000 shares of our common stock. These options were granted under our 2006 Long-Term Incentive Plan, vest on the third anniversary of the closing date of the 2006 private offering and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. In addition, our board of directors approved the grant to our executive officers of options to purchase a total of 724,500 shares of common stock under our 2006 Long-Term Incentive Plan, subject to our board of directors approving certain performance-based vesting criteria, and these options were granted in the second quarter of 2007. The options granted to our executive officers under our 2006 Long-Term Incentive Plan vest on the third anniversary of the closing date of our 2006 private offering (subject to achieving the performance-based vesting criteria approved by our board of directors during the second quarter of 2007 and described below) and have an exercise price of $15 per share. Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, our average after-tax return on equity, or ROE, calculated over the period of any four consecutive quarters, must exceed 10% in order for the options granted to our executive officers to vest. If the performance-based vesting condition is not met by the end of the three-year vesting period, the options granted to our executive officers will expire unvested.

Other Relationships Between FBR Group and Us. FBR Group may provide debt financing to FBR & Co. from time to time on market terms through a $500 million uncommitted, unsecured revolving credit agreement that FBR & Co. has with FBR Group. Similarly, FBR & Co. may provide debt financing to FBR Group from time to time on market terms through a $200 million uncommitted line of credit that FBR Group has with FBR & Co. We also expect that FBR Group, as part of its merchant banking activities, will continue to invest, directly or indirectly, from time to time in companies for which FBR & Co. serves as underwriter, initial purchaser or placement agent in connection with capital raising transactions by such companies. We expect that we and FBR Group will co-invest from time to time in most merchant banking investment opportunities. Accordingly, the corporate agreement described above gives each of FBR Group and us the right to invest in merchant banking investments that either of us identifies, based on a 50/50 allocation to FBR Group and us, respectively, subject to FBR Group maintaining its status as a REIT and FBR Group and our company maintaining our respective exemptions from the registration requirements of the 1940 Act. Our decision to invest in merchant banking investment opportunities will be made by our investment committee. Our investment committee will be comprised, at least in part, of members of our senior management team who are also officers of FBR Group and members of its investment committee.

Review, Approval or Ratification of Transactions with FBR Group. Our board of directors has adopted a policy that requires any agreement or arrangement between, or transaction that involves, our company or our affiliates, on the one hand, and FBR Group or its affiliates, on the other hand, be approved by a majority of the disinterested directors serving on our board of directors. This offering has been approved by a majority of our independent directors.

Our Relationship With Crestview

As part of our 2006 private offering, two affiliates of Crestview purchased directly from us, in a private placement, 5,172,813 shares of our common stock. Upon completion of this offering, Crestview will beneficially own approximately 12.0% of the outstanding shares of our common stock when including shares issuable upon exercise of the options described below (but not including shares of common stock issuable upon exercise of options granted or approved for grant under our 2006 Long-Term Incentive Plan). Thomas S. Murphy, Jr. and Richard M. DeMartini, each of whom is a Managing Director of Crestview, serve on our board of directors.

In connection with our 2006 private offering, our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved the agreements and other arrangements described below with Crestview. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering. For additional information, see “Certain Relationships and Related Party Transactions—Agreement and Arrangements with Crestview.”

Investment Agreement. Pursuant to an investment agreement between the Crestview affiliates that purchased shares of common stock in our 2006 private offering and us, we granted Crestview a contractual right to purchase additional shares of our common stock in order to maintain its then-existing beneficial ownership percentage of our common stock based on the number of shares acquired in our 2006 private offering and upon the exercise of the options described below. This contractual right to purchase additional shares of our common stock is not exercisable upon the issuance of shares of common stock subject to the options granted to the Crestview affiliates described below or pursuant to any stock option or other director, executive or employee benefit or compensation plan maintained by us. We also paid Crestview Advisors, L.L.C., an affiliate of Crestview, a placement fee equal to approximately $5.4 million and reimbursed $2.0 million of Crestview’s expenses in connection with our 2006 private offering.

Option Grants to Crestview Affiliates. In connection with our 2006 private offering, we granted the two Crestview affiliates that purchased shares of common stock in our 2006 private offering options, exercisable for up to six years following the closing date of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock. The options have an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. The exercise price of the options is subject to reduction from time to time to the extent we pay dividends to our shareholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the options are subject to customary anti-dilution adjustments.

Voting Agreement. Our company, FBR Group and FBR TRS Holdings entered into a voting agreement with the Crestview affiliates that purchased shares of common stock in our 2006 private offering, the material terms of which are summarized below:

•

Board Composition. The voting agreement gives Crestview the right to designate two representatives for election or appointment, as the case may be, to our board of directors. The voting agreement also provides FBR Group with the right to designate three representatives for election or appointment, as the case may be, to our board of directors and the right to select all of our initial independent directors, so long as each of them is reasonably acceptable to Crestview. Crestview’s right to designate two representatives to serve on our board of directors will terminate with respect to one director when the Crestview affiliates sell or otherwise transfer one-third or more of the shares purchased in our 2006 private offering, and will terminate with respect to the other director when the Crestview affiliates sell or otherwise transfer a total of two-thirds of the shares purchased in our 2006 private offering. If FBR Group, through FBR TRS Holdings, sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owns as of the closing of our 2006 private offering, FBR Group will no longer have the contractual right to select independent director nominees or appointees, but FBR Group will retain its right to designate three of its representatives for election to our board of directors as long as any one of Messrs. Billings, Hendrix or Tonkel remains with our company as an executive officer.

•

Removal and Replacement of Directors. Each of Crestview and FBR Group has the right to remove any of its designated directors and designate his or her replacement for appointment to our board of directors. Each Crestview director will be removable from our board of directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview will have the right to nominate his or her replacement. For so long as Crestview has the right to designate at least one of our directors, if a vacancy is created on our board of directors as a result of an independent director’s departure for any reason, any replacement selected by FBR Group must be reasonably acceptable to Crestview. If FBR Group and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director to fill the vacancy after consulting with FBR Group and Crestview.

•

Continuing Committee Representation. For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and at least one FBR Group director. To the extent that applicable law or the Nasdaq Marketplace Rules prevent such director from serving as a member of a committee of our board of directors, the Crestview director or the FBR Group director, as the case may be, will have certain observation rights.

•

Composition of Subsidiary Boards. For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment, as the case may be, to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•

Transfers by FBR Group. In the event FBR Group, through FBR TRS Holdings, sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any one person or group, FBR Group has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Governance Agreement. FBR Group and FBR TRS Holdings entered into a governance agreement with the Crestview affiliates that purchased shares of common stock in our 2006 private offering. The governance agreement provides the Crestview affiliates with, among other things, customary tag-along sale rights after the expiration of a one-year lock-up period beginning on the closing date of our 2006 private offering. During the lock-up period, neither FBR TRS Holdings nor the Crestview affiliates may transfer any shares of common stock it owns except in connection with a merger or other business combination involving our company. The Crestview affiliates have agreed that upon the expiration of the lock-up period, FBR Group and its affiliates will have a right of first offer with respect to any shares of common stock that the Crestview affiliates intend to sell, other than sales in a public offering, pursuant to Rule 144 under the Securities Act (except in a privately negotiated sale to a known counter-party) or to certain permitted transferees, and a right of first refusal with respect to sales of any shares of common stock the Crestview affiliates hold to certain entities that we have identified. Crestview has agreed to waive the lock-up provisions of the governance agreement with respect to the shares of common stock that FBR TRS Holdings is offering pursuant to this prospectus, including the shares subject to the underwriters’ over-allotment option.

Professional Services Agreement. In exchange for Crestview’s ongoing strategic advice and assistance, we entered into a professional services agreement with Crestview Advisors, L.L.C., an affiliate of Crestview, pursuant to which we have agreed to pay Crestview Advisors, L.L.C. a $1 million annual strategic advisory fee plus reimbursement of reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased by the Crestview affiliates in our 2006 private offering.

Registration Rights Agreement. Pursuant to a registration rights agreement between our company and the Crestview affiliates that purchased shares of common stock in our 2006 private offering, the Crestview affiliates have customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. We have been informed by Crestview that the Crestview affiliates do not intend to sell any shares of common stock in this offering.

Review, Approval or Ratification of Transactions with Crestview. Prior to the effective date of the registration statement of which this prospectus is a part, our board of directors will adopt a policy that requires any agreement or arrangement between, or transaction that involves, our company or our affiliates, on the one hand, and Crestview and its affiliates on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

Our Status as a Taxable REIT Subsidiary of FBR Group

We are an indirect taxable REIT subsidiary of FBR Group. A taxable REIT subsidiary is a corporation, all or a portion of whose stock is owned by a REIT. As a taxable REIT subsidiary of FBR Group, our net income is fully subject to corporate income tax. We may earn income that would not be qualifying income if earned directly by FBR Group. The tax rules applicable to taxable REIT subsidiaries limit the deductibility of interest paid or accrued by us to FBR Group to assure that we are subject to an appropriate level of corporate taxation.

Our Principal Executive Offices

Our principal executive offices are located at 1001 Nineteenth Street North, Arlington, Virginia 22209. Our telephone number is (703) 312-9500. Our Internet address and the Internet address of FBR Group is http://www.fbr.com. The information on or connected to this Internet web site does not and will not constitute a part of, or be deemed to be incorporated into, this prospectus or the registration statement of which it forms a part.

THE OFFERING

Common stock offered by FBR TRS Holdings, Inc.	11,703,370 shares(1)
Common stock offered by the other selling shareholders	396,630 shares
Common stock outstanding after this offering	64,627,308 shares(2)(3)
Use of proceeds	We will not receive any proceeds from the sale of the shares in this offering by FBR TRS Holdings and the other selling shareholders named in this prospectus.
Controlling shareholder	Upon completion of this offering, FBR Group, through FBR TRS Holdings, a wholly-owned taxable REIT subsidiary of FBR Group, is expected to own beneficially approximately 53.1% of our outstanding shares of common stock. FBR Group, FBR TRS Holdings and our company are affiliates of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering. FBR Group, through FBR TRS Holdings, will continue to own a controlling voting interest and majority economic interest in us upon completion of this offering. For information regarding FBR Group, FBR TRS Holdings and Friedman, Billings, Ramsey & Co., Inc. and our relationship with FBR Group, FBR TRS Holdings and Friedman, Billings, Ramsey & Co., Inc., see “Our Business—About Friedman, Billings, Ramsey Group, Inc.” and “Certain Relationships and Related Party Transactions.”
Nasdaq symbol	“FBCM”
Risk factors	Investing in our common stock involves risks. See “Risk Factors” beginning on page 17 of this prospectus.

(1)	Assumes that the underwriters do not exercise their option to purchase up to 1,815,000 shares of common stock from FBR TRS Holdings to cover over-allotments, if any.
(2)	The number of shares of common stock outstanding after this offering is based on 64,627,308 shares of common stock outstanding as of May 18, 2007, and excludes: (i) 7,178,761 shares of common stock issuable upon exercise of outstanding options, of which 2,600,000 options are currently exercisable; (ii) 176,584 shares of common stock reserved for issuance as restricted stock awards that we agreed to award to certain investment banking professionals in connection with the Legacy Partners transaction upon the achievement of certain performance-based targets; (iii) 913,776 of common stock available for issuance under our 2006 Long-Term Incentive Plan plus an additional 1,500,000 shares of common stock available for issuance pursuant to an amendment to our 2006 Long-Term Incentive Plan that was recently adopted by our compensation committee and our board of directors, subject to shareholder approval at our next annual shareholders meeting; and (iv) 1,000,000 shares of common stock available for issuance under our 2007 Employee Stock Purchase Plan. Upon completion of this offering, we expect to make a one-time restricted stock award to certain key employees consisting of an aggregate of approximately 1,400,000 to 1,600,000 shares of common stock subject to the terms and conditions of our 2006 Long-Term Incentive Plan. For more information regarding our 2006 Long-Term Incentive Plan, see “Management—2006 Long-Term Incentive Plan—Share Subject to the Plan.”
(3)	On November 17, 2006, we filed a shelf registration statement to register for resale from time to time up to 18,000,000 shares of common stock originally issued and sold in our 2006 private offering and up to 2,600,000 shares of common stock issuable by us upon exercise of options granted to two affiliates of Crestview that purchased shares of common stock in our 2006 private offering. Because a portion of the shares registered by us in the shelf registration statement will be offered and sold by the selling shareholders named in this prospectus (other than FBR TRS Holdings), we will amend the shelf registration statement. As a result, it is expected that the shelf registration statement will register for resale from time to time up to 17,603,370 shares originally issued and sold in our 2006 private offering and up to 2,600,000 shares issuable by us upon exercise of the options granted to the Crestview affiliates. We have agreed to use commercially reasonable efforts to cause the shelf registration statement to be declared effective by the SEC no later than 60 days after effectiveness of the registration statement of which this prospectus forms a part.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary audited and unaudited consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures in the registration statement set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited and audited consolidated financial statements of FBR Capital Markets Corporation and the notes thereto beginning on page F-1 and page G-1, respectively.

The summary consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and for the three months ended March 31, 2006 and 2007 and the summary consolidated balance sheet data as of December 31, 2005 and 2006 and as of March 31, 2007 are derived from the audited and unaudited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those audited and unaudited consolidated financial statements and notes thereto. The summary consolidated statement of operations data for the year ended December 31, 2003 and the summary consolidated balance sheet data as of December 31, 2004 are derived from audited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement. The summary consolidated statements of operations data for the years ended December 31, 2002 and the summary consolidated balance sheet data as of December 31, 2002 and 2003, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement. Historical results are not necessarily indicative of the results of operations to be expected for future periods.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(unaudited)					(unaudited)	(unaudited)
Consolidated Statements of Operations (in thousands):
Revenues:
Investment banking:
Capital raising	$115,306	$256,498	$397,940	$374,658	$190,576	$66,335	$97,236
Advisory	19,746	14,815	30,115	17,759	24,148	2,869	6,458
Institutional brokerage:
Principal transactions	27,512	23,964	20,445	15,980	5,814	5,720	2,036
Agency commissions	35,584	50,048	89,492	82,551	100,855	23,366	23,776
Mortgage trading interest income	—	—	—	30,859	51,148	17,650	—
Mortgage trading net investment loss	—	—	—	(3,820)	(3,298)	(1,234)	—
Asset management:
Base management fees	4,169	11,554	19,045	22,080	19,871	4,876	5,528
Incentive allocations and fees	—	8,380	10,940	1,929	1,327	1,008	104
Net investment income	8,255	21,880	6,116	4,611	3,372	3,046	1,495
Interest income	2,086	4,431	6,691	26,006	20,934	2,613	11,114
Other revenues	760	835	1,613	2,826	3,892	1,315	76

Total revenues	213,418	392,405	582,397	575,439	418,639	127,564	147,823
Interest expense	471	452	988	42,630	54,543	16,862	4,662

Revenue, net of interest expense	212,947	391,953	581,409	532,809	364,096	110,702	143,161

Non-interest expenses:
Compensation and benefits	120,878	206,952	304,984	277,698	225,712	63,552	77,791
Professional services	10,927	18,685	40,021	53,834	43,712	10,004	10,824
Business development	12,728	20,531	43,456	39,335	33,772	12,376	11,315
Clearance and brokerage fees	5,175	6,816	8,894	8,690	11,715	2,266	2,666
Occupancy and equipment	7,241	8,651	13,743	23,379	30,039	7,273	7,493
Communications	6,376	8,264	13,044	17,354	20,039	4,583	5,409
Other operating expenses	5,345	6,156	7,997	18,500	12,219	3,264	1,820

Total non-interest expenses	168,670	276,055	432,139	438,790	377,208	103,318	117,318

Net income (loss) before income taxes	44,277	115,898	149,270	94,019	(13,112)	7,384	25,843
Income tax provision (benefit)	17,027	44,474	59,516	45,934	(3,271)	2,566	14,837

Net income (loss)	$27,250	$71,424	$89,754	$48,085	$(9,841)	4,818	11,006

Basic and diluted (loss) earnings per share	$0.59	$1.55	$1.95	$1.05	$(0.18)	0.10	0.17
Weighted-average shares (in thousands):(1)
Basic	46,000	46,000	46,000	46,000	54,137	46,000	64,149
Diluted	46,000	46,000	46,000	46,000	54,137	46,000	64,155
Other Data:
Annualized pre-tax return on average equity	63%	89%	71%	38%	(4)%	12%	21%
Compensation and benefits expense as a percentage of net revenues	57%	53%	52%	52%	62%	57%	54%

(1)	The weighted average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 1,000 shares associated with our formation and 45,999,000 shares associated with the contribution transaction prior to our 2006 private offering for the years ended December 31, 2002, 2003, 2004 and 2005 and for the three months ended March 31, 2006. The weighted average shares outstanding used in the calculation of earnings per share for the year ended December 31, 2006, is presented assuming the issuance of 46,000,000 shares, previously discussed, as of January 1, 2006 and the effect of 18,000,000 shares issued in our 2006 private offering.

	As of December 31,					As of March 31, 2007
	2002	2003	2004	2005	2006
	(unaudited)	(unaudited)				(unaudited)
Consolidated Balance Sheet Data (in thousands):
Total assets	$152,784	$359,468	$686,713	$1,682,987	$759,419	608,730
Total liabilities	69,157	181,933	441,648	1,434,019	275,031	106,872
Shareholders’ equity	83,627	177,535	245,065	248,968	484,388	501,858

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before making an investment decision you should carefully consider the following risks and all of the other information contained in this prospectus. If any of the risks, uncertainties, events or developments described below occurs, our business, financial condition or results of operation could be negatively impacted. In that case, the price of our shares of common stock could decline significantly, and you could lose some or all of your investment. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements included under the caption “Special Note Regarding Forward-Looking Statements.”

Risks Related to Our Business

Our financial results may fluctuate substantially from quarter to quarter, which may impair our stock price.

We have experienced, and expect to experience in the future, significant quarterly variations in our revenues and results of operations. These variations may be attributed in part to the fact that our investment banking revenues are typically earned upon the successful completion of a transaction, the timing of which is uncertain and beyond our control. In most cases we receive little or no payment for investment banking engagements that do not result in the successful completion of a transaction. As a result, our business is highly dependent on market conditions as well as the decisions and actions of our clients and interested third parties. For example, a client’s securities offering may be delayed or terminated because of adverse market conditions, failure to obtain necessary regulatory approvals or unexpected financial or other problems in the client’s business. If the parties fail to complete an offering in which we are participating as an underwriter or placement agent, we will earn little or no revenue from the transaction. This risk may be intensified by our focus on early-stage companies in certain sectors, as the market for securities of these companies may experience significant variations in the number and size of equity offerings as well as the after-market trading volume and prices of newly issued securities. Recently, more companies initiating the process of an initial public offering are simultaneously exploring M&A exit opportunities. Our investment banking revenues would be adversely affected in the event that an initial public offering for which we are acting as an underwriter is preempted by the company’s sale if we are not engaged as a strategic advisor in such sale.

As a result, we are unlikely to achieve steady and predictable earnings on a quarterly basis, which could in turn adversely affect the price of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Executive Summary.”

We encounter intense competition for qualified professionals from other investment banking firms and from businesses outside the investment banking industry, such as hedge, private equity and venture capital funds, and our failure to hire qualified professionals and retain our existing professionals may materially impede the success and growth of our business.

Our people are our most valuable resource. Our ability to secure and maintain investment banking engagements depends upon the reputation, judgment, business generation capabilities and project execution skills of our professionals. Our professionals’ reputations and relationships with our clients are a critical element in obtaining and executing client engagements. Generally, we do not have employment or non-competition agreements with any of our professionals. We encounter intense competition for qualified professionals from other companies in the investment banking industry and from businesses outside the investment banking industry, such as hedge, private equity and venture capital funds. We may experience losses of investment banking, brokerage, research and other professionals and our failure to hire qualified professionals and retain our existing professionals may materially impede our success and growth. The departure or other loss of our key professionals who manage substantial client relationships or who possess substantial experience and expertise, could impair our ability to secure or successfully complete engagements, which could materially adversely affect our business and results of operations. In addition, if any of our investment bankers or members of our executive management team were to join an existing competitor or form a competing company, some of our clients could choose to use the services of that competitor instead of our services. We may not be able to prevent our investment bankers or the members of our executive management team from resigning to join our competitors or from forming a competing company.

We depend on relatively few industries to generate a significant percentage of our revenue, which may limit our revenues and net income and may adversely affect our operating results and negatively impact the market price of our common stock.

We are dependent on revenues related to securities issued by companies in specific industry sectors. The consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT sectors account for the majority of our investment banking, asset management, institutional trading and research activities. Therefore, any downturn in the market for the securities of companies in these industry sectors, or factors affecting such companies, could adversely affect our operating results and financial condition. Additionally, the frequency and size of securities offerings can vary significantly from industry to industry due to economic, legislative, regulatory and political factors.

Underwriting and other capital raising transactions, strategic advisory engagements and related trading activities in our core sectors represent a significant portion of our businesses. This concentration of activity exposes us to the risk of substantial declines in revenues in the event of downturns in our core sectors. For example, total public equity capital raised in our core sectors fell from $111.6 billion in 2004 to $103.2 billion in 2005, a decrease of 7.5%. The total number of public equity offerings in our core sectors also fell significantly, from 685 transactions in 2004 to 566 transactions in 2005, a decrease of 17.4%. Any future downturns in our core sectors could result in a decrease in the size or number of transactions we complete, which would reduce our investment banking revenues.

We also derive a significant portion of our revenues from institutional sales and trading transactions related to the securities of companies in these sectors. Our revenues from such institutional sales and trading transactions may decline when underwriting activities in these industry sectors decline, the volume of trading on Nasdaq, the NYSE or any other securities market or exchange declines, or when industry sectors or individual companies report results below investors’ expectations.

We have incurred losses in recent periods and may incur losses in the future.

We have incurred losses in recent periods. For the year ended December 31, 2006, we had a net loss of approximately $9.8 million. We may incur losses in future periods. If we are unable to raise funds to finance future losses, those losses may have a significant effect on our liquidity as well as our ability to operate. As a result, the market price of our common stock could decline significantly.

In addition, we may incur significant expenses in connection with any expansion of our capital markets and asset management businesses or in connection with strategic acquisitions and investments. Accordingly, we will need to increase our revenues at a rate greater than our expenses to achieve and maintain profitability. If our revenues do not increase sufficiently, or even if our revenues increase but we are unable to manage our expenses, we will not achieve and maintain profitability in future periods.

Our failure to acquire or internally develop the infrastructure needed to offer a complete range of M&A services could negatively affect the growth of our business.

Our ability to expand our M&A business depends upon acquiring a platform from which to offer a complete range of M&A services or by expanding and enhancing the investment banking services we presently offer. We intend to incur increased costs to expand this business. Our failure to acquire or hire additional M&A professionals to offer additional M&A services or our failure to successfully integrate such M&A services into our existing business could have an adverse impact on our business. Furthermore, our failure to expand our M&A services capabilities to satisfy anticipated near-term demand in our core sectors may harm our growth prospects.

Pricing and other competitive pressures may impair the revenues and profitability of our institutional brokerage business.

We derive a significant portion of our revenues from our institutional brokerage business. Along with other firms, we have experienced intense price competition in this business in recent years. In particular, the ability to execute trades electronically and through alternative trading systems has increased the pressure on trading commissions and spreads. We expect pricing pressures in the business to continue. Decimalization in securities trading, introduced in 2000, has also reduced revenues and lowered margins within the equity sales and trading divisions of many firms, including ours. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price or use their own capital to facilitate client trading activities. In addition, we face pressure from our larger competitors, which may be better able to offer a broader range of complementary products and services to clients in order to win their trading business. If we are unable to compete effectively in these areas, the revenues from our sales and trading business may decline, and our business and results of operations may be adversely affected. Our research and institutional brokerage business may be adversely affected by changes in laws and regulations and industry practices.

Changes in laws and regulations governing our institutional brokerage and research activities could also adversely affect our institutional brokerage and research business. For example, in July 2006, the SEC published interpretive guidance regarding the scope of permitted brokerage and research services in connection with “soft dollar” practices (i.e., arrangements under which an investment adviser directs client brokerage transactions to a broker in exchange for research products or services in addition to brokerage services) and solicited further public comment regarding soft dollar practices involving third party providers of research. The July 2006 SEC interpretive guidance may affect our institutional brokerage and research business and laws or regulations may prompt institutional brokerage customers to revisit or alter the manner in which they pay for research or brokerage services.

Changes in industry practices may also adversely affect our results of operations. Historically, our clients have paid us for research through commissions on trades. Recently, Fidelity Investments has entered into arrangements with certain financial institutions of which it is a client, pursuant to which Fidelity Investments agreed to pay separately for trading and research services, a process known as “unbundling.” Previously, Fidelity Investments had, like other fund managers, paid for research from those financial institutions through the commissions that it had paid to those financial institutions for trading services. As a result, the financial institutions that have entered into unbundling arrangements with Fidelity Investments will charge lower commissions per trade but will receive separate compensation for research that they provide to Fidelity Investments. Currently, we are not a party to any unbundling arrangements. However, we cannot assure you that we will not be a party to any unbundling arrangements in the future. It is uncertain whether unbundling arrangements will become an industry trend, and if so, to what extent. Furthermore, we cannot predict the consequences on our business of these arrangements, nor can we predict the impact on our business if unbundling develops as an industry trend. If unbundling becomes prevalent, we cannot assure you that our institutional brokerage clients will also pay us separately for our research, or if they do, that our revenues from these clients will remain the same. If our clients wish to purchase sales and trading and research services separately, we cannot assure you that we will be able to market our services on that basis as effectively as some of our competitors, and our business consequently could be adversely affected.

We face strong competition from larger firms, some of which have greater resources and name recognition, which may impede our ability to grow our business.

The brokerage and investment banking industries are intensely competitive and we expect them to remain so. We compete on the basis of a number of factors, including client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products. We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. In addition, pricing and other competitive pressures in investment banking, including the trends toward multiple book runners, co-managers and multiple financial advisors handling transactions, have continued and could adversely affect our revenues, even as the volume and number of investment banking transactions have started to increase. We believe we may experience competitive pressures in these and other areas in the future as some of our competitors seek to obtain market share by competing on the basis of price.

Many of our competitors in the brokerage and investment banking industries have a broader range of products and services, greater financial and marketing resources, larger customer bases, greater name recognition, more senior professionals to serve their clients’ needs, greater global reach and more established relationships with clients than we have. These larger and better capitalized competitors may be better able to respond to changes in the brokerage and investment banking industries, to compete for skilled professionals, to finance acquisitions, to fund internal growth and to compete for market share generally.

The scale of our competitors has increased in recent years as a result of substantial consolidation among companies in the brokerage and investment banking industries. In addition, a number of large commercial banks, insurance companies and other broad-based financial services firms have established or acquired underwriting or financial advisory practices and broker-dealers or have merged with other financial institutions. These firms have the ability to offer a wider range of products than we do, which may enhance their competitive position. They also have the ability to support investment banking with commercial banking, insurance and other financial services in an effort to gain market share, which has resulted, and could further result, in pricing pressure in our businesses. In particular, the ability to provide financing has become an important advantage for some of our larger competitors and, because we do not provide such financing, we may be unable to compete as effectively for clients in a significant part of the brokerage and investment banking market.

If we are unable to compete effectively with our competitors, our business, financial condition and results of operations will be adversely affected.

Our capital markets and strategic advisory engagements are singular in nature and our failure to capture repeat business from existing clients may harm our operating results.

Our investment banking clients generally retain us on a short-term, engagement-by-engagement basis in connection with specific capital markets or mergers and acquisitions transactions, rather than on a recurring basis under long-term contracts. As these transactions are typically singular in nature and our engagements with these clients may not recur, we must continuously seek out new engagements when our current engagements are successfully completed or are terminated. As a result, high activity levels in any period are not necessarily indicative of continued high levels of activity in any subsequent period. If we are unable to generate a substantial number of new engagements that generate fees from the successful completion of transactions, our business and results of operations would likely be adversely affected.

Larger and more frequent capital commitments in our trading, underwriting and other businesses increases the potential for us to incur significant losses.

There is a trend toward larger and more frequent commitments of capital by financial services firms in many of their activities. For example, in order to win business, investment banks are increasingly committing to purchase large blocks of stock from publicly traded issuers or significant shareholders, instead of the more traditional marketed underwriting process, in which marketing is typically completed before an investment bank commits to purchase securities for resale. With the increased capital available to us from our 2006 private offering, we may undertake more block trades in the future. As a result, we will be subject to increased risk as we commit greater amounts of capital to facilitate primarily client-driven business and, therefore, may suffer losses even when economic and market conditions are generally favorable for others in the industry.

Although we have historically not engaged in proprietary trading, we may engage in proprietary trading in the future to maintain trading positions in the fixed income and equity markets. We may enter into large transactions in which we commit our own capital as part of our client trading activities. The number and size of these large transactions may materially affect our results of operations in a given period. We may also incur significant losses from our trading activities due to market fluctuations and volatility in our results of operations. To the extent that we own assets, i.e., have long positions, in any of those markets, a downturn in the value of those assets or in those markets could result in losses. Conversely, to the extent we have sold assets we do not own, i.e., have short positions, in any of those markets, an upturn in those markets could expose us to potentially large losses as we attempt to cover our short positions by acquiring assets in a rising market.

Limitations on our access to capital could impair our liquidity and our ability to conduct our businesses.

Liquidity, or ready access to funds, is essential to financial services firms. Failures of financial institutions have often been attributable in large part to insufficient liquidity. Liquidity is of particular importance to our trading business and perceived liquidity issues may affect our clients’ and counterparties’ willingness to engage in brokerage transactions with us. Our liquidity could be impaired due to circumstances that we may be unable to control, such as a general market disruption or an operational problem that affects our trading clients, third parties or us. Further, our ability to sell assets may be impaired if other market participants are seeking to sell similar assets at the same time.

FBR & Co., which is a domestic registered broker-dealer, is subject to the net capital requirements of the SEC and various self-regulatory organizations of which it is a member. These requirements typically specify the minimum level of net capital a broker-dealer must maintain and also mandate that a significant part of its assets be kept in relatively liquid form. FBRIL, which is a registered broker-dealer in the United Kingdom, is also subject to the capital requirements of the United Kingdom Financial Services Authority, or FSA. Any failure to comply with these net capital requirements could impair our ability to conduct our core business as a brokerage firm.

Furthermore, FBR & Co. and FBRIL are subject to laws that authorize regulatory bodies to block or reduce the flow of funds from them to us. As a holding company, we will depend on dividends, distributions and other payments from our subsidiaries to fund our obligations, including debt obligations. As a result, regulatory actions could impede access to funds that we need to make payments on our obligations, including debt obligations.

We are highly dependent on communications, information and other systems and third parties, and any systems failures could significantly disrupt our business, which may, in turn, negatively affect the price of our common stock.

Our business is highly dependent on communications, information and other systems, including systems provided by our clearing broker and by and for other third parties. Any failure or interruption of our systems, the systems of our clearing broker or third-party trading or information systems could cause delays or other problems in our securities trading activities, which could have a material adverse effect on our operating results and negatively affect the market price of our common stock. In addition, our clearing broker provides elements of our principal disaster recovery system. We cannot assure you that we or our clearing broker will not suffer any systems failure or interruption, including one caused by a hurricane, earthquake, fire, other natural disaster, power or telecommunications failure, act of God, act of war, terrorist attack, pandemic or other emergency situation, or that our or our clearing broker’s back-up procedures and capabilities in the event of any such failure or interruption will be adequate. The occurrence of any failures or interruptions could significantly harm our business.

Our risk management policies and procedures may leave us exposed to unidentified or unanticipated risk, which could harm our business.

Our risk management strategies and techniques may not be fully effective in mitigating our risk exposure in all market environments or against all types of risk.

We are exposed to the risk that third parties that owe us money, securities or other assets will not perform their obligations. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, operational failure, breach of contract or other reasons. We are also subject to the risk that our rights against third parties may not be enforceable in all circumstances. Although we regularly review credit exposures to specific clients and counterparties and to specific industries and regions that we believe may present credit concerns, default risk may arise from events or circumstances that are difficult to detect or foresee. In addition, concerns about, or a default by, one institution could lead to significant liquidity problems, losses or defaults by other institutions, which in turn could adversely affect us. If any of the variety of instruments, processes and strategies we utilize to manage our exposure to various types of risk are not effective, we may incur losses.

Strategic investments or acquisitions and joint ventures may result in additional risks and uncertainties in our business.

We intend to grow our core businesses through both internal expansion and through strategic investments, acquisitions or joint ventures. To the extent we make strategic investments or acquisitions or enter into joint ventures, we face numerous risks and uncertainties combining or integrating the relevant businesses and systems, including the need to combine accounting and data processing systems and management controls and to integrate relationships with customers and business partners. In the case of joint ventures, we are subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to, systems, controls and personnel that are not under our control. In addition, conflicts or disagreements between us and our joint venture partners may negatively impact our businesses.

To the extent that we pursue business opportunities outside the United States, we will be subject to political, economic, legal, operational and other risks that are inherent in operating in a foreign country, including risks of possible nationalization, expropriation, price controls, capital controls, exchange controls and other restrictive governmental actions, as well as the outbreak of hostilities. In many countries, the laws and regulations applicable to the securities and financial services industries are uncertain and evolving, and it may be difficult for us to determine the exact requirements of local laws in every market. Our inability to remain in compliance with local laws in a particular foreign market could have a significant and negative effect not only on our businesses in that market but also on our reputation generally. We are also subject to the enhanced risk that transactions we structure might not be legally enforceable in the relevant jurisdictions.

Our due diligence may not reveal all of a portfolio company’s liabilities and may not reveal other weaknesses in a portfolio company’s business.

Before we make merchant banking investments, we assess the strength and skills of an entity’s management and other factors that we believe will determine the success of the investment. In making the assessment and otherwise conducting customary due diligence, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly-organized entities because there may be little or no information publicly available about the company. We cannot assure you that our due diligence processes will uncover all relevant facts or risks about a company in which we make a merchant banking investment, or that any such investment will be successful. Any unsuccessful merchant banking investments may have a material adverse effect on our financial condition and results of operation.

In any potential merchant banking investment, we depend on management and have limited ability to influence management of portfolio companies.

We generally do not control the management, investment decisions or operations of the enterprises in which we make merchant banking investments. Management of those enterprises may decide to change the nature of their assets or business plan, or management may otherwise change in a manner that is not satisfactory to us. We typically have no ability to affect these management decisions, and as noted below, may have only limited ability to dispose of these investments.

We may make merchant banking investments that have limited liquidity, which may reduce the return on those investments to our shareholders.

The equity securities of a new publicly-held or privately-held entity in which we make a merchant banking investment are likely to be restricted as to resale and may otherwise be highly illiquid. We expect that there will be restrictions on our ability to resell the securities of any private or newly-public company that we acquire for a period of at least one year after we acquire those securities. Thereafter, a public market sale may be subject to volume limitations or dependent upon securing a registration statement for a secondary offering of the securities.

The securities of newly-public entities may trade less frequently and in smaller volume than securities of companies that are more widely held and have more established trading patterns. Sales of these securities may cause their values to fluctuate more sharply. Because we will make merchant banking investments through an affiliate of FBR & Co., a registered broker-dealer in the U.S., and FBRIL, a registered broker-dealer in the United Kingdom, our ability to invest in companies may be constrained by applicable securities laws and regulations and the rules of the NASD and similar self-regulatory organizations. FBR & Co.’s investment and trading activities are regulated by the SEC, the NASD and other governmental authorities, and FBRIL’s investment and trading activities are regulated by similar regulatory authorities in the United Kingdom. As a result, the rules of the SEC, the NASD and other governmental authorities may limit our ability to invest in the securities of companies whose securities are underwritten or privately placed by our broker-dealer affiliates.

Prices of the equity securities of new entities in which we make merchant banking investments may be volatile. We may make merchant banking investments that are significant relative to the portfolio company’s overall capitalization, and resales of significant amounts of these securities might adversely affect the market and the sales price for the securities.

The disposition value of our merchant banking investments is dependent upon general and specific market conditions which could result in a decline of the value of these investments.

Even if we make an appropriate investment decision based on the intrinsic value of an enterprise, we cannot assure you that the market value of the investment will not decline, perhaps materially, as a result of general market conditions. For example, an increase in interest rates, a general decline in the stock markets, or other market conditions adverse to companies of the type in which we invest could result in a decline in the value of our investments.

We may have potential conflicts of interest with our executive officers and employees which could result in decisions that are not in your best interests.

From time to time, our executive officers and employees may invest in private or public companies in which we, or one of our affiliates, is or could potentially be an investor or for which we carry out investment banking assignments, publish research or act as a market maker. In addition, we have in the past and will likely in the future organize businesses, such as our hedge, private equity and venture capital funds, in which our employees may acquire minority interests or profit interests. There are risks that, as a result of such investment or profit interest, an executive officer or employee may have incentives to take actions that would conflict with our best interests. Our board of directors has adopted a code of business conduct and ethics which contains a policy with respect to conflicts of interest. We also have in place compliance procedures and practices designed to monitor the activities of our executive officers and employees, including their investing activities. However, we cannot guarantee that our code of business conduct and ethics or these procedures and practices will be effective.

Our capital markets business is dependent on cash inflows to mutual funds and other pooled investment vehicles, which could result in our experiencing operating losses if cash flows slow.

A slowdown or reversal of cash inflows to mutual funds and other pooled investment vehicles could lead to lower capital markets revenues for us since mutual funds and other pooled investment vehicles purchase a significant portion of the securities offered in public offerings underwritten by our broker-dealer subsidiaries and subsequently traded in the secondary markets. Demand for new equity offerings has been driven in part by institutional investors, particularly large mutual funds and hedge funds, seeking to invest on behalf of their investors. The public may redeem mutual funds as a result of a decline in the market generally or as a result of a decline in mutual fund net asset values. To the extent that a decline in cash inflows into mutual funds reduces demand by fund managers for initial public or secondary offerings, our capital markets business and results of operations could be materially adversely affected. Moreover, a slowdown in investment activity by mutual funds may have an adverse effect on the securities markets generally. Such environments may adversely affect the market price of our common stock.

Changes in interest rates could negatively affect the value of any investments we make with our excess liquidity, which could result in reduced earnings or losses.

Subject to maintaining our exemption from the registration requirements of the 1940 Act, we expect to invest our excess capital from time to time in highly liquid investments, which we plan to utilize in our overall cash management activities and are readily convertible to cash, including, among other investment types, U.S. government and agency obligations and other investments that have a carried or implied AAA rating. Under a normal yield curve, investments that are sensitive to fluctuations in interest rates will decline in value if long-term interest rates increase. Certain investments that we may make with our excess liquidity, such as investments having a carried or implied AAA rating, will be guaranteed as to the payments of principal and interest. However, those guarantees will not protect us from declines in market value caused by changes in interest rates. Declines in market value may ultimately reduce earnings or result in losses to us, which may negatively affect the price of our common stock.

In addition, changes in interest rates may impact some of our merchant banking equity investments in companies whose business models are sensitive to interest rates.

We may make merchant banking investments in mezzanine or senior unsecured loans that may have greater risks of loss than secured senior loans and if those losses are realized, it could adversely affect our earnings. As a result, the price of our common stock would likely decline.

We may make merchant banking investments in mezzanine or senior unsecured loans that involve a higher degree of risk than long-term senior secured loans. First, the loans may not be secured by mortgages or liens on assets. Even if secured, these loans may have higher loan-to-value ratios than a senior secured loan. Furthermore, our right to payment and the security interest may be subordinated to the payment rights and security interests of the senior lender. Therefore, we may be limited in our ability to enforce our rights to collect these loans and to recover any of the loan balance through a foreclosure of collateral.

Our loans may have an interest only payment schedule, with the principal amount remaining outstanding and at risk until the maturity of the loan. In this case, a borrower’s ability to repay its loan may be dependent upon a liquidity event that will enable the repayment of the loan.

In addition to the above, numerous other factors may affect a company’s ability to repay its loan, including the failure to meet its business plan, a downturn in its industry or negative economic conditions. A deterioration in a company’s financial condition and prospects may be accompanied by deterioration in the collateral for the loan. Losses in our loans could adversely affect our earnings. As a result, the price of our common stock would likely decline.

Loans that we may make to highly leveraged companies may have a greater risk of loss which, in turn, could adversely affect the price of our common stock.

Leverage may have material adverse consequences to the companies to which we may make loans in connection with our merchant banking business and to us as an investor in these companies. These companies may be subject to restrictive financial and operating covenants. The leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to business opportunities may be limited. A leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used. As a result, leveraged companies have a greater risk of loss. Losses on such loans could adversely affect our earnings. As a result, the price of our common stock could be negatively impacted.

If we become subject to the registration requirements of the 1940 Act as a result of our principal investing activities, our ability to operate our business as contemplated would be impaired, our operating results would be adversely affected and our stock price would likely decline.

The 1940 Act and the rules thereunder contain detailed parameters for the organization and operations of investment companies. Among other things, the 1940 Act and the rules thereunder limit or prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, prohibit the issuance of stock options, and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under 1940 Act. However, if anything were to happen which would cause us to be deemed to be an investment company under the 1940 Act, requirements imposed by the 1940 Act, including limitations on our capital structure, ability to transact business with affiliates (including FBR Group) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, FBR Group and our subsidiary, FBR & Co., or any combination thereof, and materially adversely affect our business, financial condition and results of operations.

Risks Related to Our Relationship with FBR Group

We are dependent on FBR Group to provide us with our executive management team, and we may not be able to execute our business plan in the event that FBR Group terminates our management services agreement, members of our executive management team are no longer available to us and we are unable to find suitable replacements for them or the members of our executive management team do not dedicate a sufficient amount of their professional time to our endeavors.

Pursuant to the management services agreement that we entered into with FBR Group, FBR Group provides us with our executive management team. We are subject to the risk that FBR Group may terminate the management services agreement for any reason. In addition, we have no assurance that, while the agreement is in effect, the services of the executive management team will be available to the full extent of our needs. We believe that our success depends to a significant extent upon the experience of FBR Group’s executive officers, whose continued service is not guaranteed. Our executive officers do not have employment agreements and are not required to dedicate a specified portion of their professional time to our endeavors. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement, subject to approval by a majority of the disinterested directors serving on our board of directors. Prior to completion of this offering, we amended the management services agreement to change the amount that we pay FBR Group under this agreement. Our board of directors, including a majority of our independent directors, approved the amendment to the management services agreement. The management services agreement may be terminated by either our company or FBR Group for any reason by providing written notice of non-renewal at least 90 days prior to the end of each calendar year. If FBR Group terminates the management services agreement or certain members of the executive management team provided to us by FBR Group leave FBR Group or are otherwise no longer available to us or are not available to the full extent of our needs, we may not be able to replace them with suitable management and may be unable to execute our business plan.

The compensation that our executive management team receives from FBR Group, which is based in part on the fees that FBR Group earns under the management services agreement between us and FBR Group, could possibly cause our executive management team to make decisions that are intended to generate short-term profits but that are not in our best interest in the long-term.

Prior to completion of this offering, we amended the management services agreement. Prior to the amendment, we paid FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of our investment banking unit, in each case before deducting the amount payable to FBR Group. Pursuant to the amendment to the management services agreement, we now pay FBR Group an annual amount equal to 8.0% of our consolidated pre-tax net income of our company, before payment of such amount, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. Because FBR Group allocates the 8% amount to the FBR Group executive bonus pool and our executive management team, in their capacities as executive officers of FBR Group, will be paid annual bonuses out of this pool, the opportunity to earn higher compensation in the short-term could possibly lead our executive management team to place undue emphasis on the maximization of our company’s pre-tax net income in the short-term at the expense of other criteria, such as our long-term strategic goals. For example, investments with higher yield potential are generally riskier or more speculative and the promise of higher pre-tax earnings in the near-term could possibly induce our executive management team to pursue a speculative strategic acquisition or investment that is not in the best interest of our shareholders or may result in increased risk to our merchant banking portfolio.

We have substantial conflicts of interest in our relationship with FBR Group, its affiliates and our executive officers and directors which may impose certain limitations on our ability to pursue corporate opportunities.

At the time of our formation when our contribution, corporate, tax sharing, management services, services and trademark license agreements and our 2006 Long-Term Incentive Plan and other organizational matters were approved for us, FBR Group, through its affiliate, FBR TRS Holdings, was our sole shareholder. These matters were negotiated when our chairman and chief executive officer, and our other senior executive officers, each served as an executive officer of FBR Group and therefore were not negotiated at arm’s length. The matters covered by our agreements with FBR Group were not approved by a majority of disinterested directors. Therefore, their terms, including fees payable to FBR Group and the consideration paid by us pursuant to the contribution agreement, may not be as favorable to us as if they had been negotiated with an unaffiliated third party or approved by a majority of disinterested directors. In addition, we may enter into transactions in the future with FBR Group and its affiliates. We have also agreed to indemnify FBR Group and its respective directors, officers, employees and persons controlling FBR Group with respect to all expenses, losses, damages, liabilities, demands, charges and claims arising from acts performed on behalf of FBR Group not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties and performed in good faith.

FBR Group will not be required to offer all potential corporate opportunities to us and there are limitations on our right to pursue investment banking opportunities.

The corporate agreement that we entered into with FBR Group permits FBR Group and our company to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Pursuant to the corporate agreement between FBR Group and us, we have agreed with FBR Group that if one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of a corporate opportunity for both FBR Group and us which does not relate to our capital markets or asset management or merchant banking businesses, the officer or director will have a duty to present that opportunity to FBR Group, and FBR Group will have the sole right to pursue the transaction if it so determines. FBR Group may gain the benefit of corporate opportunities that do not relate to our capital markets or asset management business and are presented to our executive officers and/or directors. As a result, we may not be able to expand or grow our business.

Because FBR Group controls a majority of the voting power of our common stock, investors will not be able to affect the outcome of any shareholder vote.

Upon completion of this offering, FBR Group, through FBR TRS Holdings, will control a majority of the voting power of our common stock. We have also granted FBR Group an option to purchase, through FBR TRS

Holdings, additional shares of our common stock in order to enable FBR Group to maintain its beneficial ownership percentage in our company. Any exercise of this option by FBR Group must occur simultaneously with our issuance of any additional shares of our common stock, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. Prior to completion of this offering, we amended the corporate agreement to specify that FBR Group’s option will not apply and will not be exercisable in connection with our issuance of any shares of common stock or securities exercisable for or convertible into shares of common stock pursuant to any stock option, or other director, executive or employee benefit or compensation plan maintained by us unless the issuance would cause FBR Group and its affiliates to own less than a majority of our common stock on a fully-diluted basis as a result of such issuance. Our board of directors, including a majority of our independent directors, approved this amendment to the corporate agreement.

For as long as FBR Group beneficially owns more than 50% of the outstanding shares of our common stock, it will be able to direct the election of all of the members of our board of directors, (other than the two members of our board of directors that Crestview has the right to designate), call a special meeting of shareholders at which our directors may be removed with or without cause and determine the outcome of all matters submitted to a vote of our shareholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. FBR Group currently has and will have the power to prevent or cause a change in control, and could take other actions that might be favorable to FBR Group but not to our other shareholders.

Because FBR Group beneficially owns a majority of the outstanding shares of our common stock, we will be a “controlled company” within the meaning of the Nasdaq Marketplace Rules and, as a result, we will not be subject to all of the Nasdaq corporate governance requirements.

Because FBR Group will control more than 50% of the voting power of our common stock upon completion of this offering, we will be a “controlled company” within the meaning of the Nasdaq Marketplace Rules. Under the Nasdaq Marketplace Rules, a controlled company may elect not to comply with certain Nasdaq corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended by a majority of the independent directors or by a nominating committee composed solely of independent directors. Because we intend to take advantage of the controlled company exemption to certain Nasdaq corporate governance requirements, our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the Nasdaq corporate governance requirements.

A failure of FBR Group to qualify as a REIT for one or more years may expose us to joint and several liability for FBR Group’s past federal income tax liability.

In the event FBR Group failed to qualify as a REIT for any year or years prior to or including 2006, FBR Group could have a federal tax liability in respect of its income for such years, and any such liability could be substantial. FBR Group’s failure to qualify as a REIT for a given year could cause certain of our subsidiaries to have been part of a consolidated group with FBR Group and its affiliates for federal income tax purposes for a period of one or more years. As a general matter, corporations that are members of a consolidated group have joint and several liability for the federal income tax liability of the entire consolidated group during any tax year for which it is consolidated. As a result, if FBR Group failed to qualify as a REIT for one or more years prior to or including 2006, certain of our subsidiaries could potentially be subject to joint and several liability with respect to such tax liability.

Our tax sharing agreement may result in conflicts of interest between our company and FBR TRS Holdings.

Under our tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods of the consolidated group of which FBR TRS Holdings is the parent corporation. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior taxable years, including taxable years prior to or including 2006. For example, under the tax sharing agreement, FBR TRS Holdings may choose to contest, compromise, or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to FBR TRS Holdings and detrimental to one or more of our subsidiaries and our shareholders (other than FBR TRS Holdings).

Risks Related to Our Relationship with Crestview

We may not be successful in capturing the benefit of our ongoing strategic advisory relationship with an affiliate of Crestview which may impede our growth and negatively impact our operating results.

We have agreed to pay Crestview Advisors, L.L.C., an affiliate of Crestview, a $1.0 million annual strategic advisory fee and reimburse Crestview Advisors, L.L.C. for reasonable out-of-pocket expenses in exchange for ongoing strategic advice and assistance. This fee is payable for as long as Crestview beneficially owns at least 50% of the shares of our common stock that the Crestview affiliates purchased in our 2006 private offering. Because Crestview Advisors, L.L.C. will not be required to provide specified services to us or our affiliates, we cannot assure you that this agreement will result in increased opportunities for any of our businesses or in the establishment of new relationships with potential clients or investors. To the extent that we do not capture the anticipated benefit of these services, our obligation to pay the $1.0 million annual strategic advisory fee may impede our growth and negatively impact our operating results.

Through certain agreements that FBR Group, FBR TRS Holdings and our company entered into with Crestview, Crestview will have the right to designate two of its representatives to serve on our board of directors and will therefore have the ability to influence any action taken or recommended by our board of directors. If Crestview’s interests are in conflict with the interests of our other shareholders, Crestview’s ability to influence our board of directors could result in a conflict of interest for members of our board.

At the closing of our 2006 private offering, FBR Group, FBR TRS Holdings and our company entered into agreements with Crestview that provide Crestview, among other things, with the right to designate two of its representatives for election to our board of directors. Subject to certain conditions, Crestview also has the right to designate one of its representatives to serve on each of the committees of our board of directors, to the extent permitted by law and the applicable regulations of the Nasdaq (or, if not so permitted, such designee(s) will have certain observation rights). Accordingly, Crestview may have the ability to influence any action taken or recommended by our board of directors. If Crestview’s interests are in conflict with the interests of our other shareholders, Crestview’s ability to influence our board of directors could result in a conflict of interest for members of our board.

Risks Related to Our Industry

Significantly expanded corporate governance and public disclosure requirements may result in fewer initial public offerings and distract existing public companies from engaging in capital market transactions which may reduce the number of investment banking opportunities available to pursue.

Highly-publicized financial scandals in recent years have led to investor concerns over the integrity of the U.S. financial markets, and have prompted Congress, the SEC, the NYSE and Nasdaq to significantly expand corporate governance and public disclosure requirements. To the extent that private companies, in order to avoid becoming subject to these new requirements, decide to forgo initial public offerings, our equity underwriting business may be adversely affected. In addition, provisions of the Sarbanes-Oxley Act of 2002 and the corporate governance rules imposed by self-regulatory organizations have diverted many companies’ attention away from capital market transactions, including securities offerings and acquisition and disposition transactions. In particular, companies that are or are planning to be public are incurring significant expenses in complying with the SEC and accounting standards relating to internal control over financial reporting, and companies that disclose material weaknesses in such controls under the new standards may have greater difficulty accessing the capital markets. These factors, in addition to adopted or proposed accounting and disclosure changes, may have an adverse effect on our business.

Financial services firms have been subject to increased scrutiny over the last several years, increasing the risk of financial liability and reputational harm resulting from adverse regulatory actions.

Firms in the financial services industry have been operating in a difficult regulatory environment. The industry has experienced increased scrutiny from a variety of regulators, including the SEC, the NYSE, the NASD and state attorneys general. Penalties and fines sought by regulatory authorities have increased substantially over the last several years. This regulatory and enforcement environment has created uncertainty with respect to a number of transactions that had historically been entered into by financial services firms and that were generally believed to be permissible and appropriate. We may be adversely affected by changes in the interpretation or enforcement of existing laws and rules by these governmental authorities and self-regulatory organizations. We also may be adversely affected as a result of new or revised legislation or regulations imposed by the SEC, other United States or foreign governmental regulatory authorities or self-regulatory organizations that supervise the financial markets. Among other things, we could be fined, prohibited from engaging in some of our business activities or subject to limitations or conditions on our business activities. Substantial legal liability or significant regulatory action against us could have material adverse financial effects or cause significant reputational harm to us, which could seriously harm our business prospects.

In addition, financial services firms are subject to numerous conflicts of interests or perceived conflicts. The SEC and other federal and state regulators have increased their scrutiny of potential conflicts of interest. We have adopted various policies, controls and procedures to address or limit actual or perceived conflicts and regularly seek to review and update our policies, controls and procedures. However, appropriately dealing with conflicts of interest is complex and difficult and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with conflicts of interest. Our policies and procedures to address or limit actual or perceived conflicts may also result in increased costs, additional operational personnel and increased regulatory risk. Failure to adhere to these policies and procedures may result in regulatory sanctions or client litigation. For example, the research areas of investment banks have been and remain the subject of heightened regulatory scrutiny which has led to increased restrictions on the interaction between equity research analysts and investment banking personnel at securities firms.

Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.

We face significant legal risks in our businesses and, in recent years, the volume of claims and amount of damages sought in litigation and regulatory proceedings against financial institutions have been increasing. These risks include potential liability under securities or other laws for materially false or misleading statements made in connection with securities offerings and other transactions, potential liability for “fairness opinions” and other advice we provide to participants in strategic transactions and disputes over the terms and conditions of complex trading arrangements. We are also subject to claims arising from disputes with employees for alleged discrimination or harassment, among other things.

As a brokerage and investment banking firm, we depend to a large extent on our reputation for integrity and high-caliber professional services to attract and retain clients. As a result, if a client is not satisfied with our services, it may be more damaging in our business than in other businesses. Moreover, our role as advisor to our clients on important underwriting or mergers and acquisitions transactions involves complex analysis and the exercise of professional judgment, including rendering “fairness opinions” in connection with mergers and other transactions. Therefore, our activities may subject us to the risk of significant legal liabilities to our clients and aggrieved third parties, including shareholders of our clients who could bring securities class actions against us. Our investment banking engagements typically include broad indemnities from our clients and provisions to limit our exposure to legal claims relating to our services, but these provisions may not protect us or may not be enforceable in all cases. As a result, we may incur significant legal and other expenses in defending against litigation and may be required to pay substantial damages for settlements and adverse judgments. Substantial legal liability or significant regulatory action against us could have a material adverse effect on our results of operations or cause significant reputational harm to us, which could seriously harm our business and prospects.

Employee misconduct could harm us and is difficult to detect and deter.

There have been a number of highly publicized cases involving fraud or other misconduct by employees in the financial services industry in recent years, and we run the risk that employee misconduct could occur at our company. For example, misconduct by employees could involve the improper use or disclosure of confidential information, which could result in regulatory sanctions and serious reputational or financial harm. It is not always possible to deter employee misconduct and the precautions we take to detect and prevent this activity may not be effective in all cases, and we may suffer significant reputational harm for any misconduct by our employees.

Risks Related to this Offering and Our Shares

Currently, there is no public market for our common stock and, although we have been approved to list our common stock on The Nasdaq Global Select Market, an active trading market may never develop, which could result in our shareholders being unable to monetize their investment.

Prior to this offering, there has been no public trading market for our common stock. Our common stock has been approved for listing on The Nasdaq Global Select Market. However, we cannot assure you that an active trading market for our common stock will develop, or if it develops that it will continue. We intend to file the necessary documentation to allow our common stock to be traded in various states in accordance with each state’s securities laws, but an active trading market for our common stock may never develop or be sustained. Our common stock is eligible for reporting on PORTAL. The last reported sale of our common stock was on March 12, 2007, and the last reported sale price of our common stock on such date was $ 15.25, as reported on PORTAL. Individuals and institutions that sell our common stock are not obligated to report their sales to PORTAL. Therefore, the last sale that was reported on PORTAL may not be reflective of sales of our common stock that have occurred and were not reported and may not be indicative of the prices at which our shares of common stock may trade in the future. Accordingly, no assurance can be given as to:

•	the likelihood that an active trading market for our common stock will develop;

•	the liquidity of any such market;

•	the ability of our shareholders to sell their shares of common stock; or

•	the price that our shareholders may obtain for their shares of common stock.

The market price and trading volume of our common stock may be volatile following this offering.

Even if an active trading market develops, the market price for our common stock may be highly volatile and may decline substantially after this offering. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the market price of our common stock declines significantly, you may be unable to resell your shares at or above your purchase price. We cannot assure you that the market price of our common stock will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect our stock price include:

•	actual or anticipated variations in our quarterly operating results;

•	publication of research reports about us or the industry in which we operate;

•	changes in applicable laws or regulations, court rulings and enforcement and legal actions;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of key personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community; and

•	general market and economic conditions.

Your interest in our company may be diluted if we issue additional shares of common stock.

In general, holders of our common stock do not have anti-dilution or preemptive rights with respect to any common stock issued by us in the future. Therefore, you may experience dilution of your equity investment if we issue additional shares of common stock in the future, including shares issuable under our 2006 Long-Term Incentive Plan, our 2007 Employee Stock Purchase Plan or any other equity compensation or incentive plan adopted by our board of directors or if we issue securities that are convertible into shares of our common stock.

Future offerings of debt or preferred securities, which would rank senior to our common stock upon our liquidation may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

In the future, we may attempt to increase our capital resources by making offerings of debt, including commercial paper, medium-term notes, and senior or subordinated notes, or preferred securities. Upon liquidation, holders of our debt or preferred securities and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Because our decision to issue debt or preferred securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future debt or preferred offerings. Thus, holders of our common stock bear the risk of our future debt or preferred offerings reducing the market price of our common stock.

Future sales of our common stock may depress our stock price.

We cannot predict the effect, if any, of future sales of common stock, or the availability of shares for future sales, on the market price of our common stock. We have agreed to use commercially reasonable efforts to cause a shelf registration statement that we initially filed with the SEC on November 17, 2006 to be declared effective within 60 days after the effective date of the registration statement of which this prospectus is a part. Upon completion of this offering, an aggregate of 33,108,938 shares of common stock will be freely transferable without further restriction or further registration under the Securities Act. This assumes that the underwriters exercise their option to purchase up to 1,815,000 shares in full and the shelf registration statement that we initially filed with the SEC on November 17, 2006 is declared effective by the SEC upon completion of this offering even though we have agreed to use commercially reasonable efforts to have the shelf registration statement declared effective no later than 60 days after the effective date of the registration statement of which this prospectus is a part. See “Shares Eligible for Future Sale.”

Sales of substantial amounts of common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, the sale of additional shares could impair our ability to raise capital through a sale of additional equity securities. We also may issue from time to time additional common stock in connection with acquisitions or investments and we may grant additional registration rights in connection with such issuances.

We do not expect to pay any cash dividends in the foreseeable future.

We intend to retain any future earnings to fund the operation and expansion of our business and, therefore, we do not anticipate paying cash dividends in the foreseeable future. Accordingly, you must rely on sales of your shares of common stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. Investors seeking cash dividends should not purchase our common stock.

Certain provisions of Virginia law, our articles of incorporation and bylaws make a takeover of our company by a third party difficult.

Certain provisions of Virginia law, the state in which we are incorporated, and our articles of incorporation and bylaws could prevent or discourage a third party from acquiring us or from attempting to acquire control of us. These provisions include:

•

a provision allowing our board of directors to issue preferred stock with rights senior to those of the common stock without any vote or action by the holders of our common stock. The issuance of the preferred stock could adversely affect the rights and powers, including voting rights, of the holders of the common stock; and

•	the requirement in our bylaws that shareholders provide advance notice when nominating directors for election at annual meetings of our shareholders.

These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock. See “Description of Capital Stock.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Summary,” “Risk Factors,” “Use of Proceeds,” “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Our Business” and other statements included elsewhere in this prospectus constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “goal,” “objective,” “potential,” “project,” “should,” “will” and “would” or the negative of these terms or other comparable terminology.

The forward-looking statements in this prospectus are based on our beliefs, assumptions and expectations of our future performance, taking into account information known to us as of the date of this prospectus. These beliefs, assumptions and expectations may change as a result of many possible events or factors, not all of which are known to us or are within our control. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed, anticipated or contemplated in our forward-looking statements. You should carefully consider these risks before you invest in our common stock, along with the following factors that could cause actual results to vary from our forward-looking statements:

•	the risks referenced in this prospectus, including those set forth under the section captioned “Risk Factors”;

•	general volatility of the capital markets and the lack of a public market for our common stock prior to the registration pursuant to the registration statement of which this prospectus is a part;

•	deterioration in the business environment in the specific sectors of the economy in which we focus or a decline in the market for securities of companies within these sectors;

•	substantial fluctuations in our financial results;

•	our ability to retain our senior professionals;

•	pricing and other competitive pressures;

•	changes in laws and regulations and industry practices that adversely affect our sales and trading business;

•	incurrence of losses in the future;

•	the singular nature of our capital markets and strategic advisory engagements;

•	competition among financial services firms for business and personnel;

•	larger and more frequent capital commitments in our trading and underwriting businesses;

•	limitations on our access to capital;

•	malfunctioning or failure in our operations and infrastructure;

•	risks from strategic investments or acquisitions and joint ventures or our entry into new business areas;

•	failure to achieve and maintain effective internal controls;

•	declines in the market value of our principal investments;

•	the loss of our exemption from registration as an investment company under the Investment Company Act of 1940, as amended;

•	the overall environment for interest rates;

•	changes in our business strategy; and

•	availability, terms and deployment of capital.

When considering forward-looking statements, you should keep in mind the risks and other cautionary statements set forth in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus. The risks and other cautionary statements noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares in this offering by FBR TRS Holdings and the other selling shareholders named in this prospectus. FBR TRS Holdings is an affiliate of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.

DIVIDEND POLICY

We do not anticipate that we will pay any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and growth of our business.

PRICE RANGE OF SHARES OF OUR COMMON STOCK

Prior to this offering, no public trading market currently existed for our common stock. Shares of our common stock originally issued in connection with our 2006 private offering became eligible for resale to qualified institutional buyers in accordance with Rule 144A under the Securities Act and for reporting on PORTAL. The following table shows the high and low sale price known by us for shares of our common stock for each quarterly period that our common stock was eligible for reporting on PORTAL:

Quarter	High Sale Price	Low Sale Price
July 20, 2006 to September 30, 2006	—	—
October 1, 2006 to December 31, 2006	—	—
January 1, 2007 to March 31, 2007	$15.35	$15.25
April 1, 2007 to May 18, 2007	—	—

The last reported sale of our common stock was on March 12, 2007, and the last reported sale price on such date was $15.25, as reported on PORTAL. The information above regarding PORTAL prices may not be complete because we have access only to information regarding trades reported to PORTAL, which may not include all trades because institutions and individuals are not required to report all trades to PORTAL. Therefore, the last sale price that was reported on PORTAL may not be reflective of the price at which recent sales of our common stock have occurred and were not reported on PORTAL and may not be indicative of the price at which our shares of common stock will trade after the effective date of the registration statement of which this prospectus is a part. As of May 18, 2007, we had 64,627,308 shares of our common stock issued and outstanding which were held by 14 holders of record.

SELECTED CONDENSED CONSOLIDATED

FINANCIAL AND OTHER DATA

The following selected audited and unaudited condensed consolidated financial and other data should be read in conjunction with, and are qualified by reference to, the disclosures in the registration statement set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited and audited consolidated financial statements of FBR Capital Markets Corporation and the notes thereto beginning on page F-1 and G-1, respectively.

The selected consolidated statements of operations data for the years ended December 31, 2004, 2005 and 2006 and for the three months ended March 31, 2006 and 2007 and the selected consolidated balance sheet data as of December 31, 2005 and 2006 and as of March 31, 2007 are derived from the audited and unaudited consolidated financial statements of FBR Capital Markets Corporation included elsewhere in this registration statement and should be read in conjunction with those audited and unaudited consolidated financial statements and notes thereto. The selected consolidated statement of operations data for the year ended December 31, 2003 and the selected consolidated balance sheet data as of December 31, 2004 are derived from audited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement. The selected consolidated statements of operations data for the year ended December 31, 2002 and the selected consolidated balance sheet data as of December 31, 2002 and 2003, are derived from the unaudited consolidated financial statements of FBR Capital Markets Corporation not included in this registration statement.

	Year Ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
	(unaudited)					(unaudited)	(unaudited)
Consolidated Statements of Operations (in thousands):
Revenues:
Investment banking:
Capital raising	$115,306	$256,498	$397,940	$374,658	$190,576	$66,335	$97,236
Advisory	19,746	14,815	30,115	17,759	24,148	2,869	6,458
Institutional brokerage:
Principal transactions	27,512	23,964	20,445	15,980	5,814	5,720	2,036
Agency commissions	35,584	50,048	89,492	82,551	100,855	23,366	23,776
Mortgage trading interest income	—	—	—	30,859	51,148	17,650	—
Mortgage trading net investment loss	—	—	—	(3,820)	(3,298)	(1,234)	—
Asset management:
Base management fees	4,169	11,554	19,045	22,080	19,871	4,876	5,528
Incentive allocations and fees	—	8,380	10,940	1,929	1,327	1,008	104
Net investment income	8,255	21,880	6,116	4,611	3,372	3,046	1,495
Interest income	2,086	4,431	6,691	26,006	20,934	2,613	11,114
Other revenues	760	835	1,613	2,826	3,892	1,315	76

Total revenues	213,418	392,405	582,397	575,439	418,639	127,564	147,823
Interest expense	471	452	988	42,630	54,543	16,862	4,662

Revenue, net of interest expense	212,947	391,953	581,409	532,809	364,096	110,702	143,161

Non-interest expenses:
Compensation and benefits	120,878	206,952	304,984	277,698	225,712	63,552	77,791
Professional services	10,927	18,685	40,021	53,834	43,712	10,004	10,824
Business development	12,728	20,531	43,456	39,335	33,772	12,376	11,315
Clearance and brokerage fees	5,175	6,816	8,894	8,690	11,715	2,266	2,666
Occupancy and equipment	7,241	8,651	13,743	23,379	30,039	7,273	7,493
Communications	6,376	8,264	13,044	17,354	20,039	4,583	5,409
Other operating expenses	5,345	6,156	7,997	18,500	12,219	3,264	1,820

Total non-interest expenses	168,670	276,055	432,139	438,790	377,208	103,318	117,318

Net income (loss) before income taxes	44,277	115,898	149,270	94,019	(13,112)	7,384	25,843
Income tax provision (benefit)	17,027	44,474	59,516	45,934	(3,271)	2,566	14,837

Net income (loss)	$27,250	$71,424	$89,754	$48,085	$(9,841)	$4,818	$11,006

Basic and diluted earnings (loss) per share	$0.59	$1.55	$1.95	$1.05	$(0.18)	$0.10	$0.17
Weighted-average shares (in thousands):(1)
Basic	46,000	46,000	46,000	46,000	54,137	46,000	64,149
Diluted	46,000	46,000	46,000	46,000	54,137	46,000	64,155

	As of December 31,					As of March 31,
	2002	2003	2004	2005	2006	2007
	(unaudited)	(unaudited)				(unaudited)
Consolidated Balance Sheet Data (in thousands):
Assets:
Cash and cash equivalents	$65,733	$61,041	$199,111	$162,434	$151,417	$430,426
Restricted cash	—	—	7,156	6,082	—	—
Mortgage-backed securities	—	—	—	—	415,391	5,961
Trading securities, at fair value	8,298	4,932	7,744	1,034,388	18,180	22,400
Reverse repurchase agreements	—	—	183,375	283,825	—	—
Long-term investments	10,206	65,347	50,595	34,456	32,343	35,249
Other	68,547	228,148	238,732	161,802	142,088	114,694

Total assets	$152,784	$359,468	$686,713	$1,682,987	$759,419	$608,730

Liabilities:
Trading account securities sold but not yet purchased, at fair value	$19,932	$9,525	$17,176	$150,547	$202	$759
Commercial paper	—	—	183,644	136,016	—	—
Repurchase agreements	—	—	—	929,363	189,155	—
Accounts payable and other liabilities	49,225	172,408	240,828	218,093	85,674	106,113

Total liabilities	69,157	181,933	441,648	1,434,019	275,031	106,872

Shareholders’ equity	83,627	177,535	245,065	248,968	484,388	501,858

Total liabilities and shareholders’ equity	$152,784	$359,468	$686,713	$1,682,987	$759,419	$608,730

	Year ended December 31,					Three Months Ended March 31,
	2002	2003	2004	2005	2006	2006	2007
Statistical Data (unaudited):
Total employees(2)	418	473	664	761	702	752	751
Net revenue per employee	$509	$829	$876	$700	$519	$147	$191
Annualized pre-tax return on average equity	63%	89%	71%	38%	(4)%	12%	21%
Compensation and benefits expense as a percentage of net revenues	57%	53%	52%	52%	62%	57%	54%

(1)

The weighted average shares outstanding used in the calculation of earnings per share is presented assuming the issuance of 1,000 shares associated with our formation transactions and 45,999,000 shares associated with the contribution transaction prior to our 2006 private offering for the years ended December 31, 2002, 2003, 2004 and 2005 and for the three months ended March 31, 2006. The weighted average shares outstanding used in the calculation of earnings per share for the year ended December 31, 2006, is presented assuming the issuance of 46,000,000 shares, previously discussed, as of January 1, 2006, and the effect of 18,000,000 shares issued in our 2006 private offering.

(2)	As of end of the period reported.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

We are a full-service investment banking, institutional sales, trading and research and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. In addition, we make principal investments, including merchant banking investments, with our own capital. Since the founding of FBR Group, we have grown from a boutique investment bank with primary expertise in financial institutions into a top-ranking U.S. investment bank with broad industry coverage in the following sectors of the economy: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology, media and telecommunications, or TMT. We refer to these eight sectors as our core sectors.

We are an indirect majority-owned taxable REIT subsidiary of FBR Group. We were formed in June 2006 as a Virginia corporation to be the holding company for FBR Group’s capital markets business, including investment banking and institutional sales, trading and research, and asset management business. Upon completion of this offering, FBR Group, through FBR TRS Holdings, a wholly-owned taxable REIT subsidiary of FBR Group, is expected to own beneficially approximately 53.1% of our outstanding shares of common stock. FBR Group, FBR TRS Holdings and our company are affiliates of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.

In July 2006, FBR Group contributed these businesses to us, and we completed a private offering of our common stock to qualified institutional buyers, non-United States persons and institutional and individual accredited investors. We also completed a concurrent private placement of our common stock to two affiliates of Crestview Partners, or Crestview, a New York-based private equity firm. These two concurrent transactions, which we refer to collectively as our 2006 private offering, in the aggregate resulted in the sale of $270.0 million of our common stock. Net proceeds to us from our 2006 private offering were approximately $259.7 million. We have used the proceeds from our 2006 private offering primarily for general corporate purposes and to fund certain principal investments.

Subsequent to our July 2006 private offering, we acquired certain assets from, and integrated with, a team of investment banking professionals from Legacy Partners and also expanded the number of investment banking professionals in our consumer and healthcare industry groups. In addition, we have identified additional investment banking professionals to expand our international operations in London and Australia.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory, restructuring and strategic alternative assessment and implementation services;

•

Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage through which we communicate our unique perspectives and in-depth knowledge to our clients;

•

Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

Our business is comprised of the following three business segments: (i) capital markets, including investment banking and institutional brokerage (including institutional research); (ii) asset management, including private wealth management and (iii) principal investing, including merchant banking. Prior to the July 2006 private offering, we reported our business in two segments, capital markets and asset management. Subsequent to the July 2006 private offering, the Company initiated certain principal investing activities. In conjunction with the initiation of principal investing activities, the Company reclassified its long-term investments, including equity securities and fund investments previously included in capital markets and asset management, respectively, to the principal investing segment. Accordingly, segment information for prior years has been revised to conform to the current presentation.

Executive Summary of Segment Results for the Three Months Ended March 31, 2006 and 2007

For the three months ended March 31, 2006, our total revenues, net of interest expense, were $110.7 million and our net income was $4.8 million, compared to total net revenues of $143.2 million and net income of $11.0 million for the three months ended March 31, 2007.

The following is an analysis of our operating results for the three months ended March 31, 2006 and 2007.

Capital Markets

Our capital markets segment includes investment banking and institutional sales, trading and research. These business units operate as a single integrated segment to deliver capital raising, advisory and sales and trading services to corporate and institutional clients. Our investment banking and institutional brokerage businesses are focused on the consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology sectors. Historically, we have focused on small and mid-cap stocks, although our research coverage and brokerage activities increasingly involve larger-cap stocks. By their nature, our business activities are highly competitive and are subject to general market conditions, volatile trading markets, and fluctuations in the volume of market activity, as well as to the conditions affecting the companies and markets in our areas of focus. As a result, our capital markets revenues and profits are subject to significant volatility from period to period. The following table provides a summary of our results within the capital markets segment (dollars in thousands).

	For the three months ended March 31,
	2006	2007
Revenues, net of interest expense:
Investment banking	$69,204	$103,694
Institutional brokerage	30,110	25,005
Net interest income	630	2,647
Other	2,489	548

Total	102,433	131,894

Operating Expenses:
Variable	43,969	62,466
Fixed	50,864	45,492

Total	94,833	107,958

Pre-tax income	$7,600	$23,936

The pre-tax income from our capital markets segment increased from $7.6 million in the first quarter of 2006 to $23.9 million in the first quarter of 2007. This increase is primarily attributable to a 49.8%, or $34.5 million, increase in investment banking revenues during the first quarter of 2007, reflecting a higher volume of capital raising activity in our real estate and energy sectors. Our institutional brokerage sales and trading net revenues decreased by 17.0%, or $5.1 million, during the first quarter of 2007, which is primarily attributable to a decrease in revenues from principal transactions, reflecting the fact that the first quarter of 2006 included higher than normal secondary trading in primary transactions completed in December 2005. Additionally, during the first quarter of 2006 we conducted fixed income trading activities primarily related to mortgage-backed, asset-backed and other structured securities that is not comparable to first quarter 2007. During the third quarter of 2006, we made a decision to sell our fixed income trading positions and not redeploy capital to this trading activity. Compensation and benefits costs within our capital markets segment increased 22.2%, or $13.3 million, during the first quarter of 2007 as a result of the increased variable compensation due to increased capital markets revenues.

Asset Management

Our asset management segment consists of managing a broad range of pooled investment vehicles, including mutual funds, hedge funds, venture capital and private equity funds and separate accounts. Our total net assets under management were $2.8 billion at March 31, 2007 increasing from $2.4 billion at December 31, 2006. Net assets under management increased 16.7%, or $0.4 billion, during the first quarter of 2007 as a result of the re-opening of the FBR Small Cap Value mutual fund and fund performance during the first quarter of 2007. The following table provides a summary of our results within the asset management segment (dollars in thousands).

	For the three months ended March 31,
	2006	2007
Revenues, net of interest expense:
Base management fees	$4,834	$5,528
Incentive allocations and fees	636	104
Other	504	835

Total	5,974	6,467

Operating Expenses:
Variable	3,414	3,689
Fixed	5,022	4,365

Total	8,436	8,054

Pre-tax loss	$(2,462)	$(1,587)

The pre-tax loss from our asset management activities decreased 36.0%, or $0.9 million, from a pre-tax loss of $2.5 million in the first quarter of 2006 to a pre-tax loss of $1.6 million in the first quarter of 2007. The decrease in pre-tax loss is primarily attributable to a 8.0%, or $0.5 million, increase in net revenues during the first quarter of 2007 as a result of a 6.6% increase in average assets under management and the fees earned from those assets during the first quarter of 2007.

We recorded $5.5 million in base management fees (including mutual fund administrative fees) for the three months ended March 31, 2007, as compared to $4.8 million for the three months ended March 31, 2006. Our annualized effective fee during the quarter on the period end net assets under management was 80 basis points.

The following provides detail relating to our assets under management:

Assets Under Management

(dollars in millions)

	March 31, 2007
	Gross(1)	Net(2)
Managed accounts	$258.8	$258.8
Hedge and offshore funds	67.1	62.5
Mutual funds
Equity	2,202.5	2,197.0
Fixed income and money market	210.4	209.4
Private equity funds	41.2	38.0

Total	$2,780.0	$2,765.7

	December 31, 2006
	Gross(1)	Net(2)
Managed accounts	$259.9	$259.9
Hedge and offshore funds	97.5	96.4
Mutual funds
Equity	1,749.6	1,743.4
Fixed income and money market	212.3	211.3
Private equity funds	42.2	40.5

Total	$2,361.5	$2,351.5

(1)	Gross assets under management represent the amount of actual gross assets of our proprietary investment partnerships and mutual funds, including leverage.
(2)	Net assets under management represent gross assets under management, net of any repurchase agreement debt, margin loans, securities sold but not yet purchased, lines of credit, and any other liabilities.

Our asset management revenues and net income are subject to fluctuations due to a variety of factors that are unpredictable, including the overall condition of the economy and the securities markets as a whole and our core sectors. These conditions can have a material effect on the inflows and outflows of assets under management, and the performance of our asset management funds. For example, a significant portion of the performance-based or incentive revenues that we recognize from our hedge fund, venture capital and private equity activities are based on the value of securities held in the funds we manage. The value of these securities includes unrealized gains or losses that may change from one period to another.

Principal Investing

As of March 31, 2007, our principal investing activity consists of investments in merchant banking investments and investments in hedge and venture funds.

We initiated the principal investing activities noted above in the fourth quarter of 2006. Prior to the fourth quarter of 2006, we had no comparable principal investing activities. In conjunction with the initiation of the principal investing activities during 2006, we reclassified certain of our long-term investments, including equity securities and fund investments previously included in the capital markets and asset management segments, respectively, to the principal investing segment. Accordingly, segment information for prior years has been revised to conform to current presentation. The following table provides a summary of our results within the principal investing segment (dollars in thousands).

	For the three months ended March 31,
	2006	2007
Revenues, net of interest expense:
Net investment income	$2,288	$1,212
Net interest income	7	3,521
Other	—	67

Total	2,295	4,800

Operating Expenses:
Variable	49	390
Fixed	—	916

Total	49	1,306

Pre-tax income	$2,246	$3,494

The pre-tax income from our principal investing activities increased 59.1%, or $1.3 million, from $2.2 million in the first quarter of 2006 to $3.5 million in the first quarter of 2007. The increase in pre-tax income is primarily attributable to the net interest income earned in 2007 on the investment of the proceeds received from the 2006 private offering.

Merchant Banking

The total value of our merchant banking portfolio and other long-term investments was $35.2 million as of March 31, 2007. Of this total, $8.8 million was held in the merchant banking portfolio, $17.5 million was held in investment funds, and $8.9 million was held in other long-term investments.

Liquid Capital

From time to time, we also will invest our liquid capital in highly rated liquid investments such as money market funds, U.S. government securities and agency mortgage-backed securities. These investments will be made with the intention of redeploying this capital into supporting current strategies and new endeavors in capital markets, asset management, and merchant banking as these opportunities present themselves.

Since our 2006 private offering, we have invested in short-term liquid investments as well as agency-backed mortgage-backed securities. Such investments have a carried or implied AAA rating. Our mortgage-backed securities investment strategy is based on investing in hybrid-ARM mortgage-backed securities financed partially by repurchase agreement borrowings. We recorded net interest income of $3.5 million from these investments during the first quarter of 2007. During the quarter ended March 31, 2007, all agency-backed mortgage-backed securities investments were sold.

Executive Summary of Segment Results for the Years Ended December 31, 2005 and 2006

For the year ended December 31, 2005, our total net revenues were $532.8 million and our net income was $48.1 million, compared to total net revenues of $364.1 million and net loss of $9.8 million for the year ended December 31, 2006.

The following is an analysis of our operating results for the years ended December 31, 2005 and 2006.

Capital Markets

Our capital markets segment includes investment banking and institutional sales, trading and research. These businesses operate as a single integrated unit to deliver capital raising, advisory and sales and trading services to corporate and institutional clients. Our investment banking and institutional brokerage businesses are focused on the consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and technology sectors. Historically, we have focused on small and mid-cap stocks, although our research coverage and associated brokerage activities increasingly involve larger-cap stocks. By their nature, our business activities are highly competitive and are subject to general market conditions, volatile trading markets, and fluctuations in the volume of market activity, as well as to the conditions affecting the companies and markets in our areas of focus. As a result, our capital markets revenues and profits can be subject to significant volatility from period to period. The following table provides a summary of our results within the capital markets segment (dollars in thousands).

	For year ended December 31,
	2004	2005	2006
Revenues, net of interest expense:
Investment banking	$428,055	$392,417	$214,724
Institutional brokerage	102,928	99,444	107,622
Net interest income	5,238	6,468	4,292
Other	1,509	5,100	5,606

Total	537,730	503,429	332,244

Operating Expenses:
Variable	276,191	212,698	160,415
Fixed	127,882	196,052	186,052

Total	404,073	408,750	346,467

Pre-tax income (loss)	$133,657	$94,679	$(14,223)

The pre-tax income (loss) from our capital markets segment decreased from pre-tax income of $94.7 million in 2005 to a pre-tax loss of $14.2 million in 2006. This decrease is primarily attributable to a 45%, or $177.7 million, decrease in investment banking revenues during 2006, as a result of the Company completing fewer private equity placements and initial public offerings in 2006 as compared to 2005. This decrease reflects a lower volume of capital raising activity in our financial institutions and real estate sectors due primarily to the adverse effects of a continued inverted yield curve during 2006. Our institutional brokerage net revenues increased by 8%, or $8.2 million during 2006, which is primarily attributable to a 22% increase in agency commissions offset by a decrease in revenues from principal transactions. Our variable costs decreased by 25%, or $52.3 million in 2006, which is attributable to a decrease in variable compensation of 30% or $52.4 million in 2006. This decrease in variable compensation relates to the decrease in investment banking revenues offset by an increase in institutional brokerage net revenues. In addition, a decrease in variable expenses associated with investment banking transactions of $2.9 million was completely offset by an increase in clearing and brokerage fees as a result of the increase in institutional brokerage net revenues. Our fixed and corporate expenses decreased by 5% or $10.0 million in 2006. This decrease is primarily attributable to the $7.5 million incurred in 2005 relating to the proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, relating to a transactions we completed in 2001 (See Note 10 to our consolidated financial statements).

The pre-tax income from our capital markets segment decreased from $133.7 million in 2004 to $94.7 million in 2005. This decrease in pre-tax income is due to the decrease in capital raising and advisory revenues of 8% or $35.6 million. This decrease is associated with a decrease in revenues from capital raising transactions in our real estate and financial institutions sectors offset by a significant increase in revenues from sole-managed private equity placements in the energy sector. In conjunction with the decrease in capital raising and advisory revenues, variable costs decreased by 23%, or $63.5 million in 2005, which is attributable to a decrease in variable compensation of 24% or $55.8 million in 2005, of which $33.1 million was for operating personnel and $22.7 million related to executive compensation allocated to this segment, and a decrease in variable expenses associated with investment banking transactions of 29% or $10.8 million. Our fixed and corporate expenses increased by 53% or $68.2 million in 2005. This increase is attributable to increased compensation reflecting the increase in our investment banking, sales, and trading personnel, and additional support service employees in our operational and technology departments, the investments in upgrading technology and expansion of our facilities, and $7.5 million incurred in 2005 relating to the proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD.

Investment Banking

Our investment banking activities consist of a broad range of services, including underwritings, public and private capital raising transactions that include a wide variety of securities, and financial advisory services in merger, acquisition, restructuring and strategic partnering transactions. In 2006, revenues from our investment banking operations totaled $214.7 million, representing a decrease of 45% from the prior year. In 2006, our investment banking team executed 87 banking assignments with a total transaction value of over $16.1 billion, including more than $5.1 billion in lead-managed equity capital raising transactions. Highlights for lead-managed equity capital raising transactions include:

•	$ 634.9 million in four initial public offerings;

•	$ 3.1 billion in 15 (sole-managed) private placements; and

•	$ 1.2 billion in 12 follow-on and secondary equity offerings.

In addition, during 2006 we advised on 28 completed mergers, acquisitions and advisory transactions representing $400.5 million in aggregate transaction value.

We earned the following investment banking rankings for 2006:

•	#1 book-running manager of all common stock offerings for U.S. companies with a market capitalization of $1 billion or less;

•	#7 book-running manager for U.S. IPOs and 144A equity placements combined;

•	#1 book-running manager of all common stock offerings for domestic mining, oil and gas, utility and energy companies with a market capitalization of $1 billion or less; and

•	#1 book-running manager of all common stock offerings for U.S. and Bermuda finance and insurance companies with a market capitalization of $1 billion or less.

The following table shows details of our investment banking revenues for the periods indicated (dollars in thousands):

	Year Ended December 31,
	2004	2005	2006
Revenues:
Capital raising:
Institutional private equity placements	$165,163	$225,489	$139,276
Initial public offerings	162,927	69,493	13,727
Secondary (follow-on) public offerings	55,819	50,459	34,999
High yield debt & preferred	10,673	2,822	122
Asset-backed securities	3,358	26,395	2,452

Total capital raising	397,940	374,658	190,576
Advisory services	30,115	17,759	24,148

Total investment banking	$428,055	$392,417	$214,724

Institutional Brokerage

In addition to our investment banking activities, we also offer institutional brokerage services to customers. In a rapidly changing trading environment characterized by continuing pressure on commission rates, revenue from institutional brokerage (principal transactions and agency commissions) was up 8.3% on a year-to-year basis, increasing from $98.5 million in 2005 to $106.7 million in 2006.

In May 2005, we initiated certain fixed income trading activities, primarily related to mortgage-backed, asset-backed and other structured securities. These trading activities continued through October 2006. During the third quarter 2006, we made a decision to sell our trading positions. At present, we do not expect to redeploy capital to this fixed income trading activity. The net revenue from our mortgage sales and trading activities remained consistent during the periods reflecting interest spread compression during 2006 as a result of the inverted yield curve. The increase in interest income, reflecting higher average investment balances during 2006 was offset by the increase in interest expense, reflecting higher average borrowings and an increased cost of funds. Revenues, net of related interest expense related to institutional brokerage activities are (dollars in thousands):

	Year Ended December 31,
	2004	2005	2006
Total principal transactions	$20,445	$15,980	$5,814
Agency commissions	89,492	82,551	100,855
Mortgage trading interest and net investment loss	—	27,039	47,850

	109,937	125,570	154,519
Interest expense	—	23,743	44,472

Institutional brokerage revenues, net of interest expense	$109,937	$101,827	$110,047

Asset Management

Our asset management activities consist of managing a broad range of pooled investment vehicles, including mutual funds, hedge funds, venture capital and private equity funds and separate accounts. Our total net assets under management were $2.4 billion at both December 31, 2006 and 2005. However, the mix of net assets changed during 2006 with hedge and offshore funds decreasing during 2006 based on fund closures and equity mutual funds increasing based on fund performance. The following table provides a summary of our results within the asset management segment (dollars in thousands).

	For year ended December 31,
	2004	2005	2006
Revenues, net of interest expense:
Base management fees	$18,787	$21,495	$19,871
Incentive allocations and fees	10,940	1,929	1,327
Other	7,010	2,380	1,518

Total	36,737	25,804	22,716

Operating Expenses:
Variable	17,452	15,600	12,496
Fixed	10,339	14,019	18,097

Total	27,791	29,619	30,593

Pre-tax income (loss)	$8,946	$(3,815)	$(7,877)

The pre-tax loss from our asset management activities increased from pre-tax loss of $3.8 million in 2005 to a pre-tax loss of $7.9 million in 2006. The increase in pre-tax loss is primarily attributable to a decrease in net revenues of 12% or $3.1 million during 2006 as a result of a decrease in average assets under management during 2006 as compared to 2005 and the fees earned from those assets. The decrease in the average assets under management related principally to the closure of six hedge funds and offshore funds during 2005 and 2006. Variable costs for this segment decreased in relation to the decrease in net revenues. However, this decrease in variable costs was more than offset by the increase in fixed expenses related to additional support services being provided to this segment.

The pre-tax income from our asset management activities decreased from pre-tax income of $8.9 million in 2004 to a pre-tax loss of $3.8 million in 2005. This decrease is primarily attributed to a decrease in incentive allocations and fees of $9.0 million. Incentive allocations decreased due to fund performance and the reversal of incentive allocations from certain investment funds during 2005. In addition, commissions earned from our asset management services also decreased by $4.6 million which was offset by an increase in management fees as the average assets under management in our mutual funds for the year were higher than in the previous year. Variable costs for this segment decreased in relation to the decrease in net revenues. However, this decrease in variable costs was more than offset by the increase in fixed expenses related to investments in upgrading technology and expansion of our facilities.

We generate fees from our asset management activity for services provided in the management of investment vehicles or accounts and administration of mutual funds. Base management fees are earned on our net assets under management and are determined based on a percentage of actual or committed capital, excluding, in some cases, our own direct investments and certain other affiliated capital. The percentages used to determine our base fee vary from vehicle to vehicle.

We recorded $19.9 million in base management fees (including mutual fund administrative fees) for the year ended December 31, 2006. Our annualized effective fee during the fourth quarter of 2006 on the year end net assets under management was 86 basis points.

The incentive allocations and gains (losses) in our managed investment partnerships are determined, in part, by the value of securities held by those partnerships. To the extent that these partnerships hold securities of public companies that are restricted as to resale due to contractual lock-ups, regulatory requirements (including Rule 144 holding periods), or for other reasons, these securities are generally valued by reference to the public market price, subject to discounts to reflect the restrictions on liquidity. These discounts are sometimes referred to as haircuts. As the restriction period runs, the amount of the discount is generally reduced. We review these valuations and discounts quarterly.

The following provides detail relating to our assets under management:

Assets Under Management

(dollars in millions)

	December 31, 2006
	Gross(1)	Net(2)
Managed accounts	$259.9	$259.9
Hedge and offshore funds	97.5	96.4
Mutual funds
Equity	1,749.6	1,743.4
Fixed income and money market	212.3	211.3
Private equity funds	42.2	40.5

Total	$2,361.5	$2,351.5

	December 31, 2005
	Gross(1)	Net(2)
Managed accounts	$463.4	$329.5
Hedge and offshore funds	154.3	150.5
Mutual funds
Equity	1,585.5	1,576.2
Fixed income and money market	297.8	296.6
Private equity funds	56.2	46.8

Total	$2,557.2	$2,399.6

(1)	Gross assets under management represent the amount of actual gross assets of our proprietary investment partnerships and mutual funds, including leverage.
(2)	Net assets under management represent gross assets under management, net of any repurchase agreement debt, margin loans, securities sold but not yet purchased, lines of credit, and any other liabilities.

Our asset management revenues and net income are subject to fluctuations due to a variety of factors that are unpredictable, including the overall condition of the economy and the securities markets as a whole and our core sectors. These conditions can have a material effect on the inflows and outflows of assets under management, and the performance of our asset management funds. For example, a significant portion of the performance-based or incentive revenues that we recognize from our hedge fund, venture capital and private equity activities are based on the value of securities held in the funds we manage. The value of these securities includes unrealized gains or losses that may change from one period to another.

Principal Investing

As of December 31, 2006, our principal investing activity consists of investments in merchant banking investments and investments in hedge and venture funds.

We initiated the principal investing activities noted above in the fourth quarter of 2006. Prior to the fourth quarter of 2006, we had no comparable principal investing activities. In conjunction with the initiation of the principal investing activities during 2006, we reclassified certain of our long-term investments, including equity securities and fund investments previously included in the capital markets and asset management segments, respectively, to the principal investing segment. Accordingly, segment information for prior years has been revised to conform to current presentation. The following table provides a summary of our results within the principal investing segment (dollars in thousands).

	For year ended December 31,
	2004	2005	2006
Revenues, net of interest expense:
Net investment income	$6,116	$2,339	$3,136
Net interest income	464	651	6,000
Other	362	586	—

Total	6,942	3,576	9,136

Operating Expenses:
Variable	275	421	148
Fixed	—	—	—

Total	275	421	148

Pre-tax income	$6,667	$3,155	$8,988

The pre-tax income from our principal investing activities increased from $3.2 million in 2005 to $9.0 million in 2006. The increase in pre-tax income is primarily attributable to the net interest income earned on the investment of the proceeds received from the private offering of $5.9 million.

The pre-tax income from our principal investing activities decreased from $6.6 million in 2004 to $3.2 million in 2005. The decrease is due to a $2.4 million decrease in net investment income from our investment funds reflecting lower investment balances due to the closure of certain of hedge and offshore funds during 2005 as well as fund performance.

Merchant Banking

The total value of our merchant banking portfolio and other long-term investments was $32.3 million as of December 31, 2006. Of this total, $5.1 million was held in the merchant banking portfolio, $11.5 million was held in alternative asset funds, and $15.7 million was held in other long-term investments.

The following table provides additional detail regarding the our merchant banking and other long-term investments as of December 31, 2006 (dollars in thousands):

Merchant Banking and Other Long-Term Investments

	December 31, 2006
Merchant Banking Investments	Shares	Cost Basis	Fair Value/ Carrying Value
Cypress Holdings(1)	268,802	$2,500	$2,500
Horsehead Holdings(1)	8,791	107	107
NNN Realty Advisors(1)	268,817	2,500	2,500

Total merchant banking investments		$5,107	$5,107

Investment funds			11,474
Investment securities—marked to market			12,622
Other investments			3,140

Total long-term investments			$32,343

(1)	As of December 31, 2006, these shares cannot be traded in a public market (e.g., NYSE or Nasdaq) but may be sold in private transactions.

Liquid Capital

From time to time, we also will invest our liquid capital in highly rated liquid investments such as money market funds, U.S. government securities and agency mortgage-backed securities. These investments will be made with the intention of redeploying this capital into supporting current strategies and new endeavors in capital markets, asset management, and merchant banking as these opportunities present themselves.

Since our July 2006 private offering, we have invested in short-term liquid investments as well as agency-backed mortgage-backed securities. Such investments have a carried or implied AAA rating. Our mortgage-backed securities investment strategy is based on investing in hybrid-ARM mortgage-backed securities financed partially by repurchase agreement borrowings. We recorded net interest income of $5.9 million from these investments including $2.4 million from mortgage-backed securities held in our principal investment portfolio during 2006. See “—Quantitative and Qualitative Disclosure about Market Risk” for information regarding market risk, including interest rate risk. These investments consisted of the following as of December 31, 2006 (dollars in thousands).

	Face Amount	Fair Value
Agency-backed:
Fannie Mae	$232,860	$235,287
Freddie Mac	178,989	180,104

Total	$411,849	$415,391

Subsequent to December 31, 2006, all agency-backed mortgage-backed securities investments have been sold.

Results of Operations

Revenues

Our revenues consist primarily of capital raising and advisory fees in investment banking; agency commissions, principal transactions and mortgage trading interest and net investment income in institutional brokerage; base management fees and incentive allocations and fees in asset management, and with respect to principal investing activities, net investment income, including realized gains or losses, and dividends from merchant banking investments, earnings from investment funds, and net interest income from principal investing activities.

Revenue from capital raising transactions is substantially dependent on the market for public and private offerings of equity and debt securities within the core sectors in which we focus. Agency commissions are dependent on the level of overall market trading volume and penetration of our institutional client base by our research, sales and trading staff. Principal brokerage transactions are dependent on these same factors and on trading volume and spreads in the securities of such companies; net trading gains and losses are dependent on the market performance of securities held, as well as our decisions as to the level of market exposure we accept in these securities. Asset management revenues are dependent on the level of the capital on which our base management fees are calculated and the amount and performance of capital on which we have the potential to generate incentive income. Our asset management vehicles are subject to market risk caused by illiquidity and volatility in the markets in which they would seek to sell or buy financial instruments. Revenue earned from these activities, including unrealized gains that are included in the incentive income portion of our asset management revenues and in net investment income, may fluctuate as a result. Accordingly, our revenues in these areas have fluctuated in the past, and we anticipate that they are likely to continue to fluctuate in the future, based on these factors.

In our principal investing activities, merchant banking and other long-term investment are subject to market risk caused by illiquidity, due to selling restrictions on our investment or lack of trading volume, and volatility in the markets in which we would seek to sell these investments. As a result, net investment income and dividends generated from these investments, may fluctuate as a result. Also, mortgage-backed securities that are financed by repurchase agreement borrowings are interest sensitive financial instruments. We are exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve.

Investment Banking

Capital raising revenue consists of underwriting discounts, selling concessions, management fees and reimbursed expenses associated with underwriting activities and Rule 144A institutional equity placements. We act in varying capacities in our underwriting activities, which, based on the underlying economics of each transaction, determine our ultimate revenues from these activities. When we are engaged as lead-manager of an underwriting, we generally bear more risk and earn higher revenues than if engaged as a co-manager, an underwriter (syndicate member) or a broker-dealer included in the selling group.

Advisory revenue consists primarily of advisory fees and reimbursed expenses associated with such activities. Advisory fees have fluctuated in the past, and are likely to continue to fluctuate, based on the number and size of our completed transactions.

Institutional Brokerage

Principal transactions consist of a portion of dealer spreads attributed to the securities trading activities of FBR & Co. as principal in listed and other equity securities, and are primarily derived from FBR & Co.’s activities as a market-maker. Trading gains and losses on equity securities are combined and reported on a net basis as part of principal transactions. Gains and losses result primarily from market price fluctuations that occur while holding positions in FBR & Co.’s trading security inventory.

Agency commissions consist of revenue resulting from the execution of exchange-listed securities and other transactions as agent.

Mortgage trading activities include buying and selling mortgage-backed securities and other structured securities in various financial transactions (which may include forward trades, dollar rolls and reverse repurchase transactions). We manage market risk associated with these securities positions primarily through forward purchases and sales of such securities. These transactions result in interest income and net investment gain/loss.

Asset Management

We receive asset management revenue in our capacity as the investment manager to advisory clients, including our mutual funds, as general partner of several hedge, private equity and venture capital investment partnerships and as administrator to mutual funds. Management fees and incentive income on investment partnerships have been earned from entities that have invested primarily in the securities of companies engaged in the financial services, real estate and technology sectors. Incentive income is likely to fluctuate with the performance of securities of these sectors.

Net Investment Income

Net investment income includes net realized gains or losses on sale of equity securities, unrealized gains and losses on investments held at FBR & Co., and income from investment funds.

We record allocations for our proportionate share of the earnings or losses of the hedge, private equity and venture funds and other partnerships in which we have made investments. Income or loss allocations are recorded in net investment income in our statements of operations.

Net investment income also includes unrealized gains and losses on investments held at FBR & Co. In connection with certain capital raising transactions, we have received and hold warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, we may receive and hold shares of the issuing companies. For restricted warrants and shares, including private company warrants and shares, we carry the securities at fair value based on internal valuation models and estimates made by management. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. We value warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model.

Interest Income

Interest income unrelated to brokerage activities includes interest earned on reverse repurchase agreements issued to mortgage originators through our warehouse lending facility, treasury management investments which includes mortgage-backed securities, and other interest-bearing accounts, and borrowing arrangements with affiliates.

Other Revenue

Other revenue primarily includes miscellaneous dividends and fees.

Expenses

Interest expense includes the costs of our repurchase agreement borrowings and commercial paper borrowings, as well as costs of subordinated credit lines and other financings.

Compensation and benefits expense includes base salaries as well as incentive compensation. Incentive compensation varies primarily based on revenue production and net income. Salaries, payroll taxes and employee benefits are relatively fixed in nature. In addition, compensation and benefits includes non-cash expenses associated with all stock-based awards granted to employees.

Professional services expenses include legal and consulting fees, recruiting fees and asset management sub-advisory fees. Many of these expenses, such as legal fees associated with investment banking transactions and sub-advisory fees are, to a large extent, variable with revenue.

Business development expenses include travel and entertainment expenses related to investment banking transactions, costs of conferences, sponsorships and advertising, including costs associated with the sponsorship of the PGA TOUR’s FBR Open. Expenses that are directly related to investment banking transactions are variable with revenue.

Clearing and brokerage fees include trade processing expense that we pay to our clearing brokers, and execution fees that we pay to floor brokers and electronic communication networks. These expenses are almost entirely variable based on our revenue.

Occupancy and equipment includes rental costs for our facilities, depreciation and amortization of equipment, software and leasehold improvements and expenses. These expenses are largely fixed in nature.

Communications expenses include voice, data and Internet service fees, and data processing costs. While variable in nature, these do not tend to vary with revenue.

Other operating expenses include amortization of certain intangible assets, professional liability and property insurance, printing and copying, business licenses and taxes, offices supplies, charitable contributions and other miscellaneous office expenses.

The following table sets forth financial data as a percentage of net revenues for the periods presented:

Financial Data as a Percentage of Net Revenue

	For the Year Ended December 31,			Three Months Ended March 31,
	2004	2005	2006	2006	2007
Revenues:
Investment banking:
Capital raising	68.4%	70.3%	52.3%	59.9%	67.9%
Advisory	5.2%	3.3%	6.6%	2.6%	4.5%

Subtotal	73.6%	73.6%	58.9%	62.5%	72.4%

Institutional brokerage:
Principal transactions	3.5%	3.0%	1.6%	5.2%	1.4%
Agency commissions	15.4%	15.5%	27.7%	21.1%	16.6%
Mortgage trading interest	—	5.8%	14.1%	15.9%	—
Mortgage trading net investment loss	—	(0.7)%	(0.9)%	(1.1)%	—

Subtotal	18.9%	23.6%	42.5%	41.1%	18.0%

Asset management:
Base management fees	3.3%	4.1%	5.5%	4.4%	3.9%
Incentive allocations and fees	1.9%	0.4%	0.4%	0.9%	0.1%

Subtotal	5.2%	4.5%	5.9%	5.3%	4.0%

Net investment income	1.1%	0.9%	0.9%	2.8%	1.0%
Interest income	1.2%	4.9%	5.7%	2.4%	7.8%
Other	0.2%	0.5%	1.1%	1.1%	0.1%

Total revenues	100.2%	108.0%	115.0%	115.2%	103.3%
Interest expense	0.2%	8.0%	15.0%	15.2%	3.3%

Revenues, net of interest expense	100.0%	100.0%	100.0%	100.0%	100.0%

Non-interest expenses:
Compensation and benefits	52.5%	52.1%	62.0%	57.4%	54.3%
Professional services	6.9%	10.1%	12.0%	9.0%	7.6%
Business development	7.5%	7.4%	9.3%	11.2%	7.9%
Clearance and brokerage fees	1.5%	1.6%	3.2%	2.0%	1.9%
Occupancy and equipment	2.3%	4.4%	8.3%	6.6%	5.2%
Communications	2.2%	3.3%	5.5%	4.1%	3.8%
Other operating expenses	1.4%	3.5%	3.3%	3.0%	1.2%

Total non-interest expenses	74.3%	82.4%	103.6%	93.3%	81.9%

Net income (loss) before income taxes	25.7%	17.6%	(3.6)%	6.7%	18.1%

Comparison of the Three Months Ended March 31, 2007 to the Three Months Ended March 31, 2006

Net income increased from $4.8 million during the first quarter of 2006 to $11.0 million during the first quarter of 2007. This increase reflects an increase in capital raising revenues in the first quarter of 2007 as compared to the first quarter of 2006. This increase in revenue is offset by an increase in expenses from the first quarter of 2006 to the first quarter of 2007 which is primarily attributable to the variable nature of certain expenses related to investment banking activities.

The Company’s net revenues increased 29.4% from $110.7 million in the first quarter of 2006 to $143.2 million in the first quarter of 2007 due to the following changes in revenues and interest expense.

Capital raising revenue increased 46.6% from $66.3 million in the first quarter of 2006 to $97.2 million in the first quarter of 2007. The increase is attributable to an increase in amounts raised in sole-managed private placement transactions completed in the first quarter of 2007 as compared to the first quarter of 2006. The higher volume of capital raising activity related primarily to our real estate and energy sectors during the first quarter of 2007. We completed two private placements during the first quarter of 2007 generating $58.2 million in revenues, as compared to five private placements in 2006 generating $41.8 million in revenues. In addition, during the first quarter of 2007, we lead or co-lead managed seven public offerings raising $1.3 billion, compared to seven public offerings raising $0.9 billion in the first quarter of 2006.

Advisory revenue increased 124.1% from $2.9 million in the first quarter of 2006 to $6.5 million in the first quarter of 2007 as a result of the transaction with Legacy Partners in which we acquired a team of more than two dozen investment banking professionals and a pipeline of certain advisory transactions during the first quarter of 2007.

Institutional equity brokerage revenue from agency commissions and principal transactions decreased 11.3% from $29.1 million in the first quarter of 2006 to $25.8 million in the first quarter of 2007 as a result of increases in trading volume due to our expansion of sales and trading personnel more than offset by a decrease in trading gains. In addition, during the first quarter of 2006, our mortgage sales and trading activities contributed revenues net of interest expense of $1.8 million, reflecting $17.7 million in interest income, a net investment loss of $1.2 million and $14.7 million of interest expense. There was no comparable activity during 2007 as we sold our mortgage trading positions during the third quarter of 2006 and made a decision not to redeploy capital to this trading activity.

Asset management base management fees increased 12.2% from $4.9 million in the first quarter of 2006 to $5.5 million in the first quarter of 2007. The increase is primarily attributable to the increase in average net assets under management in the first quarter of 2007 due in large part to the re-opening of the FBR Small Cap Value mutual fund, as well as an increase in mutual fund administrative fees due to an increase in average mutual fund assets under management. Asset management incentive allocations and fees decreased 90.0% from $1.0 million in the first quarter of 2006 to $0.1 million in the first quarter of 2007 primarily as a result of fund performance during the quarter.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments, gains and losses on marked-to-market investment securities received in connection with capital raising activities and other investments. The decrease in net investment income from $3.0 million in the first quarter of 2006 to $1.5 million in the first quarter of 2007 is due to losses on investment securities and investment funds.

Net interest income from non-brokerage fixed income trading activities increased from $0.4 million for the first quarter of 2006 to $6.5 million for the first quarter of 2007. This increase is primarily attributable to our investment of the proceeds received from our 2006 private offering in short-term liquid investments as well as agency-backed mortgage-backed securities.

Other revenues decreased 92.3% from $1.3 million in the first quarter of 2006 to $0.1 million in the first quarter of 2007 primarily due to a decrease in dividends related to certain investments held at FBR & Co.

Total non-interest expenses increased 13.6% from $103.3 million in the first quarter of 2006 to $117.3 million in the first quarter of 2007. This increase was caused by the following fluctuations in non-interest expenses:

Compensation and benefits expense increased 22.3% from $63.6 million in the first quarter of 2006 to $77.8 million in the first quarter of 2007. This increase is due to an increase in variable compensation associated primarily with increased investment banking revenues. As a percentage of net revenue, compensation and benefit expense decreased from 57.4% to 54.3%.

Professional services expenses increased 8.0% from $10.0 million in the first quarter of 2006 to $10.8 million in the first quarter of 2007 primarily due to increased investment banking activities and asset management sub-advisory fees.

Business development expenses decreased 8.9% from $12.4 million in the first quarter of 2006 to $11.3 million in the first quarter of 2007. This decrease is primarily due to a decrease in travel expenses and expenses associated with investment banking deals, offset by a slight increase in advertising costs and other costs associated with our sponsorship of the PGA TOUR’s FBR Open.

Clearing and brokerage fees increased 17.4% from $2.3 million in the first quarter of 2006 to $2.7 million in the first quarter of 2007. The increase is due to increased equity trading volume.

Occupancy and equipment expense increased 2.7% from $7.3 million in the first quarter of 2006 to $7.5 million in the first quarter of 2007 as a result of the integration of employees from Legacy Partners in the first quarter of 2007.

Communications expense increased 17.4% from $4.6 million in the first quarter of 2006 to $5.4 million in the first quarter of 2007 primarily due to an increase in users and costs related to market data and customer trading services. In addition, the increase reflects the Company’s investments in its technology infrastructure including its data center and disaster recovery systems.

Other operating expenses decreased 45.5% from $3.3 million in the first quarter of 2006 to $1.8 million in the first quarter of 2007. The decrease relates primarily to a reduction in costs allocated to the Company by FBR Group associated with its corporate governance of the Company as the Company now incurs its owns corporate governance costs due to the 2006 private offering and subsequent establishment of its own board of directors.

The total income tax provision increased from $2.6 million of tax expense in the first quarter of 2006 to $14.8 million in the first quarter of 2007 due to increased pre-tax income. Our annualized effective tax rate was 57.4% for the three months ended March 31, 2007 compared to 34.8% for the three months ended March 31, 2006. The disparity between the effective tax rates is due primarily to the effects of SFAS 123R, which resulted in an income tax charge of $3.5 million during the first quarter of 2007. Additionally, the annualized effective tax rate for the three months ended March 31, 2006 was lower than normal due to favorable state tax apportionment factors of $0.8 million. Excluding the SFAS 123R charge and state tax adjustments, the effective income tax rates for the three months ended March 31, 2006 and 2007 would have been 45.6% and 43.9%, respectively.

Comparison of the Year Ended December 31, 2006 to the Year Ended December 31, 2005

Net income decreased from $48.1 million during 2005 to a loss of $9.8 million during 2006. This decrease reflects a significant reduction in capital raising revenues in 2006 as compared to 2005. This decrease in revenue is offset by a decrease in expenses from 2005 to 2006 which is primarily attributable to the variable nature of certain expenses related to investment banking activities and that the Company’s 2005 results include $7.5 million of expenses relating to proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, relating to a transaction we completed in 2001 (see Note 10 to our consolidated financial statements). The 2006 net loss also includes a $3.3 million income tax benefit as compared to a $45.9 million income tax provision recorded in 2005.

In addition, effective January 1, 2006, the Company adopted SFAS No. 123(R), “Share-Based Payment” (SFAS 123R). Pursuant to the provisions of SFAS 123R, we recorded $3.9 million of compensation relating to certain share-based payments.

Our company’s net revenues decreased 31.7% from $532.8 million in 2005 to $364.1 million in 2006 due to the following changes in revenues and interest expense.

Capital raising revenue decreased 49.1% from $374.7 million in 2005 to $190.6 million in 2006. The decrease is attributable to a decrease in amounts raised in private placement transactions as well as fewer lead- or co-lead-managed transactions completed in 2006 as compared to 2005. The lower volume of capital raising activity related primarily to our financial institutions and real estate sections which were adversely affected by the continued inverted yield curve during 2006. We completed 17 private placements during 2006 generating $139.3 million in revenues compared to 16 private placements in 2005 generating $225.5 million in revenues. The average capital raised on sole-managed private placements decreased from $237.4 million per transaction in 2005 on 15 transactions to $209.7 million per transaction in 2006 on 15 transactions. In addition, during 2006 we managed 29 public offerings raising $7.7 billion, compared to 60 public offerings raising $15.5 billion in 2005.

Advisory revenue increased 35.4% from $17.8 million in 2005 to $24.1 million in 2006 due primarily to an increase in the average revenues generated from each transaction.

Institutional brokerage revenue from agency commissions and principal transactions increased 8.3% from $98.5 million in 2005 to $106.7 million in 2006, as a result of increases in trading volume due to our expansion of sales and trading personnel from 2005 to 2006 offset by a decrease in trading gains. In addition, in 2006, our mortgage sales and trading activities contributed revenues net of interest expense of $3.3 million, reflecting $51.1 million in interest income, a net investment loss of $3.3 million and $44.5 million of interest expense compared to revenues net of interest expense of $3.4 million in 2005. The net revenue from our mortgage sales and trading activities remained consistent during the periods reflecting interest spread compression during 2006 as a result of the inverted yield curve.

Asset management base management fees decreased 10.0% from $22.1 million in 2005 to $19.9 million in 2006. The decrease is primarily attributable to the decrease in average net assets under management in 2006 as compared to 2005, due in large part to the closure and liquidation of certain hedge and offshore funds during the third and fourth quarters of 2005, as well as a decrease in mutual fund administrative fees due to a decrease in average mutual fund assets under management. Asset management incentive allocations and fees decreased 31.6% from $1.9 million in 2005 to $1.3 million in 2006 primarily as a result of fund performance during the period.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. The decrease in net investment income from $4.6 million in 2005 to $3.4 million in 2006 is due to losses on investment securities and investment funds.

Arlington Funding, LLC, or Arlington Funding, is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. During 2006, we earned $9.1 million of interest income from our reverse repurchase agreement assets and incurred $8.7 million of interest expense from the related commercial paper liabilities. During 2005, we earned $18.5 million of interest income from our reverse repurchase agreement assets and incurred $16.5 million of interest expense from the related commercial paper liabilities. As of December 31, 2006, the Company had no outstanding commercial paper liabilities and held no reverse repurchase agreement assets.

Interest income unrelated to our brokerage activities and Arlington Funding primarily relates to interest earned on mortgage-backed securities and interest-bearing bank accounts and borrowing arrangements with affiliates. This interest income increased 57.3% from $7.5 million in 2005 to $11.8 million in 2006 due to the increase in the average cash balance as a result of the private offering and investment in mortgage-backed securities during the fourth quarter offset by a lower average balance of funds loaned to affiliates. See “—Quantitative and Qualitative Disclosures about Market Risk” for information regarding market risk, including interest rate risk.

Other revenues increased 39.3% from $2.8 million in 2005 to $3.9 million in 2006 primarily due to the increase in dividends related to certain investments held at the broker-dealer.

Total non-interest expenses decreased 14.0% from $438.8 million in 2005 to $377.2 million in 2006. This decrease was caused by the following fluctuations in non-interest expenses:

Compensation and benefits expense decreased 18.7% from $277.7 million in 2005 to $225.7 million in 2006. This decrease is due to a $54.5 million decrease in variable compensation associated primarily with decreased investment banking revenues offset by the $3.9 million of compensation expense recorded pursuant to SFAS 123R.

Professional services expenses decreased 18.8% from $53.8 million in 2005 to $43.7 million in 2006 primarily due to decreased investment banking activities.

Business development expenses decreased 14.0% from $39.3 million in 2005 to $33.8 million in 2006. This decrease is primarily due to a decrease in advertising costs and other costs associated with our sponsorship of the PGA TOUR’s FBR Open, as well as costs associated with investor conferences. In addition, the change reflects decreased costs associated with capital raising activities consistent with the decrease in investment banking revenue.

Clearing and brokerage fees increased 34.5% from $8.7 million in 2005 to $11.7 million in 2006. The increase is due to increased equity trading volumes as well as mortgage trading activity.

Occupancy and equipment expense increased 28.2% from $23.4 million in 2005 to $30.0 million in 2006, including an increase of $1.6 million in depreciation expense from $6.2 million in 2005 to $7.8 million in 2006. This overall increase is primarily due to the investments made in upgrading office space at our Arlington facilities, along with upgrades of technology.

Communications expense increased 14.9% from $17.4 million in 2005 to $20.0 million in 2006 primarily due to increased costs related to market data and customer trading services.

Other operating expenses decreased 34.1% from $18.5 million in 2005 to $12.2 million in 2006. This change reflects the $7.5 million incurred in 2005 relating to the proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, discussed above, offset by costs incurred in 2006 in settlement of certain claims and disputes associated with the Company’s operating activities.

The total income tax provision changed from a $45.9 million tax expense in 2005 to a tax benefit of $3.3 million in 2006 due to current year losses. Our annualized effective tax rate was 24.9% for the year ended December 31, 2006 compared to 48.9% in 2005. The disparity between the effective tax rates is due primarily to the adoption of FAS 123R in 2006 and the nondeductible nature of the $7.5 million in expenses recorded in relation to the proposed settlements with the SEC and NASD, which have since been accepted by the SEC and NASD.

Comparison of the Year Ended December 31, 2005 to the Year Ended December 31, 2004

Net income decreased from $89.8 million in 2004 to $48.1 million in 2005. This decrease is primarily due to decreased net revenues, including lower investment banking revenues in our capital markets segment and incentive allocations in our asset management segment. In addition, the decrease reflects $7.5 million of expenses recognized in the first quarter of 2005 relating to proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD, relating to a transaction we completed in 2001 (see Note 10 to our consolidated financial statements). Our 2005 results reflect a $45.9 million income tax provision as compared to a $59.5 million tax provision recorded in 2004.

Our gross revenues decreased 1.2% from $582.4 million in 2004 to $575.4 million in 2005 due primarily to lower capital market revenues offset by interest revenues associated with mortgage trading activities initiated in 2005 and interest revenues associated with our commercial paper conduit Arlington Funding. Within capital markets, our investment banking revenue decreased $35.6 million, or 8.3%, and institutional brokerage revenue, including gross revenue from mortgage trading activities, increased $15.6 million, or 14.2%, in 2005 as compared to 2004.

Capital raising revenue decreased 5.8% from $397.9 million in 2004 to $374.7 million in 2005. The decrease is attributable to a fewer number of transactions in 2005. During 2005, we managed 89 public offerings, of which we lead-managed 45, raising $36.2 billion and generating $149.2 million in revenues. During 2004, we managed 93 public offerings, of which we lead-managed 51, raising $22.7 billion and generating $232.8 million in revenues. This decrease was offset by an increase in revenues from private equity placements of $60.3 million.

Advisory revenue decreased 40.9% from $30.1 million in 2004 to $17.8 million in 2005 due primarily to the completion of fewer M&A transactions. We completed 13 M&A transactions in 2004, of which four transactions accounted for $17.8 million of our total fees, compared to 11 in 2005.

Institutional brokerage revenue from principal transactions decreased 21.6% from $20.4 million in 2004 to $16.0 million in 2005 and agency commissions decreased 7.7% from $89.5 million in 2004 to $82.6 million in 2005 primarily due to lower trading volume.

In addition, during 2005 we initiated mortgage sales and trading activity. These activities contributed revenues net of interest expense of $3.4 million, reflecting $30.9 million of interest income, a net investment loss of $3.8 million and $23.7 million of interest expense.

Asset management base management fees increased 16.3% from $19.0 million in 2004 to $22.1 million in 2005 due to the increase in mutual fund administrative fees as a result of increased average assets under management. Asset management incentive allocations and fees decreased 82.6% from $10.9 million in 2004 to $1.9 million in 2005 primarily a result of fund performance and the reversal of incentive allocations from certain investment partnerships during 2005.

Net investment income includes income from investment funds reflecting our allocated earnings/losses from investments in proprietary investment partnerships and other managed investments and gains and losses on marked-to-market investment securities received in connection with capital raising activities. The decrease in net investment income from $6.1 million in 2004 to $4.6 million in 2005 is due to lower gains on investment securities and investment funds.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. During 2005, we earned $18.5 million of interest income from its reverse repurchase agreement assets and incurred $16.5 million of interest expense from the related commercial paper liabilities. Arlington Funding was formed during the fourth quarter of 2004, and its activity during 2004 was limited.

Interest income unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates and interest earned on interest-bearing bank accounts. This interest income increased from $6.7 million in 2004 to $7.5 million in 2005 due to increased cash and securities held in interest-bearing accounts offset by a lower average balance of funds loaned to affiliates.

Other revenues increased from $1.6 million in 2004 to $2.8 million in 2005 primarily due to the increase in dividends related to investments.

Interest expense unrelated to our brokerage activities and Arlington Funding primarily relates to borrowing arrangements with affiliates. These costs increased from $1.0 million in 2004 to $2.4 million in 2005 due to increased borrowings under such arrangements.

Total non-interest expenses increased 1.6% from $432.1 million in 2004 to $438.8 million in 2005. This increase was caused by the following fluctuations in non-interest expenses:

Compensation and benefits expense decreased 9.0% from $305.0 million in 2004 to $277.7 million in 2005. This decrease is primarily due to decreased variable compensation in 2005 as compared to 2004 as a result of lower investment banking revenues and a reduction in executive bonuses. As a percentage of net revenues, compensation and benefits expense decreased slightly from 52.5% in 2004 to 52.1% in 2005.

Professional services expense increased 34.5% from $40.0 million in 2004 to $53.8 million in 2005. This increase is primarily due to legal costs associated with the proposed settlements with the SEC and NASD discussed above, sub-advisory fees, as well as costs associated with technology enhancements.

Business development expenses decreased 9.7% from $43.5 million in 2004 to $39.3 million in 2005. This decrease reflects a reduction in travel costs relating to capital raising activities due to fewer transactions and lower revenues in 2005 as compared to 2004.

Clearing and brokerage fees decreased 2.2% from $8.9 million in 2004 to $8.7 million in 2005 primarily due to lower equity trading volume. As a percentage of institutional brokerage net revenue, clearing and brokerage fees increased from 8.1% in 2004 to 8.5% in 2005.

Occupancy and equipment expense increased 70.8% from $13.7 million in 2004 to $23.4 million in 2005. The increase is attributable primarily to investments made in upgrading technology and expansions at our Arlington, New York and Boston facilities. Office and equipment rental and depreciation expense increased $4.4 million and $2.4 million, respectively, associated with these activities. Total employees were 761 as of December 31, 2005 as compared to 664 as of December 31, 2004.

Communications expense increased 33.8% from $13.0 million in 2004 to $17.4 million in 2005. The increase is primarily due to increased market data costs in support of capital raising activities and increased costs related to mortgage sales and trading activities, as well as costs associated with the increase in employees.

Other operating expenses increased 131.3% from $8.0 million in 2004 to $18.5 million in 2005. This change is due primarily to costs associated with the proposed settlements with the SEC and the NASD of $7.5 million, which have since been accepted by the SEC and NASD, discussed above, and an increase in various office operations and administrative expense items.

The total income tax provision decreased from $59.5 million in 2004 to $45.9 million in 2005 due to decreased taxable income in 2005 as compared to 2004. Our effective tax rate was 49% in 2005 as compared to 40% in 2004. The increase in the effective tax rate is due to an increase in our state taxes due to changes in state apportionment and due to the non-deductible nature of the $7.5 million charge recorded in the first quarter 2005 relating to our proposed settlements with the SEC and the NASD, which have since been accepted by the SEC and NASD (see Note 10 to our audited consolidated financial statements).

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund investments and for other general business purposes. In addition, regulatory requirements applicable to our broker-dealer subsidiaries require minimum capital levels for these entities. The primary sources of funds for liquidity consist of borrowings under repurchase agreements, commercial paper borrowings, dividends on equity securities, proceeds from sales of securities, internally generated funds, equity capital contributions, and credit provided by banks, clearing brokers, and affiliates of our principal clearing broker. Our potential future sources of liquidity include existing cash balances, internally generated funds, borrowing capacity through margin accounts and under corporate lines of credit, and future issuances of common stock, preferred stock, or debt securities.

Cash Flows

As of March 31, 2007, the Company’s cash and cash equivalents were $430.4 million representing a net increase in the balance of $279.0 million for the three months ended March 31, 2007. The increase is attributable to a $407.7 million source of cash from investing activities and cash provided by operating activities of $62.2 million, offset by cash used in financing activities of $190.9 million.

The Company’s operating activities generated cash inflow for the three months ended March 31, 2007. Our cash inflows from operating activities reflect the impact of the increase in capital raising revenues and the resulting increase in accrued expenses due to amounts owed to co-managers in investment banking transactions as of March 31, 2007, as compared to the prior year.

Due to the cyclical nature of our industry and the industries in which we provide services, we maintain liquid capital to cover potential cash outflows should we experience a decrease in earnings.

The cash provided by investing activities primarily relates to the sale of our mortgage-backed securities position which was $415.4 million as of December 31, 2006. These proceeds were used to paydown related financing with repurchase agreements and the remainder invested in money market funds.

The cash used by financing activities primarily relates to the repayment during the first quarter 2007 of the repurchase agreements financing the mortgage-backed securities held as of December 31, 2006.

As of December 31, 2006, the Company’s cash and cash equivalents totaled $151.4 million representing a net decrease in the balance of $11.0 million for the year ended December 31, 2006. The decrease is attributable to a use of cash of $244.5 million in investing activities offset by cash provided by operating activities of $29.2 million and financing activities of $204.3 million.

The Company’s operating activities generated a cash inflow despite the net loss incurred for the year due to our decision to sell our trading positions related to our mortgage-backed securities trading activities in which the cash inflow from the sale of the securities and amounts received from the clearing broker was offset by the payment of repurchase agreements associated with these securities. Our cash outflows from operating activities reflect the impact of the decrease in capital raising revenues and the resulting decrease in accrued compensation balances and other liabilities as of December 31, 2006 as compared to the prior year offset by a decrease in clearing broker receivables. The cash required to pay down these liabilities was generated from prior year earnings in which the Company generated significantly higher capital raising revenues.

The cash used in investing activities primarily relates to the purchase of $420.5 million in mortgage-backed securities for temporary investment purposes as we assess the deployment of the capital received in the private offering in support of current strategies and new endeavors as these opportunities present themselves. This use of cash was offset by the reduction in activity of the warehouse lending facility in which we received $135.9 million in proceeds and proceeds from the sale of long-term investment of $35.2 million.

The cash provided by financing activities primarily relates to the proceeds received from the private offering on July 20, 2006 and the financing of a portion of the mortgage-backed securities with repurchase agreements. These cash inflows were offset by the repayment of the temporary subordinated loan of $75.0 million that was outstanding as of December 31, 2005 and the repayments of commercial paper borrowings of $136.0 million associated with the reduction in activities of the warehouse lending facility, noted above.

As of December 31, 2005, the Company’s cash and cash equivalents totaled $162.4 million representing a net decrease in the balance of $36.7 million for the year then ended. The decrease reflects cash used in operating activities of $119.1 million, cash provided by investing activities of $118.5 million and cash used in financing activities of $36.1 million. The Company’s operating activities resulted in a cash outflow despite earnings of $48.1 million due to our initiation of mortgage-backed securities trading activities. Our cash outflows from operating activities also reflect the impact of the decrease in accrued compensation and other liabilities as of December 31, 2005, as compared to the prior year, which is a direct result of the decrease in capital raising, institutional brokerage and incentive allocation revenues offset by a decrease in clearing broker receivables. The cash required to pay down these liabilities was generated from prior year earnings in which the Company generated higher net revenues. Cash provided by investing activities includes $77.0 million of net loan repayments from FBR Group and $47.5 million of cash provided by the decrease in reverse repurchase agreements. Cash used in financing activities reflects $50 million of distributions to the Company’s parent offset by a net increase in cash provided by short-term borrowings.

Sources of Funding

We believe that our existing cash balances, cash flows from operations, borrowing capacity, other sources of liquidity and execution of our financing strategies should be sufficient to meet our cash requirements for the foreseeable future. We have obtained, and believe we will be able to continue to obtain, short-term financing in amounts and at interest rates consistent with our financing objectives. We may, however, seek debt or equity financings, in public or private transactions, to provide capital for corporate purposes and/or strategic business opportunities, including possible acquisitions, joint ventures, alliances, or other business arrangements which could require substantial capital outlays. Our policy is to evaluate strategic business opportunities, including acquisitions and divestitures, as they arise. There can be no assurance that we will be able to raise sufficient debt or equity on acceptable terms, to take advantage of investment opportunities that become available. Should our needs ever exceed these sources of liquidity, we believe that most of our investments could be sold, in most circumstances, to provide cash.

As of December 31, 2006 and March 31, 2007, our liabilities totaled $275.0 million and $106.9 million, respectively, which resulted in a total liability to equity leverage ratio of 0.6 to 1 and 0.2 to 1, respectively. In addition to trading account securities sold short and other payables and accrued expenses, our liabilities consisted of repurchase agreements with several financial institutions at December 31, 2006. The decrease in our total assets as of March 31, 2007 reflects the effects of our decision to sell our mortgage-backed securities.

As of December 31, 2005 and December 31, 2006, our liabilities totaled $1.4 billion and $275.0 million, respectively, which resulted in a leverage ratio of 5.8 to 1 and 0.6 to 1, respectively. In addition to trading account securities sold short and other payables and accrued expenses, our liabilities consisted of repurchase agreements with several financial institutions. The decrease in our total assets, as of December 31, 2006, reflects the effects of our decision during 2006 to sell our mortgage trading positions and repay the related repurchase agreement borrowings. These trading position sales and related borrowings were partially offset by purchases of available-for-sale mortgage-backed securities in a non-broker-dealer entity. These investments made during the fourth quarter of 2006 were partially funded by repurchase agreement borrowings.

As of March 31, 2007, we had an unsecured revolving subordinated loan agreement with FBR Group with a $500 million available credit line and an expiration date of March 31, 2008. As of December 31, 2006 and March 31, 2007, there were no outstanding balances under this line of credit. Proceeds from these borrowings would be allowable in computing net capital under the SEC’s Uniform Net Capital Rule. The Company expects to renew this credit line upon expiration.

As of December 31, 2005, we had $75 million outstanding under a temporary subordinated loan from a subsidiary of our clearing broker. Proceeds of this borrowing were available for net capital purposes and in connection with regulatory capital requirements to support underwriting activity. Interest on this loan accrued at an annual rate of three-month LIBOR plus 4% (8.37% as of December 31, 2005). This temporary subordinated loan has a maximum term of 45 days. We initiated this borrowing on December 14, 2005 and it was repaid in full on January 6, 2006.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset-backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to us and its affiliates and to mortgage originators with which we have a relationship. We serve as administrator and provide collateral for Arlington Funding’s commercial paper program. Through these arrangements, we are the primary beneficiary of Arlington Funding and consolidate this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. The extendable commercial paper notes issued by Arlington Funding are rated A1+/P1 by Standard & Poor’s and Moody’s Investors Service, respectively. Our financing capacity through Arlington Funding is $5 billion. There were no outstanding borrowings as of March 31, 2007.

Our repurchase agreements include provisions contained in the standard master repurchase agreement as published by the Bond Market Association and may be amended and supplemented in accordance with industry standards for repurchase facilities. Our repurchase agreements include financial covenants, with which the failure to comply would represent an event of default under the applicable repurchase agreement. Similarly, each repurchase agreement includes events of default for events of insolvency and events of default on other indebtedness. As provided in the standard master repurchase agreement as typically amended, upon the occurrence of an event of default or termination event the applicable counterparty has the option to terminate all repurchase transactions under such counterparty’s repurchase agreement and to demand immediate payment of any amount due from us to the counterparty.

Under our repurchase agreements, we may be required to pledge additional assets to our repurchase agreement counterparties in the event the estimated fair value of the existing pledged collateral under such agreements declines and such lenders demand additional collateral (i.e., margin call), which may take the form of additional securities or cash. Margin calls on repurchase agreements collateralized by our mortgage trading investments primarily result from events such as declines in the value of the underlying mortgage collateral caused by factors such as rising interest rates or prepayments.

To date, we have not had any margin calls on our repurchase agreements that we were not able to satisfy with either cash or additional pledged collateral.

The following table provides information regarding our outstanding commercial paper and repurchase agreement borrowings as of December 31, 2005 and 2006 (dollars in thousands).

	December 31, 2005		December 31, 2006
	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements

Outstanding balance	$136,016	$929,363	$—	$189,155
Weighted-average rate	4.41%	4.40%	—	5.31%
Weighted-average term to maturity	20.0 days	20.4 days	—	21.3 days

As of March 31, 2007, there are no outstanding balances with respect to commercial paper and repurchase agreement borrowings.

Assets

Our principal assets consist of cash and cash equivalents, receivables, securities held for trading purposes and mortgage-backed securities and long-term investments.

As of December 31, 2006 and March 31, 2007, liquid assets consisted primarily of cash and cash equivalents of $151.4 million and $430.4 million, respectively. The decrease in our total assets, as of March 31, 2007, reflects the effects of our decision during 2007 to sell our mortgage-backed securities and repay the related repurchase agreement borrowings.

As of December 31, 2005 and December 31, 2006, liquid assets consisted primarily of cash and cash equivalents of $162.4 million and $151.4 million, respectively. In addition, we held $1.0 billion and $18.2 million in trading securities, $–0– and $415.4 million of available-for-sale mortgage backed securities and receivables due from our clearing broker of $70.9 million and $28.7 million at December 31, 2005 and December 31, 2006, respectively. The decrease in our total assets, as of December 31, 2006, reflects the effects of our decision during 2006 to sell our mortgage trading positions and repay the related repurchase agreement borrowings. These trading position sales and related borrowings were partially offset by purchases of available-for-sale mortgage-backed securities in a non-broker-dealer entity. These investments made during the fourth quarter of 2006 were partially funded by repurchase agreement borrowings.

As of December 31, 2006, our mortgage-backed securities portfolio was comprised entirely of agency-backed hybrid-ARM securities. Excluding principal receivable, which totaled $1.0 million, the total fair value of the portfolio was $414.4 million. As of December 31, 2006, the weighted-average coupon of the portfolio was 5.95%.

As of March 31, 2007, our investments primarily consist of investments in marketable equity and non-public equity securities, managed partnerships (including hedge, private equity, and venture capital funds), in which we serve as managing partner. Although our investments in hedge, private equity and venture capital funds are mostly illiquid, the underlying investments of such entities are, in the aggregate, mostly publicly-traded, liquid equity and debt securities, some of which may be restricted due to contractual “lock-up” requirements.

Our investment portfolio is exposed to potential future downturns in the markets and private equity securities are exposed to deterioration of credit quality, defaults, and downward valuations. On a quarterly basis, we review the valuations of our private equity investments. If and when we determine that the net realizable value of these investments is less than our carrying value, we will reflect the reduction as an investment loss. Similarly, we review our portfolio of marketable equity securities on a quarterly basis. If we determine that a decline in value of an investment in a marketable equity security accounted for as available-for-sale below our cost basis is “other than temporary,” the loss will be recognized in the statement of operations during the period in which the liquidation or determination is made.

During the year ended December 31, 2006, as part of both its fixed income trading and warehouse financing activities, the Company entered into reverse repurchase agreements. The Company receives mortgage-asset collateral under these agreements and values the collateral on a daily basis to ensure that the fair market value, including accrued interest, was at least equal, at all time, to the repurchase price. In the event of default by the counterparty, the Company has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. However, there could be a potential loss to the Company in the event the Company is delayed or prevented from exercising its right to dispose of the collateral, including the risk of a possible decline in the value of the collateral during the period while the Company seeks to assert its rights. During the year ended

December 31, 2006, and to-date, there were no defaults by any reverse repurchase agreement counterparties. The Company had no outstanding reverse repurchase agreements as of December 31, 2006.

Regulatory Capital

FBR & Co., a U.S. broker-dealer, is registered with the SEC and is a member of the NASD. Additionally, FBRIL, our U.K. broker-dealer, is registered with the FSA. As such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA, respectively. As of December 31, 2005, FBR & Co. had total regulatory net capital of $128.4 million, which exceeded its required net capital of $8.4 million by $120 million. As of December 31, 2006, FBR & Co. had total regulatory net capital of $94.6 million, which exceeded its required net capital of $4.5 million by $90.1 million. As of March 31, 2007, FBR & Co. had total regulatory net capital of $120.6 million, which exceeded its required net capital of $6.2 million by $114.4 million. In addition, FBRIL had regulatory capital as defined in excess of required amounts at March 31, 2007 and at both December 31, 2005 and 2006. Regulatory net capital requirements increase when the broker-dealers are involved in underwriting activities based upon a percentage of the amount being underwritten.

Distributions and Contributions

In advance of the merger between FBR Group and FBR Asset Investment Corporation in March 2003, FBR Group contributed certain non-REIT qualifying assets comprised of general partner, managing member and limited partnership interests in various hedge and private equity funds, as well as certain other assets and liabilities, with a total value of $17.5 million to us. FBR Group’s investments in the applicable hedge and private equity funds were funded with cash. Through these contributions we established FBRIM, a registered investment advisor. FBRIM is the successor to an entity previously owned by FBR Group that engaged in similar investment advisory activities, including management of FBR Asset Investment Corporation.

During the year ended December 31, 2005, to support FBR Group dividend payments, we distributed cash and equity securities valued at $50.5 million to FBR Group. During the year ended December 31, 2005, in order to consolidate FBR Group’s mutual fund management contracts in one entity, FBR TRS Holdings contributed $9.4 million of management contract intangibles and certain other related assets to us. During the year ended December 31, 2004, to support FBR Group dividend payments, we distributed equity securities and warrants valued at $27.6 million to FBR Group, and received equity securities valued at $1.9 million from FBR Group.

As part of the formation of our Company and in connection with our July 2006 private equity offering, in June 2006, FBRIM distributed $6.0 million of investment securities to FBR TRS Holdings. In July 2006, FBR & Co. and FBR Fund Advisors distributed cash of $8.9 and $5.0 million, respectively, to FBR TRS Holdings.

Contractual Obligations

We have contractual obligations to make future payments in connection with long-term debt and non-cancelable lease agreements and other contractual commitments as well as uncalled capital commitments to various investment partnerships that may be called over the next ten years. The following table sets forth as of March 31, 2007 these contractual obligations by fiscal year (in thousands):

	2007	2008	2009	2010	2011	Thereafter	Total
Long-term debt obligations	$—	$—	$—	$—	$—	$—	$—
Minimum rental commitments(1)	1,932	2,576	2,601	2,565	2,866	11,721	24,261
Related party commitments(2)	5,109	13,214	7,535	7,763	7,670	22,834	64,125
Capital commitments(3)	—	—	—	—	—	—	—

Total contractual obligations	$7,041	$15,790	$10,136	$10,328	$10,536	$34,555	$88,386

(1)	These commitments are for operating leases of the Company. The Company currently has no commitments associated with capital leases.
(2)	These commitments include contractual obligations to FBR Group and annual payments on multiple facilities leased by FBR Group that are maintained by us.
(3)

The table above excludes $6.0 million of uncalled capital commitments to various investment partnerships that may be called over the next ten years. This amount was excluded because we cannot currently determine when, if ever, the commitments will be called.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk and Credit Risk

Market risk generally represents the risk of loss through a change in realizable value that can result from a change in the prices of equity securities, a change in the value of financial instruments as a result of changes in interest rates, a change in the volatility of interest rates or a change in the credit rating of an issuer. We are exposed to the following market risks as a result of our investments in mortgage-backed securities and equity investments. Except for trading securities held by FBR & Co., none of these investments is held for trading purposes.

We monitor market and business risk, including credit risk, operations, liquidity, compliance, legal, reputational and equity ownership risk through a number of control procedures designed to identify and evaluate the various risks to which our businesses and investments are exposed. We have established various committees to assess and to manage risk associated with our investment banking, merchant banking and other activities. We review, among other things, business and transactional risks associated with investment banking potential clients and engagements. We seek to manage the risks associated with our investment banking and merchant banking activities by review and approval of transactions by the relevant committee, prior to accepting an engagement or pursuing a material investment transaction.

We believe that our primary risk exposure is to equity and debt price changes and the resulting impact on our marketable trading and long-term investments and unrealized incentive income. Direct market risk exposure to changes in foreign exchange rates is not currently material to our business. Equity and debt price risk is managed primarily through the monitoring and reporting of capital exposure to various issuers.

We generally attempt to limit exposure to market risk on securities held as a result of our daily trading activities by limiting our intra-day and overnight inventory of equity trading securities to that needed to provide the appropriate level of liquidity in the securities for which we are a market maker.

Our broker-dealer subsidiaries clear all of their securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between our broker-dealer subsidiaries and the clearing broker, the clearing broker has the right to charge us for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge us has no maximum amount and applies to all trades executed through the clearing broker, we believe there is no maximum amount assignable to this right. At December 31, 2005 and 2006 and at March 31, 2007, we have recorded no liabilities with regard to the right. During the three months ended March 31, 2007 and the years ended December 31, 2004, 2005 and 2006, we paid the clearing broker a total less than twenty thousand dollars related to these guarantees.

In addition, we have the right to pursue collection of performance from the counterparties who do not perform under their contractual obligations. We monitor the credit standing of the clearing broker and all counterparties with which we conduct business.

The securities industry is subject to numerous risks, including the risk of loss associated with the underwriting, ownership, and trading of securities, and the risk of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing economic and market trends may negatively impact the liquidity and value of our investments and the level of security offerings underwritten by us, which may adversely affect our revenues and profitability.

Interest Rate Risk

The Company may become subject to interest-rate risk as a result of its investment in mortgage-backed securities. From time to time the Company may invest its excess liquidity in mortgage-backed securities and finance those investments with repurchase agreements, which are sensitive to interest rate changes. As a result, the Company would be exposed to interest rate risk that fluctuates based on changes in the level or volatility of interest rates and mortgage prepayments and in the shape and slope of the yield curve. The Company’s primary interest risk would be related to changes in both short and long term interest rates. As interest rates increase, the market value of any mortgage-backed securities it holds may decline, prepayment rates may go down, and duration may be expected to extend. If interest rates decline, the reverse is true for mortgage-backed securities.

As of March 31, 2007, the Company holds no mortgage-backed securities or reverse repurchase agreements in its broker-dealer subsidiaries.

The value of our direct investments in other companies is also likely to be affected by significant changes in interest rates. For example, certain of the companies are exposed to interest rate risk similar to those identified above as being applicable to any investments we make from time to time in mortgage-backed securities. Additionally, changes in interest rates often affect market prices of equity securities. Because each of the companies in which we invest has its own interest rate risk management process, it is not feasible for us to quantify the potential impact that interest rate changes would have on the stock price or the future dividend payments by any of the companies in which we have invested.

Equity Price Risk

The Company is exposed to equity price risk as a result of its investments in marketable equity securities, investment partnerships, and trading securities. Equity price risk changes as the volatility of equity prices changes or the values of corresponding equity indices change.

While it is impossible to exactly project what factors may affect the prices of equity sectors and how much the effect might be, the impact a ten percent increase and a ten percent decrease in the price of the equities held by the Company would have on the value of the trading portfolio of $22.4 million are $24.6 million and $20.2 million and long-term investment portfolio of $35.2 million are $38.7 million and $31.7 million as of March 31, 2007, respectively.

Except to the extent that the Company sells its marketable equity securities or other long-term investments, or a decrease in their market value is deemed to be other than temporary, an increase or decrease in the market value of those assets will not directly affect the Company’s earnings, however an increase or decrease in the value of equity method investments, investment securities-marked to market, as well as trading securities will directly effect the Company’s earnings.

High Yield and Non-Investment Grade Debt and Preferred Securities

From time to time, we may underwrite, trade, invest in, and make markets in high-yield corporate debt securities and preferred stock of below investment grade-rated companies. For purposes of this discussion, non-investment grade securities are defined as preferred securities or debt rated BB+ or lower, or equivalent ratings, by recognized credit rating agencies, as well as non-rated securities or debt. Investments in non-investment grade securities generally involve greater risks than investment grade securities due to the issuer’s creditworthiness and the comparative illiquidity of the market for such securities. As of March 31, 2007, we have not underwritten, traded, invested in or made a market in a material amount of these securities.

Off-Balance Sheet Arrangements

Through indemnification provisions in agreements with clearing organizations, customer activities may expose us to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. We seek to manage the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

The hedge funds and other partnerships that we manage through subsidiaries as general partner or managing member had $7.8 million of liabilities as of March 31, 2007, primarily margin debt, not reflected on our balance sheet. We believe that our maximum potential exposure to a catastrophic loss (defined for these purposes as a 40% decline in the asset value of each partnership) would not exceed the value of our investment in these entities.

Critical Accounting Policies and Estimates

Our financial statements are prepared in conformity with U.S. Generally Accepted Accounting Principles (GAAP) and follow general practices within the industries in which it operates. The preparation of our financial statements requires us to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we base our estimates and assumptions on historical experience, when available, and on various other factors that we believe to be reasonable under the circumstances, management exercises significant judgment in the final determination of our estimates. Actual results may differ from these estimates.

Our significant accounting policies are presented in Note 2 to our consolidated financial statements. Our most critical policies that are both very important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgments or estimates are discussed below.

Valuation of Private and Restricted Public Company Investments and Trading Securities

The private investment funds that we manage record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market (in the case of privately held companies) or due to contractual or regulatory restrictions on disposition (in the case of publicly held companies). In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold. The Company’s total investment in these private investment funds totaled $17.5 million as of March 31, 2007. Prospectively, this investment value will be adjusted to reflect our proportionate share of the funds’ income or loss, including realized and unrealized gains and losses on the funds’ underlying investments.

Substantially all financial instruments used in our trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations. The fair values reported reflect estimates and may not necessarily be indicative of the amounts we could realize in a current market transaction. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management, as discussed below.

In connection with certain capital raising transactions, the Company has received and holds warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, the Company may receive and hold shares of the issuing companies. For restricted warrants and shares, including private company warrants and shares, these investments by their nature, have limited or no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value may be made if there are third-party transactions evidencing a change in value. Downward adjustments also may be made, in the absence of third-party transactions, if the Company determines based on valuation models and estimates that the expected realizable value of the investment is less than the carrying value. In reaching that determination, the Company may consider factors such as, but not limited to, the financial performance of the companies relative to projections, trends within sectors, underlying business models and expected exit timing and strategy. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. The Company values warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model. As a result of these factors precise valuation of these financial instruments is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold. As of March 31, 2007, the Company’s investments in non-public equity securities included in long-term investments and trading securities, totaled $16.4 million and its investments in stock warrants totaled $1.3 million.

Long-Term Investments

We account for our long-term investments in marketable equity securities that are held in non-broker dealer entities under SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” SFAS 115 requires that investments in debt securities be designated at the time of acquisition as “held-to-maturity,” “available-for-sale” or “trading,” and investments in equity securities be designated as either “available-for-sale” or “trading.” Nearly all of our long-term marketable equity securities are designated as available-for-sale and are carried at their estimated fair values with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income or loss, a component of shareholders’ equity.

We evaluate available-for-sale securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. The value of our long-term investments in marketable equity securities can fluctuate significantly. In evaluating these investments for other than temporary impairment, consideration is given to (1) the length of time and the extent to which the fair value has been lower than carrying value, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and our ability to retain our investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. If it is determined that an investment impairment is other than temporary then the amount that the fair value is below its current basis is recorded as an impairment charge and recorded through earnings as opposed to through other comprehensive income, as other temporary changes in fair value would be.

For unrealized losses that are determined to be temporary, we continue to evaluate these at each reporting date. If we determine at a future date that an impairment is other than temporary, the applicable unrealized loss will be reclassified from accumulated other comprehensive income and recorded as a realized loss at the time the determination is made.

As of March 31, 2007, we have not maintained a significant portfolio of long-term investments accounted for under SFAS 115. However, subsequent to our July 2006 private offering, we initiated a principal investing business segment where we expect to conduct such investing activities in the future.

Intangible Assets

We account for our intangible assets consisting primarily of acquired mutual fund management contracts (see Note 6 to our consolidated financial statements) in accordance with SFAS No. 142, “Goodwill and Other

Intangible Assets.” Under SFAS 142, the values of the acquired management contracts are amortized in proportion to their expected economic benefit of 15 years and tested for impairment by comparing expected future gross cash flows to the asset’s carrying amount. If the expected gross cash flows are less than the carrying amount, the asset is impaired and is written-down to its fair value. The net value of these intangible assets was $11.6 million as of March 31, 2007. As of March 31, 2007, there have been no significant indicators of impairment relating to the mutual fund management contracts underlying this value.

Incentive Allocations

We receive incentive allocations based on the operating results of our managed partnerships. Incentive allocations represent a share of the gains in the partnerships, and are based on our partnership capital account, assuming the partnership was terminated on the balance sheet date. Incentive allocations may be based on unrealized and realized gains and losses, and could vary significantly in the future based upon the ultimate realization of the gains or losses. We may, therefore, reverse previously recognized incentive allocations in future periods. As of March 31, 2007, $33 thousand of incentive allocations was subject to such potential future reversal.

Accounting for Taxes

Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on our evaluation, it is more likely than not that they will not be realized. As of March 31, 2007, our net deferred tax assets totaled $7.9 million, and consisted primarily of accrued compensation. Based on our evaluation, considering the Company’s history of taxable earnings, the Company did not maintain a valuation allowance for its deferred tax assets as of March 31, 2007.

Recently Issued Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140.” The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Company adopted SFAS 155 effective January 1, 2007. Adoption of SFAS 155 did not have a material effect on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a market-based approach using similar assumptions that market participants would use in their assessment of the fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115.” Under SFAS 159, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). This Statement is effective for the fiscal years that beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of adoption of SFAS 159.

In July 2006, the FASB released FIN No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company adopted FIN 48 effective January 1, 2007 (see Note 5 to the financial statements).

Accounting For Related Party Contractual Arrangements Between Us, FBR Group and Crestview

In connection with our 2006 private offering, we entered into various inter-company and other contractual arrangements with FBR Group and Crestview, including a services agreement and a management services agreement and other related party contractual arrangements.

Management Services Agreement

Under the management services agreement with FBR Group, FBR Group will provide us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by our board of directors from time to time. Prior to completion of this offering, we amended the management services agreement. Prior to the amendment, we paid FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of our investment banking unit, in each case before deducting the amount payable to FBR Group. Pursuant to the amendment to the management services agreement, we now pay FBR Group an amount equal to 8.0% of our consolidated pre-tax earnings before deducting the amount payable to FBR Group, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. The 8% amount will represent our share of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom comprise the members of our executive management team and two of whom are members of our board of directors. The $1.5 million amount will represent our share of the base salaries payable by FBR Group to FBR Group’s executive management team. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement. The results of operations as reported for the year ended December 31, 2006 would not differ had this contract been effective as of January 1, 2006 due to the pre-tax loss incurred by the Company in the current year.

Services Agreement

Under the services agreement with FBR Group, we will provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services for fees based on costs incurred by us and our subsidiaries in providing the services. Similarly, FBR Group will agree to provide to us and our subsidiaries under the same services agreement certain services for fees based on costs incurred by FBR Group in providing the services.

The services that we will provide, or cause one or more of our subsidiaries to provide, to FBR Group include the following:

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	marketing and media communications services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;
•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we will perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

FBR Group will agree to provide, or cause to be provided, to us under the same services agreement the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

We will recognize fees we receive for the services we provided or caused to be provided to FBR Group and its subsidiaries as a reduction of other operating expenses, and we will recognize expenses equal to the costs we incurred in providing these services. Because the fees we charge for the services will be based on our cost, we do not expect these fees and expenses to have any material impact on our pre-tax earnings. Prior to this agreement, we allocated overhead costs related to these shared services across all entities based on the same methodologies used in the Shared Services Agreement. Therefore, the statement of operations for the year ended December 31, 2006, presents the results of operations as if this contract had been executed on January 1, 2006.

Line of Credit from FBR Group to FBR & Co.

FBR & Co. has an uncommitted, unsecured revolving subordinated loan agreement with FBR Group. Under this loan agreement, FBR Group provides FBR & Co. with a $500 million line of credit. This line of credit expires on March 31, 2008. As of March 31, 2007, there was no outstanding principal balance under this line of credit. Advances under this line of credit will bear interest at a rate equal to the broker call rate as published daily in the Wall Street Journal plus 0.2%. Any future borrowings by FBR & Co. under this loan agreement will appear as a liability on our consolidated balance sheet.

Line of Credit from FBR & Co. to FBR Group

FBR & Co. also has an uncommitted revolving credit agreement with FBR Group. Under this loan agreement, FBR & Co. provides FBR Group with a $200 million line of credit. From time to time, FBR Group borrows funds from FBR & Co. under this agreement in order to provide for its working capital needs. This line of credit is collateralized and as of March 31, 2007 there were no outstanding borrowings. Any future borrowings by FBR Group under this loan agreement will appear as an asset on our consolidated balance sheet.

Professional Services Agreement

In exchange for Crestview’s ongoing strategic advice and assistance, we will pay Crestview Advisors, L.L.C., an affiliate of Crestview, a $1 million annual strategic advisory fee plus reasonable out-of-pocket expenses as long as Crestview continues to beneficially own at least 50% of the shares purchased by the Crestview affiliates in our 2006 private offering.

OUR BUSINESS

Overview

We are a full-service investment banking, institutional sales, trading and research and asset management firm with a customer-focused and innovative approach to meeting our clients’ needs. In addition, we make principal investments, including merchant banking investments with our own capital. Since the founding of FBR Group, we have grown from a boutique investment bank with primary expertise in financial institutions into a top-ranking U.S. investment bank with broad industry coverage in the following sectors of the economy: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT. We refer to these eight sectors as our core sectors.

We are an indirect subsidiary of FBR Group. We were formed in June 2006 as a Virginia corporation to be the holding company for FBR Group’s capital markets business, including investment banking, institutional sales, trading and research, and asset management business. Upon completion of this offering, FBR Group, through FBR TRS Holdings, a wholly-owned subsidiary of FBR Group, is expected to own beneficially approximately 53.1% of our outstanding shares of common stock. FBR Group, FBR TRS Holdings and our company are affiliates of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.

In July 2006, FBR Group contributed these businesses to us and we completed a private offering of our common stock to qualified institutional buyers, non-United States persons and institutional and individual accredited investors. We also completed a concurrent private placement of our common stock to two affiliates of Crestview Partners, or Crestview, a New York-based private equity firm. These two concurrent transactions, which we collectively refer to as our 2006 private offering, in the aggregate resulted in the sale of $270.0 million of our common stock. Net proceeds to us from our 2006 private offering were approximately $259.7 million. We have used the proceeds from our 2006 private offering primarily for general corporate purposes and to fund certain principal investments.

Subsequent to our July 2006 private offering, we acquired certain assets from, and integrated with, a team of investment banking professionals from Legacy Partners Group, LLC, or Legacy Partners, and also expanded the number of investment banking professionals in our consumer and healthcare industry groups. In addition, we have identified additional investment banking professionals to expand our international operations in London and Australia.

By separating the capital markets and asset management businesses contributed to us from FBR Group’s principal investing and mortgage finance businesses, we believe we have made it easier for shareholders to be able to meet their desired specific investment objectives of investing in either a capital markets business by investing in us or a REIT by investing in FBR Group. In addition, we believe that our shareholders will benefit from our ability to better align employee incentives with the areas of the business in which they have the greatest impact. Our employees will be able to participate in our 2006 Long-Term Incentive Plan and FBR Group employees participate in a similar plan offered by FBR Group. Operationally, the executive management team of FBR Group and our company is similar and the business activities conducted by FBR Group and our company will continue to operate as they have previously.

We are committed to the success of our clients and shareholders, and have focused our business on providing:

•	Capital raising services, including underwriting and placement of public and private equity and debt;

•	Strategic advisory services, including M&A advisory, restructuring and strategic alternative assessment and implementation services;

•

Institutional sales and trading services, where we seek to bring significant value to institutional investors as a result of our detailed understanding of the market for securities of our corporate clients in our core sectors;

•	Research coverage, through which we communicate our unique perspectives and in-depth knowledge to our clients;

•

Asset management services through a group of proprietary mutual funds, private equity funds, hedge funds and funds of funds, and private wealth management services to high net worth individuals, families, foundations, pension funds, endowments and other private entities; and

•	Proprietary investment returns to our shareholders through merchant banking and other strategic direct investments that we make utilizing our own capital.

During 2006, our investment banking group raised approximately $10.9 billion of equity for corporate clients and participated in 28 M&A and advisory assignments. Our institutional sales and trading group makes markets in more than 870 securities and provides sales and trading services to more than 700 institutional clients in the Unites States, Canada and Europe. Currently, our research team provides coverage of more than 580 companies, including approximately 28% of the Standard & Poor’s 500 by number, or approximately 38% of the Standard & Poor’s 500 by market capitalization.

Our asset management division offers clients a broad array of managed investment products and services, as well as the management of institutional, individual and partnership assets on a separate account basis. We also manage alternative investment products and had $2.4 billion in mutual fund assets under management as of March 31, 2007. In addition, we provide comprehensive wealth management services to high net worth individuals, families and institutions through our registered investment adviser, FBRIM. We provide our clients with customized financial solutions and access to select investment management and brokerage products and services.

Historically merchant banking investments have been made by our parent company, FBR Group. We intend to invest our own capital alongside that of our parent and our investor clients. By doing so, we will enable our shareholders to participate in the potential growth and value creation of our corporate clients.

Our core sector focus and knowledge enable us to identify rapidly changing or misunderstood industries along with solid businesses or management teams that may be insufficiently capitalized. We believe that by enabling our clients to capitalize on our expertise, we have and will continue to position our company for significant growth.

Our Market Position

For the year ended December 31, 2006, we achieved the following rankings:

•	# 1 book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion based on transaction value; and

•

# 3 book-running manager for U.S. issuers with a market capitalization of less than $2 billion of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value.

For the two- and three-year periods ending December 31, 2006, we achieved the following rankings:

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# 1 book-running manager on a gross fee per capital raising transaction basis (i.e., the total amount of fees earned by us as a book-running manager in public and private equity offerings across all industries divided by the total number of public and private equity offerings across all industries); and

•	# 1 on a net revenue per capital raising transaction basis (i.e., gross fee per capital raising transaction basis less our total expenses).

For the five-year period ending December 31, 2006, we raised approximately $54.4 billion in equity for our clients and completed approximately $5.2 billion of merger and acquisition, or M&A, transactions. Our eight core sectors represented approximately 79% of all U.S. equity capital raised and 76% of equity securities traded in the United States in 2006.

Based on transaction value and number of transactions completed, we believe we are currently a leading underwriter in the financial services, real estate and energy sectors. Using the same expertise and discipline that led to our successes in those sectors, we believe we will grow our existing equity underwriting franchises in consumer, diversified industrials, healthcare, insurance and TMT, to develop leading positions in those sectors as well. We expect to be successful in growing our position as a leading equity underwriter, which we believe provides us with a significant opportunity to further develop our complementary product offerings in areas such as fixed income and advisory services and enhance our sales and trading capability. In addition, we believe our asset management track record provides us with an opportunity to increase our assets under management. We believe that the capital raised in this offering will enable us to more rapidly achieve these objectives, further strengthening our relationships with existing clients while enhancing our ability to attract new clients.

We believe two fundamental characteristics of our firm have contributed meaningfully to our success:

•	Our adherence to a highly disciplined analytical underwriting process that is the basis for the investment banking advice we provide our corporate clients; and

•	Our highly effective, differentiated distribution capability based on long-standing relationships with a broad cross-section of institutional capital markets clients.

Nearly two decades of substantial growth with a stable base of senior professionals have enabled us to successfully build long-term partnerships with the companies and investors that we serve. We believe that our investor and corporate clients have come to expect that we will bring a distinctive level of insight and senior attention to the transactions in which we participate.

Our Strategy and Growth Opportunities

Our strategy is to foster and maintain relationships with our corporate clients by serving their capital and advisory needs, beginning with their initial access to the institutional capital markets and continuing through their existence as a public company, and to provide insight from our knowledgeable institutional sales, trading and research professionals to investors active in our core sectors. We believe that the “bulge bracket” investment banks focus primarily on companies with larger market capitalizations and lack our innovative approach, while most regional investment banks lack our track-record and our focus on lead-managing complex equity issuances. Our success in completing capital raising transactions, our approach to understanding our core industry sectors, the knowledgeable advice we offer, and the access to the capital markets that we are able to provide have helped us to consistently grow our client base and transaction volumes.

As a result of our leadership position in initial equity capital raises, many opportunities exist for us to expand the services we provide to our existing base of clients. We believe that by doing so, we can capture more repeat business as these corporate clients develop and their demand for broader investment banking services grows. At the same time, broadening the product reach of our firm should enable us to attract new clients who may be at different points along the corporate lifecycle than many of our first time issuers.

We believe that we are positioned to expand our business by pursuing a number of the following initiatives:

•	Opportunistically invest in or acquire businesses with strengths in identified strategic sectors such as M&A advisory, asset management and private wealth management;

•	Further build out key investment banking industry groups, such as our consumer and healthcare industry group, and expand our investment banking business internationally;

•	Add new institutional brokers and additional capital to our sales and trading businesses in order to further expand our secondary trading market share;

•	Invest seed capital in new and existing alternative investment vehicles in order to grow our alternative assets under management; and

•

Undertake new merchant banking activities to capitalize on our proprietary investment opportunities, enabling our shareholders to participate in the potential growth and value creation of our corporate clients.

In addition, we intend to continue to prudently expand our research coverage. Research has been and continues to be an important part of the service that we offer to our clients, and while some competitors have reduced the number of companies that they cover, it is our intention to maintain the quality of our research coverage in order to continue to add significant value for our clients within the investment banking and institutional brokerage businesses.

Our Acquisition of Legacy Partners

In the first quarter of 2007, we enhanced our M&A advisory platform by hiring a team of more than two dozen investment banking professionals from Legacy Partners, an independent investment banking and advisory firm, specializing in providing M&A advisory services and raising private capital to growth-oriented, middle market companies. We also acquired certain assets from Legacy Partners for a nominal amount of up-front cash and other consideration. In addition, we granted a total of 415,220 stock options and awarded or agreed to award a total of 217,299 restricted shares of common stock to certain investment banking professionals that joined our investment banking team upon completion of this transaction. We believe this is a significant step in implementing our strategy to invest opportunistically in or acquire businesses with strengths identified in strategic areas such as M&A advisory, among others, and to build out our capital markets platform.

Legacy Partners was co-founded in 2003 by Jack Maier and Jim Frawley. Prior to founding Legacy Partners, Messrs. Maier and Frawley, who joined our company as Co-Heads of our M&A Group, were senior investment bankers with Credit Suisse First Boston and previously worked for Donaldson, Lufkin & Jenrette. The investment banking professionals that joined our company have a substantial amount of expertise in consumer products, energy, healthcare, business services, and diversified industrials and have worked closely with many corporate and private equity clients. Since Legacy Partners was founded in 2003, the firm has closed numerous middle market advisory and private finance transactions.

Our growth strategy includes the further development of our capital markets M&A advisory platform. We believe the hiring of a team of more than two dozen investment banking professionals with substantial M&A advisory experience allows us to provide our clients a more complete array of investment banking services and enhances our resources and M&A advisory expertise. We believe that our position as a leading equity underwriter for companies with market capitalizations of less than $2 billion and the additional execution capacity provided by the investment banking professionals from Legacy Partners will lead to the development of new client relationships as well as the ability to identify and capitalize on untapped investment banking opportunities.

Our Competitive Strengths

We believe the following factors favorably differentiate us from our competitors and position us for future growth:

•	Detailed industry knowledge in our core sectors combined with capital markets expertise and in-depth research coverage;

•	Innovative approaches to capital markets solutions combined with the capacity to react quickly when needed in order to meet the demands of the rapidly changing marketplace;

•	Significant senior level involvement with corporate and investor clients;

•	An investment banking business focused on middle market companies but with lead-managing capital markets expertise and experience typically associated with much larger firms; and

•

Strong relationships with both investment banking clients and institutional investors and a solid track record of success that has been developed over a period of nearly two decades by our broker-dealer subsidiaries.

We believe that these strengths, when combined, enable us to recognize value creation opportunities and introduce these opportunities to sophisticated investors, acquirers or strategic partners.

We believe that an important new strength of our company will be our relationship with Crestview, a New York-based private equity firm, whose senior members have extensive experience and relationships in the investment banking and private equity industries. Thomas S. Murphy, Jr. and Richard M. DeMartini, each of whom is a Managing Director of Crestview, serve on our board of directors. We believe Messrs. Murphy and DeMartini bring a strategic perspective and insight to our board of directors which we believe will add significant value to our business.

Our Principal Businesses

Our business comprises the following three business segments: (i) capital markets, including investment banking and institutional sales, trading and research, (ii) asset management and (iii) principal investing, including merchant banking. We sometimes refer to institutional sales and trading as “institutional brokerage.”

Capital Markets

Our capital markets business is conducted by our investment banking and institutional brokerage and research professionals through FBR & Co. and FBRIL, our broker-dealer subsidiaries. These professionals provide investment banking services, including capital raising and strategic advisory services, and institutional brokerage and research services to our institutional clients across our core sectors. We believe the capital markets transactions sourced by our investment banking professional create the types of investment opportunities that our institutional brokerage clients seek, while our institutional brokerage clients provide demand for the Company’s investment banking client’s capital, thus helping to provide these corporate issuers with the ability to meet their corporate financing needs.

Our investment banking professionals, backed by their industry knowledge and our strong distribution platform, seek to establish and maintain relationships with our corporate clients and to provide them with capital raising and strategic advisory services. We provide these services in the following broad industry sectors that we believe offer significant business opportunities: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate and TMT. We have continued to strengthen our business by adding coverage of new industry sectors in both institutional brokerage and investment banking, adding new products and services that benefit from our knowledge of each sector and building a wider customer base.

As an investment bank with a merchant banking capability, we believe it is important for us to be involved with companies early in their formation in order to establish relationships that will provide us with ongoing revenues as these companies’ corporate finance and financial advisory needs grow. We seek to provide our corporate clients with the financing and advisory services that they will need at all stages of their corporate lifecycle.

We have developed a strong market presence, primarily in a lead-managing role, as a top-ranking underwriter of equity securities in the United States. We maintain dominant market share in the Rule 144A equity market as a function of our distribution capability and experienced, client-focused investment bankers. During 2005, we were the lead or sole book-running manager of 41 equity offerings and co-managed 32 other equity offerings, raising proceeds of approximately $18.6 billion. During 2006, we lead-managed 32 equity offerings and co-managed 13 other equity offerings raising aggregate proceeds of approximately $10.9 billion.

During 2006, we achieved the following rankings:

•	#1 book-running manager of all common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion (based on transaction value);

•

#3 book-running manager for U.S. issuers with market capitalizations of less than $2 billion of common stock in initial public offerings and Rule 144A offerings, on a combined basis (based on transaction value);

•	#10 book-running manager of common stock offerings, which includes private placements, for issuers in the insurance industry on a global basis (based on transaction value);

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#2 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the finance industry (based on transaction value);

•

#3 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the real estate industry (based on transaction value); and

•

#1 book-running manager of common stock offerings, which includes private placements, for U.S. issuers with market capitalizations of less than $1 billion in the energy sector (based on transaction value).

During 2005, we achieved the following rankings:

•	#1 book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis (based on transaction value);

•	#1 book-running manager for U.S. issuers of common stock with market capitalizations of less than $1 billion (based on transaction value); and

•	#1 in net revenue per capital raising transaction.

We base our decision to underwrite an offering of a client’s securities on company and industry fundamentals, management’s track record, historical financial results and financial projections all backed by extensive due diligence. We underwrite for corporate clients that we believe will be able to execute long-term strategies that deliver significant returns to investors. We offer a wide range of financial products designed to serve the needs of our investment banking clients, including initial offerings, follow-on and secondary offerings, equity-linked offerings, public debt offerings, asset backed securitizations, and private placements of debt and equity. We seek to introduce companies desiring to raise capital to investors that we believe will be long-term investors.

The chart below demonstrates the diversity of our completed transactions among the sectors on which we focus.

Our strategic advisory practice builds on our capital markets expertise and focuses on helping clients to assess strategic alternatives, including advice on M&A, mutual conversions, financial restructuring, and strategic partnering transactions. In addition, we provide valuation advice, fairness opinions, market comparable valuation analysis and other strategic advice, including advice with respect to dividend policies and evaluations of stock repurchase programs.

We believe that our activities and reputation have created a network of relationships that enables us to quickly identify and execute mutually beneficial business combinations. We work with our corporate clients to develop strategies and ideas customized to meet their needs and objectives by utilizing our thorough knowledge of our target industries and the relationships that we have developed over the years. Our in-depth research, secondary market experience, and innovative thought processes enable us to recommend and evaluate value creating strategies for our clients.

We focus on providing research and institutional sales and trading services to equity and high-yield investors in North America, Europe and elsewhere. We execute securities transactions for institutional investors such as banks, mutual funds, insurance companies, hedge funds, money managers and pension and profit-sharing plans. Institutional investors normally purchase and sell securities in large quantities, which requires the special market making and trading expertise that we provide.

We believe our institutional brokerage professionals are distinguished by their in-depth understanding of the companies and industries in which we focus. Our traders and salespeople are required to develop detailed knowledge and relationships and strive to consistently provide exceptional trade execution and sales and trading services to our client base of more than 700 institutional investor accounts. Many of our institutional clients have been long- standing investors in transactions that we have brought to the capital markets and have continued a close relationship with us as they have grown in size and assets under management.

Our sales professionals work closely with our research analysts and our trading desk to provide the most up-to-date information to our institutional clients. Our sales, trading and research professionals work together to maintain regular contact with the specialized portfolio managers and buy-side analysts of each institutional client. Our trading professionals facilitate trading in equity and high-yield securities. We make markets in Nasdaq and other securities, trade-listed securities and service the trading desks of major institutions in the United States, Europe and elsewhere.

We understand the importance of research and the role quality research plays in the institutional brokerage process, particularly for accounts that do not maintain a large in-house research team. Our research analysts perform independent research on over 580 companies to help our clients understand the dynamics that drive the sectors and companies they cover. We seek to differentiate ourselves through originality of perspective, depth of insight and our ability to uncover industry trends. We believe our unique viewpoint has helped us develop relationships with investor clients in both our primary distribution and secondary trading businesses.

Our research analysts operate under three guiding principles: (i) to provide objective, independent analysis of securities, their issuers, and their place in the capital markets; (ii) to identify undervalued investment opportunities in the capital markets, and (iii) to communicate effectively the fundamentals of these investment opportunities to potential investors. To achieve these objectives, we believe that industry specialization is necessary and, as a result, we organize our research staff along industry lines. Each industry team works together to identify and evaluate industry trends and developments. Within industry groups, analysts are further subdivided into specific areas of focus so that they can maintain and apply specific industry knowledge to each investment opportunity they address.

After initiating coverage on a company, our analysts seek to maintain a long-term relationship with that company and a long-term commitment to ensure that new developments are effectively communicated to our sales force and institutional investors. Our research team analyzes major trends, publishes original research on new areas of growth, provides fundamental, company-specific coverage and works with our institutional clients to identify and evaluate public equity investment opportunities.

Asset Management

Our asset management business currently offers three main services: mutual funds, alternative asset management and private wealth advisory. We are focused on expanding our asset management business and strive, where appropriate, to utilize our intellectual capital, relationships and other resources, to achieve this goal. We believe our overall asset management business provides us with a unique opportunity to leverage our strengths to grow our asset management business.

At March 31, 2007, our mutual funds had over $2.4 billion of assets under management. Our mutual fund offerings include the FBR Pegasus Fund, the FBR Small Cap Financial Fund, the FBR Large Cap Financial Fund, the FBR Small Cap Fund, the FBR Gas Utility Index Fund, the FBR Small Cap Technology Fund and the FBR Large Cap Technology Fund. We also manage a money-market fund, the FBR Fund for Government Investors. At November 30, 2006, according to the Investment Company Institute, a trade association of U.S. investment companies, the mutual fund industry’s total assets under management were approximately $10.3 trillion, a 15.7% increase over year-end 2005. For the twelve months ended November 30, 2006, long-term funds had inflows of $206.5 billion. We believe that, given the size of the mutual fund market and the level of investor demand for mutual funds, we have a significant opportunity for growth and expansion.

The mutual funds we currently manage, other than our index or money market funds, seek to achieve returns through a fundamental, research-based investment selection approach that relies on many of the principles used throughout our company as the basis for investment advice. Of our four equity mutual funds that have at least a five-year performance history, two have a Morningstar rating of five stars for the five-year period ending December 31, 2006. We believe that coupling an expanded marketing effort with our current track record presents us with an opportunity to significantly increase our assets under management and generate additional asset management fees.

Our alternative asset management group currently manages hedge funds, including funds of funds, as well as private equity and venture capital funds. In recent years, there has been a significant expansion in both hedge fund and private equity assets. According to Hedge Fund Research, Inc., an alternative investment research firm, hedge fund assets have more than doubled, from $539 billion at the end of 2001 to more than $1.4 trillion at year-end 2006. Private equity funds raised, including venture capital, grew from a total of $28.7 billion in 2002 to $131.5 billion in 2006, according to Thomson Venture Economics and the National Venture Capital Association, both industry trade groups. We seek to expand our presence in these and related alternative asset segments by using our industry knowledge to identify strategies and managers, within our company and externally. We also intend to invest our own capital in certain of these strategies. By doing so, we believe we can grow our alternative asset management business.

The governing documents for each fund managed by our alternative asset management group, as well as the subscription documents executed by each investor, create duties on the part of the fund’s general partner or managing member. In addition to the fund manager’s fiduciary duties to investors, the governing documents obligate the fund manager to treat each investor fairly and to provide for allocations and distributions of income in accordance with the fund’s governing documents. In the event of fraud or misrepresentations by the fund manager, investors may assert breach of fiduciary duty and contract claims against the general partner or managing member of the applicable fund, as well as claims under federal and state securities laws and other investment protection statutes. See “Risk Factors–Our exposure to legal liability is significant, and damages that we may be required to pay and the reputational harm that could result from legal action against us could materially adversely affect our businesses.”

Our private wealth advisory practice intends to capture a larger market share of the increasing number of high net worth individuals in the U.S. According to Merrill Lynch/Capgemini’s World Wealth Report 2005, the number of individuals with at least $1.0 million in investable assets, grew 6.8% in 2005 over 2004. From an investment advisory perspective, this segment of the high net worth market is highly fragmented, and there is no single dominant provider of investment services to the wealthy.

Our company’s primary private wealth advisory focus is on understanding each client’s complete financial profile. This knowledge is the foundation of our ability to create comprehensive investment strategies specifically tailored to each client. We rely on a “building blocks approach” in constructing effective, risk-managed investment strategies for clients. These strategies can include access to elite, “best of breed” managers, alternative investments, including our investment banking transactions, and other proprietary FBR investment ideas. We are confident that providing clients access to differentiated, proprietary investment ideas and strategies is attractive and sets FBR apart from other banks, brokerages and trust companies. In addition, we believe that our access to distinctive proprietary investments will also be attractive to potential new private wealth manager hires, as we seek to expand our practice.

The following table sets forth information regarding our hedge, private equity, venture capital and mutual funds currently under management by our affiliates. The following does not constitute an offer to sell or the solicitation of an offer to purchase the securities of any of the funds listed in the table below.

Summary of Hedge Funds, Fund of Funds, Venture Capital and Private Equity Funds and Mutual Funds

(as of and for the Year Ended December 31, 2006 unless otherwise noted)

	IRR (1)		NAV	Amount of FBR CMC Equity Investment	Registered/ Unregistered under the Investment Advisers Act of 1940	Affiliated Entity as General Partner (“GP”) or Investment Advisor (“IA”)	Management, Advisory & Admin. Fees	Incentive Allocations
Hedge funds
FBR Special Situations Fund, LP	6.2%		$3,180,115	$402,857	Unregistered	GP	$48,445	$—
FBR Weston, LP	13.6	(2)	—	—	Unregistered	GP	287,612	4,506
FBR Wolf Brook, LP	5.6	(2)	38,778,769	3,000,682	Unregistered	GP	84,366	12,941

Total hedge funds	N/A		41,958,884	3,403,539			420,423	17,447

Fund of funds
FBR Pegasus Fund of Funds, LLC	6.8		45,174,148	1,806,362	Unregistered	GP	456,009	395,980

Total fund of funds	N/A		45,174,148	1,806,362			456,009	395,980

Venture capital and private equity funds
FBR CoMotion Venture Capital I, LP	-33.2	(3)	4,248,121	—	Unregistered	N/A(4)	602,021	—
FBR Financial Services Partners, LP	-6.5	(3)	6,750,893	—	Unregistered	GP	306,301	—
FBR Future Financial, LP	23.2	(3)	558,125	246,970	Unregistered	GP	1,615	14,516
FBR Technology Venture Partners II	-38.6	(3)	4,905,070	395,732	Unregistered	GP	—	—
FBR Technology Venture Partners, LP	146.7	(3)	45,120	7,952	Unregistered	GP	—	20,743
ETP/FBR Genomic Fund, LP	-20.0	(3)	13,901,244	70,070	Unregistered	N/A(4)	—	—
Bioscience Ventures II (QP), LP	-10.1	(3)	10,101,839	—	Unregistered	N/A(4)	36,351	—

Total venture capital and private equity funds	N/A		40,510,412	720,724			946,288	35,259

Total investments in limited partnerships	N/A		127,643,444	5,930,625			1,822,720	448,686

Mutual funds
FBR Large Cap Technology Fund (FBRTX)	8.6		42,368,351	1,498,650	Registered	IA	245,651	—
FBR Small Cap Technology Fund (FBRCX)	5.6		3,789,911	1,175,547	Registered	IA	1,930	—
FBR Large Cap Financial (FBRFX)	11.6		26,492,133	—	Registered	IA	258,439	—
FBR Small Cap Financial (FBRSX)	16.3		321,808,635	—	Registered	IA	3,496,879	—
FBR Small Cap (FBRVX)	17.9		1,049,398,903	—	Registered	IA	8,422,042	—
FBR Gas Utility Index (GASFX)	10.3		284,772,597	—	Registered	IA	1,237,765	—
FBR Fund for Govt. Investors (FUSXX)	N/A		211,266,658	—	Registered	IA	1,291,977	—
FBR Pegasus Fund (FBRPX)	18.8%		14,777,982	1,214,439	Registered	IA	54,465	—

			1,954,675,170	3,888,636			15,009,148	—

Total long term investments	N/A		$2,082,318,614	$9,819,261			$16,831,868	$448,686

(1)	Internal rate of return (“IRR”) is calculated based on actual dates on which cash inflows and outflows occur during the period in question and the ending net asset value is assumed to be the liquidation value as of the date the IRR is calculated.
(2)	IRR for FBR Weston, LP is from inception through September 30, 2006. As of October 1, 2006, FBR Weston, LP was renamed FBR Wolf Brook, LP. IRR for FBR Wolf Brook, LP is for the period October 1, 2006 through December 31, 2006.
(3)	IRR for each of the venture capital and private equity funds is performed on an annual basis in conjunction with the respective fund’s year-end audit, which have not yet been completed. As a result, the IRR calculations for each of the venture capital funds and private equity funds covers the period from inception through December 31, 2005.
(4)	Reflects a minority, non-controlling position in the general partner of the funds indicated.

Principal Investing

Our principal investing activity consists primarily of investments in merchant banking investments and investments in hedge and venture funds.

We believe our ability to invest alongside our investor clients enables us to build significant value for our shareholders. Upon completion of our 2006 private offering, we began evaluating and making merchant banking investments alongside FBR Group in potential or existing investment banking clients. These investments were made directly by us and not by any of our subsidiaries. In the future, we intend to make merchant banking investments through FBR Merchant Banking Co., a recently formed wholly-owned merchant banking subsidiary of our company. In connection with our 2006 private offering, we agreed to allocate each merchant banking investment opportunity 50% to FBR Group and 50% to us, subject to the approval of each of our investment committees and, in the case of FBR Group, maintaining its REIT qualification, and, in the case of both FBR Group and our company, maintaining our respective exemptions from the registration requirements of the 1940 Act. Potential merchant banking investments that we expect to evaluate include, among others, preferred or common equity, senior secured and mezzanine loans and interests in proprietary funds.

Our merchant banking investment strategy is to invest in companies that compete in industries where we have investment expertise and a contextual understanding of industry dynamics. We rely on our investment banking group to provide us with potential investment opportunities. Although all of our merchant banking investment decisions are driven by a fundamental value-oriented approach and not as part of a strategy to generate investment banking business, almost all of our investments will be in companies that are or will become investment banking clients of our company. We believe that our willingness to invest in client businesses also aids in our ability to win new investment banking engagements and introduce new long-term investors to our corporate clients.

Although merchant banking investments generally focus on equities, we evaluate, and from time to time may invest in, short to medium-term mezzanine and senior loans that may have a higher credit risk profile and yield higher returns than the typical senior loan made by a commercial bank or other traditional lending institution. These types of investments will be allocated between FBR Group and us on the same terms as described above. In addition to the above considerations for an equity investment, we also consider the structural characteristics of mezzanine or senior loan investments. These loans may or may not be secured, may or may not be subordinated, have a variety of repayment structures and sources, and typically compensate for the higher risk profile through higher interest rates rather than equity features.

We are long-term investors but do not seek to control the companies in which we invest. In most cases, we intend to hold our merchant banking investments for greater than 12 months. We follow a fundamental value-oriented investment approach and focus on the anticipated future cash flows to be generated by the underlying business, discounted by an appropriate rate to reflect both the risk of achieving those cash flows and the alternative uses for the capital to be invested. We also consider factors such as: strength of management; liquidity of the investment; underlying value of the assets owned by the issuer; and prices of similar or comparable securities and/or companies. Because of our broker-dealer affiliation, many of our investments in companies that are investment banking clients are subject to lock-up restrictions which limit our ability to sell securities for a period of time.

Subject to maintaining our exemption from the registration requirements of the 1940 Act, we expect to invest our excess capital from time to time in highly liquid investments, which we plan to utilize in our overall cash management activities and are readily convertible to cash, including, among other investment types, U.S. government and agency obligations and other investments that have a carried or implied AAA rating. We intend to redeploy any invested excess capital into new and supporting endeavors in capital markets, asset management and merchant banking opportunities.

Industry Opportunity

We believe that current industry dynamics have created additional opportunities for us to strengthen our core business offerings.

Capital Markets

We believe that there is and will continue to be considerable demand for the investment banking services we provide. We focus on sectors which we believe cover a large majority of the U.S. economy and have significant growth potential. Our target industries include: consumer, diversified industrials, energy and natural resources, financial institutions, healthcare, insurance, real estate, and technology, media and telecommunications. Total capital raised in these sectors through initial public offerings and follow-on equity offerings exceeded $634 billion in the U.S. from 2002 through 2006. M&A advisory transactions for companies in our key industry segments totaled over $3.9 trillion during the same time period. We believe that companies in our core sectors will continue to require significant capital investment and strategic financings to fund their growth and operations in addition to the strategic advisory services that businesses in changing industries typically require.

We believe that our market position is differentiated from other providers of investment banking, research and institutional brokerage services. We have a leading market position among underwriters of small cap companies. During 2005, we were ranked the number one book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value. During 2006, we were ranked the number three book-running manager for U.S. issuers with market capitalizations of less than $2 billion of common stock in initial public offerings and Rule 144A offerings on a combined basis based on transaction value. During 2005 and 2006, we were ranked as the number one and number eight book-running manager for U.S. issuers of common stock in initial public offerings and Rule 144A offerings on a combined basis, respectively, based on transaction value. We believe that our leading market position will allow us to broaden our investment banking services to both current and new clients in both size and type of transaction. We believe that “bulge bracket” firms focus a majority of their attention on lead-managing transactions for companies with significantly larger market capitalizations and/or are unable to dedicate senior level attention to issuers with smaller capitalizations. In contrast to “bulge bracket” firms, the smaller boutique investment banking firms typically focus on providing niche products and services and act as a co-manager rather than a book-running manager of equity transactions. As a leading book-running manager of small-cap equity offerings, we believe that we are uniquely suited to expand our lead-managed investment banking offerings and other investment banking products and services. In addition, the combination of our investment banking and institutional brokerage services, coupled with our direct senior management involvement, allows us to structure and complete complex equity transactions that in many cases are initially overlooked by the “bulge bracket” investment banks or exceed the capabilities of smaller boutique investment banks.

In addition, we believe there are significant opportunities to develop our relationships with and provide additional investment banking and advisory services to private equity firms. In 2006, private equity firms raised more than $131.5 billion according to Thomson Venture Economics and The National Venture Capital Association, for their affiliated funds. As a result of their control position in multiple companies, these firms have the ability to allocate to investment banking firms a substantial amount of business and fees in the areas of capital raising and strategic advisory engagement, including mergers and acquisition transactions. We believe that private equity firms will continue to direct fees to investment banks that provide creative transaction ideas and structures and demonstrate differentiated and proven distribution capabilities. We believe that our ability to structure and execute complex transactions, often in a short time period, gives us the opportunity to develop and sustain value-added investment banking relationships with financial sponsors or private equity firms. We have established an investment banking group focused on establishing, maintaining and expanding relationships with these types of investors and have had recent success in completing transactions for many private equity firms.

Our core sectors represent 78% of all companies listed on Nasdaq and the NYSE and 79% of all the NYSE and Nasdaq companies with a market capitalization of less than $5 billion as of December 31, 2006. We believe institutional investors in our core sectors will continue to demand high quality, value-added brokerage services within these sectors.

Many large investment banks have responded to lower margins within their equity brokerage divisions by reducing research coverage, particularly for smaller companies, consolidating sales and trading services, and reducing headcount of more experienced sales and trading professionals in order to transition to a low-touch brokerage model focused increasingly on large market capitalization companies.

We have sought to maintain and enhance our brokerage revenues by continuing to provide “high-touch” brokerage services to investors in our core sectors. We intend to continue to provide the value-added research upon which the firm was founded, as we believe that many large institutional investors, and smaller investment firms with fewer resources, will continue to highly value this research.

Asset Management

We believe that we have a scalable business model in our asset management business and expect that margins will increase as we grow our assets under management. Across our asset management product offerings, we believe our track record in finding attractive investment opportunities will continue to draw investors to our asset management offerings. Additionally, we believe there are positive market factors influencing our goal to grow our asset management business. The number of high net worth individuals is increasing along with the number of baby boomers saving for retirement and seeking managers for their retirement assets. According to the U.S. Census Bureau, there are approximately 69 million Americans over age 55 in 2006 and this number is expected to grow to approximately 97 million by 2020. According to the Investment Company Institute, at November 26, 2006, the mutual fund industry’s total assets under management were approximately $10.3 trillion, a 15.5% increase over year-end 2005. With an expanding population saving for retirement, we believe our targeted marketing and current track record will allow us to grow our assets under management. The demand for hedge fund products has also grown extensively in the past 5 years. Fund assets have more than doubled in this period from $539 billion in 2001 to more than $1.4 trillion under management in 2006, according to Hedge Fund Research, Inc. We believe this combination of market trends and our investment opportunities will allow us to continue to build our assets under management.

Principal Investing

Opportunities for merchant banking investments have increased alongside our investment banking business, in particular with the growth of our Rule 144A equity private placements. In many cases, we invest alongside our institutional clients in private transactions where companies plan to file an initial public offering within a short time frame. Our opportunities to co-invest in client companies continue to expand, and we consistently have a significant backlog of businesses which we evaluate for investment potential.

About Friedman, Billings, Ramsey Group, Inc.

Our parent, FBR Group, is listed on the NYSE under the ticker symbol “FBR.” FBR Group is a REIT that invests as a principal in mortgage-backed securities, or MBS, non-conforming residential mortgages and other mortgage related assets. FBR Group also makes merchant banking investments for its own account and originates non-conforming residential mortgage loans through its mortgage origination subsidiary, First NLC Financial Services, LLC, or First NLC. Upon completion of this offering, FBR Group, through FBR TRS Holdings, will beneficially own approximately 53.1% of the outstanding shares of our common stock. FBR Group, FBR TRS Holdings and our company are affiliates of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.

About Crestview

Crestview is a New York-based private equity firm with $1.5 billion in committed funds and a global mandate. Crestview was founded in 2004 by a group of former Goldman Sachs partners and colleagues who had served in leadership roles in the firm’s senior management and private equity business. Crestview’s senior management includes:

•

Richard M. DeMartini, a former President of Bank of America’s Asset Management Group, a former Chairman and Chief Executive Officer of the International Private Client Group and a former President of Individual Asset Management at Morgan Stanley Dean Witter, a former member of the Management Committee at Morgan Stanley Dean Witter and former Co-President of Dean Witter & Company, Inc.

•	Robert J. Hurst, a former Vice Chairman of Goldman Sachs and a former Head of its Investment Banking Division.

•	Jeffrey A. Marcus, the founder and Chief Executive Officer of Marcus Cable and a director and former President and Chief Executive Officer of AMFM, Inc. (formerly Chancellor Media Corporation).

•	Thomas S. Murphy, Jr., the Co-Founder and former Head of Goldman Sachs’ Financial Sponsors Group.

•	Barry S. Volpert, a former Head of Goldman Sachs’ Merchant Banking Division in Europe and the former Co-Chief Operating Officer of Goldman Sachs’ principal investment area worldwide.

Upon completion of our 2006 private offering, Messrs. Murphy and DeMartini joined our board of directors. Crestview will beneficially own approximately 12.0% of the outstanding shares of our common stock upon completion of this offering.

Competition

As a full-service investment banking, institutional brokerage and asset management firm, all aspects of our business are intensely competitive. Our competitors are other brokerage firms, investment banking firms, merchant banks and financial advisory firms. We compete with some of our competitors nationally and with others on a regional, product or business line basis. Many of our competitors have substantially greater capital and resources than we do and offer a broader range of financial products. We believe that the principal factors affecting competition in our business include client relationships, reputation, the abilities of our professionals, market focus and the relative quality and price of our services and products.

We have experienced intense price competition in some of our businesses, in particular discounts in large block trades and trading commissions and spreads. The ability to execute trades electronically, through the Internet and through other alternative trading systems, has increased the pressure on trading commissions and spreads. We believe that this trend toward alternative trading systems will continue. In addition, the trend, particularly in the equity underwriting business, toward multiple book runners and co-managers has increased the competitive pressure in the investment banking industry, and may lead to lower average transaction fees. We may experience competitive pressures in these and other areas in the future as some of our competitors seek to increase market share by reducing prices.

In our asset management business we compete with many of the same firms as we do in the investment banking and brokerage businesses as well as with venture capital firms, large mutual fund companies, commercial banks and smaller niche players including private hedge funds. We believe that our unique perspective on the industries we serve affords an opportunity to grow our assets under management and intend to invest our own capital alongside that of our fund investors.

Competition is also intense for the recruitment and retention of qualified professionals. Our ability to continue to compete effectively in our businesses will depend upon our continued ability to attract new professionals and retain and motivate our existing professionals.

Regulation

Our business, as well as the financial services industry generally, is subject to extensive regulation in the United States and elsewhere. As a matter of public policy, regulatory bodies in the United States and the rest of the world are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets. In the United States, the SEC is the federal agency responsible for the administration of the federal securities laws. FBR & Co. is registered as a broker-dealer with the SEC and the NASD and in all 50 states, Puerto Rico and the District of Columbia. Accordingly, FBR & Co. is subject to regulation and oversight by the SEC and the NASD, a self-regulatory organization which is itself subject to oversight by the SEC and which adopts and enforces rules governing the conduct, and examines the activities, of its member firms, including FBR & Co. State securities regulators also have regulatory or oversight authority over FBR & Co. Our business may also be subject to regulation by non-U.S. governmental and regulatory bodies and self-regulatory authorities in other countries where we operate.

Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure, record-keeping, the financing of customers’ purchases and the conduct and qualifications of directors, officers and employees. In particular, as a registered broker-dealer and member of various self-regulatory organizations, FBR & Co. is subject to the SEC’s uniform net capital rule, Rule 15c3-1. Rule 15c3-1 specifies the minimum level of net capital a broker-dealer must maintain and also requires that a significant part of its assets be kept in relatively liquid form. The SEC and various self-regulatory organizations impose rules that require notification when net capital falls below certain predefined criteria, limit the ratio of subordinated debt to equity in the regulatory capital composition of a broker-dealer and constrain the ability of a broker-dealer to expand its business under certain circumstances. Additionally, the SEC’s uniform net capital rule imposes certain requirements that may have the effect of prohibiting a broker-dealer from distributing or withdrawing capital and requiring prior notice to the SEC for certain withdrawals of capital. The SEC has adopted rule amendments that establish alternative net capital requirements for broker-dealers that are part of a consolidated supervised entity. As a condition to its use of the alternative method, a broker-dealer’s ultimate holding company and affiliates (referred to collectively as a consolidated supervised entity) must consent to group-wide supervision and examination by the SEC. If we elect to become subject to the SEC’s group-wide supervision, we will be required to report to the SEC computations of our capital adequacy.

Compliance with regulatory net capital requirements could limit those operations that require the intensive use of capital, such as underwriting and trading activities, and also could restrict our ability to withdraw capital from our affiliated broker-dealers, which in turn could limit our ability to pay dividends, repay debt and redeem or repurchase shares of our outstanding capital stock.

We believe that at all times FBR & Co. has been in compliance in all material respects with the applicable minimum net capital rules of the SEC and the NASD. A failure of a U.S. broker-dealer to maintain its minimum required net capital would require it to cease executing customer transactions until it came back into compliance, and could cause it to lose its NASD membership, its registration with the SEC or require its liquidation. Further, the decline in a broker-dealer’s net capital below certain early warning levels, even though above minimum net capital requirements, could cause material adverse consequences to the broker-dealer and to us.

FBR & Co. also is subject to Risk Assessment Rules imposed by the SEC which require, among other things, that certain broker-dealers maintain and preserve certain information, describe risk management policies and procedures and report on the financial condition of certain affiliates whose financial and securities activities are reasonably likely to have a material impact on the financial and operational condition of the broker-dealer. Certain “material associated persons” (as defined in the Risk Assessment Rules) of the broker-dealer and the activities conducted by such material associated persons may also be subject to regulation by the SEC. In addition, the possibility exists that, on the basis of the information it obtains under the Risk Assessment Rules, the SEC could seek authority over our unregulated subsidiaries either directly or through its existing authority over our regulated subsidiaries.

The research areas of investment banks have been and remain the subject of increased regulatory scrutiny. In 2002 and 2003, acting in part pursuant to a mandate contained in the Sarbanes-Oxley Act of 2002, the SEC, the NYSE and the NASD adopted rules imposing heightened restrictions on the interaction between equity research analysts and investment banking personnel at member securities firms. In addition, in 2003 and 2004, several securities firms in the United States reached a settlement with certain federal and state securities regulators and self-regulatory organizations to resolve investigations into their equity research analysts’ alleged conflicts of interest. Under this settlement, the firms have been subject to certain restrictions and undertakings. As part of this settlement, restrictions have been imposed on the interaction between research and investment banking departments, and these securities firms are required to fund the provision of independent research to their customers. In connection with the research settlement, we have also subscribed to a voluntary initiative imposing restrictions on the allocation of shares in initial public offerings to executives and directors of public companies. The SEC has proposed amendments to Regulation M that would further affect the manner in which securities are distributed and allocated in registered public offerings, and the NYSE and NASD have proposed similar rulemaking in this area. We cannot fully predict the practical effect that such restrictions or measures will have on our business, and the SEC, NYSE and NASD may adopt additional and more stringent rules with respect to offering procedures and the management of conflicts of interest in the future.

The SEC staff has conducted studies with respect to “soft dollar” practices (i.e., arrangement under which an investment adviser directs client brokerage transactions to a broker in exchange for research products or other services in addition to brokerage services) in the brokerage and asset management industries. In July 2006, the SEC proposed interpretative guidance regarding the scope of permitted brokerage and research services in connection with soft dollar practices and solicited further public comment regarding soft dollar practices involving third party providers of research. The July 2006 interpretative guidance may affect our institutional brokerage business and future changes in laws of regulations may cause our institutional brokerage customers to revisit or alter the manner in which they pay for brokerage and research services.

The effort to combat money laundering and terrorist financing is a priority in governmental policy with respect to financial institutions. The USA PATRIOT Act of 2001, as amended, or the PATRIOT Act, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker-dealers and other financial services companies, including standards for verifying client identification at account opening, and obligations to monitor client transactions and report suspicious activities. Through these and other provisions, the PATRIOT Act seeks to promote the identification of parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside the United States contain some similar provisions. The obligation of financial institutions, including us, to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, has required the implementation and maintenance of internal practices, procedures and controls which have increased, and may continue to increase, our costs, and any failure with respect to our programs in this area could subject us to serious regulatory consequences, including substantial fines, and potentially other liabilities.

Certain of our businesses are subject to compliance with laws and regulations of U.S. federal and state governments, non-U.S. governments, their respective agencies and/or various self-regulatory organizations or exchanges relating to the privacy of client information, and any failure to comply with these regulations could expose us to liability and/or reputational damage.

Additional legislation, changes in rules promulgated by the SEC and self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules, either in the United States or elsewhere, may directly affect the mode or our operation and profitability.

Our broker-dealer business is also subject to regulation by various foreign governments and regulatory bodies. FBR & Co. is registered with and subject to regulation by the Ontario Securities Commission in Canada. FBRIL, our United Kingdom brokerage subsidiary, is subject to regulation by the Financial Services Authority in the United Kingdom pursuant to the United Kingdom Financial Services Act of 1986. Foreign regulation may govern all aspects of the investment business, including regulatory capital, sales and trading practices, use and safekeeping of customer funds and securities, record-keeping, margin practices and procedures, registration standards for individuals, periodic reporting and settlement procedures.

The U.S. and non-U.S. government agencies and self-regulatory organizations, as well as state securities commissions in the United States, are empowered to conduct administrative proceedings that can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer or its directors, officers or employees. Occasionally, FBR & Co. has been subject to investigations and proceedings, and sanctions have been imposed for infractions of various regulations relating to its activities.

Legal Proceedings

Many aspects of our business involve substantial risks of liability and litigation. Underwriters, broker-dealers, investment advisors and mortgage originators are exposed to liability under federal and state securities laws, other federal and state statutes and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and self-regulatory organizations involving the securities industry, including class actions that seek substantial damages. We are also subject to the risk of litigation, including litigation that may be without merit. As we intend to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against us could materially affect our operating results and financial condition. Pursuant to the corporate agreement that we entered into with FBR Group upon completion of our 2006 private offering, FBR Group has agreed to indemnify us against claims related to the businesses contributed to us prior to the completion of our 2006 private offering and that arise out of actions or events that occurred prior to that offering. See “Certain Relationships and Related Party Transactions—Agreements and Arrangements with FBR Group—Corporate Agreement.”

FBR Group, which currently is the beneficial owner of approximately 71.2% percent of our outstanding common stock and will beneficially own approximately 53.1% percent of our outstanding common stock upon completion of this offering, is a party to the following legal proceedings. Neither we nor any of our subsidiaries has been named as a party to any of these legal proceedings and FBR Group has agreed to indemnify us against any claims or liabilities we incur as a result of the legal proceedings described below.

FBR Group and certain of its current (including certain officers and directors of our Company) and former senior officers and directors have been named in a series of putative class action securities lawsuits filed in the second quarter of 2005, all of which are currently pending in the United States District Court for the Southern District of New York. These cases have been consolidated under the name In re FBR Inc. Securities Litig. A consolidated amended complaint has been filed asserting claims under the Securities Exchange Act of 1934 and alleging misstatements and omissions concerning (i) the SEC and NASD investigations relating to FBR & Co.’s involvement in a private investment in public equity on behalf of CompuDyne, Inc. in October 2001 and (ii) the alleged conduct of FBR Group and certain FBR Group officers and employees in allegedly facilitating certain sales of CompuDyne shares. We cannot predict the likely outcome of these lawsuits or their likely impact on us, if any, at this time.

In addition, FBR Group has been named a nominal defendant, and certain current (including certain officers and directors of our Company) and former senior officers and directors of FBR Group have been named as defendants, in three shareholders’ derivative actions. Two of these actions, brought by Lemon Bay Partners LLC and Walter Boyle, are pending in the United States District Court for the Southern District of New York. The third, brought by Gary Walter and Harry Goodstadt, has been filed in the Circuit Court for Arlington County, Virginia. All three cases claim that certain current and former officers and directors of FBR Group breached their duties to FBR Group based on allegations substantially similar to those in the In re FBR Inc. Securities Litig. putative class action lawsuits described above. FBR Group has not responded to any of these complaints and no discovery has commenced. We cannot predict the likely outcome of this action or its likely impact, if any, on us at this time.

One of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc., or MMA, is involved in an investigation that was initiated in February 2004 by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring a civil action and/or institute public administrative proceeding against MMA and one of its officers (who is not one of our officers) for violating and/or aiding and abetting violations of the federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on our financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties or other relief against MMA or one or more of its officers or employees.

Employees

As of March 31, 2007, we had 751 employees. Our employees are not subject to any collective bargaining agreement and we believe that we have excellent relations with our employees.

Properties

Our principal executive offices are located at Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209. We carry out aspects of all of our operations at that location. We lease with our affiliates more than nine floors of our headquarters building and at an adjacent property in Arlington, Virginia, totaling approximately 159,000 square feet. We also lease with our affiliates approximately 92,600 total square feet in the following locations where we conduct certain portions of our operations as indicated: Boston, Massachusetts (capital markets and asset management); Dallas, Texas (capital markets); Herndon, Virginia (operations); Houston, Texas (capital markets); Irvine, California (capital markets); New York, New York (capital markets); Phoenix, Arizona (asset management); Reston, Virginia; San Francisco, California (capital markets); and London, England (capital markets). We believe that the present facilities, together with current options to extend lease terms and occupy additional space, are adequate for our current and presently projected needs.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age, position with our company and position with FBR Group, if any, of each of our executive officers and directors.

Name	Age	Position With Us	Position With FBR Group
Eric F. Billings	54	Chairman, Chief Executive Officer and Director	Chairman, Chief Executive Officer and Director

Richard J. Hendrix	41	President and Chief Operating Officer and Director	Member of the Office of the Chief Executive

J. Rock Tonkel, Jr.	43	Member of the Office of the Chief Executive	President, Chief Operating Officer and Director

Kurt R. Harrington	54	Executive Vice President, Chief Financial Officer and Treasurer	Executive Vice President, Chief Financial Officer and Treasurer

William J. Ginivan	56	Executive Vice President and General Counsel	Executive Vice President and Chief Legal Officer

Andrew M. Alper	49	Independent Director	–

Richard M. DeMartini	54	Director	–

Thomas J. Hynes, Jr.	67	Independent Director	–

Richard A. Kraemer	62	Independent Director	–

Thomas S. Murphy, Jr.	47	Director	–

Arthur J. Reimers	52	Independent Director	–

John T. Wall	65	Director	Independent Director

Directors

Andrew M. Alper. Mr. Alper, age 49, is a member of our board of directors, a position he has held since January 2007. Mr. Alper currently serves as Chairman and Managing Member of EQA Partners, L.P., a commodity pool limited partnership engaged in a global macro strategy and currency trading. Mr. Alper served as President of New York City’s Economic Development Corporation and Chairman of New York City’s Industrial Development Agency from February 2002 to June 2006. Prior to joining New York City’s government in February 2002, Mr. Alper was a Partner and Managing Director of Goldman, Sachs & Co., or Goldman Sachs. In his 21 year career with Goldman Sachs, Mr. Alper served in various positions, including Co-Head of the Investment Banking Division’s Financial Institutions Group and Chief Operating Officer of the Investment Banking Division. He currently serves as Vice Chairman of the Board of Trustees of the University of Chicago and is a member of the Visiting Committee of the University of Chicago Graduate School of Business. Mr. Alper also is a trustee of Columbia Grammar and Preparatory School and the Mount Sinai Medical Center in Manhattan.

Eric F. Billings. Mr. Billings, age 54, is a member of our board of directors, a position he has held since our formation in June 2006. He also serves as Chairman and Chief Executive Officer of our company and of FBR Group. Certain biographical information with respect to Mr. Billings appears below under the caption “—Executive Officers.”

Richard M. DeMartini. Mr. DeMartini, age 54, is a member of our board of directors, a position he has held since the completion of our 2006 private offering in July 2006. Mr. DeMartini is a Managing Director of

Crestview, a position he has held since 2006. Mr. DeMartini currently serves as the non-executive Chairman of Munder Capital Management, a registered investment adviser, which is a Crestview portfolio company. Mr. DeMartini retired as President of Bank of America’s Asset Management Group in December 2004. He was also a member of the Risk and Capital Committee and the Operating Committee at Bank of America. Prior to joining Bank of America in 2001, Mr. DeMartini served as Chairman and Chief Executive Officer of the International Private Client Group at Morgan Stanley Dean Witter. He also was a member of the Morgan Stanley Dean Witter Management Committee. Mr. DeMartini’s career at Morgan Stanley Dean Witter spanned more than 26 years and included roles as President of Individual Asset Management and President of Dean Witter & Company, Inc. and Chairman of Discover Card. He has been a member of the investment community since joining Dean Witter in 1975. He has served as Chairman of the Board of The Nasdaq Stock Market, Inc. and Vice Chairman of the Board of the National Association of Securities Dealers, Inc. Mr. DeMartini currently serves as a trustee of the Cancer Research Institute and of the Whitney Museum.

Richard J. Hendrix. Mr. Hendrix, age 41, is a member of our board of directors, a position he has held since our formation in June 2006. He also serves as President and Chief Operating Officer of our company and as a Member of the Office of the Chief Executive of FBR Group. Certain biographical information with respect to Mr. Hendrix appears below under the caption “—Executive Officers.”

Thomas J. Hynes, Jr. Mr. Hynes, age 67, is a member of our board of directors, a position he has held since January 2007. Mr. Hynes is President and Chief Executive Officer of Meredith & Grew Incorporated, a Boston-based real estate services firm. Mr. Hynes has been employed by Meredith & Grew Incorporated since 1965, during which time he has held various offices. Mr. Hynes also serves as a director of the Massachusetts Business Roundtable, a non-profit, non-partisan, statewide public affairs organization that represents Massachusetts’ leading industry and business enterprises, where he served as Chairman from 2004 to 2006, and as a director of the John F. Kennedy Library Foundation. From October 1996 to January 2006, Mr. Hynes served as a director of Prentiss Properties Trust (NYSE: PP), a publicly-traded REIT that was acquired by Brandywine Realty Trust in January 2006.

Richard A. Kraemer. Mr. Kraemer, age 62, is a member of our board of directors, a position he has held since January 2007. Mr. Kraemer served as Chairman of the Board of Directors of Saxon Capital Inc., a publicly-traded mortgage REIT, from 2001 through December 2006. Mr. Kraemer also serves as a trustee of American Financial Realty Trust (NYSE: AFR), a publicly-traded REIT, and has held such position since 2002. Mr. Kraemer serves on the audit committee and chairs the finance committee of the board of trustees of American Financial Realty Trust. He also serves as a director of Urban Financial Group, Inc., a position he has held since 2001. From 1996 to 1999, Mr. Kraemer was Vice Chairman of Republic New York Corporation, a publicly-traded holding company for Republic National Bank. From 1993 to 1996, Mr. Kraemer was Chairman and Chief Executive Officer of Brooklyn Bancorp, a publicly-traded holding company for Crossland Federal Savings Bank.

Thomas S. Murphy, Jr. Mr. Murphy, age 47, is a member of our board of directors, a position he has held since the completion of our 2006 private offering in July 2006. Mr. Murphy is a Managing Director of Crestview, a position he has held since 2004. Mr. Murphy retired from Goldman Sachs in 2003 where he was the Co-Founder and Head of the Financial Sponsors Group. Mr. Murphy was a Partner and Managing Director of Goldman Sachs. The Financial Sponsors Group was responsible for Goldman Sachs’ investment banking activities with private equity firms around the world. These activities included acquisitions, divestitures, initial public offerings, bank and high yield financings and principal investments. He serves on the boards of trustees of The Taft School, The Inner-City Scholarship Fund and The Madison Square Boys and Girls Clubs.

Arthur J. Reimers. Mr. Reimers, age 52, is a member of our board of directors, a position he has held since January 2007. Since his retirement from Goldman Sachs in 2001, Mr. Reimers has served as an independent financial and business consultant. From 1981 to 2001, Mr. Reimers served in various capacities at Goldman Sachs, including, among others, as a Partner and Managing Director in the Investment Banking Division, Co-Head and Founder of the Investment Banking Division’s Healthcare Department from 1996 to 1998 and co-head of the Financial Advisory Group (London) from 1991 to 1996. Mr. Reimers also serves as Chairman of the Board of Directors of Rotech Healthcare, Inc. (Nasdaq: ROHI), a publicly-traded healthcare company, a position he has held since March 2002. Mr. Reimers serves as a member of Rotech’s audit, compensation and nominating and corporate governance committees. He also serves as a director of Bear Naked, Inc., a private food company. From 2003 to 2005, Mr. Reimers served as a director of NeighborCare, Inc. (Nasdaq: NCRX), a publicly-traded healthcare company that was acquired by Omnicare, Inc. in July 2005. Mr. Reimers is also a member of the management advisory board of New Mountain Capital, L.L.C., a private equity firm, and is a senior advisor to the New Mountain Vantage Fund, a public equity investment fund. Mr. Reimers serves on the board of trustees of the Boys & Girls Club of Greenwich and the Miami University Foundation Board, where he chairs the investment committee.

John T. Wall. Mr. Wall, age 65, is a member of our board of directors, a position he has held since March 2007. Mr. Wall currently serves as a director of FBR Group, a position he has held since October 2002. Mr. Wall is currently the Chairman and CEO of Capital Markets Advisors, Inc., a firm that provides financial markets advisory services, a position that Mr. Wall has held since that firm’s formation in December 2002. From 1965 to October 2002, Mr. Wall served in various management roles at the National Association of Securities Dealers, Inc. and the Nasdaq Stock Market, most recently serving as President of Nasdaq International, Ltd., a position he assumed in 1997. Mr. Wall currently serves on the Board of the Caisse de depot et placement du Quebec. Mr. Wall has also served on numerous industry committees and boards including the National Securities Clearing Corporation, The Options Clearing Corporation and EASDAQ.

Executive Officers

Eric F. Billings. Mr. Billings, age 54, is our Chairman and Chief Executive Officer, a position he has held since our formation in June 2006. He has served as a director of our Company since June 2006. Mr. Billings is also the Chairman and Chief Executive Officer of FBR Group, a position he assumed in April 2005. Prior to April 2005, Mr. Billings served as Co-Chairman and Co-Chief Executive Officer of FBR Group. Since co-founding FBR Group in 1989, Mr. Billings has continuously served as a director. Mr. Billings has served in various capacities at FBR Group, including as Vice Chairman and Chief Operating Officer from 1989 to 1999, Vice Chairman and Co-Chief Executive Officer from 1999 to April 2003 and Co-Chairman and Co-Chief Executive Officer from April 2003 to April 2005. Mr. Billings is the brother of Mr. Jonathan Billings, who is head of institutional brokerage for our company. Mr. Billings serves on the boards of Wish Friends, Inc., The Washington Scholarship Fund and Catholic Charities.

Richard J. Hendrix. Mr. Hendrix, age 41, is our President and Chief Operating Officer, a position he has held since our formation in June 2006. He has served as a director of our Company since June 2006. Since February 2007, Mr. Hendrix has served as a Member of the Office of the Chief Executive of FBR Group. From April 2004 to February 2007, Mr. Hendrix served as President and Chief Operating Officer of FBR Group. Between April 2003 and April 2004, Mr. Hendrix served as Chief Investment Officer of FBR Group. Prior to March 2003, Mr. Hendrix served as the President and Chief Operating Officer of FBR Asset Investment Corporation in addition to heading the Real Estate and Diversified Industrials Investment Banking Groups at FBR & Co. Prior to joining FBR & Co., Mr. Hendrix was a Managing Director of PNC Capital Markets’ investment banking group. Mr. Hendrix previously also headed PNC Capital Markets asset-backed securities business, which executed both registered underwritten and privately placed asset-backed securities transactions and administered two asset-backed commercial paper conduits. Mr. Hendrix joined PNC in 1987 and was appointed by PNC to work with FBR & Co. in 1997 in connection with a strategic alliance between the two companies.

J. Rock Tonkel, Jr. Mr. Tonkel, age 43, is a Member of the Office of the Chief Executive, a position he has held since February 2007. Between June 2006 and February 2007, Mr. Tonkel served as our President and Head of Investment Banking and as a member of our board of directors. Mr. Tonkel also serves as President and Chief Operating Officer and as a member of the board of directors of FBR Group, positions he has held since February 2007. From April 2004 to February 2007, Mr. Tonkel served as President and Head of Investment Banking of

FBR Group. Prior to that, Mr. Tonkel served as Executive Vice President and Head of Investment Banking at FBR & Co., a position he assumed in February 2002. Mr. Tonkel joined FBR & Co. in 1994 as Managing Director of FBR & Co.’s Financial Institutions Investment Banking Group. Prior to joining FBR & Co., Mr. Tonkel served as special assistant to the Director of the Office of Thrift Supervision, or OTS, the regulatory agency for the savings and loan industry. Prior to OTS, Mr. Tonkel was an associate with Prudential Securities and an associate with Keefe, Bruyette & Woods, Inc. in New York City. In April 2003 he became an executive officer of FBR Group.

Kurt R. Harrington. Mr. Harrington, age 54, is our Executive Vice President, Chief Financial Officer and Treasurer, a position he has held since February 2007. Prior to February 2007, Mr. Harrington served as our Senior Vice President, Chief Financial Officer and Treasurer. Mr. Harrington also serves as our Principal Financial and Principal Accounting Officer. Mr. Harrington is the Executive Vice President, Chief Financial Officer and Treasurer of FBR Group, a position he has held since January 2000. Mr. Harrington joined FBR Group as Vice President of Finance and Treasurer in March 1997. He was previously the Chief Financial Officer of Jupiter National, Inc., a publicly traded, closed-end venture capital company. From 1980 to 1990, Mr. Harrington served in a number of senior financial accounting, reporting and business planning positions at MCI Communications Corporation and Marriott Corporation, in Washington, D.C. He began his career with the public accounting firms of Meahl, McNamara & Co., Boston, Massachusetts and later, Price Waterhouse, Washington, D.C. Mr. Harrington received his Certified Public Accountant certification in 1978. Mr. Harrington serves on the board of DanceSmith, a charitable organization, and is a trustee of Nichols College.

William J. Ginivan. Mr. Ginivan, age 56, is our Executive Vice President and General Counsel, a position he has held since February 2007. Prior to February 2007, Mr. Ginivan served as our Senior Vice President and General Counsel. Mr. Ginivan is also the Executive Vice President and Chief Legal Officer of FBR Group, a position he has held since February 2007. Between February, 2007 and January 2000, Mr. Ginivan served as our Senior Vice President and Chief Legal Officer. From January 1998 to January 2000, Mr. Ginivan served as Deputy General Counsel of FBR Group. Prior to joining FBR Group in 1998, Mr. Ginivan was Associate General Counsel of the Student Loan Marketing Association, or Sallie Mae, and Managing Director and General Counsel of Sallie Mae’s investment banking subsidiary, Education Securities, Inc. from 1994 to 1997. Prior to joining Sallie Mae, Mr. Ginivan was an attorney in the Enforcement Division of the SEC. Mr. Ginivan is a member of the American Bar Association, Business Law Section’s Committee on Corporate Governance and serves on the Corporate Advisory Board of So Others Might Eat.

Promoters

Each of Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and FBR Group has acted as a promoter of FBR Capital Markets Corporation, which means that they have taken initiative in funding and organizing the company’s business. The nature and amount of any item of value received by each of these promoters is discussed in this prospectus under the heading “Certain Relationships and Related Party Transactions.”

Board of Directors

Our business and affairs are managed through the oversight and direction of our board of directors. Each of our directors serves a one year term and holds office until his successor is elected and qualified. Currently, our board of directors consists of nine members. Two of our directors, Eric F. Billings and Richard J. Hendrix, also serve as executive officers of our company and of FBR Group. Mr. Billings and John T. Wall, also a director, serve as directors of FBR Group. Two of our directors, Thomas S. Murphy, Jr. and Richard M. DeMartini, are Managing Directors of Crestview.

Our board of directors has affirmatively determined that four of our directors, Andrew M. Alper, Thomas J. Hynes, Jr., Richard A. Kraemer and Arthur J. Reimers, qualify as “independent” in accordance with the applicable independence standards of the Nasdaq. Because we are a controlled company under Rule 4350(c)(5) of the Nasdaq Marketplace Rules, our board of directors is not required to have a majority of independent directors. See “—Controlled Company Exemption from Certain Nasdaq Marketplace Rules” below.

Controlled Company Exemption from Certain Nasdaq Marketplace Rules

Upon completion of this offering, FBR Group, through FBR TRS Holdings, will beneficially own approximately 53.1% of the outstanding shares of our common stock. Because FBR Group will hold more than 50% of the voting power of our equity securities, we will be a “controlled company” within the meaning of Rule 4350(c)(5) of the Nasdaq Marketplace Rules. Under the Nasdaq Marketplace Rules, we may elect not to comply with certain Nasdaq corporate governance requirements, including, among others, the requirement that a majority of our board of directors consist of independent directors. We intend to avail ourself of the “controlled company” exception and eliminate the requirement to have a majority of independent directors. We also intend to eliminate the requirement that we have a compensation committee and a nominating and governance committee composed entirely of independent directors.

Board Committees

Our board of directors has established an audit committee, a nominating and governance committee and compensation committee. In November 2006, our board of directors, which at the time consisted of Messrs. Billings, DeMartini, Hendrix, Murphy and Tonkel, adopted a written charter for the audit, compensation and nominating and governance committee. The composition, duties and responsibilities of these committees are set forth below.

For so long as Crestview has the right to designate at least one of our directors, each committee of our board of directors will have as a member at least one Crestview director and one FBR Group director. To the extent that applicable law or the Nasdaq Marketplace Rules prevent such directors from serving as a member of a committee of our board of directors, the Crestview director or FBR Group director, as the case may be, will have certain observation rights. Any Crestview director or FBR Group director serving on a committee will not be independent under the applicable independence standards of the Nasdaq.

Audit Committee

The audit committee assists our board of directors in monitoring the Company’s financial reporting process, and is solely responsible for hiring and monitoring the independence and performance of our company’s independent registered public accounting firm, or independent auditors. The audit committee members are Richard A. Kraemer (chairman), Andrew M. Alper and Arthur J. Reimers, each of whom is “independent” under the independence standards for audit committee members in the rules promulgated by the SEC under the Exchange Act and in the applicable independence standards of the Nasdaq. One member of the audit committee is an audit committee financial expert, within the meaning of SEC regulations, and possesses related financial management expertise within the meaning of the applicable standards established by the Nasdaq. Each of the members of our audit committee meets the financial literacy requirements of the Nasdaq. Pursuant to its written charter, the audit committee assists our board of directors in overseeing (i) our accounting and financial reporting process; (ii) the integrity and audits of our consolidated financial statements; (iv) our compliance with legal and regulatory requirements; (v) the qualifications and independence of our independent auditors; and (vi) the performance of our independent auditors and our internal audit function.

The audit committee, among other things:

•	is responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

•	annually evaluates the independent auditors’ qualifications, performance and independence;

•	has sole authority to approve in advance all audit, internal control-related and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

•	sets policies with respect to the potential hiring of current or former employees of the independent auditor;

•	meets at least quarterly with our senior executive officers, internal auditors and our independent auditors in separate executive sessions;

•

annually reviews and assesses the adequacy of the audit committee charter and recommends to our board of directors any amendments or modifications to the audit committee charter that the audit committee deems appropriate; and

•	annually evaluates the performance of the audit committee and reports the results of the evaluation to our board of directors.

Nominating and Governance Committee

Our nominating and governance committee is comprised of Thomas S. Murphy (chairman), Richard J. Hendrix and Richard A. Kraemer. Because we intend to avail ourselves of the “controlled company” exception to the Nasdaq Marketplace Rules, we are not required to have a nominating and governance committee composed entirely of independent directors. One of the current members of our nominating and governance committee is independent.

The nominating and governance committee assists our board of directors in identifying individuals qualified to become board members, plays a leadership role in shaping the governance of our company and oversees the evaluation of our board of directors. Pursuant to its written charter, the nominating and governance committee is responsible for, among other things:

•	identifying and recommending qualified individuals to become members of our board of directors;

•	recommending to our board of directors criteria for membership on our board of directors and committee membership, including any specific minimum qualifications;

•	recommending to our board of directors the directors for appointment to committees of our board of directors;

•

developing and recommending to our board of directors a set of corporate governance guidelines and policies and a code of ethics, and periodically reviewing and recommending any changes to such guidelines and code;

•	overseeing the annual performance evaluation of our board of directors;

•	establishing policies for the identification and consideration of director candidates recommended by stockholders or securityholders;

•	reviewing and assessing the nominating and governance committee charter and submitting proposed changes to our board of directors; and

•	performing an annual performance evaluation of the nominating and governance committee and reporting the results to our board of directors.

Compensation Committee

Our compensation committee is comprised of Richard M. DeMartini (chairman), Andrew M. Alper, Thomas J. Hynes, Jr. and Arthur J. Reimers. Because we intend to avail ourselves of the “controlled company” exception to the Nasdaq Marketplace Rules, we are not required to have a compensation committee composed entirely of independent directors. Three of the current members of our compensation committee are independent. The compensation committee reviews our compensation plans and makes recommendations concerning those plans and concerning equity compensation for our executive officers. The compensation committee is responsible for, among other things:

•	reviewing and approving or making recommendations to our board of directors with respect to equity compensation for our executive officers and any compensation for our non-employee directors;

•	reviewing and approving or making recommendations to the board of directors with respect to our incentive-based and equity-based plans; and

•	reviewing and assessing the adequacy of the compensation committee charter and submitting proposed changes to our board of directors.

The compensation committee will also review and discuss the Compensation Discussion and Analysis, or CD&A, with management prior to its inclusion in our proxy statement and prepare an annual report stating that the compensation committee has reviewed the CD&A with management and whether the compensation committee recommends its inclusion in the proxy statement.

The compensation committee also reviews and approves corporate goals and objectives relevant to our chief executive officer and other executive officers, evaluates the chief executive officer’s and other executive officers’ performance in light of those goals and objectives and determines and approves the equity compensation levels for our chief executive officer and other executive officers based on its evaluation. Our compensation committee also has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of chief executive officer or other executive officer compensation.

Executive Compensation

We have not paid cash compensation to our executive officers for their services as our executive officers. Our executive officers receive cash compensation from FBR Group from a cash fee that we pay to FBR Group pursuant to the management services agreement between FBR Group and us. Under the terms of the management services agreement that we entered into with FBR Group, FBR Group provides us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by our board of directors from time to time. Prior to completion of this offering, we amended the management services agreement. Prior to the amendment, we paid FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of our investment banking unit, in each case before deducting the amount payable to FBR Group. Pursuant to the amendment to the management services agreement, we now pay FBR Group an amount equal to 8.0% of our consolidated pre-tax earnings, before deducting the amount payable to FBR Group, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. The 8% amount will represent our share of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom comprise the members of our executive management team and two of whom are members of our board of directors. The $1.5 million amount will represent our share of base salaries payable by FBR Group to FBR Group’s executive management team. The amendment to the management services agreement is expected to reduce the amount we will pay to FBR Group under this agreement.

Our executive officers are eligible to participate in our 2006 Long-Term Incentive Plan. At the time of our 2006 private offering, our board of directors approved the grant to our executive officers of options to purchase a total of 724,500 shares of common stock to our executive officers under our 2006 Long-Term Incentive Plan, subject to our board of directors approving certain performance-based vesting criteria, and these options were granted during the second quarter of 2007. The options granted to our executive officers vest on the third anniversary of the closing date of our 2006 private offering (subject to achieving the performance-based vesting criteria approved by our board of directors during the second quarter of 2007 and described below) and have an exercise price of $15 per share. Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, our average after-tax return on equity, or ROE, calculated over the period of any four consecutive quarters, must exceed 10% in order for the options granted to our executive officers to vest. If the performance-based vesting condition is not met by the end of the three-year vesting period, the options granted to our executive officers will expire unvested.

Compensation Discussion and Analysis

Although no equity compensation was paid to the Company’s executive officers in 2006, this section provides information regarding certain aspects of our equity compensation program for our executive officers.

The Philosophy and Objectives of Our Equity Compensation Program

Our equity compensation program is relatively simple and straightforward. We have not paid our executive officers cash compensation for their services as executive officers of our company. Our board of directors does not have a policy regarding cash compensation of our executive officers. Under the terms of the management services agreement that we entered into with FBR Group, FBR Group provides us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by our board of directors from time to time. See “—Executive Compensation.”

Elements of Equity Compensation

We do not pay base salaries to our executive officers. We do not pay bonus compensation to our executive officers. At the time of our 2006 private offering, our board of directors approved the grant to our executive officers of options to purchase a total of 724,500 shares of our common stock, subject to our board of directors approving certain performance-based vesting criteria. All of these options have been granted under our 2006 Long-Term Incentive Plan, vest on the third anniversary of the closing date of the 2006 private offering (subject to achieving the performance-based vesting criteria approved by our board of directors during the second quarter of 2007 and described below) and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, our average after-tax return on equity, or ROE, calculated over the period of any four consecutive quarters, must exceed 10% in order for the options granted to our executive officers to vest. If the performance-based vesting condition is not met by the end of the three-year vesting period, the options granted to our executive officers will expire unvested.

The number of options approved for grant to our executive officers was determined at the time of our 2006 private offering based on negotiations between members of our management and Crestview in connection with Crestview’s decision to make a strategic investment in our company. These options have been granted pursuant to our 2006 Long-Term Incentive Plan, which we believe generates an increased incentive for our executive officers to contribute to our future success and prosperity, thus creating additional value in our company for the benefit of our shareholders.

Compensation Committee Interlocks and Insider Participation

Our compensation committee is comprised of Richard M. DeMartini (chairman), Andrew M. Alper, Thomas J. Hynes, Jr. and Arthur J. Reimers. None of our executive officers serves as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee of our board of directors. Messrs. Billings and Hendrix, who are executive officers and directors of our company, and Mr. Tonkel, who is an executive officer of our company and was formerly a director of our company, participated in discussions of our board of directors regarding equity compensation with respect to our executive officers.

Compensation of Directors

We did not compensate any of our directors for services as members of our board of directors in 2006. As compensation for serving on our board of directors in 2007, each of our non-employee directors (other than the directors designated by Crestview) received an annual retainer of $100,000, which is payable partially in cash and partially in the form of stock options granted under our 2006 Long-Term Incentive Plan. The 2007 annual retainer was paid to each eligible director at the time he joined the board as follows:

•

Messrs. Alper and Reimers elected to receive all of the 2007 annual retainer in stock options. Messrs. Hynes, Kraemer and Wall elected to receive one-half of the 2007 annual retainer in cash and the remainder in stock options. Accordingly, Messrs. Alper and Reimers were each granted 19,841 stock options in January 2007. Messrs. Hynes and Kraemer were each granted 9,920 stock options and were each paid $50,000 in cash in January 2007. The options granted to Messrs. Alper, Hynes, Kraemer and Reimers have an exercise price of $15 per share, vest in full on January 26, 2008 and have a ten-year exercise period. The number of shares subject to the stock options granted to Messrs. Alper, Hynes, Kraemer and Reimers was determined using the Black-Scholes option pricing model.

•

Mr. Wall elected to receive one-half of the 2007 annual retainer in cash and the remainder in stock options. Accordingly, Mr. Wall was paid $50,000 in cash and was granted 10,019 stock options in April 2007. The options granted to Mr. Wall have an exercise price of $15.25 per share, vest in full on April 30, 2008 and have a ten-year exercise period. The number of shares subject to the stock options granted to Mr. Wall was determined using the Black-Scholes option pricing model.

In addition to the stock options described above, upon joining our board of directors each of the non-employee directors (other than the directors designated by Crestview) received a one-time option grant. Accordingly, Messrs. Alper, Hynes, Kraemer, Reimers and Wall were each granted 35,000 stock options. The options granted to Messrs. Alper, Hynes, Kraemer and Reimers have an exercise price of $15 per share, vest in three equal annual installments beginning on January 26, 2008 and expire on the ten-year anniversary of the date of grant. The options granted to Mr. Wall have an exercise price of $15.25 per share, vest in three equal annual installments beginning on April 30, 2008 and expire on the ten-year anniversary of the date of grant.

Pursuant to our director stock purchase plan, each of our non-employee directors (other than the directors designated by Crestview) was offered an opportunity to subscribe for up to $1 million of our common stock at a purchase price equal to then-current fair market value of our common stock at the time he or she joins the board of directors. We believe our director stock purchase plan provides eligible directors an opportunity to acquire an ownership interest in our company and further aligns the interests of our eligible directors with the interests of our shareholders. Pursuant to our director stock purchase plan, eligible directors subscribed to purchase the following number of shares of our common stock at its then-current fair market value: Mr. Alper, 66,667 shares; Mr. Hynes, 10,000 shares; Mr. Kraemer, 20,000 shares; Mr. Reimers, 66,667 shares; and Mr. Wall, 10,000 shares.

Directors that serve as executive officers or have been designated for election or appointment to the board of directors of our company by Crestview are not compensated for their services as directors. However, these directors are eligible to participate in our 2006 Long-Term Incentive Plan.

In addition to serving as executive officers and directors of our company, Messrs. Billings and Hendrix also serve as executive officers of FBR Group. As executive officers of FBR Group, Messrs. Billings and Hendrix will be paid annual bonuses out of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan, which is partially funded by us out of the fees we pay to FBR Group in accordance with the management services agreement. See “—Executive Compensation.”

2006 Long-Term Incentive Plan

In connection with our formation, we adopted and our sole shareholder approved the FBR Capital Markets Corporation 2006 Long-Term Incentive Plan, which we sometimes refer to in this prospectus as the 2006 Long-Term Incentive Plan. We believe that 2006 Long-Term Incentive Plan encourages selected employees, directors, consultants and advisors of our company and its affiliates to acquire a proprietary and vested interest in our growth and performance. We believe stock-based incentives granted under the 2006 Long-Term Incentive Plan will help to generate an increased incentive to contribute to our future success and prosperity, thus enhancing the value of our company for the benefit of shareholders. In addition, we believe the 2006 Long-Term Incentive Plan will enable us to continue to attract and retain individuals of exceptional managerial talent upon whom our sustained progress, growth and profitability largely depend.

Administration and Eligibility

Administration. Administration of the 2006 Long-Term Incentive Plan will be carried out by the compensation committee of our board of directors. The compensation committee may delegate its authority under the 2006 Long-Term Incentive Plan to one or more officers, but it may not delegate its authority with respect to awards to individuals subject to Section 16 of the Exchange Act. As used in this summary, the term “administrator” means the compensation committee of the board of directors and its delegate.

The administrator has the authority to select individuals to whom awards are granted, to determine the types of awards and the number of shares covered, and to set the terms, conditions, and provisions of such awards and to cancel or suspend such awards. The administrator is authorized to interpret the 2006 Long-Term Incentive Plan and to establish, amend, and rescind any rules and regulations relating to the 2006 Long-Term Incentive Plan, and to make all other determinations which may be necessary or advisable for the administration of the 2006 Long-Term Incentive Plan.

The administrator may grant the following types of awards under the 2006 Long-Term Incentive Plan: options, stock appreciation rights, or SARs, restricted stock, performance awards, and/or other stock-based awards. Each of these awards may be granted alone or together with other awards under the 2006 Long-Term Incentive Plan and/or cash awards outside the 2006 Long-Term Incentive Plan.

Persons Eligible for Grants. Directors, officers and employees of our company and its affiliates are eligible to participate in the 2006 Long-Term Incentive Plan. In addition, consultants, advisors and independent contractors who provide bona fide services to our company are also eligible to participate.

Shares Subject to the Plan

The 2006 Long-Term Incentive Plan provides that a maximum of 5,569,985 shares of our common stock may be issued under the 2006 Long-Term Incentive Plan. As of May 17, 2007, there are 913,776 shares of our common stock available to be awarded under the 2006 Long-Term Incentive Plan. The compensation committee of our board of directors has undertaken an analysis of our 2006 Long-Term Incentive Plan and has determined that it is advisable to increase the number of shares of our common stock available for award under the 2006 Long-Term Incentive Plan. This increase will enable us, among other things, to continue to use our common stock as part of the regular bonus compensation we pay to our key employees as well as to create retention incentives for our key employees and to better align the interests of our key employees with the interests of our shareholders. Accordingly, the compensation committee has approved an amendment to the 2006 Long-Term Incentive Plan to increase the number of shares of our common stock available for award under the 2006 Long- Term Incentive Plan by 1,500,000 shares, and our board of directors has also approved this amendment. As discussed below, this amendment to the 2006 Long-Term Incentive Plan is subject to shareholder approval.

The additional 1,500,000 shares of our common stock, together with a portion of the existing shares that are available for award under the 2006 Long-Term Incentive Plan, will be used for a one-time award of approximately 1,400,000 to 1,600,000 shares of restricted stock to key employees upon completion of this offering. Our five named executive officers will not receive any of these restricted stock awards. These restricted stock awards will vest ratably in three annual installments beginning on the third anniversary of the date of the award. Any remaining shares available for issuance under the 2006 Long-Term Incentive Plan after the one-time award is made are expected to be used primarily for 2007 bonus deferrals paid to our key employees, equity awards for new key employees that we seek to hire from time to time and for discretionary purposes. Our compensation committee has also asked our management team to begin work with an independent compensation consultant to be chosen by our compensation committee on a total rewards study to provide a recommendation for additional equity incentive awards for 2008 and beyond. It is possible that our compensation committee and board of directors may approve an additional amendment to the 2006 Long-Term Incentive Plan to increase further the number of shares of our common stock that are available for award under the 2006 Long-Term Incentive Plan.

The amendment to increase the 2006 Long-Term Incentive Plan by an additional 1,500,000 shares, plus any additional amendment to increase further the number of shares of our common stock that are available for award under the 2006 Long-Term Incentive Plan, are all subject to the approval of our shareholders. We intend to seek the approval of our shareholders at our next annual shareholders meeting. We expect that FBR Group and Crestview, who collectively will control approximately 61.1% of the voting power of our common stock upon completion of this offering, will vote their shares in favor of the amendment, thus assuring that it will be approved by our shareholders.

The shares deliverable under the 2006 Long-Term Incentive Plan may consist in whole or in part of treasury shares, authorized but unissued shares, or shares reacquired by our company. If an award expires or is canceled, terminated, forfeited or otherwise settled without the issuance of shares subject to such award, those shares will be available for future grants under the 2006 Long-Term Incentive Plan. Shares that are delivered to our company, either actually or by attestation, in payment of the exercise price for any option granted under the 2006 Long-Term Incentive Plan, or any shares that are delivered or withheld to satisfy tax withholding obligations arising from awards under the 2006 Long-Term Incentive Plan, will also be available for future grant under the 2006 Long-Term Incentive Plan. In addition, shares which we may reacquire on the open market using cash proceeds from the exercise of options granted under the 2006 Long-Term Incentive Plan will also be available for future grants under the 2006 Long-Term Incentive Plan.

We may grant awards in substitution for awards made by a company which we acquire or with which we combine. Such substitute awards shall not reduce the shares authorized for issuance under the 2006 Long-Term Incentive Plan or authorized for grant to a participant in any calendar year. In the event that a company which we acquire or with which we combine has shares available under a pre-existing plan, these shares may be used for awards under the 2006 Long-Term Incentive Plan and will not reduce the shares that may otherwise be delivered under the 2006 Long-Term Incentive Plan, provided such awards are made only to individuals who were eligible for awards under the pre-existing plan.

In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the shares eligible under the 2006 Long-Term Incentive Plan, the administrator must adjust the number of shares that may be issued in the future and in the number and kind of shares and price under all outstanding grants made before the event; provided, however, that the number of shares subject to any award shall always be a whole number. The manner in which such adjustments are made will be determined by the administrator in its discretion.

Stock Options

The administrator may grant incentive stock options and non-qualified stock options under the 2006 Long-Term Incentive Plan. The exercise price of an option granted under the 2006 Long-Term Incentive Plan will not be less than 100% of the fair market value of the shares underlying the grant on the date of the grant as defined in the 2006 Long-Term Incentive Plan. Options will be exercisable at the time or times and subject to the terms and conditions determined by the administrator, provided that, except in certain circumstances related to a change of control (as defined in the 2006 Long-Term Incentive Plan) or related to a participant’s death or disability, an option may not be exercised before the expiration of one year from the date of grant nor more than ten years after the date of grant. A participant exercising an option may pay the exercise price in cash, in previously acquired shares (either actually or by attestation) or by delivery of other consideration having a fair market value on the exercise date equal to the total purchase price of the shares, or by any combination of the foregoing, as the administrator may specify in the applicable award agreement. We may not reprice any option grant, including the cancellation of an existing grant followed by a replacement grant of a lower-priced option or another type of award, without the express approval of shareholders.

The 2006 Long-Term Incentive Plan contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of options held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

For more information regarding stock options granted under our 2006 Long-Term Incentive Plan, see “—Executive Compensation,” “—Compensation Discussion and Analysis” and “Certain Relationships and Related Party Transactions—Agreements and Arrangements with FBR Group—Option Grants to Key Employees and Members of Management in Connection with our 2006 Private Offering.”

Stock Appreciation Rights

The administrator may grant a SAR in conjunction with an option or other award granted under the 2006 Long-Term Incentive Plan, a “tandem SAR,” or independent of any option a “freestanding SAR.” A tandem SAR will terminate and will no longer be exercisable upon the termination or exercise of the related option. Such tandem SAR may be exercised by a participant at the time or times and to the extent the related option is exercisable by surrendering the applicable portion of the related option in accordance with procedures established by the administrator. Upon exercise, a tandem SAR will permit the participant to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the grant price of the SAR on the date of grant (provided that such amount shall not be less than the fair market value of the share on the date of grant), multiplied by the number of shares with respect to which the tandem SAR is exercised.

A freestanding SAR may not have a term of greater than ten years. The exercise price shall not be less than the fair market value of the share on the date of grant and may not be reset without shareholder approval. The administrator may determine exercisability restrictions on freestanding SARs at the time of grant. Upon exercise, a freestanding SAR permits the holder to receive cash, shares, or a combination thereof, as determined by the administrator. The amount of cash or the value of the shares is equal to the excess of the fair market value of a share on the date of exercise over the exercise price, multiplied by the number of shares with respect to which the freestanding SAR is exercised.

The 2006 Long-Term Incentive Plan contains provisions, which apply unless otherwise determined by the administrator, regarding the vesting and post-termination exercisability of SARs held by an individual whose employment with our company terminates by reason of death, disability, retirement, for cause or otherwise.

Restricted Stock

The administrator may also award restricted stock under the 2006 Long-Term Incentive Plan. The award agreement will set forth a specified period of time, during which an award of restricted stock will remain subject to forfeiture or restrictions on transfer, or “restriction period”. Except for certain limited situations, including death, disability and change of control, the restriction period shall not be less than three years. During the restriction period, the participant will generally have all the rights of a shareholder, including the right to vote the shares and the right to receive dividends, unless the administrator shall determine otherwise. Except as determined otherwise by the administrator, restricted stock will be forfeited by the participant and reacquired by our company upon termination of employment or services for cause during the restriction period.

Performance Awards

The administrator may also grant performance awards, which may be granted either alone or in addition to other awards granted under the 2006 Long-Term Incentive Plan. Performance awards may be restricted stock, performance stock and/or other stock-based awards or cash-based awards. Performance awards may be granted subject to the attainment of performance goals and the continued service of the participant for a specified time period, or the “performance period.” At the conclusion of the performance period, which may not be shorter than 12 months nor longer than five years, the administrator will evaluate the degree to which any applicable performance goals have been achieved and the performance awards earned and shall cause to be delivered the amount earned in either cash, shares, other property, or any combination thereof, in the sole discretion of the administrator, at the time of payment.

The administrator shall specify the performance goals to which any performance award shall be subject. These goals shall be based on the attainment of specified levels of one or more of the following measures: revenues; revenue growth; asset growth; combined net worth; debt to equity ratio; debt to capitalization ratio; earnings before interest, taxes, depreciation and amortization; operating income; operating cash flow; pre- or after-tax net income; cash flow or free cash flow; cash flow or free cash flow per share; net earnings; earnings per share; return on equity; return on investment; return on total capital; return on capital employed; return on assets; return on revenue; economic value added (or an equivalent metric); share price performance; total shareholder return; improvement in or attainment of expense levels; improvement in or attainment of working capital levels of our company or any affiliate, division or business unit of our company. Such performance goals may be based solely by reference to our performance or the performance of an affiliate, division or business unit of our company, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The administrator may also exclude the impact of an event or occurrence which the administrator determines should appropriately be excluded, including: restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges; an event not directly related to the operations of our company or not within the reasonable control of our management; or a change in accounting standards required by generally accepted accounting principles. Such performance goals shall be set by the administrator within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m) of the Internal Revenue Code of 1986, as amended, to preserve tax-deductibility of compensation to covered executives.

Other Stock-Based Awards

The administrator may also grant other awards of shares and other awards that are valued in whole or in part by reference to, or are otherwise based on, shares or securities convertible into shares either alone or in addition to other awards granted under the 2006 Long-Term Incentive Plan. Such other stock-based awards shall also be available as a form of payment in the settlement of other awards granted under the 2006 Long-Term Incentive Plan. Except for certain limited situations, such as death, disability or change of control, other stock-based awards subject solely to continued employment restrictions shall be subject to restrictions imposed by the administrator for a period of no less than three years, provided that pro rata vesting will be permitted during such period. Such minimum vesting requirements shall not be applicable to any substitute awards, grants of other stock-based awards in payment of performance awards, or grants of other stock-based awards on a deferred basis.

Individual Award Limits

No covered employee may be granted options or SARs covering more than 1,000,000 shares in any 36-month period; or restricted stock, performance awards and/or other stock-based awards denominated in shares covering more than 1,500,000 shares in any 36-month period. These share limits are subject to adjustment in the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting the share. In addition, the maximum dollar value payable to any participant in any 12-month period with respect to awards valued with reference to property other than shares is $25 million.

Change of Control

The 2006 Long-Term Incentive Plan provides that in the event of a change of control, unless otherwise determined by the administrator: each unvested option and SAR shall become fully exercisable and vested to the full extent of the original grant; the restrictions and deferral limitations applicable to restricted stock shall become free of all restrictions and limitations and become fully vested and transferable to the full extent of the original grant; all performance awards shall be considered to be earned and payable (either in full or pro rata based on the portion of the performance period that has been completed as of the date of the change of control), and any deferral or other restriction shall lapse and such performance awards shall be immediately settled or distributed; and the restrictions and deferral limitations and other conditions applicable to any other stock-based awards or any other awards shall lapse, and such awards shall become free of all restrictions, limitations or conditions and become fully vested and transferable to the full extent of the original grant.

Notwithstanding any other provision of the 2006 Long-Term Incentive Plan, in the event of a change of control, the administrator may, in its discretion, provide that each option or SAR shall be cancelled in exchange for a payment in an amount equal to the excess of the fair market value of the share (as defined in the plan) immediately prior to the change of control over the exercise price per share of such option and/or SAR.

Notwithstanding the foregoing, in the event of a change of control where the successor company assumes or provides a substitute award of equal value for an option, SAR, restricted share or other stock-based award, the accelerated vesting, cancellation and exchange of shares as described above shall not occur. Furthermore, in the event of an involuntary termination without cause or a voluntary termination for good reason of a participant’s employment with the successor company within 24 months of the change of control, each assumed or replacement award held by the participant at the time of such termination shall vest in full.

Amendments and Termination

Our board of directors may at any time amend, alter, suspend or discontinue the 2006 Long-Term Incentive Plan as it shall deem advisable, subject to any requirement for shareholder approval imposed by applicable law, including the rules and regulations of the Nasdaq; provided, however, that such action will not be taken without the participant’s consent, if such action would impair the rights of a participant under any outstanding award. Furthermore, no amendment may be made without the approval of our shareholders if such approval is necessary to qualify for or comply with any tax or regulatory requirement for which or with which the board deems it necessary or desirable to qualify or comply. Notwithstanding anything to the contrary, our board of directors may amend the 2006 Long-Term Incentive Plan in such manner as may be necessary so as to have the 2006 Long-Term Incentive Plan conform to local rules and regulations in any jurisdiction within or outside the United States.

Term

The 2006 Long-Term Incentive Plan became effective upon approval by FBR TRS Holdings in connection with our 2006 private offering and will terminate on the tenth anniversary of such approval unless sooner terminated by our board of directors.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our Formation Transactions, Special Dividend and Contribution Agreement

In connection with our formation in June 2006, FBR TRS Holdings purchased 1,000 shares of our common stock for $10 in cash.

Prior to the contribution of FBR Group’s capital markets, including investment banking, institutional brokerage and research, and asset management businesses, FBR Group caused FBR & Co., FBRIM and FBR Fund Advisers to pay dividends of approximately $20.0 million in the aggregate, consisting of approximately $14.0 million in cash and approximately $6.0 million in investment securities, to FBR TRS Holdings.

After the special dividend described above was paid, we entered into a contribution agreement with FBR TRS Holdings. Pursuant to the contribution agreement, FBR Group caused FBR TRS Holdings to contribute FBR Group’s capital markets and asset management businesses to us. This was effected by FBR TRS Holdings through a transfer of 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for 45,999,000 shares of our common stock, which had an aggregate value of approximately $690.0 million based on the $15 offering price of our common stock in our 2006 private offering.

FBR Capital Markets Holdings, Inc. is the parent company of FBR & Co., a domestic registered broker-dealer and our primary operating subsidiary, and FBRIL, a broker-dealer registered in the United Kingdom. FBR Asset Management Holdings, Inc. is the parent company of FBRIM, a registered investment adviser, and FBR Fund Advisers, another registered investment adviser. FBRIM is the asset manager for the proprietary hedge funds, funds of funds and other private investment vehicles we manage and a provider of private wealth management services to high net worth individuals and families. FBR Fund Advisers is the asset manager for the proprietary family of FBR mutual funds. We expect to continue to operate each of these businesses in the same manner as they were operated prior to being contributed to us.

Initial Purchaser’s Discount and Placement Fee

Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and placement agent in connection with our 2006 private offering. In that capacity, Friedman, Billings, Ramsey & Co., Inc. earned an initial purchaser’s discount and placement fee of approximately $13.5 million.

Agreements and Arrangements with FBR Group

In connection with our 2006 private offering, our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved various agreements and arrangements between our company and FBR Group, the direct 100% owner of FBR TRS Holdings, our majority shareholder, the material terms of which are discussed below. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering.

Corporate Agreement

We entered into a corporate agreement with FBR Group pursuant to which, among other things, we granted to FBR Group a continuing option to purchase, through FBR TRS Holdings, additional shares of our common stock. Any exercise of the option by FBR Group must occur simultaneously with the issuance by us of any additional shares of our common stock on the same terms as such issuance, but only to the extent necessary to permit FBR Group to maintain its then-existing beneficial ownership percentage of our common stock. The purchase price of the shares of our common stock acquired upon any exercise of this option will be equal to the price paid for the common stock in the related issuance if we issue common stock for cash, or the then current market price of our common stock if we issue a different equity security or common stock for other than cash. Prior to completion of this offering, we amended the corporate agreement to specify that FBR Group’s option will not apply and will not be exercisable in connection with our issuance of any shares of common stock or securities exercisable for or convertible into shares of common stock pursuant to any stock option or other director, executive or employee benefit or compensation plan maintained by us unless the issuance would cause FBR Group and its affiliates to own less than a majority of our common stock on a fully-diluted basis as a result of such issuance. Our board of directors, including a majority of our independent directors, approved this amendment to the corporate agreement.

The corporate agreement also provides that neither our company nor FBR Group will take any action or enter into any commitment or agreement that may reasonably be anticipated to result in a violation by the other party of:

•	any provision of applicable law or regulation;

•	any provision of the other party’s articles of incorporation or bylaws;

•	any existing credit agreement or other material instrument binding upon the other party; or

•	any judgment, order or decree of any governmental body, agency or court having jurisdiction over the other party or any of its respective assets.

In addition, the corporate agreement contains indemnification and contribution provisions by FBR Group for the benefit of our company and related persons pursuant to which FBR Group has agreed to indemnify us against any and all liabilities and claims relating to the businesses contributed to us prior to completion of our 2006 private offering and that arise out of actions or events that occurred prior to the completion of that offering and for any and all liabilities and claims arising out of any breach by FBR Group of any of its obligations under the corporate agreement. Likewise, the corporate agreement contains indemnification and contribution provisions by us for the benefit of FBR Group and related persons pursuant to which we have agreed to indemnify FBR Group and related persons against any and all liabilities and claims arising out any breach by us of any of our obligations under the corporate agreement.

The corporate agreement provides that all material inter-company transactions, including any material amendments to the corporate agreement, management services agreement, the services agreement, the tax sharing agreement or any other agreement between our company and FBR Group, will be subject to the approval of the audit committee of our board of directors.

We have agreed with FBR Group that both our company and FBR Group have the right to:

•	engage in the same or similar business activities as the other party;

•	do business with any customer or client of the other party; and

•	employ or engage any officer or employee of the other party.

Neither FBR Group nor our company, nor their respective related persons, will be liable to the other as a result of engaging in any of these activities.

The corporate agreement further provides that if one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity related to the capital markets and asset management businesses for both our company and FBR Group, the officer or director has no duty to present that opportunity to FBR Group; and we will have the sole right to pursue the transaction if our board so determines. If one of our officers or directors who also serves as an officer or director of FBR Group becomes aware of any other potential transaction that may represent a corporate opportunity for both our company and FBR Group, the officer or director will have a duty to present that opportunity to FBR Group; and FBR Group will have the sole right to pursue the transaction if FBR Group’s board so determines. If one of our officers or directors who does not serve as an officer or director of FBR Group becomes aware of a potential transaction that may represent a corporate opportunity for both our company and FBR Group, neither our company nor the officer or director has a duty to present that opportunity to FBR Group, and we may pursue the transaction if our board so determines.

The corporate agreement contemplates that an officer or director of our company who also serves as an officer or director of FBR Group, or an officer or director of FBR Group who also serves as an officer or director of our company, may become aware of an opportunity to invest as a principal, for investment purposes only and not for strategic purposes, in the securities of a third party issuer that is an existing or potential investment banking client of ours. Accordingly, the corporate agreement described above gives each of FBR Group and us the right to invest in merchant banking investment opportunities that either of us identify, based on a 50/50 allocation to FBR Group and us, respectively, subject to FBR Group maintaining its REIT qualification and FBR Group and our company maintaining their respective exemptions from the registration requirements of the 1940 Act. Merchant banking investment decisions will be made by our investment committee. Our investment committee will be comprised of members of our senior management team who are also officers of FBR Group and members of its investment committee.

Under the corporate agreement, we must obtain FBR Group’s written consent before taking any of the following actions:

•	entering into any agreement or arrangement that binds or purports to bind FBR Group or any of its affiliates;

•	declaring extraordinary dividends or making other extraordinary distributions to the holders of our capital stock; and

•	issuing any equity securities or securities convertible into or exercisable for equity securities except for common stock equity securities issued or granted to our employees.

FBR Group may assign these consent rights to a third party who may exercise them so long as the third party directly or indirectly owns or has the right to acquire more than 50% of our then-outstanding common stock.

The corporate agreement will terminate in the event FBR Group beneficially owns less than 50% of our then outstanding common stock, except that the indemnification and contribution provisions will survive the termination.

Management Services Agreement

We entered into a management services agreement with FBR Group pursuant to which FBR Group provides us with our executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that such member of our executive management team will hold with our company or as otherwise requested by our board of directors from time to time. Prior to completion of this offering, we amended the management services agreement. Prior to the amendment, we paid FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of our investment banking unit, in each case before deducting the amount payable to FBR Group. Pursuant to the amendment to the management services agreement, we now pay FBR Group an annual amount equal to 8.0% of our consolidated pre-tax earnings, before deducting the amount payable to FBR Group, plus a $1.5 million flat fee grossed up for tax purposes and certain employee benefit expenses. Our board of directors, including a majority of our independent directors, approved this amendment to the management services agreement. The 8% amount will represent our share of the FBR Group executive bonus pool payable under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to its executive management team, all of whom comprise the members of our executive management team and two of whom are members of our board of directors. The $1.5 million amount will represent our share of the base salaries payable by FBR group to FBR Group’s executive management team, all of whom comprise the members of our executive management team and two of whom are members of our board of directors. The amendment to the management services agreement is expected to reduce the amount we pay to FBR Group under this agreement.

The initial term of the management services agreement will expire on December 31, 2007. The term of this agreement, however, automatically extends for an additional one-year period on December 31 of each year, unless we or FBR Group give the other party to the management services agreement 90 days’ prior written notice that its term will not be extended. We and FBR Group may, from time to time, agree to modify the terms of the management services agreement, subject to approval by a majority of the disinterested directors serving on our board of directors. We have the right to terminate the management services agreement, subject to certain conditions, upon our execution of a definitive agreement and plan of merger, stock purchase agreement, asset purchase agreement or similar definitive agreement providing for the merger, share exchange, consolidation, sale of all or substantially all of our issued and outstanding capital stock or assets or other business combination transaction that results in a change in control of our company or our business.

Since July 20, 2006, the effective date of the management services agreement, we have recognized costs of approximately $2.6 million pursuant to this agreement, of which we have paid approximately $0.4 million.

Services Agreement

We entered into a services agreement with FBR Group pursuant to which we provide, or cause one or more of our subsidiaries to provide, to FBR Group certain services for fees based on actual costs incurred by us and our subsidiaries in providing the services. Similarly, FBR Group agreed to provide to us under the same services agreement certain services for fees based on actual costs incurred by FBR Group and its subsidiaries in providing the services. Since July 20, 2006, the effective date of the services agreement, FBR Group has paid us approximately $5.3 million under the services agreement, and we have paid FBR Group approximately $0.5 million under this agreement. We believe the terms of these services in the aggregate are at least as favorable to us as those we could have obtained from unrelated third parties through arm’s-length negotiations. The services that we provide, or cause one or more of our subsidiaries to provide, to FBR Group include the following:

•	information technology services;

•	government and corporate affairs services;

•	human resources services;

•	treasury services, including insurance services;

•	financial communications and investor relations services;

•	financial, reporting, research and ledger services;

•	corporate planning and analysis services;

•	risk management services;

•	internal auditing services;

•	information technology services;

•	legal and corporate secretary services;

•	travel, building and conference services; and

•	tax services.

In addition, we perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group, certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

FBR Group has agreed to provide, or cause to be provided, to us under the services agreement the following services:

•	corporate business development services; and

•	asset management services for merchant banking and other principal investments.

Our company and FBR Group each has the right to terminate any or all of the services under the services agreement by giving the other party written notice at least 12 months in advance of termination. FBR Group has agreed to provide us with reasonable assistance to make an orderly transition to other service providers upon the termination of the services agreement.

Trademark License Agreement

We entered into a trademark license agreement with FBR Group, pursuant to which FBR Group granted to us a non-exclusive, royalty-free license to use the names “Friedman Billings Ramsey” and “FBR” and the related trademarks. Under this agreement, we have a right to use on a royalty-free basis the “Friedman Billings Ramsey” and “FBR” names and related trademarks for so long as FBR Group beneficially owns at least 5% of our outstanding capital stock.

Tax Sharing Agreement

We entered into a tax sharing agreement with FBR TRS Holdings with respect to prior tax periods pursuant to which we and FBR TRS Holdings will be responsible for our respective portions of the tax liability, and will be entitled to receive the benefit of our respective portions of any tax benefit or refund, that relates to such prior tax periods. Under the tax sharing agreement, FBR TRS Holdings has sole authority to respond to and conduct all income tax proceedings, including tax audits, relating to prior tax periods. This arrangement may result in conflicts of interest between our company and FBR TRS Holdings with respect to prior tax periods. This agreement will terminate upon the expiration of the statute of limitations for all prior tax periods (or, if later, the expiration of any extension of any such statute of limitations).

Under the tax sharing agreement, if one of our subsidiaries is assessed and pays directly to the Internal Revenue Service tax liability for a prior tax period in excess of the amount properly allocable to such subsidiary under the tax sharing agreement, FBR TRS Holdings has agreed to reimburse the subsidiary for the amount of such excess. In addition, if a tax benefit of one of our subsidiaries is used to reduce the tax liability of the FBR TRS Holdings consolidated group for any prior tax period, FBR TRS Holdings has agreed to compensate the subsidiary for the use of such tax benefit. The FBR TRS Holdings consolidated group will be unable, however, to use tax attributes of one of our subsidiaries in any taxable year after the 2006 taxable year.

Option Grants to Key Employees and Members of Management in Connection with our 2006 Private Offering

Upon completion of our 2006 private offering, our board of directors granted to certain key employees options to purchase a total of 3,385,000 shares of our common stock (including 135,000 stock options granted to Jonathan Billings, Executive Vice President and Head of Institutional Brokerage and the brother of Eric F. Billings, and 13,500 stock options granted to Jeffrey Tonkel, a Managing Director of FBR Group and the brother of J. Rock Tankel, Jr.). These options were granted under our 2006 Long-Term Incentive Plan, vest on the third anniversary of the closing date of the 2006 private offering and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. In addition, our board of directors approved the grant to our executive officers of options to purchase a total of 724,500 shares of common stock under our 2006 Long-Term Incentive Plan, subject to our board of directors approving certain performance-based vesting criteria, and these options were granted in the second quarter of 2007. The options granted to our executive officers vest on the third anniversary of the closing date of our 2006 private offering (subject to achieving the performance-based vesting criteria approved by our board of directors during the second quarter of 2007 and described below) and have an exercise price of $15 per share, which was the offering price of our common stock in our 2006 private offering. Commencing with the quarter ended September 30, 2006 and ending with the quarter ending June 30, 2009, our average after-tax return on equity, or ROE, calculated over the period of any four consecutive quarters, must exceed 10% in order for the stock options granted to our executive officers to vest. If the performance-based vesting condition is not met by the end of the three-year vesting period, the options granted to our executive officers will expire unvested.

The following table shows the options that were approved for grant to our executive officers at the time of our 2006 private offering and granted during the second quarter of 2007 to our executive officers:

Executive Officer	Title	Initial Option Grant
Eric F. Billings	Chairman of the Board and Chief Executive Officer and Director	243,000

Richard J. Hendrix	President and Chief Operating Officer and Director	162,000

J. Rock Tonkel, Jr.	Member of the Office of the Chief Executive	162,000

Kurt R. Harrington	Executive Vice President, Chief Financial Officer and Treasurer	90,000

William J. Ginivan	Executive Vice President and General Counsel	67,500

Line of Credit from FBR Group to FBR & Co.

FBR & Co. has an uncommitted, unsecured revolving subordinated loan agreement with FBR Group. Under this loan agreement, FBR Group provides FBR & Co. with a $500 million line of credit. This line of credit expires on March 31, 2008. As of March 31, 2007, there was no outstanding principal balance under this line of credit. Advances under this line of credit will bear interest at a rate equal to the broker call rate as published daily in the Wall Street Journal plus 0.2%. Any future borrowings by FBR & Co. under this loan agreement will appear as a liability on our consolidated balance sheet.

Line of Credit from FBR & Co. to FBR Group

FBR & Co. also has an uncommitted revolving credit agreement with FBR Group. Under this loan agreement, FBR & Co. provides FBR Group with a $200 million line of credit. From time to time, FBR Group borrows funds from FBR & Co. under this loan agreement in order to provide for FBR Group’s working capital needs. The line of credit under this loan agreement is collateralized. As of March 31, 2007, there was no outstanding principal balance under the line of credit provided by this loan agreement and the interest rate was 8.25%. Any future borrowings by FBR Group under this loan agreement will appear as an asset on our consolidated balance sheet.

Employment of Certain Family Members

During 2006, Friedman, Billings, Ramsey & Co., Inc. employed Jonathan Billings as Executive Vice President and Head of Institutional Brokerage. Mr. Jonathan Billings is the brother of Eric F. Billings, our Chairman of the Board and Chief Executive Officer. In addition to the stock options described above under “—Option Grants to Key Employees and Members of Management in Connection with our 2006 Private Offering,” Mr. Jonathan Billings was paid $250,000 in base salary in 2006 and received a bonus for 2006 performance consisting of approximately $1.8 million in cash, 16,755 restricted shares of FBR Group’s common stock (having a fair market value of $149,287 based on the closing sale price of FBR Group’s common stock on August 10, 2006, as reported on the New York Stock Exchange) and 25,006 restricted shares of our common stock (having a fair market value of $383,842 based on the last reported sale price of our common stock at the time of grant, which was $15.35 per share as reported on PORTAL). All amounts paid to Mr. Jonathan Billings were for services provided to Friedman, Billings, Ramsey & Co., Inc. in 2006. Mr. Jonathan Billings continues to be employed by Friedman, Billings, Ramsey & Co., Inc.

Underwriting Discount Paid to FBR & Co.

In connection with this offering, Friedman, Billings, Ramsey & Co., Inc., our indirect, wholly-owned subsidiary and an affiliate of FBR Group and FBR TRS Holdings, is an underwriter of this offering. In that capacity, Friedman, Billings, Ramsey & Co., Inc. will receive an underwriter’s discount of approximately $         million.

Agreements and Arrangements with Crestview

In connection with our 2006 private offering, our board of directors, which at the time consisted of Messrs. Billings, Hendrix and Tonkel, approved various agreements and arrangements between our company and Crestview, the material terms of which are discussed below. The material terms and conditions of these agreements and arrangements were disclosed to the investors in our 2006 private offering.

Investment Agreement

Pursuant to an investment agreement between the Crestview affiliates that purchased shares of common stock in our 2006 private offering and us, we granted the Crestview affiliates a contractual right to purchase additional shares of our common stock in order to maintain Crestview’s then-existing beneficial ownership percentage of our common stock based on the number of shares acquired by the Crestview affiliates in our 2006 private offering and upon the exercise of the options described below. Any exercise of the right must occur simultaneously with the issuance by us of any additional shares of our common stock and on the same terms as such issuance. This right will remain exercisable for so long as Crestview beneficially owns any shares purchased by its affiliates in our 2006 private offering.

The contractual right to purchase additional shares of our common stock is not exercisable upon the issuance of shares of common stock subject to the options granted to the Crestview affiliates at the time of our 2006 private offering or pursuant to any stock option or other director, executive or employee benefit or compensation plan maintained by us.

Pursuant to the investment agreement, we paid Crestview Advisors, L.L.C., an affiliate of Crestview, a placement fee equal to approximately $5.4 million. In addition, we reimbursed $2.0 million of Crestview’s expenses in connection with our 2006 private offering.

Option Grants to Crestview Affiliates

In connection with our 2006 private offering, we granted the two Crestview affiliates that purchased shares of our common stock in our 2006 private offering options, exercisable for up to six years following the closing date of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock. The options have an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. The exercise price of the options is subject to reduction from time to time to the extent we pay dividends to our shareholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the options are subject to customary anti-dilution adjustments.

Voting Agreement

Our company, FBR Group and FBR TRS Holdings have entered into a voting agreement with the Crestview affiliates that purchased shares of common stock in our 2006 private offering, the material terms of which are summarized below:

•

Board Composition. The voting agreement gives Crestview the right to designate two representatives for election or appointment, as the case may be, to our board of directors. The voting agreement also provides FBR Group with the right to designate three representatives for election or appointment, as the case may be, to our board of directors and the right to select all of our initial independent directors, so long as each of them is reasonably acceptable to Crestview. Crestview’s right to designate two representatives to serve on our board of directors will terminate with respect to one director when the Crestview affiliates sells or otherwise transfers one-third or more of the shares purchased in our 2006 private offering, and will terminate with respect to the other director when the Crestview affiliates sell or otherwise transfer a total of two-thirds of the shares purchased in our 2006 private offering. If FBR Group, through FBR TRS Holdings, sells or otherwise transfers more than 50% of the shares of our common stock that it beneficially owns as of the closing of our 2006 private offering, FBR Group will no longer have the contractual right to select independent director nominees or appointees, but FBR Group will retain its right to designate three of its representatives for election to our board of directors as long as any one of Messrs. Billings, Hendrix or Tonkel remains with our company as an executive officer.

•

Removal and Replacement of Directors. Each of Crestview and FBR Group has the right to remove any of its designated directors and designate his or her replacement for appointment to our board of directors. Each Crestview director will be removable from our board of directors only for cause (as defined in the voting agreement), and, upon such removal, Crestview will have the right to nominate his or her replacement. For so long as Crestview has the right to designate one of our directors, if a vacancy is created on our board of directors as a result of an independent director’s departure for any reason, any replacement selected by FBR Group must be reasonably acceptable to Crestview. If FBR Group and Crestview cannot reach agreement as to the acceptability of the permanent replacement director within 45 days of the former director’s departure, the remaining independent directors have the right to select the replacement director to fill the vacancy after consulting with FBR Group and Crestview.

•

Continuing Committee Representation. For so long as Crestview has the right to designate one of our directors, each committee of our board of directors will have as a member at least one Crestview director and at least one FBR Group director. To the extent that applicable law or the Nasdaq Marketplace Rules prevent such director from serving as a member of a committee of our board of directors, the Crestview director or the FBR Group director, as the case may be, will have certain observation rights.

•

Composition of Subsidiary Boards. For so long as Crestview has the right to designate one of our directors, Crestview also has the right to designate a representative for election or appointment, as the case may be, to the board of directors of each of our subsidiaries, other than our direct and indirect subsidiaries that are registered as investment advisers under the Investment Advisers Act of 1940.

•

Transfers by FBR Group. In the event FBR Group, through FBR TRS Holdings, sells or otherwise transfers more than 10% of the shares of our common stock that it beneficially owns to any one person or group, FBR Group has agreed to cause such person or group to vote in accordance with the terms of the voting agreement.

Governance Agreement

FBR Group and FBR TRS Holdings have entered into a governance agreement with the Crestview affiliates that purchased shares of our common stock in our 2006 private offering. The governance agreement provides Crestview with, among other things, customary tag-along sale rights after the expiration of a one-year lock-up period beginning on the closing date of our 2006 private offering. During the lock-up period, neither Crestview nor FBR TRS Holdings may transfer any shares of our common stock it owns except in connection with a merger or other business combination involving our company. Crestview has also agreed in the governance agreement that upon the expiration of Crestview’s lock-up period, FBR Group and its affiliates will have a right of first offer with respect to any shares of our common stock that Crestview intends to sell, other than sales in a public offering, pursuant to Rule 144 under the Securities Act (except in a privately negotiated sale to a known counter-party) or to certain permitted transferees, and a right of first refusal with respect to sales by Crestview of any shares of our common stock it holds to certain entities that we have identified. Crestview has agreed to waive the lock-up provisions of the governance agreement with respect to the shares of common stock offered by FBR TRS Holdings pursuant to this prospectus, including the shares subject to the underwriters’ over-allotment option.

Professional Services Agreement

In exchange for Crestview’s ongoing strategic advice and assistance, we entered into a professional service agreement with an affiliate of Crestview pursuant to which we have agreed to pay an affiliate of Crestview a $1 million annual strategic advisory fee plus reimbursement of reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased by the Crestview affiliates in our 2006 private offering. Since July 20, 2006, the effective date of the professional services agreement, we have paid this Crestview affiliate approximately $0.7 million under this agreement.

Registration Rights Agreement

Pursuant to a registration rights agreement between our company and the Crestview affiliates that purchased shares of common stock in our 2006 private offering, Crestview has customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. We have been informed by Crestview that the Crestview affiliates do not intend to sell any shares of common stock in this offering.

Acquisition of Common Stock by Independent Directors

Pursuant to our director stock purchase plan, Messrs. Alper, Hynes, Kraemer and Reimers subscribed for an aggregate of 163,334 shares of our common stock at a purchase price of $15 per share in January 2007. We received net proceeds of approximately $2.5 million from the issuance and sale of these shares. Mr. Wall subscribed for 10,000 shares of our common stock at a purchase price of $15.25 per share in April 2007. We received net proceeds of approximately $152,500 from the issuance and sale of these shares.

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has adopted a policy that requires any agreement or arrangement between, or transaction that involves, our company or our affiliates, on the one hand, and FBR Group and its affiliates, on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

We expect that our board of directors will adopt a written policy that requires our audit committee to review and approve in advance certain related party transactions. Pursuant to this policy, all of our executive officers, directors and employees will be required to report to the chairman of our audit committee any related party transaction prior to its completion where the amount involved exceeds $120,000, and the chairman of our audit committee will determine whether the transaction should be submitted to the full audit committee for consideration.

We also expect that, our board of directors will adopt a written policy that requires any agreement or arrangement between, or transaction that involves, our company or our affiliates, on the one hand, and Crestview or its affiliates, on the other hand, be approved by a majority of the disinterested directors serving on our board of directors.

The related party transactions described above were not approved by a majority of the disinterested directors unless otherwise noted. This offering was approved by a majority of our independent directors.

SELLING SHAREHOLDERS

The following table sets forth information, as of May 18, 2007, with respect to FBR TRS Holdings and the other selling shareholders named in this prospectus, including the number and percentage of the shares of common stock beneficially owned by the selling shareholders that the selling shareholders propose to offer pursuant to this prospectus and shares of common stock that the selling shareholders will beneficially own after completion of this offering. In accordance with the rules of the SEC, each listed person’s beneficial ownership includes:

•	all shares the person actually owns beneficially or of record;

•	all shares over which the person has or shares voting or dispositive control (such as in the capacity as a general partner of an investment fund); and

•	all shares the person has the right to acquire within 60 days (such as upon exercise of options that are currently vested or which are scheduled to vest within 60 days).

FBR TRS Holdings is an affiliate of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering. The shares of common stock offered by FBR TRS Holdings pursuant to this prospectus were originally issued by us to FBR TRS Holdings in connection with our formation in June 2006 and pursuant to a contribution agreement that we entered into with FBR TRS Holdings prior to completion of our 2006 private offering. In connection with our formation in June 2006, FBR TRS Holdings purchased 1,000 shares of our common stock for a nominal amount of cash. Prior to completion of our 2006 private offering, we entered into a contribution agreement with FBR TRS Holdings pursuant to which FBR TRS Holdings contributed 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. to us in exchange for 45,999,000 shares of our common stock. See “Certain Relationships and Related Party Transactions—Our Formation Transactions, Special Dividend and Contribution Agreement.” The shares of common stock offered by the other selling shareholders named in this prospectus were originally issued and sold by us in our 2006 private offering. The term “selling shareholders” includes the holders of our common stock listed below and the beneficial owners of the common stock and their transferees, pledgees, donees or other successors.

In accordance with notices that we received from the selling shareholders named in this prospectus (other than FBR TRS Holdings), we will include 396,630 shares of common stock to be offered by these other selling shareholders in this offering.

FBR TRS Holdings is a wholly-owned taxable REIT subsidiary of FBR Group. FBR Group, through FBR TRS Holdings, beneficially owns a controlling voting interest and majority economic interest in our company. All of our executive officers are executive officers of FBR Group. In addition, two of our executive officers, Eric F. Billings and J. Rock Tonkel, Jr., serve on the FBR Group board of directors. John T. Wall, one of our directors, also serves on the board of directors of FBR Group. Except as noted below, none of the other selling shareholders named in this prospectus has, or within the past three years has had, any position, office or other material relationship with us or any of our affiliates.

Each selling shareholder named in the table below has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table.

	Shares of Common Stock Beneficially Owned Prior to this Offering		Shares of Common Stock Being Offered by this Prospectus		Shares of Common Stock Beneficially Owned After this Offering(1)
Selling Shareholder	Number	Percent			Number	Percent
FBR TRS Holdings, Inc.‡(2)	46,000,000	71.2%	11,703,370	(3)	34,296,630	53.1%
Allied Funding Inc.(4)	16,665	*	16,665		—	—
Clark A. Beebe and Donna L. Beebe.(5)	15,966	*	15,966		—	—
Blue Ram Capital LLC(6)	33,333	*	33,333		—	—
Ronald P. Caputo	3,000	*	3,000		—	—
Durga C. Gaviola	10,000	*	10,000		—	—
Harbor Advisors, LLC FBO A/C Butterfield Bermuda General Account(7)	30,000	*	30,000		—	—
Hayman Capital Master Fund, LP(8)	33,333	*	33,333		—	—
Lowell Associates, LP(9)	1,000	*	1,000		—	—
LRM Holdings Inc	5,000	*	5,000		—	—
Magnetar Capital Master Fund, Ltd.(10)	133,333	*	133,333		—	—
Malta Partners, L.P.(11)	2,800	*	2,800		—	—
Malta Hedge Fund, L.P.(11)	2,600	*	2,600		—	—
Malta Hedge Fund II, L.P.(11)	14,400	*	14,400		—	—
Malta Offshore, Ltd.(11)	8,900	*	8,900		—	—
Malta MLC Fund, L.P.(11)	9,300	*	9,300		—	—
Malta MLC Offshore, Ltd.(11)	12,000	*	12,000		—	—
David S. Moskowitz(12)	1,000	*	1,000		—	—
Bruce Slovin	10,000	*	10,000		—	—
Christopher Ryan TTEE Article Fourth Trust U/W/O B. Ryan FBO Mary E. Ryan Credit Shelter U/A DTD 5/01/2006(13)	3,000	*	3,000		—	—
Tivoli Partners, L.P.(14)	15,000	*	15,000		—	—
Jeffrey B. Tonkel(15)	1,000	*	1,000		—	—
Duncan F. Williams‡(16)	35,000	*	35,000		—	—

Total	46,396,630		12,100,000		34,296,630

†	Registered broker-dealer.
‡	Affiliate of a registered broker dealer.
*	Represents less that one percent of our issued and outstanding shares.
(1)	Assumes that each named selling shareholder sells all of the shares of our common stock it is offering for sale under this prospectus and neither acquires nor disposes of any other shares, nor has the right to purchase other shares, of our common stock subsequent to the date as of which we obtained information regarding its holdings. The percentage of shares beneficially owned is based on the aggregate of 64,627,308 shares of common stock outstanding as of May 18, 2007.
(2)	This selling shareholders is an affiliate of our company and an affiliate of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.
(3)	Excludes 1,815,000 shares of common stock that the underwriters have an option to purchase from FBR TRS Holdings to cover over-allotments, if any. FBR TRS Holdings will beneficially own approximately 50.3% of our shares of common stock upon completion of this offering, assuming the underwriters exercise their option in full.

(4)	This selling shareholder has advised us that Ken S. Perry exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(5)	This selling shareholder has advised us that Clark A. Beebe and Donna L. Beebe share voting and investment power over the shares beneficially owned.
(6)	This selling shareholder has advised us that Richard Aslanian and Mark Reichenbaum exercise shared voting and investment power over the shares that this selling shareholder beneficially owns.
(7)	This selling shareholder has advised us that Diana Light-Rhodes exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(8)	This selling shareholder has advised us that J. Kyle Bass exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(9)	This selling shareholder has advised us that Michael L. Weiser exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(10)	Magnetar Financial LLC is the investment adviser of this selling shareholder and consequently has voting control and investment discretion over securities held by this selling shareholder. Magnetar Financial LLC disclaims beneficial ownership of the shares held by this selling shareholder. Alex Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC. As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC. Mr. Litowitz disclaims beneficial ownership of these shares.
(11)	This selling shareholder has advised us that Terry Maltese as Managing Member of Sandler O’Neil Asset Management, LLC exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(12)	This selling shareholder is an employee of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering.
(13)	This selling shareholder has advised us that David T. Harris exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(14)	This selling shareholder has advised us that Peter Kenner exercises sole voting and investment power over the shares that this selling shareholder beneficially owns.
(15)	Mr. Jeffrey Tonkel is the brother of J. Rock Tonkel, Jr., the President and Chief Operating Officer and a director of FBR Group and our Member of the Office of the Chief Executive. Mr. Jeffrey Tonkel is an employee of FBR Group.
(16)	This selling shareholder has identified itself as an affiliate of a registered broker-dealer. This selling shareholder has represented to us that (a) the shares of our common stock shown above as being offered by such selling shareholder were purchased by such selling shareholder in the ordinary course of business, and (b) at the time of such purchase, such selling shareholder had no arrangements or understandings, directly or indirectly, with any person to distribute such shares of our common stock. Accordingly, such selling shareholder is not deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act.

The selling shareholders named in this prospectus may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of the shares listed in the above table since the date as of which the information is presented in the above table.

Each holder of shares of common stock originally issued and sold in our 2006 private offering that elects to sell shares of our common stock as a selling shareholder in this offering has agreed pursuant to the registration rights agreement between us and Friedman, Billings, Ramsey & Co., Inc. not, to the extent requested by the underwriters, to directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of up to 180 days following the effective date of the registration statement of which this prospectus is a part.

In connection with our 2006 private offering, FBR Group, FBR TRS Holdings and certain affiliates of Crestview entered into a governance agreement that provides for, among other things, a one-year lock-up period beginning on the closing date of our 2006 private offering. Other than the shares of our common stock offered by FBR TRS Holdings in this offering, including the shares subject to the underwriters’ over-allotment option, FBR TRS Holdings may not transfer any of the shares subject to the lock-up restrictions under the governance agreement prior to July 20, 2007 except in connection with a merger or other business combination involving our company.

PRINCIPAL SHAREHOLDERS

The following table presents information regarding the beneficial ownership of our common stock as of May 18, 2007, with respect to:

•	each of our directors;

•	each of our named executive officers;

•	each person who, to our knowledge, is the beneficial owner of more than 5.0% of our outstanding common stock; and

•	all of our directors and executive officers as a group.

For purposes of the table below, beneficial ownership is determined in accordance with Rule 13d-3 of the Exchange Act. A person is deemed to be the beneficial owner of any shares of common stock if that person has or shares voting power or investment power with respect to those shares, or has the right to acquire beneficial ownership at any time within 60 days of the date of the table. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Each beneficial owner named in the table has sole voting and investment power with respect to all of the shares of our common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Except as otherwise indicated, the address of each named person is 1001 Nineteenth Street North, Arlington, Virginia 22209.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage(1)
Named Executive Officers and Directors
Eric F. Billings(2)(3)	46,000,000	71.2%

J. Rock Tonkel, Jr.(2)(3)	46,000,000	71.2%

Richard J. Hendrix(2)(3)	46,000,000	71.2%

Kurt R. Harrington(2)(3)	46,000,000	71.2%

William J. Ginivan(2)(3)	46,000,000	71.2%

Andrew M. Alper(4)	66,667	*

Richard M. DeMartini(5)	—	—

Thomas J. Hynes, Jr.(4)	10,000	*

Richard A. Kraemer(4)	20,000	*

Thomas S. Murphy, Jr.(5)	—	—

Arthur J. Reimers(4)	66,667	*

John T. Wall(2)(6)	46,010,000	71.2%
All executive officers and directors as a group (12 persons)(2)(5)	46,173,334	71.4%

5% Beneficial Owners

Crestview Partners GP, L.P.(7)	7,772,813	12.0%

Friedman, Billings, Ramsey Group, Inc.(8)	46,000,000	71.2%

(1)	Based on 64,627,308 shares of common stock outstanding as of May 18, 2007. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Excludes: (i) 7,178,761 shares of common stock issuable upon exercise of outstanding options, of which 2,600,000 options are currently exercisable; (ii) 176,584 shares of common stock reserved for issuance as restricted stock awards that we agreed to award to certain investment banking professionals in connection with the Legacy Partners transaction upon the achievement of certain performance-based targets; (iii) 913,776 shares of common stock available for issuance under our 2006 Long-Term Incentive Plan plus an additional 1,500,000 shares of common stock available for issuance pursuant to an amendment to our 2006 Long-Term Incentive Plan that was recently adopted by our compensation committee and our board of directors, subject to shareholder approval at our next annual shareholders meeting; and (iv) 1,000,000 shares of common stock available for issuance under our 2007 Employee Stock Purchase Plan.

(2)	Messrs. Billings, Tonkel, Hendrix, Harrington, Ginivan and Wall serve as executive officers and/or directors of FBR Group, the sole shareholder of FBR TRS Holdings and an affiliate of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering. Each of these individuals could be deemed to have beneficial ownership of an aggregate of 46,000,000 shares of common stock owned of record by FBR TRS Holdings. Each of these individuals disclaims beneficial ownership of any such shares in which the individual does not have a pecuniary interest.
(3)	Does not include an aggregate of 724,500 shares of common stock issuable upon exercise of options granted during the second quarter of 2007 under our 2006 Long-Term Incentive Plan to Messrs. Billings, Tonkel, Hendrix, Harrington and Ginivan in the following amounts: Mr. Billings – 243,000 shares; Mr. Tonkel – 162,000 shares; Mr. Hendrix – 162,000 shares; Mr. Harrington – 90,000 shares; and Mr. Ginivan – 67,500 shares. These options have an exercise price of $15, vest in full on July 20, 2009, subject to the achievement of certain performance-based vesting criteria approved by our board of directors, and expire on the six-year anniversary of the date of grant.
(4)	Does not include 35,000 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to each of Messrs. Alper, Hynes, Kraemer and Reimers. These options have an exercise price of $15, vest in three equal annual installments beginning on January 26, 2008 and expire on the ten-year anniversary of the date of grant. Also does not include an aggregate of 59,522 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to each of Messrs. Alper, Hynes, Kraemer and Reimers in the following amounts: Mr. Alper – 19,841; Mr. Hynes – 9,920; Mr. Kraemer – 9,920; and Mr. Reimers – 19,841. These options were granted as part of the annual retainer paid to each of our independent directors as compensation for serving on our board of directors. These options have an exercise price of $15, vest in full on January 26, 2008 and expire on the ten-year anniversary of the date of grant.
(5)	The address of Messrs. Murphy and DeMartini is c/o Crestview Partners, 667 Madison Avenue, New York, New York 10021. Each of Messrs. Murphy and DeMartini is a member of our board of directors and a Managing Director of Crestview Advisors, L.L.C., which provides investment advisory and management services to investment funds affiliated with Crestview Partners GP, L.P. and, either directly or through an affiliate, a limited partner of Crestview Partners GP, L.P., the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Crestview Advisors, L.L.C. also provides advisory services to us. Mr. Murphy is also the President of Crestview, L.L.C., the general partner of Crestview Partners GP, L.P. Each of Messrs. Murphy and DeMartini disclaim beneficial ownership of any shares of common stock beneficially owned by Crestview Partners GP, L.P.
(6)	Does not include 35,000 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to Mr. Wall. These options have an exercise price of $15.25, vest in three equal annual installments beginning on April 30, 2008 and expire on the ten-year anniversary of the date of grant. Also does not include 10,019 shares of common stock issuable upon exercise of options granted under our 2006 Long-Term Incentive Plan to Mr. Wall. These options were granted as part of the annual retainer paid to Mr. Wall as compensation for serving on our board of directors. These options have an exercise price of $15.25, vest in full on April 30, 2008 and expire on the ten-year anniversary of the date of grant.

(7)	Includes 4,905,560 shares of common stock held of record by Forest Holdings LLC and 267,253 shares of common stock held of record by Forest Holdings (ERISA) LLC. Also includes 2,465,671 shares of common stock issuable upon exercise of outstanding options granted to Forest Holdings LLC and 134,329 shares of common stock, issuable upon exercise of outstanding options granted to Forest Holdings (ERISA) LLC. Crestview Partners GP, L.P. is the general partner of each of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. The investment committee of Crestview Partners GP, L.P. makes investment decisions on behalf of the investment funds that are members of Forest Holdings LLC and Forest Holdings (ERISA) LLC. Barry S. Volpert serves as the chairman of the investment committee of Crestview Partners GP, L.P. Mr. Volpert has the right designate, in his discretion, additional persons to serve on the investment committee of Crestview Partners GP, L.P. and therefore could be deemed to have beneficial ownership of an aggregate of 7,772,813 shares of common stock. However, Mr. Volpert disclaims beneficial ownership of all such shares. The composition of the investment committee of Crestview Partners GP, L.P. changes from time to time. The address of Crestview Partners GP, L.P. is 667 Madison Avenue, New York, New York 10021.
(8)	Consists of 46,000,000 shares of our common stock held of record by FBR TRS Holdings, which is a wholly-owned subsidiary of FBR Group. FBR TRS Holdings is a selling shareholder in this offering and an affiliate of Friedman, Billings, Ramsey & Co., Inc., an underwriter in this offering. See “Selling Shareholders.”

DESCRIPTION OF CAPITAL STOCK

Rights of our shareholders are governed by the Virginia Stock Corporation Act, or VSCA, our amended and restated articles of incorporation, or articles of incorporation, and our amended and restated bylaws, or bylaws. The following is a summary of the material provisions of our capital stock and certain provisions of the VSCA. You should refer to the full text of our articles of incorporation and bylaws. See “Where You Can Find More Information.”

General

Our articles of incorporation provide that we may issue up to 400,000,000 shares of capital stock, consisting of 300,000,000 shares of common stock, $0.001 par value per share, and 100,000,000 shares of preferred stock, $0.001 par value per share. As of May 18, 2007, 64,627,308 shares of our common stock are issued and outstanding and no shares of preferred stock are issued and outstanding. Under the VSCA, our shareholders generally are not personally liable for our debts and obligations solely as a result of their status as shareholders.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our shareholders. Except as otherwise provided by law, holders of our common stock vote together as a single voting group. Our articles of incorporation do not provide for cumulative voting for the election of directors, which means that the holders of a majority of our outstanding shares of common stock have the ability to elect all of the members of our board of directors. Except as otherwise required by law or with respect to any outstanding class or series of our preferred stock, the holders of our common stock have the sole power to vote for the election of directors and for all other purposes.

Dividend Rights

Subject to the VSCA and any preferential dividend rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to share ratably on a per share basis in dividends and other distributions, as may be declared by our board of directors out of assets legally available for distribution, when, as and if authorized and declared by our board of directors.

Other Rights

Subject to any preferential liquidation rights of holders of our preferred stock that may be outstanding, the holders of our common stock are entitled to participate ratably on a per share basis in our liquidation, dissolution or winding-up. Shares of our common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All of the outstanding shares of our common stock are validly issued, fully paid and nonassessable.

Preferred Stock

Our articles of incorporation authorize our board of directors to designate and issue from time to time one or more series of preferred stock without shareholder approval. Our board of directors may fix and determine the preferences, limitations and relative rights of each series of preferred stock issued. Because the board of directors has the power to establish the preferences and rights of each series of our preferred stock, it may afford the holders of any series of our preferred stock preferences and rights, voting or otherwise, senior to the rights of holders of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until our board of directors determines the specific rights of the holders of our preferred stock. However, the effects might include:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change in control of us without further action by our shareholders.

We have no present plans to issue any shares of our preferred stock.

Certain Anti-Takeover Provisions of the VSCA, Our Articles of Incorporation and Our Bylaws

General

The VSCA contains provisions that may have the effect of impeding the acquisition of control of a Virginia corporation by means of a tender offer, a proxy contest, open market purchases or otherwise in a transaction not approved by the corporation’s board of directors. These provisions are designed to reduce, or have the effect of reducing, the corporation’s vulnerability to coercive takeover practices and inadequate takeover bids.

Affiliated Transactions Statute

The VSCA contains provisions governing affiliated transactions. In general, these provisions prohibit a Virginia corporation from engaging in affiliated transactions with the beneficial owner of more than 10% of any class of its outstanding voting shares (an “interested shareholder”) for a period of three years following the date that such person became an interested shareholder unless:

•

a majority (but not less than two) of the disinterested directors of the corporation and the holders of two-thirds of the voting shares, other than the shares beneficially owned by the interested shareholder, approve the affiliated transaction; or

•	before the date the person became an interested shareholder, the board of directors approved the transaction that resulted in the shareholder becoming an interested shareholder.

Affiliated transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an interested shareholder or any reclassification, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an interested shareholder by more than 5%.

Pursuant to a provision in our articles of incorporation, we have opted out of the affiliated transactions provisions contained in the VSCA.

Control Share Acquisitions

The VSCA also contains provisions relating to control share acquisitions, which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a Virginia public corporation to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless:

•	the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation; or

•	the articles of incorporation or bylaws of the corporation provide that these provisions of the VSCA do not apply to acquisitions of its shares.

The acquiring person may require that a special meeting of the shareholders be held within 50 days of the acquiring person’s request to consider the grant of voting rights to the shares acquired in the control share acquisition. If voting rights are not granted and the corporation’s articles of incorporation or bylaws permit, the acquiring person’s shares may be repurchased by the corporation, at its option, at a price per share equal to the acquiring person’s cost. The VSCA grants dissenters’ rights to any shareholder who objects to a control share acquisition that is approved by a vote of disinterested shareholders and that gives the acquiring person control of a majority of the corporation’s voting shares.

The board of directors of a Virginia corporation may adopt a bylaw providing that the control share provisions of the VSCA do not apply to acquisitions of the corporation’s shares. Our board of directors has adopted a bylaw opting out of the control share acquisition provisions of the VSCA.

Articles of Incorporation and Bylaw Provisions

General. Our articles of incorporation and bylaws are subject to the provisions of the investment, governance and voting agreements that we entered into with Crestview in connection with our 2006 private offering. For so long as each of these agreements remains in effect, the written consent of Crestview will be required to amend, alter or repeal certain provisions in our articles of incorporation and bylaws that are subject to the terms of the investment, governance and voting agreements with Crestview. See “Certain Relationships and Related Party Transactions—Investment Agreement,” “—Governance Agreement” and “—Voting Agreement.”

Number of Directors, Vacancies and Removal. Our articles of incorporation provide that the number of directors shall be determined in accordance with our bylaws or, in the absence of a bylaw fixing the number of directors, the number will be nine. Our bylaws provide that the number of directors on our board of directors will be nine. Our board of directors may amend our bylaws to increase or decrease by 30% or less the number of directors on our board last elected by our shareholders.

Our bylaws provide that any vacancies on the board of directors may be filled by the affirmative vote of a majority of the remaining directors, though the number of remaining directors may be less than a quorum. Any vacancies created by an increase in the total number of directors may be filled by a majority vote of the board of directors. Our articles of incorporation provide that directors may be removed with or without cause upon the affirmative vote of the holders of a majority of our issued and outstanding shares of common stock.

Shareholder Meetings. Our articles of incorporation and our bylaws provide that our chairman of the board, our chief executive officer, our president, a majority of our board of directors or the holders of a majority of our issued and outstanding shares of common stock may call a special meeting of shareholders. Our articles of incorporation provide that the right of the holders of a majority of our issued and outstanding shares of common stock to call a special meeting of our shareholders may only be amended, altered, modified or repealed upon the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of our capital stock entitled to vote generally in the election of directors, voting together as a single group.

Advance Notice of Nominations and Shareholder Business. Our bylaws establish advance notice procedures with respect to shareholder proposals and the nomination of persons for election as directors at annual meetings of our shareholders, other than nominations made by or at the direction of the board of directors.

Preferred Stock. Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the preferences, rights and other terms of such series. See “—Preferred Stock.” Under this authority, our board of directors could create and issue a series of preferred stock with rights, preferences or restrictions that have the effect of discriminating against an existing or prospective holder of our capital stock as a result of such holder beneficially owning or commencing a tender offer for a substantial amount of our common stock. One of the effects of authorized but unissued and unreserved shares of preferred stock may be to render more difficult for, or discourage an attempt by, a potential acquiror to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without any action by our shareholders.

Limitation of Liability and Indemnification

As permitted by the VSCA, our articles of incorporation provide that in any proceeding brought by or in the right of our company or brought by or on behalf of shareholders of our company, no director or officer of our company shall be liable to our company or our shareholders for monetary damages with respect to any transaction, occurrence, or course of conduct, except for liability resulting from the individual’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Our articles of incorporation provide that we will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of our company or brought by or on behalf of the shareholders of our company, by reason of the fact that he is or was a director or officer of our company, or (2) any director or officer who is or was serving at the request of our company as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of our company and he or she was acting on behalf of our company or performing services for our company, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. We will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to us with (1) a written statement of his good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

Our board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause us to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of our company, or is or was serving at the request of our company as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

We have been informed that in the opinion of the SEC indemnification for liabilities under the Securities Act is against public policy and is unenforceable.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our capital stock.

REGISTRATION RIGHTS

At the time of our 2006 private offering, we entered into a registration rights agreement with Friedman, Billings, Ramsey & Co., Inc. The summary of the registration rights agreement is subject to and qualified in its entirety by reference to the registration rights agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

IPO Registration

Under the terms of the registration rights agreement, if we propose to file a registration statement providing for the underwritten initial public offering of shares of our common stock, whether through a primary or secondary issuance, the holders of our common stock purchased in our 2006 private offering have a right to include their shares in that registration statement and participate in the underwritten initial public offering, subject to:

•	compliance with the registration rights agreement;

•	cutback rights on the part of the underwriters and the company; and

•	other conditions and limitations that may be imposed by the underwriters.

Pursuant to the registration rights agreement and based on notices we received from the selling shareholders named in this prospectus, we will include in the registration statement, of which this prospectus forms a part, 396,630 shares of common stock to be offered by the selling shareholders named in this prospectus (other than FBR TRS Holdings).

Mandatory Shelf Registration

We also have agreed for the benefit of the holders of shares of common stock originally issued and sold in our 2006 private offering to file, at our expense, a shelf registration statement registering for resale from time to time all of the shares of common stock originally issued and sold in our 2006 private offering. Pursuant to the registration rights agreements, we agreed to file the shelf registration no later than 120 days after the closing date of our 2006 private offering. We filed the shelf registration statement on November 17, 2006. We intend for the shelf registration statement that we initially filed on November 17, 2006 to be declared effective by the SEC after completion of this offering. See “Shares Eligible For Future Sale—Registration Rights.”

Because we are filing a registration statement relating to our initial public offering after the filing of the shelf registration statement but before such registration statement has been declared effective by the SEC, we have agreed to use commercially reasonable efforts to cause the shelf registration statement to become effective no later than 60 days after the effectiveness of the registration statement relating to our initial public offering, of which this prospectus is a part. We also agreed to maintain the shelf registration statement continuously effective under the Securities Act until the first to occur of:

•

the disposition of all the shares of common stock originally issued and sold in our 2006 private offering pursuant to a registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act;

•	the date on which the shares of common stock sold in the offering are saleable under Rule 144(k) (or any successor or analogous rule) under the Securities Act; or

•	the second anniversary of the initial effective date of the shelf registration statement.

Notwithstanding the foregoing, we will be permitted, under limited circumstances, to suspend the use, from time to time, of the prospectus which forms a part of the shelf registration statement, and therefore suspend sales under the shelf registration statement, for certain periods, referred to as “blackout periods,” if a majority of the independent directors of our board determines in good faith that the suspension is in compliance with the terms of the registration rights agreement, that it is in our best interest to suspend the use of the registration statement, and:

•

the representative of the underwriters of an underwritten offering of primary shares by us has advised us that the sale of shares of our common stock under the registration statement would have a material adverse effect on our primary offering;

•	a majority of our independent directors determines in good faith that:

•

the offer or sale of any shares of our common stock would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, merger, tender offer, business combination, corporate reorganization, consolidation or other material transaction involving us;

•

after the advice of counsel, the sale of the shares covered by the registration statement would require disclosure of non-public material information not otherwise required to be disclosed under applicable law; or

•

either (x) we have a bona fide business purpose for preserving the confidentiality of the proposed transaction, (y) disclosure would have a material adverse effect on us or our ability to consummate the proposed transaction, or (z) the proposed transaction renders us unable to comply with SEC requirements, in each case under circumstances that would make it impractical or inadvisable to cause the registration statement to become effective or to promptly amend or supplement the registration statement on a post-effective basis.

In addition, we may effect a blackout if a majority of our independent directors determines in good faith, upon the advice of counsel, that we are required by law, rule or regulation to supplement the shelf registration statement or file a post-effective amendment to the shelf registration statement in order to incorporate information into the registration statement for the purpose of:

•	including in the shelf registration statement any prospectus required under Section 10(a)(3) of the Securities Act;

•

reflecting in the prospectus included in the shelf registration statement any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment) that, individually or in the aggregate, represents a fundamental change in the information set forth in the prospectus; or

•

including in the prospectus included in the registration statement any material information with respect to the plan of distribution not disclosed in the registration statement or any material change to such information.

The cumulative blackout periods in any 12-month period commencing on the closing of the 2006 private offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 days in any consecutive 90-day period. Upon the occurrence of any blackout period, we are to use our commercially reasonable efforts to take all action necessary to promptly permit resumed use of the registration statement.

Each holder of common stock originally issued and sold in our 2006 private offering has agreed that, upon receipt of notice of the occurrence of any event which makes a statement in the prospectus which is part of the shelf registration statement untrue in any material respect or which required the making of any changes in such prospectus in order to make the statements therein not misleading, or of certain other events specified in the registration rights agreement, such holder will suspend the sale of our common stock pursuant to such prospectus until we have amended or supplemented such prospectus to correct such misstatement or omission and have furnished copies of such amended or supplemented prospectus to such holder or we have given notice that the sale of the common stock may be resumed.

Pursuant to the registration rights agreement, each holder of shares of common stock originally issued and sold in our 2006 private offering that elects to sell shares of our common stock as a selling shareholder in this offering has agreed not, to the extent requested by us or the underwriters, to directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of up to 180 days, or a shorter period as the underwriters may require, following the effective date of the registration statement relating to the underwritten initial public offering. See “Underwriting.”

Registration Rights Agreement with Crestview Affiliates

We have entered into a separate registration rights agreement with the Crestview affiliates that purchased shares of common stock in our 2006 private offering pursuant to which the Crestview affiliates have registration rights no less favorable than the registration rights that the other holders of the shares of our common stock sold in our 2006 private offering have, as well as other customary piggy-back and demand registration rights, including demand rights for two underwritten offerings after the expiration of the Crestview lock-up agreement. Accordingly, we are including in the shelf registration statement that we initially filed on November 17, 2006 5,172, 813 shares of common stock held by the Crestview affiliates and up to 2,600,000 shares of common stock issuable by us to the Crestview affiliates upon exercise of outstanding options granted at the time of our 2006 private offering. See “—Mandatory Shelf Registration Statement.”

We have been informed by Crestview that the Crestview affiliates do not intend to sell any shares of common stock in this offering. For a description of the lock-up period, see the section entitled “Certain Relationships and Related Party Transactions—Agreements and Arrangements with Crestview—Governance Agreement.”

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

As of May 18, 2007, we have 64,627,308 shares of common stock outstanding held by 14 holders, excluding approximately 7,178,761 shares of common stock underlying outstanding options, of which 2,600,000 options are currently exercisable. Of these shares, an aggregate of 33,108,938 shares of common stock will be freely transferable without restriction or further registration under the Securities Act upon completion of this offering. This assumes that FBR TRS and the other selling shareholders named in this prospectus sell an aggregate of 13,915,000 shares in this offering (including 1,815,000 shares subject to the underwriters’ over-allotment option). This also assumes that the shelf registration statement we initially filed with the SEC on November 17, 2006, which registers the resale of the shares issued and sold by us in our 2006 private offering and not being sold pursuant to this prospectus, is declared effective by the SEC upon completion of this offering. This also assumes that no outstanding options are exercised prior to completion of this offering. The remaining 31,518,370 shares of our common stock outstanding, are “restricted securities” as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144 or Rule 701, as described below.

Lock-Up Agreements

Each holder of shares of common stock originally issued and sold in our 2006 private offering that elects to sell shares of our common stock as a selling shareholder in this offering has agreed pursuant to the registration rights agreement not to directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for up to 180 days following the effective date of the registration statement of which this prospectus is a part except for shares sold in this offering.

Pursuant to the underwriting agreement, certain executive officers, directors and affiliates of our company, including FBR TRS Holdings and the Crestview affiliates that purchased shares of common stock in our 2006 private offering, have agreed with the underwriters, subject to specified exceptions, not to for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc.:

•

offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

•

establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise).

This restriction will terminate after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Notwithstanding the foregoing, the 180-day restricted period will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc.

Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, or the issuance of common stock or other securities convertible into common stock issued in connection with the acquisition of properties. The lockup provisions do not prohibit us from using commercially reasonable efforts to cause the shelf registration statement, which registers the resale of shares of common stock originally issued and sold in our 2006 private offering and up to 2,600,000 shares of common stock issuable to two affiliates of Crestview upon exercise of outstanding options, to be declared effective 60 days after the effectiveness of the registration statement of which this prospectus is a part.

In connection with our 2006 private offering, FBR Group, FBR TRS Holdings and Crestview entered into a governance agreement that provides for, among other things, a one-year lock-up period beginning on the closing date of our 2006 private offering. Pursuant to such lock-up neither FBR TRS Holdings nor the Crestview affiliates that purchased shares in our 2006 private offering may transfer any of the shares subject to this lock-up prior to July 20, 2007 except in connection with a merger or other business combination involving our company. Crestview has agreed to waive the lock-up provisions of the governance agreement with respect to the shares of common stock that FBR TRS Holdings is offering pursuant to this prospectus, including the shares subject to the underwriters’ over-allotment option. If the lock-up under the governance agreement is waived or terminated prior to July 20, 2007, a total of 42,066,110 shares of our common stock (40,270,610 if the underwriters exercise their over-allotment option in full) may be sold by the Crestview affiliates and FBR TRS Holdings, including up to 2,600,000 shares of common stock issuable by us upon the exercise of options granted to the Crestview affiliates, subject only to applicable securities laws and regulations. Except for the shares that FBR TRS Holdings is offering pursuant to this prospectus, we have no intention of waiving or terminating the lock-up provisions under the governance agreement.

Rule 144

In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including an affiliate, who has beneficially owned shares of our common stock for at least one year is entitled to sell, within any three-month period commencing 90 days after the date of this prospectus, a number of shares of our common stock that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 also are subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 144(k)

Under paragraph (k) of Rule 144, a person who is not our affiliate at any time during the three months preceding a sale and who has beneficially owned the shares of any class of securities proposed to be sold for at least two years is entitled to sell such shares without complying with the manner-of-sale, public information, volume limitation or notice provisions of Rule 144. The two-year holding period includes the holding period of any prior owner who is not our affiliate. Therefore, unless otherwise restricted, shares covered by Rule 144(k) may be sold at any time.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares of common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares of common stock from us after that date upon the exercise of options granted before that date, are eligible to resell such shares in reliance upon Rule 144 90 days after we become subject to the reporting requirements of the Exchange Act. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with its one-year minimum holding period, but subject to the other Rule 144 restrictions.

Registration Rights

Investors in our 2006 private offering are beneficiaries of a registration rights agreement between Friedman, Billings, Ramsey & Co., Inc. and us. Pursuant to the registration rights agreement and based on notices we received from the selling shareholders named in this prospectus, we will include in the registration statement, of which this prospectus is a part, 396,360 shares of common stock to be offered by the selling shareholders named in this prospectus (other than FBR TRS Holdings).

On November 17, 2006, we filed a shelf registration statement registering for resale from time to time 18,000,000 shares of common stock originally issued and sold in our 2006 private offering and up to 2,600,000 shares of common stock issuable by us upon exercise of outstanding options granted to two affiliates of Crestview. We intend for the shelf registration statement to be declared effective by the SEC after completion of this offering. We will amend the shelf registration statement to reduce the number of shares by the number of shares the selling shareholders named in this prospectus (other than FBR TRS Holdings) offer and sell pursuant to this prospectus. As a result, we expect to register for resale 17,603,370 shares of common stock originally issued and sold in our 2006 private offering and up to 2,600,000 shares issuable by us upon the exercise of options granted to the Crestview affiliates. Under the registration rights agreement described above, we have agreed to use our commercially reasonable efforts to cause the shelf registration statement to be declared effective no later than 60 days after the effectiveness of the registration statement, of which this prospectus is a part. We also agreed to cause the shelf registration statement to remain effective until the first to occur of:

•

the disposition of all the shares of common stock originally issued and sold in our 2006 private offering pursuant to a registration statement or pursuant to Rule 144 (or any successor or analogous rule) under the Securities Act;

•	the date on which the shares of common stock sold in the offering are saleable under Rule 144(k) (or any successor or analogous rule) under the Securities Act; or

•	the second anniversary of the initial effective date of the shelf registration statement.

Pursuant to a registration rights agreement between our company and the Crestview affiliates that purchased shares of common stock in our 2006 private offering, Crestview has customary demand and piggyback registration rights, including demand rights for two underwritten offerings after the expiration of the 365-day lock-up period described above. We have been informed by Crestview that the Crestview affiliates do not intend to sell any shares of common stock in this offering.

Stock Options and Benefit Plans

As of May 18, 2007, we have outstanding options to purchase 7,178,861 shares of our common stock.

In connection with our 2006 private offering, we granted the two Crestview affiliates that purchased shares of our common stock in our 2006 private offering options, exercisable for up to six years following the closing date of our 2006 private offering, to purchase directly from us an additional 2,600,000 shares of our common stock. The options have an exercise price equal to $17.14 per share, subject to adjustment under certain circumstances. The exercise price of the options is subject to reduction from time to time to the extent we pay dividends to our shareholders (unless dividends are paid on the shares subject to the option and held in trust pending exercise). Additionally, the options are subject to customary anti-dilution adjustments.

In connection with our acquisition of Legacy Partners, we granted options to purchase an aggregate of 415,220 shares of common stock to certain investment banking professionals that joined our company. These shares will be restricted securities and will be eligible for sale pursuant to Rule 701 and Rule 144.

As of May 18, 2007, we have outstanding options to purchase a total of 4,163,541 shares of common stock under our 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan provides that a maximum of 5,569,985 shares of our common stock may be issued under the 2006 Long-Term Incentive Plan, of which 913,776 shares of our common stock remain available for issuance. The compensation committee of our board of directors has undertaken an analysis of our 2006 Long-Term Incentive Plan and has determined that it is advisable to increase the number of shares of our common stock available for award under the 2006 Long-Term Incentive Plan. This increase will enable us, among other things, to continue to use our common stock as part of the regular bonus compensation we pay to our key employees as well as to create retention incentives for our key employees and to better align the interests of our key employees with the interests of our shareholders. Accordingly, the compensation committee has approved an amendment to the 2006 Long-Term Incentive Plan to increase the number of shares of our common stock available for award under the 2006 Long-Term Incentive Plan by 1,500,000 shares, and our board of directors has also approved this amendment. As discussed below, this amendment to the 2006 Long-Term Incentive Plan is subject to shareholder approval.

The additional 1,500,000 shares of our common stock, together with a portion of the existing shares that are available for award under the 2006 Long-Term Incentive Plan, will be used for a one-time award of approximately 1,400,000 to 1,600,000 shares of restricted stock to key employees upon completion of this offering. Our five named executive officers will not receive any of these restricted stock awards. These restricted stock awards will vest ratably in three annual installments beginning on the third anniversary of the date of the award. Any remaining shares available for issuance under the 2006 Long-Term Incentive Plan after the one-time award is made are expected to be used primarily for 2007 bonus deferrals paid to our key employees, equity awards for new key employees that we seek to hire from time to time and for discretionary purposes. Our compensation committee has also asked our management team to begin work with an independent compensation consultant to be chosen by our compensation committee on a total rewards study to provide a recommendation for additional equity incentive awards for 2008 and beyond. It is possible that our compensation committee and board of directors may approve an additional amendment to the 2006 Long-Term Incentive Plan to increase further the number of shares of our common stock that are available for award under the 2006 Long-Term Incentive Plan.

The amendment to increase the 2006 Long-Term Incentive Plan by an additional 1,500,000 shares, plus any additional amendment to increase further the number of shares of our common stock that are available for award under the 2006 Long-Term Incentive Plan, are all subject to the approval of our shareholders. We intend to seek the approval of our shareholders at our next annual shareholders meeting. We expect that FBR Group and Crestview, who collectively will control approximately 61.1% of the voting power of our common stock upon completion of this offering, will vote their shares in favor of the amendment, thus assuring that it will be approved by our shareholders.

Our board of directors has adopted the FBR Capital Markets 2007 Employee Stock Purchase Plan, or 2007 ESPP. The total number of shares of common stock available for issuance under the 2007 ESPP will be 1,000,000 shares (subject to a further reallocation by our compensation committee of up to an additional 1,400,000 shares to the extent such shares are available for issuance under our 2006 Long-Term Incentive Plan). The number of shares available for future issuance under the 2007 ESPP will be subject to certain adjustments described in the 2007 ESPP.

Pursuant to our director stock purchase plan, each of our non-employee directors (other than the directors designated by Crestview) was offered an opportunity to subscribe for up to $1 million of our common stock at a purchase price equal to then-current fair market value of our common stock at the time he or she joins the board of directors. We believe our director stock purchase plan provides eligible directors an opportunity to acquire an ownership interest in our company and further aligns the interests of our eligible directors with the interests of our shareholders. Pursuant to our director stock purchase plan, eligible directors subscribed to purchase the following number of shares of our common stock at its then-current fair market value: Mr. Alper, 66,667 shares; Mr. Hynes, 10,000 shares; Mr. Kraemer, 20,000 shares; Mr. Reimers, 66,667 shares; and Mr. Wall, 10,000 shares. These shares will be restricted securities and will be eligible for sale pursuant to Rule 701 and Rule 144.

We anticipate that we will file, upon completion of this registration, one or more registration statements on Form S-8 under the Securities Act to register shares of common stock issued or issuable under our 2006 Long-Term Incentive Plan, our 2007 ESPP and our director stock purchase plan. We also anticipate filing a registration statement on Form S-8 under the Securities Act to register the shares of common stock issued or issuable to certain investment banking professionals in connection with the Legacy Partners transaction. Shares of common stock covered by these registration statements, including shares of common stock issuable upon the exercise of options or restricted shares of common stock granted to our employees under these plans, will be eligible for transfer or resale without restriction under the Securities Act unless held by affiliates.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS

APPLICABLE TO NON-U.S. SHAREHOLDERS

The rules governing U.S. federal income and estate taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local tax laws on ownership of our common stock, including any reporting requirements.

A non-U.S. shareholder that receives a distribution will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty (the benefits of which the shareholder is eligible for) reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution on a net income basis, and also may be subject to the 30% branch profits tax in the case of a non-U.S. shareholder that is a corporation for federal income tax purposes. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. shareholder unless either (1) a lower treaty rate applies and the non-U.S. shareholder files IRS Form W-8BEN (or successor form) evidencing eligibility for that reduced rate with us, or (2) the non-U.S. shareholder files an IRS Form W-8ECI (or successor form) with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if such distribution does not exceed the shareholder’s adjusted basis in its common stock. Instead, such a distribution will reduce the adjusted basis of the common stock. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the shareholder’s common stock if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

A non-U.S. shareholder will incur tax on gain from the sale of our common stock if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to tax on a net income basis, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and either has a “tax home” in the United States or certain other conditions exist, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Federal Estate Tax

Common stock of a U.S. corporation that is owned or treated as owned by an individual who is not a U.S. citizen or a U.S. resident may be subject to U.S. and state estate, inheritance and other transfer taxes unless an applicable estate tax treaty provides otherwise. Although federal legislation enacted in the spring of 2001 increased the estate tax exemptions for U.S. citizens and residents through 2010, these increases do not apply to non-resident aliens, who in most cases may claim a maximum federal exemption of only $60,000 and who may still be subject to state estate, inheritance and other transfer taxes depending on their individual situations.

Information Reporting and Backup Withholding

A non-U.S. shareholder may be subject to U.S. information reporting requirements and backup withholding with respect to dividends paid on our common stock unless such non-U.S. shareholder provides a Form W-8BEN (or satisfies certain documentary evidence requirements for establishing that such non-U.S. shareholder is not a United States person) or otherwise establish an exemption.

Information reporting and backup withholding generally will not apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a foreign broker. However, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of common stock effected outside the United States by a foreign office of a broker if the broker (i) is a United States person, (ii) derives 50% or more of its gross income for certain periods from the conduct of trade or business in the United States, (iii) is a “controlled foreign corporation” as to the United States or (iv) is a foreign partnership that, at any time during its taxable year, is more than 50% (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. shareholder and certain conditions are met, or the holder otherwise establishes an exemption. Payment by a U.S. office of a broker of the proceeds of a sale of common stock will be subject to both backup withholding and information reporting unless the holder certifies under penalties of perjury that it is not a United States person or otherwise establishes an exemption.

NON-U.S. SHAREHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISERS REGARDING THE APPLICATION OF THE INFORMATION REPORTING AND BACKUP WITHHOLDING RULES TO THEM.

UNDERWRITING

Friedman, Billings, Ramsey & Co., Inc., a wholly-owned subsidiary of ours, and Lehman Brothers Inc. are acting as representatives of the underwriters and joint bookrunning managers of this offering. Subject to the terms and conditions in the underwriting agreement, FBR TRS Holdings and the other selling shareholders named in this prospectus have agreed to sell to each of the underwriters and each of the underwriters has severally agreed to purchase from FBR TRS Holdings and the other selling shareholders named in this prospectus, on a firm commitment basis, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares of Common Stock
Friedman, Billings, Ramsey & Co., Inc.
Lehman Brothers Inc.
Banc of America Securities LLC
Bear, Stearns & Co. Inc.
Jefferies & Company, Inc.
Thinkequity Partners LLC
BNY Capital Markets, Inc.
Dresdner Kleinwort Securities LLC

Total	12,100,000

Prior to our 2006 private offering, FBR Group, through FBR TRS Holdings, contributed to us its capital markets business, including Friedman, Billings, Ramsey & Co., Inc., which became our wholly-owned subsidiary. FBR Group, through FBR TRS Holdings, owns a controlling voting interest and majority economic interest in us and therefore has the ability to direct the election of all of the members of our board of directors (other than the two directors that Crestview has the right to designate pursuant to the voting agreement).

The underwriters are obligated to purchase and accept delivery of all of the shares offered by this prospectus, other than those covered by the over-allotment option described below, if any shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or, in the event that the purchase commitments of the defaulting underwriters represent more than 10% of the total number shares offered by this prospectus, the underwriting agreement may be terminated.

The underwriters will initially offer the shares to the public at the public offering price specified on the cover page of this prospectus. The underwriters may allow to selected dealers a concession of not more than $                     per share. The underwriters may also allow, and any dealers may reallow, a concession of not more than $                     per share to selected other dealers. If all the shares are not sold at the public offering price specified on the cover page of this prospectus, the underwriters may change the public offering price and the other selling terms. The common stock is offered by the underwriters as stated in this prospectus, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

FBR TRS Holdings, Inc. granted to the underwriters an option, exercisable within 30 days after the date of this prospectus, to purchase from time to time up to an aggregate of 1,815,000 additional shares of common stock to cover over-allotments, if any, at the public offering price less the underwriting discount. If the underwriters exercise their over-allotment option to purchase any of the additional 1,815,000 shares of common stock, each underwriter, subject to certain conditions, will become obligated to purchase these additional shares on a pro rata basis in proportion to its purchase commitment. If purchased, these additional shares will be sold by the underwriters on the same terms as those on which the shares offered by this prospectus are being sold. The underwriters may exercise the over-allotment option to cover over-allotments made in connection with the sale of the shares of common stock offered in this offering.

The following table shows the amount per share and the total underwriting discount payable by FBR TRS Holdings and the other selling shareholders named in this prospectus to the underwriters in connection with this offering. These amounts assume both no exercise and full exercise of the underwriters’ over-allotment option described below.

	No Exercise	Full Exercise
Underwriting discount payable by FBR TRS Holdings:
Per share	$	$
Total	$	$
Underwriting discount payable by the other selling shareholders named in this prospectus:
Per share	$		—
Total	$		—

We estimate that the total expenses payable by us, not including the underwriting discount, in connection with this offering will be approximately $                     million.

We have agreed to reimburse Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc. for certain of their reasonable out-of-pocket expenses in connection with this offering, including any fees or disbursements of its counsel, not to exceed $1.9 million.

We and the selling shareholders named in this prospectus, including FBR TRS Holdings, have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Pursuant to a registration rights agreement between us and Friedman, Billings, Ramsey & Co., Inc., we are required to pay substantially all of the expenses in connection with the registration of the shares of common stock purchased in our 2006 private offering. In addition, we have agreed to reimburse selling shareholders for reasonable fees and expenses of one counsel to review any registration statement registering such shares and Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc. for their reasonable fees and expenses associated with their due diligence review of any registration statement registering such shares in an aggregate amount of up to $75,000. Each selling shareholder named in this prospectus will bear a proportionate share of the underwriting discounts payable to such underwriters, all transfer taxes and transfer fees and any other expense of such selling shareholders not allocated to us in the registration rights agreement. See “Registration Rights Agreement.”

At our request, the underwriters have reserved 302,500 shares of common stock being offered by FBR TRS Holdings and the other selling shareholders pursuant to this prospectus for sale to our directors, employees, business associates and related persons at the public offering price. The sales will be made by the underwriters through a directed share program. We do not know if these persons will choose to purchase all or any portion of these reserved shares, but any purchases they do make will reduce the number of shares available to the general public. These persons must commit to purchase no later than the close of business on the day following the date of this prospectus. The common stock sold in connection with the directed share program will be sold as part of the underwritten public offering.

Prior to this offering, there has been no public market for our common stock, other than a limited number of secondary sales to qualified institutional buyers in transactions complying with Rule 144A as reported on PORTAL. The last reported sale price of our common stock was $15.25 on March 12, 2007, as reported on PORTAL. The initial public offering price has been determined through negotiations between the underwriters and us. Among the factors considered in such determination were:

•	the economic conditions in and future prospectus for the industry in which we compete;

•	our past and present operating performance and financial condition;

•	our prospects for future earnings;

•	an assessment of our management;

•	the present state of our financial and business operations;

•	prevailing conditions of the equity securities market at the time of this offering; and

•	current market valuations of publicly traded companies considered comparable to our company.

We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the public offering price specified on the cover page of this prospectus or that an active trading market in our common stock will develop and continue after this offering.

Certain executive officers, directors and affiliates of our company, including FBR TRS Holdings and the Crestview affiliates that purchased shares of common stock in our 2006 private offering, have agreed with the underwriters, subject to specified exceptions, not to for a period of 180 days after the date of this prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc.:

•

offer, sell, agree to offer or sell, solicit offers to purchase, grant any call option or purchase any put option with respect to, pledge, borrow or otherwise dispose of any shares of common stock, any of our or our subsidiaries’ other equity securities or any securities convertible into or exercisable or exchangeable for shares of our common stock or any such equity securities; or

•

establish or increase any “put equivalent position” or liquidate or decrease any “call equivalent position” or otherwise enter into any swap, derivative or other transaction or arrangement that transfers to another, in whole or in part, any of the economic consequences associated with the ownership of any shares of our common stock or of our or our subsidiaries’ other equity securities (regardless of whether any of these transactions are to be settled by the delivery of common stock, other securities, cash or otherwise).

This restriction will terminate after the close of trading of the common stock on and including the 180th day after the date of this prospectus.

Notwithstanding the foregoing, the 180-day restricted period will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or occurrence of a material event, unless such extension is waived in writing by Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc.

Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc. may, in their sole discretion and at any time or from time to time before the termination of the 180-day period, without notice, release all or any portion of the securities subject to lock-up agreements. There are no other existing agreements between the underwriters and any officer or director who has executed a lock-up agreement providing consent to the sale of shares prior to the expiration of the lock-up period.

In addition, we have agreed that, for 180 days after the date of this prospectus, we will not, without the prior written consent of Friedman, Billings, Ramsey & Co., Inc. and Lehman Brothers Inc., issue, sell, contract to sell, or otherwise dispose of, any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of options or shares of common stock upon the exercise of outstanding options or warrants, the issuance of options or shares of common stock under existing stock option and incentive plans, or the issuance of common stock or other securities convertible into common stock issued in connection with the acquisition of properties. The lockup provisions do not prohibit us from using commercially reasonable efforts to cause the shelf registration statement, which registers the resale of shares of common stock originally issued and sold in our 2006 private offering and not sold in this offering by the selling shareholders named in this prospectus (other than FBR TRS Holding) and up to 2,600,000 shares of common stock issuable to two affiliates of Crestview upon exercise of outstanding options, to be declared effective within 60 days after the effectiveness of the registration statement of which this prospectus is a part. We expect such shelf registration statement to be declared effective by the SEC within 60 days after completion of this offering.

Each holder of shares of common stock originally issued and sold in our 2006 private offering that elects to sell shares of our common stock as a selling shareholder in this offering has agreed pursuant to the registration rights agreement between us and Friedman, Billings, Ramsey & Co., Inc. not, to the extent requested by the underwriters, to directly or indirectly sell, offer to sell (including, without limitation, any short sale), grant any option or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock for a period of up to 180 days following the effective date of the registration statement of which this prospectus is a part.

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including:

•	short sales;
•	syndicate covering transactions;

•	imposition of penalty bids; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. Stabilizing transactions may include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing common stock from us or in the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares pursuant to the over-allotment option.

A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters also may impose a penalty bid on selling group members. This means that if the underwriters purchase shares in the open market in stabilizing transactions or to cover short sales, the underwriters can require the selling group members that sold those shares as part of this offering to repay underwriting discount or the selling concession received by them.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the Nasdaq, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Friedman, Billings, Ramsey & Co., Inc. is a member of the NASD. Because we derive 50% or more of our gross revenues from Friedman, Billings, Ramsey & Co., Inc., we are considered the parent of Friedman, Billings, Ramsey & Co., Inc. Accordingly, this offering is being conducted in accordance with Rule 2720 of the Conduct Rules of the NASD. That rule requires that the public offering price of our common stock in this offering must be no higher than that recommended by a “qualified independent underwriter,” as defined by the NASD. Lehman Brothers Inc. is serving in that capacity and has performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus is a part. The initial public offering price specified on the cover page of this prospectus is not higher than the price recommended by Lehman Brothers Inc. We have agreed to indemnify Lehman Brothers Inc. against liabilities in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of shares offered by them. The underwriters have informed us that they do not intend to confirm sales to discretionary accounts without the prior specific written approval of the customer.

Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser and placement agent in connection with our 2006 private offering. In that capacity, Friedman, Billings, Ramsey & Co., Inc. earned an initial purchaser’s discount and placement fee of approximately $13.5 million. Friedman, Billings, Ramsey & Co., Inc. may in the future perform various financial advisory, commercial banking and investment banking services for us and our affiliates in the ordinary course of business, for which it will receive customary fees and expenses. Lehman Brothers Inc., one of the underwriters in this offering, had a strategic alliance arrangement with Legacy Partners regarding business referrals that was terminated in the first quarter of 2007.

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representatives may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s or selling group member’s website and any information contained in any other website maintained by an underwriter or selling group member is not part of this prospectus or the registration statement of which this prospectus is a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter or selling group member and should not be relied upon by investors.

Our common stock has been approved for listing on the Nasdaq Global Select Market under the symbol “FBCM.” In order to meet the requirements for listing on the Nasdaq Global Select Market, the underwriters will undertake to sell round lots of 100 shares or more to a minimum of 450 beneficial owners.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Hunton & Williams LLP, Richmond, Virginia. Certain legal matters will be passed upon for the underwriters by Hogan & Hartson LLP. Hunton & Williams LLP provides legal services to Friedman, Billings, Ramsey & Co., Inc. as well as for Friedman, Billings, Ramsey Group, Inc. from time to time.

EXPERTS

The consolidated financial statements of FBR Capital Markets Corporation as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, in Washington, DC, a registration statement on Form S-1 (Registration No. 333-141987) under the Securities Act with respect to the common stock offered by the selling shareholders named in this prospectus, including FBR TRS Holdings, pursuant to this prospectus. This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement and the exhibits and schedules, if any, thereto. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and any schedules filed therewith. Statements made in this prospectus as to the contents of any contract or other document referred to are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. A copy of the registration statement, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet web site at http://www.sec.gov, from which interested persons can electronically access the registration statement and our subsequent filings, including the exhibits and any schedules thereto.

Upon completion of this offering, we will become subject to the full informational requirements of the Securities Exchange Act of 1934, as amended. We will fulfill our obligations with respect to such requirements by filing periodic and annual reports and other information with the SEC. We intend to furnish our shareholders with annual reports containing consolidated financial statements certified by an independent registered public accounting firm. We also maintain an Internet web site at http://www.fbr.com. The filings we make with the SEC will be available on our Internet web site. The information on or connected to our web site shall not constitute a part of or be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

FBR CAPITAL MARKETS CORPORATION

FBR CAPITAL MARKETS CORPORATION

Consolidated Balance Sheet

(Dollars in thousands, except per share data)

(Unaudited)

	December 31, 2006	March 31, 2007
Assets
Cash and cash equivalents	$151,417	$430,426
Receivables:
Investment banking	11,991	6,373
Asset management fees	2,197	2,193
Due from affiliates	1,407	3,387
Other	27,418	3,509
Investments:
Mortgage-backed securities, at fair value	415,391	5,961
Trading securities, at fair value	18,180	22,400
Long-term investments	32,343	35,249
Due from clearing broker	28,691	30,117
Intangible assets, net	11,000	11,600
Furniture, equipment, software and leasehold improvements, net of accumulated depreciation and amortization	31,222	30,271
Prepaid expenses and other assets	28,162	27,244

Total assets	$759,419	$608,730

Liabilities and Shareholders’ Equity
Liabilities:
Securities sold short but not yet purchased, at fair value	$202	$759
Repurchase agreements	189,155	—
Accrued compensation and benefits	43,836	39,247
Accounts payable, accrued expenses and other liabilities	36,602	66,752
Due to affiliates	5,236	114

Total liabilities	275,031	106,872

Commitments and Contingencies (Note 8)
Shareholders’ equity:
Preferred Stock, $0.001 par value 100,000,000 authorized, none issued and outstanding	—	—
Common Stock, $0.001 par value, 300,000,000 shares authorized, 64,000,000 and 64,623,000 shares issued and outstanding, respectively	64	65
Additional paid-in capital	395,778	402,509
Accumulated other comprehensive income, net of taxes	543	275
Retained earnings	88,003	99,009

Total shareholders’ equity	484,388	501,858

Total liabilities and shareholders’ equity	$759,419	$608,730

See notes to consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2006	2007
Revenues:
Investment banking:
Capital raising	$66,335	$97,236
Advisory	2,869	6,458
Institutional brokerage:
Principal transactions	5,720	2,036
Agency commissions	23,366	23,776
Mortgage trading interest	17,650	—
Mortgage trading net investment loss	(1,234)	—
Asset management:
Base management fees	4,876	5,528
Incentive allocations and fees	1,008	104
Net investment income	3,046	1,495
Interest income	2,613	11,114
Other	1,315	76

Total revenues	127,564	147,823
Interest expense	16,862	4,662

Revenues, net of interest expense	110,702	143,161

Non-Interest Expenses:
Compensation and benefits	63,552	77,791
Professional services	10,004	10,824
Business development	12,376	11,315
Clearing and brokerage fees	2,266	2,666
Occupancy and equipment	7,273	7,493
Communications	4,583	5,409
Other operating expenses	3,264	1,820

Total non-interest expenses	103,318	117,318

Net income before income taxes	7,384	25,843
Income tax provision	2,566	14,837

Net income	$4,818	$11,006

Basic earnings per share	$0.10	$0.17

Diluted earnings per share	$0.10	$0.17

Weighted average shares outstanding:
Basic (in thousands)	46,000	64,149

Diluted (in thousands)	46,000	64,155

See notes to consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statement of Changes in Shareholders’ Equity

(Dollars in thousands)

(Unaudited)

	Class A Number of Shares	Class A Amount	Additional Paid-In Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total	Comprehensive Income
Balances, December 31, 2006	64,000,000	$64	$395,778	$543	$88,003	$484,388

Net income					11,006	11,006	$11,006
Contribution from FBR TRS Holdings, Inc			496			496
Issuance of Class A common stock	622,846	1	4,612			4,613
Stock compensation expense for options granted to purchase FBR Capital Markets Corporation Class A common stock			1,623			1,623
Other comprehensive income:
Change in unrealized (loss) on available-for-sale investment securities				(268)		(268)	(268)

Comprehensive income							$10,738

Balances, March 31, 2007	64,622,846	$65	$402,509	$275	$99,009	$501,858

See notes to consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Cash Flows

(Dollars in thousands)

(Unaudited)

	Three months Ended March 31,
	2006	2007
Cash flows from operating activities:
Net income	$4,818	$11,006
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	2,253	2,368
Incentive allocations and fees and net investment income from long-term securities	(2,061)	40
Stock compensation	—	1,940
Gain on sale of mortgaged-backed securities	—	(1,961)
Other	—	137
Changes in operating assets:
Receivables:
Clearing broker	(11,468)	(1,425)
Other affiliates	(508)	(2,385)
Investment banking	2,133	5,618
Asset management fees	(435)	4
Interest, dividends and other	(779)	23,909
Trading account securities, at fair value	(218,097)	(6,261)
Reverse repurchase agreements	(11,277)	—
Prepaid expenses and other assets	(17,560)	958
Changes in operating liabilities:
Securities sold but not yet purchased, at fair value	2,511	557
Repurchase agreements related to broker-dealer activities	282,778	—
Accounts payable and accrued expenses	8,117	30,470
Accrued compensation and benefits	(42,353)	(2,787)

Net cash (used in) provided by operating activities	(1,928)	62,188

Cash flows from investment activities:
Purchases of mortgage-backed securities	—	(565,076)
Receipt of principal payments on mortgage-backed securities	—	12,000
Proceeds from sales of mortgaged-backed securities	—	963,754
Repayments by FBR Group	1,318	—
Purchases of furniture, equipment, software and leasehold improvements	42	(1,034)
Proceeds from disposals of furniture, equipment, software and leasehold improvements	683	—
Proceeds from reverse repurchase agreements, net	115,120	—
Purchases of long-term investments	(1,000)	(9,720)
Purchase of Legacy Partners Group, LLC	—	(1,000)
Proceeds from sales of investment securities	778	8,823

Net cash provided by investing activities	116,941	407,747

Cash flows from financing activities:
Contributions from Parent company	—	496
Repayments of repurchase agreements, net	—	(189,154)
Repayment of commercial paper borrowings, net	(115,221)	—
Repayments of short-term borrowings	(75,000)	—
Proceeds from issuance of common stock	—	2,450
Increase/(decrease) in intercompany payable	10,705	(4,718)

Net cash used in financing activities	(179,516)	(190,926)

Net (decrease) increase in cash and cash equivalents	(64,503)	279,009
Beginning of period	162,434	151,417

End of period	$97,931	$430,426

Supplemental Cash Flow Information:
Income tax payments	$5,962	$—
Interest payments	16,217	4,689
Non-cash operating activities:
Securities received in exchange for services provided, fair value at receipt date	$—	$—

See notes to consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements

(Dollars in thousands)

(Unaudited)

1. Basis of Presentation:

The consolidated financial statements of FBR Capital Markets Corporation (“FBR CMC,” or the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information. Therefore, they do not include all information required by accounting principles generally accepted in the United States of America for complete financial statements. The interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are, in the opinion of management, necessary for a fair statement of the results for the periods presented. All significant intercompany accounts and transactions have been eliminated in consolidation. The results of operations for interim periods are not necessarily indicative of the results for the entire year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts in the consolidated financial statements and notes for prior periods have been reclassified to conform to the current period presentation.

2. Related Party Transactions:

The Company is a member of an operating group of affiliates that may provide or receive services to and from each other. From time to time, FBR Group and other affiliates may record other costs which, in part, may be based on the Company’s operations. During the years ended December 31, 2004, 2005 and 2006, FBR Group allocated to the Company certain costs relating to executive compensation and corporate overhead and the Company allocated to FBR Group and other affiliates certain overhead costs. Executive compensation costs allocated to the Company represent the Company’s proportionate share of executive compensation payable to FBR Group executive officers under the applicable years’ FBR Group Key Employee Incentive Plan. Overhead costs allocated to the Company by FBR Group represent charges for various corporate governance activities. Overhead costs allocated to FBR Group and other affiliates represent allocations for the use by these entities of various support services administered by the Company.

In July 2006, the Company entered into various inter-company and other contractual arrangements with FBR Group and Crestview Partners, a New York-based private equity firm (Crestview), including a management services agreement and a services agreement and other related party contractual arrangements.

Cost Allocations

During the three months ended March 31, 2006 and 2007, the Company was allocated $1,620 and $2,632, respectively, in compensation and benefits expense related to executive compensation for officers of FBR Group.

During the three months ended March 31, 2006 and 2007, the Company decreased its other operating expenses by $1,447 and $1,819, respectively, representing overhead costs allocated to affiliates. In addition, FBR Group allocated $2,376 of costs to the Company associated with corporate governance overhead costs for the three months ended March 31, 2006.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

Corporate Agreement

Under the corporate agreement with FBR Group, FBR Group has agreed to indemnify the Company against claims related to the businesses contributed to the Company prior to the completion of the July 2006 private equity offering and that arise out of actions or events that occurred prior to that offering. During the three months ended March 31, 2007, FBR Group incurred $496, net of taxes in costs pursuant to these indemnification provisions. Pursuant to SEC Staff Accounting Bulletin No. 79, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s),” the Company includes such costs in its statements of operations and reflects a corresponding capital contribution from FBR Group.

Receivables and Payables

The Company currently has a revolving credit agreement with FBR Group for a loan amount of up to $200,000. From time to time, FBR Group borrows funds from the Company under this credit agreement to provide for its working capital needs. The loan is collateralized by public equity securities held in a segregated brokerage account in the name of the Company. As of and for the three months ended March 31, 2007, the Company had no outstanding balances under this revolving credit agreement. For the three months ended March 31, 2006 and 2007, the Company recognized interest revenue of $85 and $-0-, respectively.

In addition, from time to time, the Company may provide funding to other affiliates that are wholly-owned subsidiaries of FBR Group to be used for general operating purposes.

Receivable from affiliates consisted of the following as of the specified dates:

	December 31, 2006	March 31, 2007
Receivable from wholly-owned subsidiaries of FBR TRS Holdings	$383	$38
Receivable from other affiliates	1,024	3,349

	$1,407	$3,387

Due to affiliates consisted of the following as of the specified dates:

	December 31, 2006	March 31 2007
Payable to FBR Group	$3,161	$114
Payable to FBR TRS Holdings	2,050	—
Payable to wholly-owned subsidiaries of FBR TRS Holdings	12	—
Payable to other affiliates	13	—

	$5,236	$114

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

3. Investments:

Institutional Brokerage Trading Securities

Trading securities owned and trading account securities sold but not yet purchased consisted of securities at fair values as of the dates indicated:

	December 31, 2006		March 31, 2007
	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased
Corporate equity securities	$613	$2	$22,202	$668
Corporate bond securities	17,567	200	198	91

	$18,180	$202	$22,400	$759

Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, create a liability to purchase the security in the market at prevailing prices. In general, the corporate equity obligations relate primarily to over-allotments associated with the Company’s underwriting activities. These transactions when unrelated to over-allotments result in off-balance-sheet risk as the Company’s ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the current value recorded in the consolidated balance sheets.

Long-term Investments

Long-term investments consisted of the following as of the dates indicated:

	December 31, 2006	March 31, 2007
Investment funds	$11,474	$17,537
Merchant banking:
Non-public equity securities	5,107	8,827
Investment securities—marked to market	12,622	5,737
Other investments	3,140	3,148

Total long-term investments	$32,343	$35,249

The private investment funds from which the Company earns management, incentive and investment income are non-registered investment companies that record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to a lack of a ready market or due to contractual or regulatory restrictions on disposition. In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold or from the value that would have been used had a ready market existed for the securities and those differences could be material.

FBR Investment Management, Inc. (FBRIM), through various wholly-owned limited liability corporations, is the general partner, managing member or manager of various hedge and private equity funds. All of these

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

entities were formed for the purpose of investing in public and private securities; therefore, their assets principally consist of investment securities accounted for at fair value. Under the terms of the funds’ applicable governance agreements, FBRIM can be removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. The Company accounts for its investments in these entities similar to the equity method of accounting and the Company’s proportionate share of income or loss (income allocations including realized and unrealized gains or losses) is reflected in net investment income in the statement of operations.

Mortgage-Backed Securities

For the three months ended March 31, 2007, the Company received $963,754 from sales of mortgage-backed securities resulting in gross gains and losses of $1,963 and $(2), respectively. As of March 31, 2007, the mortgage-back securities balance represented $5,961 of principal receivable.

Stock Warrants

In connection with its capital raising activities, the Company may receive warrants to acquire equity securities. These instruments are accounted for as derivatives with changes in the fair value recorded to net investment income under SFAS 133. During the three months ended March 31, 2006 and 2007, the Company recorded net gains and losses of $992 and $(85), respectively. As of March 31, 2007, the Company held stock warrants with a fair value of $1,266.

4. Borrowings:

Repurchase Agreements

The Company entered into repurchase agreements with various financial institutions that were used in conjunction with the Company’s previous investments in mortgage-backed securities and fixed income trading activities. As of March 31, 2007, the Company had no outstanding repurchase agreement obligations, balances outstanding as of December 31, 2006, were repaid during the three months ended March 31, 2007. The Company currently does not intend to enter into repurchase agreement borrowings.

5. Income Taxes:

During the three months ended March 31, 2006 and 2007, the Company recorded tax provisions of $2,566 and $14,837, respectively. The Company’s annualized effective tax rate for the three months ended March 31, 2006 and 2007 were 34.8% and 57.4%, respectively. The disparity between the effective rates is due to the discrete period reporting of the tax effects of restricted stock vestings, as required under SFAS 123R.

The Company adopted FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” effective January 1, 2007. Adoption of FIN 48 did not have a material effect on the consolidated financial statements. There were no unrecognized tax benefits as of January 1, 2007, that, if recognized, would affect the Company’s effective tax rate. The Company continues to record interest and penalties in other expenses/other income in the statements of operations. The total amount of accrued interest refund and penalties as of the date of adoption was immaterial. As of January 1, 2007, tax years subsequent to December 31, 2002 remained subject to examination.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

6. Net Capital Requirements:

FBR & Co. is registered with the SEC and is a member of the National Association of Securities Dealers, Inc. Additionally, FBRIL is registered with the Financial Services Authority (FSA) in the United Kingdom. As such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA. As of March 31, 2007, FBR & Co. had net capital of $120,627, which was $114,475, in excess of its required net capital of $6,152. As of March 31, 2007, FBRIL had net capital in excess of required amounts.

7. Earnings Per Share:

The following tables present the computations of basic and diluted earnings per share for the periods indicated:

	Three Months Ended March 31, 2006		Three Months Ended March 31, 2007
	Basic	Diluted	Basic	Diluted
Weighted average shares outstanding:
Common stock	46,000	46,000	64,149	64,149
Stock options and restricted stock	—	—	—	6

Weighted average common and common equivalent shares outstanding	46,000	46,000	64,149	64,155

Net earnings applicable to common stock	$4,818	$4,818	$11,006	$11,006

Earnings per common share	$0.10	$0.10	$0.17	$0.17

As of March 31, 2006, the weighted average shares outstanding used in the calculation of basic and diluted earnings per share as presented in the consolidated statements of operations assumes the 46,000,000 shares of common stock issued to FBR TRS Holdings in July 2006 were outstanding for each of the periods. The March 31, 2007 calculation also reflects the 18,000,000 shares of common stock that were sold in a private offering in July 2006. Options to purchase 6,463,242 shares of the Company’s common stock were outstanding as of March 31, 2007. As of March 31, 2007, 6,463,242 outstanding options were anti-dilutive.

8. Commitments and Contingencies:

Litigation

As of March 31, 2007, except as described below, the Company was not a defendant or plaintiff in any lawsuits or arbitrations, nor involved in any governmental or self-regulatory organization (SRO) matters that are expected to have a material adverse effect on the Company’s financial condition or statements of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations (together, litigation) relating to its various businesses. In addition, the Company is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs. There can be no assurance that these matters individually or in aggregate will not have a material adverse effect on the Company’s financial condition or results of operations in a future period. However, based on management’s review with counsel, resolution of these matters is not

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Many aspects of the Company’s business involve substantial risks of liability and litigation. Underwriters, broker-dealers and investment advisers are exposed to liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and SROs involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against the Company could materially affect the Company’s operating results and financial condition.

Regulatory Charges and Related Matters

As previously reported by FBR Group, one of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc. (MMA), is involved in an investigation by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring civil action and/or institute a public administrative proceeding against MMA and one of its officers (who is not an officer of Friedman, Billings & Ramsey Group, Inc.) for violating and/or aiding and abetting violations of federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on the Company’s financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties, or other relief against MMA or one or more of its officer or employees.

Other Legal and Regulatory Matters

Except as described above, as of March 31, 2007, the Company was not a defendant or plaintiff in any lawsuits or arbitrations that are expected to have a material adverse effect on the Company’s financial condition or results of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations relating to its various businesses, and is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs, none of which are expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

FBR Group, which currently is the beneficial owner of approximately 71.2% percent of our outstanding common stock, is a party to the following legal proceedings. Neither the Company nor any of its subsidiaries has been named as a party to any of these legal proceedings and FBR Group has agreed to indemnify the Company against any claims or liabilities as a result of the legal proceedings described below.

FBR Group and certain of its current (including certain officers and directors of our Company) and former senior officers and directors have been named in a series of putative class action securities lawsuits filed in the

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

second quarter of 2005, all of which are currently pending in the United States District Court for the Southern District of New York. These cases have been consolidated under the name In re FBR Inc. Securities Litig. A consolidated amended complaint has been filed asserting claims under the Securities Exchange Act of 1934 and alleging misstatements and omissions concerning (i) the SEC and NASD investigations relating to FBR & Co.’s involvement in a private investment in public equity on behalf of CompuDyne, Inc. in October 2001 and (ii) the alleged conduct of FBR Group and certain FBR Group officers and employees in allegedly facilitating certain sales of CompuDyne shares. We cannot predict the likely outcome of these lawsuits or their likely impact on us, if any, at this time.

In addition, FBR Group has been named a nominal defendant, and certain current (including certain officers and directors of our Company) and former senior officers and directors of FBR Group have been named as defendants, in three shareholders’ derivative actions. Two of these actions, brought by Lemon Bay Partners LLC and Walter Boyle, are pending in the United States District Court for the Southern District of New York. The third, brought by Gary Walter and Harry Goodstadt, has been filed in the Circuit Court for Arlington County, Virginia. All three cases claim that certain current and former officers and directors of FBR Group breached their duties to FBR Group based on allegations substantially similar to those in the In re FBR Inc. Securities Litig. putative class action lawsuits described above. FBR Group has not responded to any of these complaints and no discovery has commenced. We cannot predict the likely outcome of this action or its likely impact, if any, on us at this time.

Incentive Fees

The Company recognizes incentive income from the partnerships based on what would be due to the Company if the partnership terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. We may therefore reverse previously recorded incentive allocations in future periods relating to the Company’s managed partnerships. As of March 31, 2007, $33 was subject to such potential future reversal.

9. Shareholders’ Equity:

Director Stock Purchase Plan

Pursuant to our Director Stock Purchase Plan, each of our non-employee directors (other than the directors designated by Crestview Partners) was offered an opportunity to subscribe for up to $1,000 of our common stock at a purchase price equal to then-current fair market value of our common stock at the time he or she joins the board of directors. We believe our director stock purchase plan provides eligible directors an opportunity to acquire an ownership interest in our company and further aligns the interests of our eligible directors with the interests of our shareholders. Pursuant to the Director Stock Purchase Plan, during the three months ended March 31, 2007, the non-employee directors of the Company purchased 163,334 shares of Class A common stock providing cash proceeds to the Company of $2,450.

Stock Compensation Plans

FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (FBR Capital Markets Long-Term Incentive Plan)

The Company established the FBR Capital Markets Long-Term Incentive Plan. Under the FBR Capital Markets Long-Term Incentive Plan, the Company may grant options to purchase stock, stock appreciation rights,

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

performance awards and restricted and unrestricted stock for up to 5,569,985 shares of common stock to eligible participants. Participants include employees, officers and directors of the Company and its subsidiaries. The FBR Capital Markets Long-Term Incentive Plan has a term of 10 years and options granted may have an exercise period of up to 10 years. Options may be incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted for the three months ended March 31, 2007: dividend yield of zero, expected volatility of 30%, risk-free interest rate of 4.78%, and an expected life of 4.9 years for all grants. The weighted average fair value of options granted during the three months ended March 31, 2007 was $5.24. No options were granted prior to the third quarter of 2006.

Compensation expense recognized by the Company for stock options for the three months ended March 31, 2007 was $1,331 and a related tax benefit of $586, related to FBR Capital Markets Long-Term Incentive Plan.

As of March 31, 2007, there was $16,087 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Capital Markets Long-Term Incentive Plan relating to 3,863,242 of nonvested stock options. The total unrecognized cost is expected to be recognized over a weighted-average period of 2.4 years.

Restricted Stock

The Company grants restricted common shares to employees that vest ratably over a three to four year period or cliff-vest after two to three years for various purposes based on continued employment over these specified periods. As of March 31, 2007, a total of 341,271 shares of such FBR Capital Markets restricted common stock was outstanding at a weighted average share price of $15.34, with total unrecognized compensation cost related to unvested shares of $4,918. No shares were granted prior to January 1, 2007.

For the three months ended March 31, 2007 and 2006, the Company recognized $316 and $-0- of compensation expense related to this FBR Capital Markets restricted stock.

In addition, as part of the Company’s satisfaction of incentive compensation earned for past service under the Company’s variable compensation programs, employees may receive restricted Class A common stock in lieu of cash payments. These restricted Class A common stock shares are issued to an irrevocable trust and are not returnable to the Company. The Company issued 118,241 and -0- shares of FBR Capital Markets restricted common stock valued at $1,804 and $-0- respectively, to the trust for the three months ended March 31, 2007 and 2006, respectively, in settlement of such accrued incentive compensation

FBR Group Long-term Incentive Plan (FBR Group Long-Term Incentive Plan)

Options granted by FBR Group to the Company’s employees under the FBR Group Long-Term Incentive Plan affect the Company’s compensation expense, but do not affect amounts associated with the Company’s equity capitalization.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted for the three months ended

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

March 31, 2006: dividend yield of 8.5%, expected volatility of 49%, risk-free interest rate of 4.7%, and an expected life of five years for all grants. The weighted average fair value of options granted during the three months ended March 31, 2006 was $2.25. No options were granted during the three months ended March 31, 2007.

Compensation expense allocated to the Company by FBR Group stock options for the three months ended March 31, 2006 and 2007 was $311 and $254, respectively and a related tax benefit of $11 and $10, respectively.

As of March 31, 2007, there was $374 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Group Long-Term Incentive Plan to employees of the Company with a weighted-average vesting period of 0.9 years. Shares unvested issued to employees of the Company were 218,395.

10. Segment Information:

The Company considers its capital markets, asset management and principal investing to be separate reportable segments. The capital markets segment includes the Company’s investment banking and institutional sales, trading and research operations. These businesses operate as a single integrated unit to deliver capital raising, advisory and sales and trading services to corporate and institutional clients. Asset management includes the Company’s fee based asset management operations. The Company initiated certain principal investing activities subsequent to the July 2006 private offering. Prior to this offering, the Company had no comparable principal investing activities. In conjunction with the initiation of principal investing activities during 2006, the Company allocated its long-term investments, including equity securities and fund investments previously included in capital markets and asset management, respectively, to the principal investing segment. Accordingly, segment information for the prior year has been revised to conform to the current presentation.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

The Company has developed systems and methodologies to allocate overhead costs to its business units and, accordingly, presents segment information consistent with internal management reporting. Revenue generating transactions between the individual segments have been included in the net revenue and pre-tax income of each segment. The Company’s revenues from foreign operations totaled $5,063 and $6,565 for the three months ended March 31, 2006 and 2007, respectively. The following tables illustrate the financial information for the Company’s segments for the periods indicated:

	For the three months ended March 31, 2007
	Capital Markets	Asset Management	Principal Investing	Total
Revenues, net of interest expense:
Investment banking	$103,694	$—	$—	$103,694
Institutional brokerage	25,005		—	25,005
Base management fees	—	5,528	—	5,528
Incentive allocations and fees	—	104	—	104
Net investment income	—	—	1,212	1,212
Net interest income	2,647	—	3,521	6,168
Other	548	835	67	1,450

Total	131,894	6,467	4,800	143,161

Operating Expenses:
Variable	62,466	3,689	390	66,545
Fixed	45,492	4,365	916	50,773

Total	107,958	8,054	1,306	117,318

Pre-tax income (loss)	$23,936	$(1,587)	$3,494	$25,843

Compensation and benefits:
Variable	$51,080	$1,536	$307	$52,923
Fixed	22,628	1,902	338	24,868

Total	$73,708	$3,438	$645	$77,791

Total assets	$319,194	$32,064	$257,472	$608,730

Total net assets	$222,525	$21,861	$257,472	$501,858

	For the three months ended March 31, 2006
	Capital Markets	Asset Management	Principal Investing	Total
Revenues, net of interest expense:
Investment banking	$69,204	$—	$—	$69,204
Institutional brokerage	30,110	—	—	30,110
Base management fees	—	4,834	—	4,834
Incentive allocations and fees	—	636	—	636
Net investment income	—	—	2,288	2,288
Net interest income	630	—	7	637
Other	2,489	504	—	2,993

Total	102,433	5,974	2,295	110,702

Operating Expenses:
Variable	43,969	3,414	49	47,432
Fixed	50,864	5,022	—	55,886

Total	94,833	8,436	49	103,318

Pre-tax income (loss)	$7,600	$(2,462)	$2,246	$7,384

Compensation and benefits:
Variable	$33,674	$1,595	$—	$35,269
Fixed	26,763	1,520	—	28,283

Total	$60,437	$3,115	$—	$63,552

Total assets	$1,646,122	$57,987	$55,264	$1,759,373

Total net assets	$174,738	$23,810	$55,264	$253,812

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands)

(Unaudited)

11. Recent Accounting Pronouncements:

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140.” The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. The Company adopted SFAS 155 effective January 1, 2007. Adoption of SFAS 155 did not have a material effect on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements.” This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a market-based approach using similar assumptions that market participants would use in their assessment of the fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115.” Under SFAS 159, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). This Statement is effective for the fiscal years that beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of adoption of SFAS 159.

In July 2006, the FASB released FIN No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109.” FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. The Company adopted FIN 48 effective January 1, 2007 (see Note 5 to the financial statements).

FBR CAPITAL MARKETS CORPORATION

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of

FBR Capital Markets Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the financial position of FBR Capital Markets Corporation and its subsidiaries (the “Company”) at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 11 of the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation in 2006.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

February 27, 2007

FBR CAPITAL MARKETS CORPORATION

Consolidated Balance Sheets

(Dollars in thousands)

	December 31,
	2005	2006
Assets
Cash and cash equivalents	$162,434	$151,417
Restricted cash	6,082	—
Receivables:
Investment banking	11,372	11,991
Asset management fees	2,045	2,197
Loan to FBR Group, Inc	8,417	—
Due from affiliates	3,446	1,407
Other	6,844	27,418
Investments:
Mortgage-backed securities, at fair value	—	415,391
Trading account securities, at fair value	1,034,388	18,180
Reverse repurchase agreements	283,825	—
Long-term investments	34,456	32,343
Due from clearing broker	70,926	28,691
Intangible assets, net	12,897	11,000
Furniture, equipment, software, and leasehold improvements, net of accumulated depreciation and amortization	35,433	31,222
Prepaid expenses and other assets	10,422	28,162

Total assets	$1,682,987	$759,419

Liabilities and Shareholders’ Equity
Liabilities
Securities sold but not yet purchased, at fair value	$150,547	$202
Commercial paper	136,016	—
Repurchase agreements	929,363	189,155
Accrued compensation and benefits	73,617	43,836
Accounts payable and accrued expenses	40,668	36,602
Due to affiliates	28,808	5,236
Short term subordinated loan	75,000	—

Total liabilities	1,434,019	275,031

Commitments and Contingencies (Note 10)
Shareholders’ equity
Preferred Stock, $0.001 par value 100,000,000 authorized, none issued and outstanding	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 46,000,000 and 64,000,000 shares issued and outstanding, respectively	46	64
Additional paid-in capital	130,458	395,778
Accumulated other comprehensive income	620	543
Retained earnings	117,844	88,003

Total shareholders’ equity	248,968	484,388

Total liabilities and shareholders’ equity	$1,682,987	$759,419

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Operations

(Dollars in thousands except per share amounts)

	Year Ended December 31,
	2004	2005	2006
Revenues:
Investment banking
Capital raising	$397,940	$374,658	$190,576
Advisory	30,115	17,759	24,148
Institutional brokerage
Principal transactions	20,445	15,980	5,814
Agency Commissions	89,492	82,551	100,855
Mortgage trading interest income	—	30,859	51,148
Mortgage trading net investment loss	—	(3,820)	(3,298)
Asset management
Base management fees	19,045	22,080	19,871
Incentive allocations and fees	10,940	1,929	1,327
Net investment income	6,116	4,611	3,372
Interest income	6,691	26,006	20,934
Other	1,613	2,826	3,892

Total revenue	582,397	575,439	418,639
Interest expense	988	42,630	54,543

Revenues, net of interest expense	581,409	532,809	364,096

Non-Interest Expenses:
Compensation and benefits	304,984	277,698	225,712
Professional services	40,021	53,834	43,712
Business development	43,456	39,335	33,772
Clearing and brokerage fees	8,894	8,690	11,715
Occupancy and equipment	13,743	23,379	30,039
Communications	13,044	17,354	20,039
Other operating expenses	7,997	18,500	12,219

Total non-interest expenses	432,139	438,790	377,208

Net income (loss) before income taxes	149,270	94,019	(13,112)
Income tax provision (benefit)	59,516	45,934	(3,271)

Net income (loss)	$89,754	$48,085	$(9,841)

Basic and diluted earnings (loss) per share	$1.95	$1.05	$(0.18)

Basic and diluted weighted average shares outstanding	46,000,000	46,000,000	54,136,986

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Changes in Shareholders’ Equity

(Dollars in thousands)

	Class A Number of Shares	Class A Amount	Additional Paid-in Capital	Accumulated Other Comprehensive Income	Retained Earnings	Total	Comprehensive Income (Loss)
Balances at December 31, 2003	46,000,000	$46	$116,798	$2,495	$58,196	$177,535

Net income	—	—	—	—	89,754	89,754	$89,754
Contribution from FBR Group	—	—	1,901	—	—	1,901
Distributions of securities to FBR Group	—	—	—	—	(27,643)	(27,643)
Tax benefit of stock options exercised of affiliate	—	—	2,713	—	—	2,713
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	805	—	805	805

Comprehensive income	—	—	—	—	—	—	$90,559

Balances at December 31, 2004	46,000,000	$46	$121,412	$3,300	$120,307	$245,065

Net income	—	—	—	—	48,085	48,085	$48,085
Contribution from FBR Group, Inc.	—	—	9,370	—	—	9,370
Distributions of cash and securities to FBR Group	—	—	—	—	(50,548)	(50,548)
Other	—	—	(324)	—	—	(324)
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	(2,680)	—	(2,680)	(2,680)

Comprehensive income	—	—	—	—	—	—	$45,405

Balances at December 31, 2005	46,000,000	$46	$130,458	$620	$117,844	$248,968

Net loss	—	—	—	—	(9,841)	(9,841)	$(9,841)
Contribution from FBR TRS Holdings, Inc.	—	—	3,899	—	—	3,899
Distributions to FBR TRS Holdings, Inc.	—	—	—	—	(20,000)	(20,000)
Issuance of Class A common stock in private equity offerings	18,000,000	18	259,720	—	—	259,738
Stock compensation expense for options granted to purchase FBR Capital Markets Corporation Class A common stock	—	—	1,701	—	—	1,701
Other comprehensive income:
Change in unrealized gain (loss) on available-for-sale investment securities	—	—	—	(77)	—	(77)	(77)

Comprehensive loss	—	—	—	—	—	—	$(9,918)

Balances at December 31, 2006	64,000,000	$64	$395,778	$543	$88,003	$484,388

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Year Ended December 31,
	2004	2005	2006
Cash flows from operating activities
Net income (loss)	$89,754	$48,085	$(9,841)
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	4,054	6,534	8,872
Income tax provision—deferred	(4,739)	1,086	(2,223)
Incentive allocations, fees, and net investment income from long-term securities.	(12,699)	(6,794)	(2,112)
Stock compensation	—	—	1,701
Other	—	—	316
Changes in operating assets
Receivables
Clearing broker	(5,258)	24,250	42,235
Other affiliates	(4,381)	4,277	2,039
Investment banking	(1,677)	(1,231)	(619)
Asset management fees	(1,608)	4,252	(152)
Interest, dividends and other	397	(5,886)	(20,574)
Trading account securities, at fair value	(2,812)	(1,026,644)	984,427
Reverse repurchase agreements	—	(147,919)	147,919
Prepaid expenses and other assets	(11,516)	1,079	(7,975)
Changes in operating liabilities
Securities sold but not yet purchased, at fair value	7,651	133,371	(150,345)
Repurchase agreements related to broker-dealer activities		929,363	(929,363)
Accounts payable and accrued expenses	45,870	(37,190)	(5,328)
Accrued compensation and benefits	34,125	(45,706)	(29,782)

Net cash provided by (used in) operating activities	137,161	(119,073)	29,195

Cash flows from investing activities
Purchases of mortgage-backed securities	—	—	(420,501)
Receipt of principal payments on mortgage-backed securities	—	—	5,629
Advances to FBR Group	(255,428)	(62,141)	—
Repayments by FBR Group	273,153	139,121	8,417
Purchases of furniture, equipment, software, and leasehold improvements	(15,798)	(23,288)	(3,758)
Proceeds from disposals of furniture, equipment, software, and leasehold improvements	—	—	683
(Purchases of) proceeds from reverse repurchase agreements, net	(183,375)	47,469	135,906
Purchases of long-term investments	(1,000)	(1,515)	(6,107)
Proceeds from sale of investment securities	6,611	18,815	35,189

Net cash provided by (used in) investing activities	(175,837)	118,461	(244,542)

Cash flows from financing activities
Contributions from Parent company	1	9	4,017
Distributions to Parent company	(2,141)	(50,000)	(13,993)
Due to affiliates, net	(4,758)	(13,446)	(23,572)
Proceeds of repurchase agreements, net	—	—	189,156
Proceeds from (repayment of) the issuances of commercial paper, net	183,644	(47,628)	(136,016)
Repayments of short term borrowings	—	(397,000)	(75,000)
Proceeds from short-term borrowings	—	472,000	—
Proceeds from issuance of common stock	—	—	259,738

Net cash provided by (used in) financing activities	176,746	(36,065)	204,330

Cash and cash equivalents
Net increase (decrease) in cash and cash equivalents	138,070	(36,677)	(11,017)
Beginning of period	61,041	199,111	162,434

End of period	$199,111	$162,434	$151,417

Supplemental cash flows disclosures
Income tax payments	$65,748	$51,271	$7,828
Interest payments	804	41,599	53,036
Non-cash operating activities
Securities received in exchange for services provided, fair value at receipt date	$1,524	$376	$—
Securities distributed to FBR Group, Inc. and FBR TRS Holdings, Inc.	25,501	548	6,007
Net assets contributed by FBR Group, Inc. and FBR TRS Holdings, Inc.	1,901	9,361	231,407

The accompanying notes are an integral part of these consolidated financial statements.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements

(Dollars in thousands, except per share amounts)

Note 1. Organization and Nature of Operations:

Organization

FBR Capital Markets Corporation (the Company), a Virginia corporation, is a holding Company of which the principal operating companies are Friedman, Billings, Ramsey & Co., Inc. (FBR & Co.), Friedman, Billings, Ramsey International, Ltd. (FBRIL), FBR Investment Management, Inc. (FBRIM) and FBR Fund Advisers, Inc. (FBRFA). The Company is a majority-owned subsidiary of FBR TRS Holdings, Inc. (FBR TRS Holdings), which is a wholly-owned subsidiary of Friedman, Billings, Ramsey Group, Inc. (FBR Group).

The Company was formed in June 2006 to be the holding company for FBR & Co., FBRIL, FBRIM, and FBRFA. On June 9, 2006, FBR TRS Holdings purchased 1,000 shares of the Company’s common stock for $0.10 per share.

In July 2006, the Company entered into a contribution agreement with FBR TRS Holdings pursuant to which FBR TRS Holdings contributed to the Company 100% of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. in exchange for the issuance of 45,999,000 shares of the Company’s common stock. This transaction resulted in the contribution of $231,047 of net assets to the Company.

Prior to the contribution transactions described above, FBR & Co., FBRIM and FBRFA paid dividends of $20,000 in the aggregate, consisting of $13,993 in cash and $6,007 in investment securities, to FBR TRS Holdings.

FBR & Co. is a registered broker-dealer and member of the National Association of Securities Dealers, Inc. It acts as an introducing broker and forwards all transactions to clearing brokers on a fully disclosed basis. FBR & Co. does not hold funds or securities for, nor owe funds or securities to, customers. During the periods presented, FBR & Co.’s capital raising and advisory activities were concentrated primarily on financial services, real estate, energy, healthcare and technology companies.

FBRIM, established in March 2003 from contributions from FBR Group to the Company, is a registered investment adviser that manages and acts as general partner, managing member or manager of various proprietary hedge and private equity funds. FBRIM also manages separate investment accounts. FBRFA is a registered investment adviser that manages The FBR Family of Funds.

Nature of Operations

The Company’s principal business activities, including capital raising, securities sales and trading, merger, acquisition and advisory services, proprietary investments, and venture capital and other asset management services, are all linked to the capital markets.

The Company’s investment banking and institutional brokerage business activities are primarily focused on small- and mid-cap stocks in the financial services, real estate, technology, energy, healthcare, consumer and diversified industries sectors. By their nature, the Company’s business activities are conducted in markets which are highly competitive and are subject to general market conditions, volatile trading markets and fluctuations in the volume of market activity, as well as conditions affecting the companies and markets in the Company’s areas of focus.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The Company’s revenues from investment banking and incentive allocations or fees from asset management, are subject to substantial fluctuations due to a variety of factors that cannot be predicted with great certainty, including the overall condition of the economy and the securities markets as a whole and of the sectors on which the Company focuses. Fluctuations also occur due to the level of market activity, which, among other things, affects the flow of investment dollars and the size, number and timing of transactions. As a result, net income and revenues in any particular period may vary significantly from period to period and year-to-year.

The financial services industry continues to be affected by a competitive environment. In order to compete in this increasingly competitive environment, the Company continually evaluates its businesses across varying market conditions for profitability and alignment with long-term strategic objectives, including the diversification of revenue sources. The Company believes that it is important to diversify and strengthen its revenue base by increasing the segments of its business that offer a recurring and more predictable source of revenue.

Concentration of Risk

A substantial portion of the Company’s investment banking revenues in a year may be derived from a small number of transactions or issues or may be concentrated in a particular industry. For the years ended December 31, 2004, 2005 and 2006 investment banking revenue accounted for 73.6%, 73.6% and 59.0%, respectively, of the Company’s net revenue.

Note 2. Summary of Significant Accounting Policies:

Principles of Consolidated Financial Statements

The consolidated financial statements include the accounts of the Company and FBR & Co., FBRIL, FBRIM and FBRFA, as well as Arlington Funding, LLC (Arlington Funding), a variable interest entity, of which the Company is determined to be the primary beneficiary in accordance with Financial Accounting Standards Board (FASB) Interpretation No. 46R, “Consolidation of Variable Interest Entities an Interpretation of ARB No. 51” (FIN 46R). All significant intercompany accounts and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s financial statements, in conformity with accounting principles generally accepted in the United States of America, requires us to make estimates and assumptions affecting the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although we base our estimates and assumptions on historical experience, when available, and on various other factors that we believe to be reasonable under the circumstances, management exercises significant judgment in the final determination of our estimates. Actual results may differ from these estimates.

Cash Equivalents

Cash equivalents include demand deposits with banks, money market accounts and highly liquid investments with original maturities of three months or less that are not held for sale in the ordinary course of business. As of December 31, 2005 and 2006, approximately 43% and 73%, respectively, of the Company’s cash equivalents were invested in money market funds that invest primarily in U.S. Treasuries and other government securities backed by the U.S. government.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Securities and Principal Investments

Mortgage-backed security transactions are recorded as purchases and sales on the date the securities are settled unless the transaction qualifies as a regular-way trade, in which case the transactions are accounted for as purchases or sales on a trade date basis. Any amounts payable or receivable for unsettled trades are recorded as “securities sold” or “securities purchased” in the Company’s balance sheets.

Long-term investments in marketable equity securities and mortgage-backed securities that are held in non-broker-dealer entities and are classified as either available-for-sale or trading investments pursuant to SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” These investments are carried at fair value with resulting unrealized gains and losses on available-for-sale securities reflected in accumulated other comprehensive income (loss) in the balance sheets and unrealized gains and losses on trading securities reflected in net investment income in the statements of operations.

Investments in proprietary investment funds including hedge, private equity and venture funds, in which the Company is the general partner or has a significant limited partner interest or is the managing member or manager, are accounted for similar to the equity method and the Company’s proportionate share of income or loss (income allocation including realized and unrealized gains and losses) is reflected in net investment income in the statements of operations.

The private investment funds are non-registered investment companies that record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market or due to contractual or regulatory restrictions on disposition. In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold or from the value that would have been used had a ready market existed for the securities and those differences could be material.

Trading securities and long term investments owned by the Company’s broker-dealer subsidiaries and securities sold but not yet purchased are recorded on a trade-date basis and carried at fair value. Realized and unrealized gains and losses from trading securities are reflected in principal transactions in the statements of operations. Realized and unrealized losses from such long term investments are reflected in net investment income in the statements of operations.

Realized gains and losses on sales of non-mortgage-backed securities are determined using the specific identification method. Realized gains and losses on mortgage-backed securities transactions are determined based on average cost. Declines in the value of available-for-sale investments below the Company’s cost basis that are determined to be other than temporary are reclassified from accumulated other comprehensive income (loss) and included in net investment income (loss) in the statements of operations. Declines in the value of cost method investments below the Company’s basis that are determined to be other than temporary are included in net investment income (loss) in the statement of operations.

Substantially all financial instruments used in the Company’s trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker- dealer price quotations. The fair value of the Company’s mortgage-backed securities is based on market prices

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

provided by certain independent dealers who make markets in these financial instruments. The fair values reported reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management, as discussed below. These fair value amounts and estimates are subject to change based on changes in market conditions. Accordingly, it is reasonably possible that such fair values will change in the near term based on market conditions.

In connection with certain capital raising transactions, the Company has received and holds warrants for the stock of the issuing companies, which are generally exercisable at the respective offering price of the transaction. Similarly, the Company may receive and hold shares of the issuing companies. For restricted warrants and shares, including private company warrants and shares, these investments by their nature, have limited or no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value may be made if there are third-party transactions evidencing a change in value. Downward adjustments also may be made, in the absence of third-party transactions, if the Company determines based on valuation models and estimates that the expected realizable value of the investment is less than the carrying value. In reaching that determination, the Company may consider factors such as, but not limited to, the financial performance of the companies relative to projections, trends within sectors, underlying business models and expected exit timing and strategy. Due to the restrictions on the warrants and the underlying securities, and the subjectivity of these valuations, these warrants may have nominal values. The Company values warrants to purchase publicly traded stocks, where the restriction periods have lapsed, using an option valuation model.

Receivable from Clearing Broker

The Company clears all of its proprietary and customer transactions through another broker-dealer on a fully disclosed basis. Based on the terms and conditions of the Company’s agreements with its clearing broker, the amount receivable from the clearing broker represents cash on hand with the clearing broker plus proceeds from unsettled securities sold and less amounts payable for unsettled securities purchased by the Company. The amounts payable are collateralized by securities owned by the Company.

Intangible Assets

The Company accounts for its intangible assets consisting of acquired mutual fund management contracts in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.” Under SFAS 142, the values of the acquired management contracts are amortized in proportion to their expected economic benefit of 15 years and tested for impairment by comparing expected future gross cash flows to the asset’s carrying amount. If the expected gross cash flows are less than the carrying amount, the asset is impaired and is written-down to its fair value.

Furniture, Equipment, Software and Leasehold Improvements

Furniture and equipment are depreciated using the straight-line method over their estimated useful lives of three to fifteen years. Leasehold improvements are amortized using the straight-line method over the shorter of the useful life or lease term. Amortization of purchased software is recorded over the estimated useful lives of three to five years.

Repurchase Agreements

Securities sold under agreements to repurchase, which are treated as financing transactions for financial reporting purposes, are collateralized primarily by government agency securities and are carried net by counterparty, when permitted, at the amounts at which the securities subsequently will be repurchased plus accrued interest.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Investment Banking Revenues

Capital raising revenues represent fees earned from private placements and from public offerings of securities in which the Company acts as underwriter. These revenues are comprised of selling concessions, underwriting fees, and management fees. Advisory revenues represent fees earned from mergers and acquisitions, mutual conversions, financial restructuring and other advisory services provided to clients. Capital raising revenues are recorded as revenue at the time the underwriting or private placement is completed. Advisory fees are recorded as revenue when the related service has been rendered and the client is contractually obligated to pay. Certain fees received in advance of services rendered are recognized as revenue over the service period.

Institutional Brokerage Agency and Principal Revenues

Agency commissions consist of commissions earned from executing stock exchange-listed securities and other transactions as an agent and principal transactions consist of sales credits and trading gains or losses from equity security transactions. Revenues generated from securities transactions and related commission income and expenses are recorded on a trade date basis.

Asset Management Revenues

The Company records two types of asset management revenue:

(1) Certain of the Company’s subsidiaries act as investment advisers and receive management fees for the management of proprietary investment funds, mutual funds based upon the amount of capital committed or assets under management. This revenue is recognized over the period in which services are performed and is recorded in base management fees in the Company’s statements of operations.

(2) The Company also receives incentive income based upon the operating results of the funds. Incentive income represents a share of the gains in the investment, and is recorded in incentive allocations and fees in the statements of operations. The Company recognizes incentive income from the funds based on what would be due to the Company if the fund terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. The Company may therefore reverse previously recorded incentive allocation in future periods.

Investment Funds

The Company’s subsidiary FBRIM, through various wholly-owned limited liability corporations, is the general partner, managing member, or manager of various hedge and private equity funds. Under the terms of the funds’ applicable governance agreements, FBRIM can be removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. Accordingly, the Company accounts for its investments in these entities similar to the equity method of accounting.

The Company records allocations for its proportionate share of the earnings or losses of certain hedge and private equity funds. Income or loss allocations are recorded in net investment income in the Company’s statements of operations. The funds record their investments at fair value with changes in fair value reported in the funds’ earnings at each reporting date. Accordingly, capital accounts at each reporting date include all applicable allocations of the funds’ realized and unrealized gains and losses.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Compensation

A significant component of compensation expense relates to incentive bonuses. Incentive bonuses are accrued based on the contribution of key business units using certain pre-defined formulas. The Company’s compensation accruals are reviewed and evaluated on a quarterly basis.

Stock-Based Compensation

The Company accounts for stock-based compensation in accordance with SFAS No. 123 (revised 2004), “Share-Based Payment” (SFAS 123R). The Company adopted SFAS 123R on January 1, 2006 using the modified-prospective transition method. SFAS 123R requires companies to recognize expense in the income statement for the grant-date fair value of awards of equity instruments to employees. Pursuant to SFAS 123R, expense is recognized over the period during which employees are required to provide service. The expense is recorded using an estimated forfeiture of awards on the date of grant, rather than recognizing forfeitures as incurred as was permitted by SFAS No. 123, “Accounting for Stock-Based Compensation” (SFAS 123). Under the modified prospective transition method, compensation cost is recognized after the date of adoption for the portion of outstanding awards granted prior to the adoption of SFAS 123 for which service has not yet been rendered. In addition, under the modified prospective transition method, results for years ended December 31, 2004 and 2005 were not restated.

Prior to adopting SFAS 123R, we presented the cash flows related to income tax deductions in excess of compensation cost recognized on stock issued under restricted stock vesting and stock options exercised during the period as operating cash flows in the Consolidated Statement of Cash Flows. SFAS 123R requires excess benefits to be classified as financing cash flows.

Pursuant to SFAS 123R, compensation expense recognized in the statement of operations for stock options for the year ended December 31, 2006, was $3,024 and a related tax benefit of $722. In addition, in accordance with the provisions of SFAS 123R, the Company recognized compensation expense of $865 related to shares offered under the FBR Group Employee Stock Purchase Plan.

Prior to the adoption of SFAS 123R, the Company accounted for stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation.” Pursuant to SFAS 123, the Company continued to apply the provisions of Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB 25, compensation expense was recorded for the difference, if any, between the fair market value of the common stock on the date of grant and the exercise price of the option.

Income Taxes

Deferred tax assets and liabilities represent the differences between the financial statement and income tax bases of assets and liabilities using enacted tax rates. The measurement of net deferred tax assets is adjusted by a valuation allowance if, based on our evaluation, it is more likely than not that they will not be realized.

Other Comprehensive Income

Comprehensive income includes net income as currently reported by the Company on the consolidated statements of operations adjusted for other comprehensive income. Other comprehensive income for the Company represents changes in unrealized gains and losses related to the Company’s equity and mortgage-backed securities accounted for as available-for-sale with changes in fair value recorded through shareholders’ equity.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Earnings Per Share

The following tables present the computations of basic and diluted earnings per share for the years ended December 31, 2004, 2005 and 2006:

	Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006
	Basic	Diluted	Basic	Diluted	Basic	Diluted
Weighted average shares outstanding:
Common stock (in thousands)	46,000	46,000	46,000	46,000	54,137	54,137
Stock options (in thousands)	—	—	—	—	—	—

Weighted average common and common equivalent shares outstanding (in thousands)	46,000	46,000	46,000	46,000	54,137	54,137

Net earnings (loss) applicable to common stock	$89,754	$89,754	$48,085	$48,085	$(9,841)	$(9,841)

Earnings (loss) per common share	$1.95	$1.95	$1.05	$1.05	$(0.18)	$(0.18)

For the years ended December 31, 2004, and 2005, the weighted average shares outstanding used in the calculation of basic and diluted earnings per share as presented in the consolidated financial statements of operations assumes the 46,000,0000 shares of common stock issued to FBR TRS Holdings in July 2006 were outstanding for each of the periods. For the year ended December 31, 2006, the weighted average share calculation assumes the issuance of 46,000,000 shares, previously noted, and the effect of 18,000,000 shares of common stock that were sold in a private offering in July 2006 (see Note 11). Options to purchase 5,976,000 shares of the Company’s common stock were outstanding as of December 31, 2006. No options were outstanding for the years ended December 31, 2004 and 2005. For the year ended December 31, 2006, 5,976,000 outstanding options were anti-dilutive.

Recent Accounting Pronouncements

In February 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140” (SFAS 155). This Statement will be effective beginning in the first quarter of 2007. Earlier adoption is permitted. The statement permits interests in hybrid financial assets that contain an embedded derivative that would require bifurcation to be accounted for as a single financial instrument at fair value with changes in fair value recognized in earnings. This election is permitted on an instrument-by-instrument basis for all hybrid financial instruments held, obtained, or issued as of the adoption date. Based on its current activities, the Company does not expect that adoption of SFAS 155 will have a material effect on the consolidated financial statements.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140,” (SFAS 156) which permits entities to elect to measure servicing assets and servicing liabilities at fair value and report changes in fair value in earnings. Adoption of SFAS 156 is required for financial periods beginning after September 15, 2006. Based on its current activities, the Company does not expect the standard to have a material impact on the consolidated financial statements.

In September 2006, FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157). This statement clarifies the definition of fair value, establishes a framework and hierarchy of fair value measurements, and expands disclosures about fair value measurements. This statement emphasizes that companies should use a

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

market-based approach using similar assumptions that market participants would use in their assessment of the fair value of an asset or liability. These assumptions should include, but are not limited to, risks associated with the asset or liability and restrictions on the sale or use of the asset. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. The Company is currently assessing the impact of adoption of SFAS 157.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities, Including an Amendment of FASB Statement No. 115” (SFAS 159). Under SFAS 159, entities will be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis (the fair value option). This Statement is effective for the fiscal years that beginning after November 15, 2007 with early adoption permitted. The Company is currently assessing the impact of adoption of SFAS 159.

In July 2006, the FASB released FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (FIN 48). FIN 48 clarifies the accounting and reporting for income taxes where interpretation of the tax law may be uncertain. FIN 48 prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of income tax uncertainties with respect to positions taken or expected to be taken in income tax returns. This interpretation is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of adoption of FIN 48.

In June 2005, the FASB ratified the consensus reached by the EITF on Issue 04-5, “Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights” (EITF 04-5). EITF 04-5 presumes that a general partner controls a limited partnership, and should therefore consolidate a limited partnership, unless the limited partners have the substantive ability to remove the general partner without cause based on a simple majority vote or can otherwise dissolve the limited partnership, or unless the limited partners have substantive participating rights over decision making. Adoption of this guidance did not have an impact on the consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin No. 108 (SAB 108). Due to diversity in practice among registrants, SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. The implementation of SAB 108 did not have an impact on the consolidated financial statements.

Note 3. Related-Party Transactions:

The Company is a member of an operating group of affiliates that may provide or receive services to and from each other. From time to time, FBR Group and other affiliates may record other costs which, in part, may be based on the Company’s operations. During the years ended December 31, 2004, 2005 and 2006, FBR Group allocated to the Company certain costs relating to executive compensation and corporate overhead and the Company allocated to FBR Group and other affiliates certain overhead costs. Executive compensation costs allocated to the Company represent the Company’s proportionate share of executive compensation payable to FBR Group executive officers under the applicable years’ FBR Group Key Employee Incentive Plan. Executive compensation allocations are based on estimates of time spent by the executives of the Company. Overhead costs allocated to the Company by FBR Group represent charges for various corporate governance activities. Corporate governance allocations are based on estimates of time by the departments providing the services. Overhead costs allocated to FBR Group and other affiliates represent allocations for the use by these entities of various support

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

services administered by the Company. Support services allocations are based on estimates of time by the support service departments. The Company believes that the allocation methods are reasonable and that the financial statements include all of the expenses that would have been incurred had the Company operated as an unaffiliated entity during the years ended December 31, 2004, 2005 and 2006.

In July 2006, the Company entered into various inter-company and other contractual arrangements with FBR Group and Crestview Partners, a New York-based private equity firm (Crestview), including a management services agreement and a services agreement and other related party contractual arrangements.

Management Services Agreement

Under the management services agreement with FBR Group, FBR Group will provide the Company with its executive management team, each member of which will be responsible for performing, subject to the oversight of our board of directors, the services and activities customarily performed by persons holding the positions that each such member of our executive management team will hold with us or as otherwise requested by the Company’s board of directors from time to time. Pursuant to this agreement, the Company will pay FBR Group an amount equal to 8.0% of its consolidated pre-tax earnings, plus an additional amount equal to 3.0% of the pre-tax earnings of the investment banking unit of FBR & Co., in each case before deducting the amount payable to FBR Group. This amount will represent our share of the executives’ bonus pool, and all amounts payable to FBR Group will be allocated to its executive bonus pool under its Key Employee Incentive Plan. FBR Group pays annual bonuses out of this pool to the members of its executive management team, all of whom are also members of the Company’s executive management team and two of whom are members of the Company’s board of directors.

Historically, each of the Company’s subsidiaries has paid a portion of its pre-tax earnings to FBR Group in order to fund its pro rata portion of FBR Group’s executive bonus pool under FBR Group’s Key Employee Incentive Plan. These payments are included in compensation and benefits in the Company’s consolidated statements of operations for each of the last three fiscal years. The percentage of pre-tax earnings paid by the Company’s subsidiaries to fund FBR Group’s executive bonus pool has varied from year to year.

Services Agreement

Under the services agreement with FBR Group, the Company will provide, or cause one or more of its subsidiaries to provide, to FBR Group certain services, including various corporate overhead services, for fees based on costs incurred by the Company and its subsidiaries in providing the services. Similarly, FBR Group will agree to provide to the Company and its subsidiaries under the same services agreement certain services, including corporate development and certain asset management services, for fees based on costs incurred by FBR Group in providing the services. The costs being allocated under each of these agreements primarily consists of total compensation and benefits of the employees providing the services, professional services, including consulting and legal fees, and facility costs for the employees providing the services.

In addition, the Company will perform certain administrative services, including calculating and arranging for payment on behalf of FBR Group certain general expenses, including incentive compensation, long-term incentive compensation, insurance expenses and audit fees.

Cost Allocations

During the years ended December 31, 2004, 2005 and 2006, the Company was allocated $23,583, $939 and $-0-, respectively, in compensation and benefits expense related to executive compensation for officers of FBR Group.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

During the years ended December 31, 2004, 2005 and 2006, the Company decreased its other operating expenses by $2,500, $5,345 and $10,295, respectively, representing overhead costs allocated to affiliates. In addition, FBR Group allocated $3,782 of costs to the Company associated with corporate governance overhead costs for the year ended December 31, 2006.

Corporate Agreement

Under the corporate agreement with FBR Group, FBR Group has agreed to indemnify the Company against claims related to the businesses contributed to the Company prior to the completion of the July 2006 private equity offering (see Note 11) and that arise out of actions or events that occurred prior to that offering. FBR Group has incurred $4,136, net of taxes in costs pursuant to these indemnification provisions. Pursuant to SEC Staff Accounting Bulletin No. 79, “Accounting for Expenses or Liabilities Paid by Principal Stockholder(s),” the Company includes such costs in its statements of operations and reflects a corresponding capital contribution from FBR Group.

Receivables and Payables

The Company currently has a revolving credit agreement with FBR Group for a loan amount of up to $200,000. From time to time, FBR Group borrows funds from the Company under this credit agreement to provide for its working capital needs. The loan is collateralized by public equity securities held in a segregated brokerage account in the name of the Company. As of December 31, 2005 and 2006, $8,417 and $-0-, respectively, was outstanding under this credit agreement. The Company records monthly interest revenue at a rate equal to the Bear Stearns broker call rate plus 2%. The rate as of December 31, 2004, 2005 and 2006 was 4.75%, 6.75% and 8.25%, respectively and the amount of interest revenue recorded during the years ended December 31, 2004, 2005 and 2006 was $3,400, $2,300, and $1,208, respectively.

The Company also has a subordinated revolving loan agreement with FBR Group (see Note 7).

In addition, from time to time, the Company may provide funding to other affiliates that are wholly-owned subsidiaries of FBR Group to be used for general operating purposes.

Receivable from affiliates consisted of the following as of the specified dates:

	December 31, 2005	December 31, 2006
Receivable from wholly-owned subsidiaries of FBR TRS Holdings	$22	$383
Receivable from other affiliates	3,424	1,024

	$3,446	$1,407

Due to affiliates consisted of the following as of the specified dates:

	December 31, 2005	December 31, 2006
Payable to FBR Group	$12,809	$3,161
Payable to FBR TRS Holdings	8,228	2,050
Payable to wholly-owned subsidiaries of FBR TRS Holdings	7,506	12
Payable to other affiliates	265	13

	$28,808	$5,236

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Included in the payable to FBR TRS Holdings are income tax receivables of $10,458, and $672 as of December 31, 2005 and 2006, respectively. The income tax receivable represents tax overpayments recorded on a separate company basis that are due from FBR TRS Holdings in accordance with the tax sharing arrangement in place (see Note 8).

Capital Markets Activity

During the years ended December 31, 2004, 2005 and 2006, the Company earned brokerage commissions of approximately $2,700, $700, and $25 respectively, from investment partnerships whose general partner is FBRIM and other affiliates.

During 2005, MHC I Inc., an affiliate of the Company, issued asset-backed securities through securitization trusts to finance a portion of their portfolio of loans held for investment. The Company acted as lead-manager and underwriter on these transactions and recorded approximately $15,100 in underwriting revenue for the year ended December 31, 2005. As of December 31, 2005, the Company had approximately $1,800 invested in a securitization trust of MHC I, Inc.

During 2005, First NLC Financial Services, LLC (FNLC), an affiliate of the Company, issued asset-backed securities through securitization trusts. The Company acted as lead-manager and underwriter on these transactions and recorded approximately $3,000 in underwriting revenue on its statement of operations. As of December 31, 2005, the Company had approximately $30,300 invested in a securitization trust of FNLC.

During 2006, FNLC issued an asset-backed security representing its residual interest in a securitization trust. The Company acted as lead-manager and underwriter on the transaction and recorded $398 in underwriting revenue on its statements of operation. As of December 31, 2006, the Company had no investments in FNLC issued securities.

Distributions and Contributions

In advance of the merger between FBR Group and FBR Asset Investment Corporation in March 2003, FBR Group contributed certain non-REIT qualifying assets comprised of general partner, managing member and limited partnership interests in various hedge and private equity funds, as well as certain other assets and liabilities, with a total value of $17,455 to the Company. Through these contributions the Company established FBRIM, a registered investment advisor. FBRIM is the successor to an entity previously owned by FBR Group that engaged in similar investment advisory activities, including management of FBR Asset Investment Corporation.

During the year ended December 31, 2005, to support FBR Group dividend payments the Company distributed cash and equity securities valued at $50,548 to FBR Group. During the year ended December 31, 2005, in order to consolidate FBR Group’s mutual fund management contracts in one entity, FBR TRS Holdings contributed $9,370 of management contract intangible and certain other related assets to the Company. During the year ended December 31, 2004, to support FBR Group dividend payments the Company distributed equity securities and warrants valued at $27,643 to FBR Group, and received equity securities valued at $1,901 from FBR Group.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

During the year ended December 31, 2006, the Company distributed cash and equity securities valued at $20,000 to FBR TRS Holdings in conjunction with its contributions to the Company (see Note 1) and the private equity offering described in Note 11.

Note 4. Investments:

Institutional Brokerage Trading

In May 2005, the Company initiated certain fixed income trading activities primarily related to mortgage-backed, asset-backed and other structured securities, at its broker-dealer subsidiary FBR & Co. These activities continued through October 2006 when a decision was made to sell the Company’s positions. These activities included buying and selling mortgage-backed securities and other structured securities, in various financial transactions (which may include forward trades, dollar rolls and reverse repurchase transactions). The Company managed market risk associated with these securities positions primarily through forward purchases and sales of such securities. To accomplish this objective, the Company also used U.S. Treasury securities, agency debt securities, Eurodollar futures and options to buy or sell agency debt and mortgage-related securities. To manage institutional credit risk, the Company analyzed and monitored the financial condition and trading positions of all counterparties and established trading limits consistent with these reviews.

Trading account securities sold but not yet purchased represent obligations of the Company to deliver the specified security at the contracted price, and thereby, create a liability to purchase the security in the market at prevailing prices. In general, the corporate equity obligations relate primarily to over-allotments associated with the Company’s underwriting activities. These transactions when unrelated to over-allotments result in off-balance-sheet risk as the Company’s ultimate obligation to satisfy the sale of securities sold but not yet purchased may exceed the current value recorded in the consolidated balance sheets.

In conjunction with its fixed income trading activity, the Company had entered into reverse repurchase agreements with mortgage originators and other third parties that hold mortgage loans and mortgage securities. There were no such outstanding reverse repurchase agreements as of December 31, 2006. As of December 31, 2005 the outstanding balance of these reverse repurchase agreements was $147,918 and the weighted average coupon was 3.75%.

The Company received collateral under these reverse repurchase agreements. The Company valued the underlying collateral securities on a daily basis to ensure that the fair market value, including accrued interest, is at least equal, at all times, to the repurchase price. In the event of default by the counterparty, the Company had the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. In many instances, the Company was permitted to rehypothecate securities received as collateral. At December 31, 2005, the Company had received securities as collateral that can be repledged, delivered or otherwise used with a fair value of $147,918. Of these securities received as collateral, those with a fair value of $147,502 were delivered or repledged, generally as collateral under repurchase agreements or to cover securities sold but not yet purchased positions as of December 31, 2005. As of December 31, 2005, the amount at risk under these reverse repurchase agreements is not greater than 10% of shareholders’ equity for any one counterparty.

The weighted average coupon for fixed income trading securities owned and for fixed income securities sold but not yet purchased were 5.29% and 4.43%, respectively, as of December 31, 2005. The Company funded investments in such trading activities with repurchase agreement borrowings (see Note 7). As of December 31, 2005, $963,772 of these securities were pledged as collateral for repurchase agreements all of which can be rehypothecated by the repurchase agreement counterparties.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Institutional brokerage trading related securities consisted of the following as of:

	December 31,
	2005		2006
	Owned	Sold But Not Yet Purchased	Owned	Sold But Not Yet Purchased

Government agency backed securities	$498	$—	$—	$—
Government securities	921,880	147,502	—	—
Asset-backed securities	45,121	—	—	—
Corporate bond securities	1,299	2,867	613	2
Corporate equity securities	65,590	178	17,567	200

	$1,034,388	$150,547	$18,180	$202

Long-term Investments

Long-term investments consisted of the following as of:

	December 31, 2005	December 31, 2006
Investment funds	$18,827	$11,474
Merchant banking
Marketable equity securities	1,007	—
Non-public equity securities	—	5,107
Investment securities—marked to market	6,799	12,622
Other investments	7,823	3,140

Total long-term investments	$34,456	$32,343

Investment Funds

The private investment funds from which the Company earns management, incentive and investment income are non-registered investment companies that record their investments in securities at fair value. Certain investments consist of equity investments in securities of development-stage and early-stage privately and publicly held companies. The disposition of these investments may be restricted due to the lack of a ready market or due to contractual or regulatory restrictions on disposition. In addition, these securities may represent significant portions of the issuer’s equity and carry special contractual privileges not available to other security holders. As a result of these factors, precise valuation for the restricted public securities and private company securities is a matter of judgment, and the determination of fair value must be considered only an approximation and may vary significantly from the amounts that could be realized if the investment were sold or from the value that would have been used had a ready market existed for the securities and those differences could be material.

FBRIM, through various wholly-owned limited liability corporations, is the general partner, managing member, or manager of various hedge and private equity funds. All of these entities were formed for the purpose of investing in public and private securities; therefore, their assets principally consist of investment securities accounted for at fair value. Under the terms of the funds’ applicable governance agreements, FBRIM can be removed as the general partner, managing member, or manager of these entities by a simple majority vote of the unaffiliated limited partners or non-managing members. The Company accounts for its investments in these

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

entities similar to the equity method of accounting and the Company’s proportionate share of income or loss (income allocation including realized and unrealized gains or losses) is reflected in net investment income in the statement of operations.

In addition, as a significant investor in certain other investment funds, although we do not manage these funds we also account for these investments similar to the equity method. The following table specifies the Company’s investments in such investment funds:

	December 31,
	2005	2006
Hedge funds	$14,895	$6,865
Private equity funds	526	721
Other	3,406	3,888

	$18,827	$11,474

The following table summarizes certain financial information regarding the Company’s investments in these investment funds.

	December 31,
	2004	2005	2006
Total assets	$739,862	$417,905	$192,014
Total liabilities	34,281	50,874	10,138
Total equity	705,581	367,031	181,876
Total revenue	16,501	24,797	3,310
Total expenses	11,660	12,352	3,153
Realized gains	58,642	30,821	422
Unrealized (losses) gains	17,761	(73,056)	9,426
Net (losses) income	81,244	(29,790)	10,005
FBR Capital Markets Corporation’s share of total equity	28,018	18,827	11,474
FBR Capital Markets Corporation’s share of net income-net investment income	3,309	883	805
FBR Capital Markets Corporation’s share of net income-incentive allocations and fees	6,270	1,851	448

As of December 31, 2005 and 2006, the Company had receivables of $2,056 and $408, respectively, due from these affiliates.

Marketable and Non-public Securities

The Company classifies its marketable equity securities held outside of the Company’s broker-dealer subsidiaries as available-for-sale. In accordance with SFAS 115, the securities are carried at fair value with resulting unrealized gains and losses reflected as other comprehensive income or loss. As of December 31, 2005, the Company had one marketable equity security with a fair value of $1,007. The Company subsequently distributed the security to FBR TRS Holdings in June 2006.

The Company has invested in three non-public equity securities as of December 31, 2006. These securities are originally carried at cost and valued in accordance with the Company’s policies discussed in Note 2. As of December 31, 2006, the balance of non-public securities was $5,107.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The Company evaluates its portfolio of marketable equity securities for impairment on a quarterly basis. During 2004 and 2005, respectively, the Company recorded $1,108, and $1,063 of other than temporary losses in the statements of operations relating to marketable equity securities. There were no other than temporary losses recorded during the year ended December 31, 2006.

For investments in equity securities carried at cost, except as noted in the following sentence, the Company did not identify any events or changes in circumstances that may have had a significant adverse affect on the fair value of these investments during the years ended December 31, 2004, 2005 and 2006. The Company recorded a $2,500 impairment loss during 2004 reflecting the Company’s evaluation of the estimated fair value of a private debt investment.

During 2004, the Company did not sell any marketable equity securities. During 2005, the Company received $192 from sales of marketable equity securities resulting in gross gains and losses of $11 and $(23), respectively. During the year ended December 31, 2006 the Company did not sell any marketable equity securities.

Mortgage-Backed Securities

During the fourth quarter of 2006, the Company’s invested in agency mortgage-backed securities held outside of the Company’s broker-dealer subsidiaries which are classified as available-for-sale securities. In accordance with SFAS 115, the securities are carried at fair value with resulting unrealized gains and losses reflected as other comprehensive income or loss. Gross unrealized gains and losses on these securities as of December 31, 2006:

	Amortized Cost/Cost Basis	Unrealized			Fair Value
		Gains	Losses
Mortgage-backed securities(1)	$414,831	$828	$(268	)(2)	$415,391

(1)	The amortized cost of mortgage-backed securities includes net premium of $3,454 at December 31, 2006.

(2)	The mortgage-backed securities in unrealized loss positions were purchased during the fourth quarter of 2006. All of these securities are either guaranteed by Fannie Mae or Freddie Mac. The Company does not deem these investments to be other-than-temporarily impaired because of the limited severity and duration of the impairments.

As of December 31, 2006, $194,532 (representing fair value excluding principal receivable) of the mortgage-backed securities were pledged as collateral for repurchase agreements.

Investment Securities—Marked to Market

Investment securities—marked to market include equity securities and warrants to purchase equity securities that were received in connection with investment banking transactions. For the years ended December 31, 2004, 2005 and 2006, the Company recorded net gains (losses) of $2,162, $1,351 and $1,845, respectively, relating to such equity securities (see below for additional detail regarding stock warrants).

Stock Warrants

In connection with its capital raising activities, the Company may receive warrants to acquire equity securities. These instruments are accounted for as derivatives with changes in the fair value recorded to net investment income under SFAS 133. For the years ended December 31, 2004, 2005 and 2006, the Company recorded net gains (losses) of $3,489, $2,603 and $(249), respectively, related to these securities. As of

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

December 31, 2004, 2005 and 2006, the Company held stock warrants with a fair value of $1,064, $1,599 and $1,350, respectively. Furthermore, during the 2005, the Company exercised warrants and sold the resulting stock realizing a gain of $287.

Reverse Repurchase Agreements

Through Arlington Funding, a commercial paper conduit managed by the Company (see Note 7), the Company provides warehouse financing to mortgage originators. In conjunction with this activity the Company enters into reverse repurchase agreements with the mortgage originator. As of December 31, 2005, the outstanding balance of such reverse purchase agreements was $135,907 and the weighted average coupon was 4.74%. As of December 31, 2005, the amount at risk under these reverse repurchase agreements is not greater than 10% of shareholders’ equity for any one counterparty. There were no outstanding reverse repurchase agreements as of December 31, 2006.

The Company receives collateral under the reverse repurchase agreements. The Company values the underlying mortgage-asset collateral on a daily basis to ensure that the fair market value, including accrued interest, is at least equal, at all times, to the repurchase price. In the event of default by the counterparty, the Company has the right to liquidate the collateral and apply the proceeds in satisfaction of the obligation. At December 31, 2005, the Company had received mortgage assets as collateral with a fair value of $140,676.

Accumulated Other Comprehensive Income

The following provides detail of the amounts included in accumulated other comprehensive income and reclassified to earnings during the specified periods.

	Year ended December 31,
	2004	2005	2006
Beginning balance	$2,495	$3,300	$620
Net unrealized investment gains (losses) during the period:
Unrealized holding gains (losses), net of taxes	792	(1,435)	(77)
Reclassification adjustment for recognized (gains) losses included in net income, net of taxes	13	(1,245)	—

Ending balance	$3,300	$620	$543

Note 5. Furniture, Equipment, Software and Leasehold Improvements:

Furniture, equipment, software and leasehold improvements, summarized by major classification, were:

	December 31,
	2005	2006
Furniture and equipment	$18,080	$19,398
Software	6,833	9,769
Leasehold improvements	28,476	27,414

	53,389	56,581
Less: Accumulated depreciation and amortization	(17,956)	(25,359)

	$35,433	$31,222

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

For the years ended December 31, 2004, 2005 and 2006, depreciation expense was $4,054, $6,235 and $7,751, respectively.

Note 6. Intangible Assets

The following table reflects the components of intangible assets as of the dates indicated:

	December 31, 2005	December 31, 2006
Management contracts:
Cost	$19,929	$18,465
Accumulated amortization	(7,032)	(7,465)

Net	$12,897	$11,000

During 2005, FBR TRS Holdings contributed management contracts valued at $9,207, including the related accumulated amortization, to the Company. For the years ended December 31, 2004, 2005 and 2006, amortization expense recognized was $377, $524 and $1,214, respectively.

Estimated amortization expense for each of the next five years is as follows:

Amount
2007	$1,163
2008	1,163
2009	1,163
2010	1,163
2011	1,163

During the years ended December 31, 2004, 2005 and 2006, the Company recorded impairment charges of $388, $249 and $-0-, respectively, relating to the acquired management contracts related to the asset management segment that are included in other operating expenses. In each of the cases, the charges were recorded in response to decisions to close, or agreements to sell, specific mutual funds.

Note 7. Borrowings:

Repurchase Agreements and Commercial Paper

The Company enters into repurchase agreements with various financial institutions that are used in conjunction with the Company’s investments in mortgage-backed securities and through October 2006, mortgage trading activities. As of December 31, 2005 and 2006, the amount at risk under repurchase agreements is not greater than 10% of stockholders’ equity for any one counterparty. The Company also issues commercial paper to fund its warehouse lending reverse repurchase agreements. Commercial paper issuances are conducted through Arlington Funding.

Arlington Funding is a special purpose Delaware limited liability company, organized for the purpose of issuing extendable commercial paper notes in the asset backed commercial paper market and providing warehouse financing in the form of reverse repurchase agreements to mortgage originators with which the Company has a relationship. The Company serves as administrator and provides collateral for Arlington

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Funding’s commercial paper program. Through these arrangements, the Company is the primary beneficiary of Arlington Funding and consolidates this entity for financial reporting purposes. Currently, other affiliates may also be required to provide collateral in connection with Arlington Funding’s commercial paper program. The extendable commercial paper notes issued by Arlington Funding are rated A1+/P1 by Standard & Poor’s and Moody’s Investors Service, respectively. The Company’s financing capacity through Arlington Funding is $5,000,000.

The following table provides information regarding the Company’s outstanding commercial paper and repurchase agreement borrowings as of the dates specified.

	December 31, 2005		December 31, 2006
	Commercial Paper	Repurchase Agreements	Commercial Paper	Repurchase Agreements
Outstanding balance	$136,016	$929,363	$—	$189,155
Value of assets pledged as collateral:
Agency mortgage-backed securities	—	963,772	—	194,532
Mortgage-assets	141,987	—	—	—
Weighted-average rate	4.41%	4.40%	—	5.31%
Weighted-average term to maturity	20.0 days	20.4 days	—	21.3 days

Subordinated Loans

In December 2005, the Company through FBR & Co. obtained a $75,000 temporary subordinated loan from a subsidiary of its clearing broker. Proceeds of this borrowing are allowable for net capital purposes and were used by the Company in connection with regulatory capital requirements to support underwriting activity. Interest on this loan accrued at an annual rate of three-month LIBOR plus 4%, or 8.37%. The loan was repaid in January 2006.

As of December 31, 2006, the Company had an unsecured revolving subordinated loan agreement with FBR Group with a $500,000 available credit line and an expiration date of March 31, 2008. As of December 31, 2006 and 2005, there were no outstanding balances under this line of credit. Proceeds from these borrowings would be allowable in computing net capital under the SEC’s Uniform Net Capital Rule.

Note 8. Income Taxes:

The Company has historically joined in the filing of a consolidated Federal income tax return with FBR TRS Holdings, Inc. The Company’s current income expense or benefit is calculated on a separate company basis. Losses and benefits are included as utilized in the consolidated return. Payments and refunds were settled with FBR TRS Holdings, Inc. pursuant to the written tax sharing agreement. During the years ended December 31, 2004, 2005 and 2006, the Company recorded $59,516, $45,934 and $(3,271), respectively of income tax expense (benefit). The Company had taxable book income (loss) before income taxes of $149,270, $94,019 and $(13,112), respectively, in 2004, 2005 and 2006.

Due to change in ownership, the Company is a departing member of the FBR TRS Holdings, Inc. consolidated tax group and will file its own consolidated tax return for the period July 21, 2006 through December 31, 2006.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The provision (benefit) for income taxes consists of the following for the years ended December 31, 2004, 2005 and 2006:

	2004	2005	2006
Federal	$48,035	$35,790	$(2,937)
State	9,323	9,590	(1,163)
Foreign	2,158	554	829

	$59,516	$45,934	$(3,271)

Current	$66,106	$46,174	$(6,140)
Deferred	(6,590)	(240)	2,869

	$59,516	$45,934	$(3,271)

Deferred tax assets and liabilities consisted of the following as of December 31, 2005 and 2006:

	2005	2006
Unrealized investment gains, recorded in accumulated other comprehensive income	$(395)	$(528)
Unrealized investment gains	(761)	(6,517)
Accrued compensation	6,257	8,812
Depreciation and amortization	(1,555)	(94)
Other than temporary investment write downs	1,817	973
Other, net	247	178
Net operating loss	—	5,009

Net deferred tax asset	$5,610	$7,833

The provision for income taxes results in effective tax rates that differ from the Federal statutory rates. The reconciliation of the Company’s income tax attributable to net income computed at Federal statutory rates to income tax expense was:

	December 31,
	2004	2005	2006
Federal income tax (benefit) at statutory rate	$52,244	$32,863	$(4,650)
State income taxes (benefit), net of Federal benefit	5,721	8,803	(1,167)
Effect of SFAS 123R	—	—	1,681
Nondeductible expenses	1,355	1,383	1,542
Effect of regulatory settlements	—	2,494	—
Other, net	196	391	(677)

Effective income provision (benefit)	$59,516	$45,934	$(3,271)

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Note 9. Regulatory Capital Requirements:

FBR & Co. is registered with the SEC and is a member of the National Association of Securities Dealers, Inc. Additionally, FBRIL is registered with the Financial Services Authority (FSA) of the United Kingdom. As such, they are subject to the minimum net capital requirements promulgated by the SEC and FSA. As of December 31, 2005 and 2006, FBR & Co. had net capital of $128,370 and $94,592, respectively, that was $119,980 and $90,116, respectively, in excess of its required net capital of $8,390 and $4,476, respectively. As of December 31, 2005 and 2006, FBRIL had net capital in excess of required amounts.

Note 10. Commitments and Contingencies:

Contractual Obligations

The Company has contractual obligations to make future payments in connection with non-cancelable lease agreements and other contractual commitments as well as uncalled capital commitments to various investment partnerships that may be called over the next ten years. The following table sets forth these contractual obligations by fiscal year:

	2007	2008	2009	2010	2011	Thereafter	Total
Minimum rental commitments(1)	$2,577	$2,569	$2,595	$2,559	$2,860	$11,709	$24,869
Related party commitments(2)	13,123	13,214	7,535	7,763	7,670	22,834	72,139
Capital commitments(3)	—	—	—	—	—	—	—

Total Contractual Obligations	$15,700	$15,783	$10,130	$10,322	$10,530	$34,543	$97,008

(1)	These commitments are for operating leases of the Company. The Company currently has no commitments associated with capital leases. Equipment and office rent expense for the years ended December 31, 2004, 2005 and 2006 were $8,026, $12,376 and $12,724, respectively.
(2)	These commitments include contractual obligations to FBR Group and annual payments on multiple facilities leased by FBR Group that are maintained by the Company.
(3)	The table above excludes $5,987 of uncalled capital commitments to various investment partnerships that may be called over the next ten years. This amount was excluded because the Company cannot currently determine when, if ever, the commitments will be called.

The Company also has short-term repurchase agreement borrowings of $189,155 as of December 31, 2006. These borrowings had a weighted-average interest rate of 5.31% and a weighted-average term to maturity of 21.3 days as of December 31, 2006. See Note 7 for further information.

Clearing Broker

FBR & Co. clears all of its securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between FBR & Co. and the clearing broker, the clearing broker has the right to charge FBR & Co. for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge FBR & Co. has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31, 2006, the Company has recorded no liabilities and during 2006 incurred no significant costs with regard to this right.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Litigation

As of December 31, 2006, except as described below, the Company was not a defendant or plaintiff in any lawsuits or arbitrations, nor involved in any governmental or self-regulatory organization (SRO) matters that are expected to have a material adverse effect on the Company’s financial condition or statements of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations (together, litigation) relating to its various businesses. In addition, the Company is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs. There can be no assurance that these matters individually or in aggregate will not have a material adverse effect on the Company’s financial condition or results of operations in a future period. However, based on management’s review with counsel, resolution of these matters is not expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Many aspects of the Company’s business involve substantial risks of liability and litigation. Underwriters, broker-dealers and investment advisers are exposed to liability under Federal and state securities laws, other Federal and state laws and court decisions, including decisions with respect to underwriters’ liability and limitations on indemnification, as well as with respect to the handling of customer accounts. For example, underwriters may be held liable for material misstatements or omissions of fact in a prospectus used in connection with the securities being offered and broker-dealers may be held liable for statements made by their securities analysts or other personnel. In certain circumstances, broker-dealers and asset managers may also be held liable by customers and clients for losses sustained on investments. In recent years, there has been an increasing incidence of litigation and actions by government agencies and SROs involving the securities industry, including class actions that seek substantial damages. The Company is also subject to the risk of litigation, including litigation that may be without merit. As the Company intends to actively defend such litigation, significant legal expenses could be incurred. An adverse resolution of any future litigation against the Company could materially affect the Company’s operating results and financial condition.

FBR Group, which currently is the beneficial owner of approximately 71.2% percent of our outstanding common stock, is a party to the following legal proceedings. Neither the Company nor any of its subsidiaries has been named as a party to any of these legal proceedings and FBR Group has agreed to indemnify the Company against any claims or liabilities as a result of the legal proceedings described below.

FBR Group and certain of its current (including certain officers and directors of our Company) and former senior officers and directors have been named in a series of putative class action securities lawsuits filed in the second quarter of 2005, all of which are currently pending in the United States District Court for the Southern District of New York. These cases have been consolidated under the name In re FBR Inc. Securities Litig. A consolidated amended complaint has been filed asserting claims under the Securities Exchange Act of 1934 and alleging misstatements and omissions concerning (i) the SEC and NASD investigations relating to FBR & Co.’s involvement in a private investment in public equity on behalf of CompuDyne, Inc. in October 2001 and (ii) the alleged conduct of FBR Group and certain FBR Group officers and employees in allegedly facilitating certain sales of CompuDyne shares. We cannot predict the likely outcome of these lawsuits or their likely impact on us, if any, at this time.

In addition, FBR Group has been named a nominal defendant, and certain current (including certain officers and directors of our Company) and former senior officers and directors of FBR Group have been named as defendants, in three shareholders’ derivative actions. Two of these actions, brought by Lemon Bay Partners LLC and Walter Boyle, are pending in the United States District Court for the Southern District of New York. The third, brought by Gary Walter and Harry Goodstadt, has been filed in the Circuit Court for Arlington County, Virginia. All three cases claim that certain current and former officers and directors of FBR Group breached their duties to

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

FBR Group based on allegations substantially similar to those in the In re FBR Inc. Securities Litig. putative class action lawsuits described above. FBR Group has not responded to any of these complaints and no discovery has commenced. We cannot predict the likely outcome of this action or its likely impact, if any, on us at this time.

Regulatory Charges and Related Matters

On December 20, 2006, the SEC and the NASD accepted settlement offers made by FBR & Co. with respect to alleged violations relating to FBR & Co.’s trading in a company account and the offering of a private investment in public equity on behalf of CompuDyne, Inc, in October 2001.

In the SEC settlement, FBR & Co., without admitting or denying any wrongdoing, proposed to pay disgorgement, civil penalties and interest totaling approximately $3.7 million and to consent to the entry of a permanent injunction with respect to violations of the antifraud provisions of the federal securities laws. FBR & Co. also agreed to consent to an administrative proceeding under Section 15(b) of the Exchange Act in which FBR & Co. would be subjected to a censure and agreed to certain additional undertakings, including review by an independent consultant of its Chinese Wall procedures and the implementation of any recommended improvements. In the parallel NASD settlement, FBR & Co. agreed to the same undertakings provided for in the SEC settlement approved by the staff of the Division of Enforcement of the SEC, including agreeing to an independent consultant to review its Chinese Wall procedures and implementing any recommended improvements, and also agreed pay a fine of $4.0 million to NASD.

As previously reported by FBR Group, one of FBR Group’s investment adviser subsidiaries, Money Management Associates, Inc. (MMA), is involved in an investigation by the SEC with regard to the adequacy of disclosure of risks concerning the strategy of a sub-advisor to a now-closed bond fund. The SEC staff has advised MMA that it is considering recommending that the SEC bring a civil action/and or institute a public administrative proceeding against MMA and one of its officers (who is not an officer of Friedman, Billings, Ramsey Group, Inc.) for violating and/or aiding and abetting violations of the federal securities laws. MMA and its officer have made a Wells submission and, if necessary, intend to defend vigorously any charges brought by the SEC. Based on management’s review with counsel, resolution of this matter is not expected to have a material adverse effect on the Company’s financial condition or results of operations. It is possible that the SEC may initiate proceedings as a result of its investigations, and any such proceedings could result in adverse judgments, injunctions, fines, penalties or other relief against MMA or one or more of its officers or employees.

Other Legal and Regulatory Matters

Except as described above, as of December 31, 2006, the Company was not a defendant or plaintiff in any lawsuits or arbitrations that are expected to have a material adverse effect on the Company’s financial condition or results of operations. The Company is a defendant in a small number of civil lawsuits and arbitrations relating to its various businesses, and is subject to various reviews, examinations, investigations and other inquiries by governmental agencies and SROs, none of which are expected to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

Incentive Fees

The Company recognizes incentive income from the partnerships based on what would be due to the Company if the partnership terminated on the balance sheet date. Incentive allocations may be based on unrealized gains and losses, and could vary significantly based on the ultimate realization of the gains or losses. We may therefore reverse previously recorded incentive allocations in future periods relating to the Company’s managed partnerships. As of December 31, 2005 and 2006, $2,172 and $35, respectively, was subject to such potential future reversal.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Note 11. Shareholders’ Equity:

Equity Offering

On July 20, 2006, the Company closed a private offering to institutional investors of common equity and a concurrent private placement to two affiliates of Crestview. These two concurrent transactions in the aggregate resulted in the issuance of 18,000,0000 shares of Class A common stock at $15.00 per share. Proceeds to the Company, after deducting a placement fee payable to an affiliate of Crestview with respect to the shares purchased by the Crestview affiliates and other issuance costs, were $259,738 in cash.

As part of these transactions, the Company and FBR TRS Holdings entered into a series of agreements, including a contribution agreement, a corporate agreement, a services agreement, a management services agreement, a trademark license agreement and a tax sharing agreement. In addition, the Company and FBR TRS Holdings entered into a series of agreements with affiliates of Crestview, including an investment agreement, a governance agreement, a voting agreement, a registration rights agreement, a professional services agreement and option agreements to purchase additional shares.

Pursuant to the professional services agreement, in exchange for Crestview’s ongoing strategic advice and assistance, the Company will pay an affiliate of Crestview a $1,000 annual strategic advisory fee plus reasonable out-of-pocket expenses as long as Crestview continues to own at least 50% of the shares purchased in the concurrent private placement. Pursuant to the option agreements, affiliates of Crestview may purchase up to 2,600,000 shares of the Company’s Class A common stock. Based on the provisions of EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s own Stock,” and the terms and conditions of the option agreements, these options have been accounted for as permanent equity.

Stock Compensation Plans

FBR Capital Markets Corporation 2006 Long-Term Incentive Plan (FBR Capital Markets Long-Term Incentive Plan)

The Company established the FBR Capital Markets Long-Term Incentive Plan. Under the FBR Capital Markets Long-Term Incentive Plan, the Company may grant options to purchase stock, stock appreciation rights, performance awards and restricted and unrestricted stock for up to 5,569,985 shares of common stock to eligible participants. Participants include employees and officers of the Company and its subsidiaries. The FBR Capital Markets Long-Term Incentive Plan has a term of 10 years and options granted may have an exercise period of up to 10 years. Options may be incentive stock options, as defined by Section 422 of the Internal Revenue Code, or nonqualified stock options.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted for the year ended December 31, 2006: dividend yield of zero, expected volatility of 30%, risk-free interest rate of 4.8%, and an expected life of four and one-half years for all grants. The weighted average fair value of options granted during the year ended December 31, 2006 was $5.00. No options were granted prior to the third quarter of 2006.

Compensation expense recognized by the Company for stock options for the year ended December 31, 2006 was $1,701 and related tax benefit of $672, related to FBR Capital Markets Long-Term Incentive Plan.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

A summary of option activity under the FBR Capital Markets Long Term Incentive Plan as of December 31, 2006, and changes during the nine months then ended is presented below:

	Number of Shares	Weighted-average Exercise Prices	Weighted-average Remaining Contractual Life
Outstanding as of December 31, 2005	—	$—
Granted	3,385,000	$15.00
Cancelled	(9,000)	$15.00
Exercised	—	$—

Outstanding as of December 31, 2006	3,376,000	$15.00	5.6

Exercisable as of December 31, 2006	—	$—	—

As of December 31, 2006, there was $14,809 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Capital Markets Long Term Incentive Plan relating to 3,376,000 nonvested options. The total unrecognized cost is expected to be recognized over a weighted-average period of 2.6 years.

FBR Group Long-Term Incentive Plan

Options granted by FBR Group to the Company’s employees under the FBR Group Long-Term Incentive Plan affect the Company’s compensation expense, but do not affect amounts associated with the Company’s equity capitalization.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for options granted under the FBR Group Long-Term Incentive Plan for the years ended December 31, 2004, 2005 and 2006: dividend yield of 13.10%, 7.0%, and 8.5%, respectively, expected volatility of 60%, 57%, and 49%, respectively, risk-free interest rate of 3.0%, 3.8%, and 4.7%, respectively, and an expected life of five years for all grants. The weighted average fair value of options granted during the years ended December 31, 2004, 2005 and 2006 was $3.23, $6.47, and $2.25.

Compensation expense allocated to the Company by FBR Group for stock options for the year ended December 31, 2006 was $1,323 and related tax benefit of $50. In addition, in accordance with the provisions of SFAS 123R, the Company was allocated compensation expense of $865 relating to shares offered under the FBR Group Employee Stock Purchase Plan for the period ended December 31, 2006. The following table illustrates the effect on net income for the years ended December 31, 2004 and 2005, if the Company had applied the fair value recognition provisions of SFAS 123 to options granted under the FBR Group Long-Term Incentive Plan. For purposes of this pro forma disclosure, the value of options is estimated using the Black-Scholes option pricing model with share-based awards amortized over the vesting periods pursuant to SFAS 123.

	2004	2005
Net income	$89,754	$48,085
Add: Stock-based employee compensation expense included in reported net income, net of tax effects	—	39
Deduct: Stock-based employee compensation, net of tax effects	1,386	1,383

Pro forma net income	$88,368	$46,741

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

As of December 31, 2006, there was $668 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the FBR Group Long-Term Incentive Plan to employees of the Company with a weighted-average vesting period of 1.0 years. Shares unvested issued to the employees of the Company were 225,067.

FBR Group Employee Stock Purchase Plan

FBR Group initiated the 1997 Employee Stock Purchase Plan (the Purchase Plan) on September 1, 1998. Under this Purchase Plan, eligible employees of the Company have purchased Class A common stock of FBR Group through payroll deductions at a price that is 85% of the lower of the market value of the common stock on the first day of the offering period or the last day of the offering period. As discussed above, in accordance with the provisions of SFAS 123R, effective January 1, 2006 the Company is required to recognize compensation expense relating to shares offered under the Purchase Plan. During 2005 and 2006, 434,818 and 529,115 shares, respectively, were issued under the Purchase Plan by FBR Group to employees of FBR Group and its subsidiaries, including the Company, for $4,445 and $4,172, respectively.

Note 12. Financial Instruments with Off-Balance-Sheet Risk and Credit Risk:

Financial Instruments

The Company invests in mortgage securities and equity securities that are primarily traded in United States markets. The Company funds its investments in mortgage-backed securities and reverse repurchase agreements (associated with Arlington Funding) through repurchase agreement and commercial paper borrowings, respectively. Accordingly, the Company is subject to leverage and interest rate risk.

The Company’s asset management entities trade and invest in public and non-public securities. As of December 31, 2005 and 2006, as discussed above, the Company had not entered into any transactions involving financial instruments that would expose the Company to significant related off-balance-sheet risk.

In addition, in certain circumstances the Company sells securities it does not currently own (securities sold, not yet purchased—see Note 4). When the Company sells a security short and borrows the security to make a delivery, a gain, limited to the price at which the Company sold the security short, or a loss, unlimited in size, will be realized upon the termination of the short sale.

Market Risk

Market risk is primarily caused by movements in market prices of the Company’s trading and investment account securities and changes in value of the underlying securities of the investment partnerships in which the Company invests. The Company’s trading securities and investments are also subject to interest rate volatility and possible illiquidity in markets in which the Company trades or invests. The Company seeks to manage market risk through monitoring procedures. The Company’s principal transactions are primarily long and short equity and debt transactions.

Positions taken and commitments made by the Company, including those made in connection with venture capital and investment banking activities, have resulted in substantial amounts of exposure to individual issuers and businesses, including non-investment grade issuers, securities with low trading volumes and those not readily marketable. These issuers and securities expose the Company to a higher degree of risk than associated with investment grade instruments.

Credit Risk

The Company’s broker-dealer subsidiaries function as introducing brokers that place and execute customer orders. The orders are then settled by an unrelated clearing organization that maintains custody of customers’ securities and provides financing to customers.

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

The Company’s broker-dealer subsidiaries clear all of their securities transactions through a clearing broker on a fully disclosed basis. Pursuant to the terms of the agreements between the Company’s broker-dealer subsidiaries and the clearing broker, the clearing broker has the right to charge the Company for losses that result from a counterparty’s failure to fulfill its contractual obligations.

As the right to charge the Company has no maximum amount and applies to all trades executed through the clearing broker, the Company believes there is no maximum amount assignable to this right. At December 31, 2005 and 2006, the Company has recorded no liabilities with regard to the right. During the years ended December 31, 2004 , 2005 and 2006, the Company paid the clearing broker a total less than twenty thousand dollars related to these guarantees.

In addition, the Company has the right to pursue collection of performance from the counterparties who do not perform under their contractual obligations. The Company monitors the credit standing of the clearing broker and all counterparties with which it conducts business.

The securities industry is subject to numerous risks, including the risk of loss associated with the underwriting, ownership, and trading of securities, and the risk of reduced revenues in periods of reduced demand for security offerings and activity in secondary trading markets. Changing economic and market trends may negatively impact the liquidity and value of the Company’s investments and the level of security offerings underwritten by the Company, which may adversely affect the Company’s revenues and profitability.

Through indemnification provisions in agreements with clearing organizations, customer activities may expose the Company to off-balance-sheet credit risk. Financial instruments may have to be purchased or sold at prevailing market prices in the event a customer fails to settle a trade on its original terms or in the event cash and securities in customer margin accounts are not sufficient to fully cover customer obligations. The Company seeks to manage the risks associated with customer activities through customer screening and selection procedures as well as through requirements on customers to maintain margin collateral in compliance with various regulations and clearing organization policies.

The Company’s equity and debt investments include non-investment grade securities of privately held issuers with no ready markets. The concentration and illiquidity of these investments expose the Company to a higher degree of risk than associated with readily marketable securities.

General Partnership and Managing Member Interests

As general partner of investment partnerships (or managing member of limited liability companies), certain of the Company’s subsidiaries may be exposed to liabilities that exceed the balance sheet value of the Company’s investment in the relevant vehicles. To limit the Company’s exposure to such excess liabilities the Company has formed limited liability companies, which are wholly owned by the relevant subsidiary, to hold the respective general partner or managing member interest. The hedge funds and other partnerships that the Company manages through subsidiaries as a general partner or managing member had $13,251 and $2,729 of liabilities as of December 31, 2005 and 2006, respectively, primarily margin debt, not reflected on our balance sheet.

Note 13. Fair Value of Financial Instruments:

The estimated fair value amounts of the Company’s financial instruments have been determined using available market information and valuation methods that the Company believes are appropriate under the circumstances. These estimates are inherently subjective in nature and involve matters of significant uncertainty and judgment to interpret relevant market and other data. The use of different market assumptions and/or estimation methods may have a material effect on the estimated fair value amounts. The fair values reported

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

reflect estimates and may not necessarily be indicative of the amounts the Company could realize in a current market transaction. The following describes the methods and assumptions used in estimating fair values:

Securities and Principal Investments in Debt and Equity securities, including Trading Account Securities Sold But Not Yet Purchased—Substantially all financial instruments used in the Company’s trading and investing activities are carried at fair value or amounts that approximate fair value. Fair value is based generally on listed market prices or broker-dealer price quotations. The fair value of the Company’s mortgage-backed securities are based on market prices provided by certain independent dealers who make markets in these financial instruments. To the extent that prices are not readily available, fair value is based on internal valuation models and estimates made by management. For example, investments in private securities and restricted securities have by their nature limited or no price transparency. Such investments are initially carried at cost as an approximation of fair value. Adjustments to carrying value may be made if there are third-party transactions evidencing a change in value. Downward adjustments also may be made, in the absence of third-party transactions, if the Company determines based on valuation models and estimates that the expected realizable value of the investment is less than the carrying value. In reaching that determination, the Company may consider factors such as, but not limited to, the financial performance of the companies relative to projections, trends within sectors, underlying business models and expected exit timing and strategy. As of December 31, 2005 and 2006, the Company’s investments in non-public equity securities included in long-term investments and trading securities, totaled $59,186 and $20,853 respectively, and the estimated fair values of these investments were $59,186 and $20,853 respectively.

Temporary Subordinated Loan Payable—The carrying amount is a reasonable estimate of fair value because of the short-term nature of the borrowing.

Other—Cash and cash equivalents, interest receivable, reverse repurchase agreements, loan from FBR Group, Inc., repurchase agreements, commercial paper, accounts payable, accrued expenses and other liabilities are reflected in the consolidated balance sheets at their amortized cost, which approximates fair value because of the short term nature of these instruments.

The estimated fair values of the Company’s financial instruments are as follows:

	December 31, 2005		December 31, 2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets
Cash and cash equivalents	$162,434	$162,434	$151,417	$151,417
Restricted cash	6,082	6,082	—	—
Non-interest bearing receivables	23,707	23,707	43,013	43,013
Loan to FBR Group, Inc.	8,417	8,417	—	—
Mortgage-backed securities, available-for-sale	—	—	415,391	415,391
Long-term investments	34,456	34,456	32,343	32,343
Reverse repurchase agreements	283,825	283,825	—	—
Trading securities	1,034,388	1,034,388	18,180	18,180
Financial liabilities
Trading account securities sold short but not yet purchased	150,547	150,547	202	202
Commercial paper	136,016	136,016	—	—
Repurchase agreements	929,363	929,363	189,155	189,155
Temporary subordinated loan payable	75,000	75,000	—	—

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

Note 14. Segment Information:

The Company considers its capital markets, asset management and principal investing operations to be separate reportable segments. The capital markets segment includes the Company’s investment banking and institutional sales, trading and research operations. These businesses operate as a single integrated unit to deliver capital raising, advisory and sales and trading services to corporate and institutional clients. Asset management includes the Company’s fee based asset management operations. The Company initiated certain principal investing activities subsequent to the July 2006 private offering. Prior to this offering, the Company had no comparable principal investing activities. In conjunction with the initiation of principal investing activities during 2006, the Company reclassified its long-term investments, including equity securities and fund investments previously included in capital markets and asset management, respectively, to the principal investing segment. Accordingly, segment information for prior years has been revised to conform to the current presentation.

The accounting policies of these segments are the same as those described in Note 2. The Company has developed systems and methodologies to allocate overhead costs to its business units and, accordingly, presents segment information consistent with internal management reporting. Revenue generating transactions between the individual segments have been included in the net revenue and pre-tax income of each segment. The Company’s revenues from foreign operations totaled $28,785, $20,174, and $22,201 for the years ended December 31, 2004, 2005 and 2006, respectively. The following tables illustrate the financial information for the Company’s segments for the periods indicated.

	For year ended December 31, 2006
	Capital Markets	Asset Management	Principal Investing	Total
Revenues, net of interest expense:
Investment banking	$214,724	$—	$—	$214,724
Institutional brokerage	107,622	—	—	107,622
Base management fees	—	19,871	—	19,871
Incentive allocations and fees	—	1,327	—	1,327
Net investment income	—	—	3,136	3,136
Net interest income	4,292	—	6,000	10,292
Other	5,606	1,518	—	7,124

Total	332,244	22,716	9,136	364,096

Operating Expenses:
Variable	160,415	12,496	148	173,059
Fixed	186,052	18,097	—	204,149

Total	346,467	30,593	148	377,208

Pre-tax income (loss)	$(14,223)	$(7,877)	$8,988	$(13,112)

Compensation and benefits:
Variable	$122,476	$5,992	$8	$128,476
Fixed	89,396	7,840	—	97,236

Total	$211,872	$13,832	$8	$225,712

Total assets	$271,689	$45,587	$442,143	$759,419

Total net assets	$194,830	$36,898	$252,660	$484,388

FBR CAPITAL MARKETS CORPORATION

Notes to Consolidated Financial Statements—(Continued)

(Dollars in thousands, except per share amounts)

	For year ended December 31, 2005
	Capital Markets	Asset Management	Principal Investing	Total
Revenues, net of interest expense:
Investment banking	$392,417	$—	$—	$392,417
Institutional brokerage	99,444	—	—	99,444
Base management fees	—	21,495	—	21,495
Incentive allocations and fees	—	1,929	—	1,929
Net investment income	—	—	2,339	2,339
Net interest income	6,468	—	651	7,119
Other	5,100	2,380	586	8,066

Total	503,429	25,804	3,576	532,809

Operating Expenses:
Variable	212,698	15,600	421	228,719
Fixed	196,052	14,019	—	210,071

Total	408,750	29,619	421	438,790

Pre-tax income (loss)	$94,679	$(3,815)	$3,155	$94,019

Compensation and benefits:
Variable	$174,860	$8,188	$393	$183,441
Fixed	88,109	6,148	—	94,257

Total	$262,969	$14,336	$393	$277,698

Total assets	$1,621,736	$61,251	$—	$1,682,987

Total net assets	$207,754	$41,214	$—	$248,968

	For year ended December 31, 2004
	Capital Markets	Asset Management	Principal Investing	Total
Revenues, net of interest expense:
Investment banking	$428,055	$—	$—	$428,055
Institutional brokerage	102,928	—	—	102,928
Base management fees	—	18,787	—	18,787
Incentive allocations and fees	—	10,940	—	10,940
Net investment income	—	—	6,116	6,116
Net interest income	5,238	—	464	5,702
Other	1,509	7,010	362	8,881

Total	537,730	36,737	6,942	581,409

Operating Expenses:
Variable	276,191	17,452	275	293,918
Fixed	127,882	10,339	—	138,221

Total	404,073	27,791	275	432,139

Pre-tax income	$133,657	$8,946	$6,667	$149,270

Compensation and benefits:
Variable	$230,649	$12,544	$208	$243,401
Fixed	57,637	3,946	—	61,583

Total	$288,286	$16,490	$208	$304,984

Total assets	$609,612	$77,101	$—	$686,713

Total net assets	$212,298	$32,767	$—	$245,065

FBR CAPITAL MARKETS CORPORATION

12,100,000 Shares of Common Stock

Preliminary Prospectus

FRIEDMAN BILLINGS RAMSEY	LEHMAN BROTHERS

BANC OF AMERICA SECURITIES LLC

BEAR, STEARNS & CO. INC.

JEFFERIES & COMPANY

THINKEQUITY PARTNERS LLC

BNY CAPITAL MARKETS, INC. DRESDNER KLEINWORT SECURITIES LLC

                , 2007

Until                 , 2007 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Except for the SEC registration fee, the NASD filing fee and the listing fee of The Nasdaq Global Select Market listing fee, the following table sets forth the estimated costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by the Registrant.

Securities and Exchange Commission registration fee	$7,690
NASD filing fee	25,547
Nasdaq Global Select Market listing fees	150,000
Printing and engraving fees	375,000
Transfer agent and registrar fees	3,500
Legal fees and expenses	400,000
Accounting fees and expenses	100,000
Miscellaneous	38,263

Total	$1,100,000

All expenses, except the Securities and Exchange Commission registration fee, the NASD filing fee and the listing fee of The Nasdaq Global Select Market listing fee, are estimated.

Item 14. Indemnification of Directors and Officers.

The Virginia Stock Corporation Act permits a Virginia corporation to include in its articles of incorporation a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The articles of incorporation of the Registrant contain such a provision.

The Registrant’s articles of incorporation provide that it will indemnify (1) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Registrant or brought by or on behalf of its shareholders, by reason of the fact that he is or was a director or officer of the Registrant, or (2) any director or officer who is or was serving at the request of the Registrant as a director, trustee, partner, member or officer of another enterprise, against any liability incurred by him or her in connection with the proceeding if the conduct in question was in the best interests of the Registrant and he or she was acting on behalf of the Registrant or performing services for the Registrant, unless he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law. The Registrant will pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition if the applicant furnishes to the Registrant with (1) a written statement of his or her good faith belief that he or she has met the standard of conduct described above and (2) a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet this standard of conduct.

The Registrant’s board of directors is empowered, by majority vote of a quorum consisting of disinterested directors, to cause the Registrant to indemnify or contract to indemnify with any individual not described in the paragraph above who was, is or may become a party to any proceeding, by reason of the fact that he or she is or was an employee or agent of the Registrant, or is or was serving at the request of the Registrant as director, officer, employee or agent of another enterprise, to the same extent as if that individual was an individual described in the paragraph above.

Item 15. Recent Sales of Unregistered Securities.

On June 9, 2006, in connection with the incorporation of FBR Capital Markets Corporation (the “Registrant”), the Registrant issued 1,000 shares of common stock, $.001 par value per share (“Common Stock”), to FBR TRS Holdings, Inc. for $100. This issuance was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) thereof. On July 20, 2006, the Registrant issued 45,999,000 shares of its Common Stock to FBR TRS Holdings in exchange for the contribution of all of the outstanding capital stock of FBR Capital Markets Holdings, Inc. and FBR Asset Management Holdings, Inc. This issuance also was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.

After the issuance of the 45,999,000 shares of Common Stock to FBR TRS Holdings, Inc. described above was completed, the Registrant sold 10,680,320 shares of its Common Stock to a group of investors in a transaction on July 20, 2006 in which Friedman, Billings, Ramsey & Co., Inc. acted as initial purchaser. The Registrant issued these shares of Common Stock to Friedman, Billings, Ramsey & Co., Inc. in reliance on the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Friedman, Billings, Ramsey & Co., Inc. resold all of these shares of Common Stock to (i) “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act and (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act. On July 20, 2006, the Registrant also sold 2,146,867 shares of its Common Stock in a concurrent private placement to “accredited investors” (as defined in Rule 501 under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act, in a transaction in which Friedman, Billings, Ramsey & Co., Inc. acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Registrant before expenses from such offerings and the aggregate initial purchaser’s discount and placement agent fee were $192,407,805 and $13,468,546, respectively.

On July 20, 2006, the Registrant also sold 5,172,813 shares of its Common Stock in a concurrent private placement to accredited investors in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 506 of Regulation D under the Securities Act in a transaction in which an affiliate of Crestview acted as placement agent. The offering price per share of Common Stock was $15.00. The aggregate proceeds to the Registrant before expenses from such offering and the aggregate placement agent fee payable to an affiliate of Crestview were $77,592,195 and $5,431,454, respectively.

In connection with the Registrant’s 2006 private offering, which closed on July 20, 2006, the Registrant granted stock options to purchase a total of 4,109,500 shares of Common Stock to certain of the Registrant’s directors, executive officers and key employees in accordance with the Registrant’s 2006 Long-Term Incentive Plan. The option grants to the Registrant’s executive officers were approved subject to the Registrant’s Board of Directors establishment of certain performance-based vesting requirements. Also on July 20, 2006, the Registrant granted options to purchase a total of 2,600,000 shares of Common Stock to Forest Holdings LLC and Forest Holdings (ERISA) LLC, each of which are affiliates of Crestview. Such grants were exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof. For a more detailed description of the Incentive Plan, see “Management-2006 Long-Term Incentive Plan” in this Registration Statement.

On January 26, 2007, the Registrant granted stock options to purchase a total of 199,522 shares of Common Stock to the Registrant’s independent directors in accordance with the Registrant’s 2006 Long-Term Incentive Plan. Such grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

In January 2007, the Registrant’s board of directors approved the issuance and sale of an aggregate of 163,334 shares of Common Stock at a purchase price of $15 per share to certain members of the Registrant’s board of directors pursuant to the Registrant’s director stock purchase plan. The aggregate proceeds to the Registrant from such offering was $2,450,010. The issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 1, 2007, the Registrant awarded an aggregate of 65,016 restricted shares of Common Stock under the Registrant’s 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 9, 2007, the Registrant granted stock options to purchase an aggregate of 415,220 shares of Common Stock to certain investment banking professionals pursuant to employment agreements entered into in connection with the acquisition of certain assets and a team of more than two dozen investment banking professionals from Legacy Partners Group, LLC (“Legacy”). This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act. Also on February 9, 2007, the Registrant awarded an aggregate of 40,715 restricted shares of Common Stock to certain investment banking professionals pursuant to the terms of an acquisition agreement between the Registrant and Legacy. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 12, 2007, the Registrant awarded an aggregate of 359,829 restricted shares of Common Stock under the 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On February 26, 2007, the Registrant granted stock options to purchase a total of 20,000 shares of Common Stock and a total of 15,000 restricted shares of Common Stock under the Registrant’s 2006 Long-Term Incentive Plan to certain of the Registrant’s employees. This issuance was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On March 19 and March 30, 2007, the Registrant granted stock options to purchase 45,000 shares of Common Stock and 20,000 shares of Common Stock to certain employees in accordance with the Registrant’s 2006 Long-Term Incentive Plan. These option grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

On April 30, 2007, the Registrant granted stock options to purchase a total of 45,019 shares of Common Stock to John T. Wall, a director of the Registrant, in accordance with the Registrant’s 2006 Long-Term Incentive Plan. The option grants were exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act. Also on April 30, 2007, the Registrant’s board of directors approved the issuance and sale of 10,000 shares of Common Stock at a purchase price of $15.25 per share to Mr. Wall pursuant to the Registrant’s director stock purchase plan. The aggregate proceeds to the Registrant from such issuance was $152,500. The offer and sale of 10,000 shares of Common Stock to Mr. Wall pursuant to the director stock purchase plan was exempt from the registration requirements of the Securities Act pursuant to Rule 701 under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement.
3.1	Amended and Restated Articles of Incorporation of the Registrant.†

3.2	Amended and Restated Bylaws of the Registrant.†

4.1	Form of Certificate for Common Stock.

4.2	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant and Friedman, Billings, Ramsey & Co., Inc.†

Exhibit Number	Description

4.3	Registration Rights Agreement, dated as of July 20, 2006, between the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

4.4	Governance Agreement, dated as of July 20, 2006, among Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

4.5	Voting Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc., FBR TRS Holdings, Inc., the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

5.1	Opinion of Hunton & Williams LLP relating to the legality of the securities being registered.

10.1	2006 Long-Term Incentive Plan.†

10.2	Form of Incentive Stock Option Agreement.†

10.3	Form of Non-Qualified Stock Option Agreement.†

10.4	Contribution Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.†

10.5	Corporate Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.6	Management Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.7	Services Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.8	Tax Sharing Agreement, dated as of July 20, 2006, between FBR TRS Holdings, Inc. and the Registrant.†

10.9	Trademark License Agreement, dated as of July 20, 2006, between Friedman, Billings, Ramsey Group, Inc. and the Registrant.†

10.10	Investment Agreement, dated as of July 19, 2006, among the Registrant, Forest Holdings LLC and Forest Holdings (ERISA) LLC.†

10.11	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings LLC.†

10.12	Option Agreement, dated as of July 20, 2006, between the Registrant and Forest Holdings (ERISA) LLC.†

10.13	Professional Services Agreement, dated as of July 20, 2006, between the Registrant and Crestview Advisors, L.L.C.†

10.14	Form of Subscription Agreement with respect to the Registrant’s director stock purchase plan.*

10.15	2007 Employee Stock Purchase Plan, amended as of April 23, 2007.*

10.16	Form of resolution of the Registrant’s Board of Directors with respect to the Registrant’s director stock purchase plan.*

Exhibit Number	Description
10.17	Amendment No. 1 to Corporate Agreement, dated April 5, 2007, between the Registrant and Friedman, Billings Ramsey Group. Inc.*

10.18	Amendment No. 1 to Management Services Agreement, dated April 5, 2007, between the Registrant and Friedman Billings Ramsey Group, Inc.*

21.1	Subsidiaries of the Registrant.†

23.1	Consent of PricewaterhouseCoopers LLP.

23.2	Consent of Hunton & Williams LLP (contained in Exhibit 5.1).

24.1	Power of Attorney.†

24.2	Power of Attorney of John T. Wall.

*	Previously filed.
†	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (Registration No. 333-138824), initially filed with the SEC on November 17, 2006, as subsequently amended.

(b) Financial Statement Schedules. Not applicable.

Item 17. Undertakings.

(1) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(2) Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

(A) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

(B) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this Amendment No. 2 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Arlington, Virginia on May 18, 2007.

FBR CAPITAL MARKETS CORPORATION

By:	/s/ Eric F. Billings
Eric F. Billings Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Eric F. Billings Eric F. Billings	Director, Chairman and Chief Executive Officer (principal executive officer)	May 18, 2007

/s/ Kurt R. Harrington Kurt R. Harrington	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 18, 2007

/s/ Richard J. Hendrix Richard J. Hendrix	Director, President and Chief Operating Officer	May 18, 2007

* Thomas S. Murphy, Jr.	Director	May 18, 2007

* Richard M. DeMartini	Director	May 18, 2007

Andrew M. Alper	Director

* Thomas J. Hynes, Jr.	Director	May 18, 2007

* Richard A. Kraemer	Director	May 18, 2007

* Arthur J. Reimers	Director	May 18, 2007

/s/ John T. Wall John T. Wall	Director	May 18, 2007

*By:	/s/ Eric F. Billings	May 18, 2007
Eric F. Billings, as Attorney-in-Fact